Exhibit 99.1
The information contained herein is not complete and may be changed. A registration statement on Form 10 relating to the securities of New Hertz has been filed with the Securities and Exchange Commission. Additional information with respect to these securities has been filed with the Securities and Exchange Commission by Hertz Holdings.
SUBJECT TO COMPLETION, DATED APRIL 18, 2016
INFORMATION STATEMENT
HERC HOLDINGS INC.
27500 Riverview Center Blvd.
Bonita Springs, Florida 34134
Hertz Global Holdings, Inc. (“Hertz Holdings”) is furnishing this information statement to its stockholders in connection with the spin-off (the “Spin-Off”) by Hertz Holdings to its stockholders of all of the issued and outstanding shares of common stock of Hertz Rental Car Holding Company, Inc. (“New Hertz”). The Spin-Off will result in the separation of Hertz Holdings’ global equipment rental business, which following the Spin-Off will continue to be operated by HERC Holdings (as defined below) through its operating subsidiaries, including Hertz Equipment Rental Corporation (to be renamed Herc Rentals Inc., “HERC”), from its global car rental business, which following the Spin-Off will continue to be operated by New Hertz through its operating subsidiaries, including The Hertz Corporation (“Hertz”).
For every [five] common shares of Hertz Holdings you hold of record as of the close of business on [ ], 2016, the record date for the distribution, you will be entitled to receive one share of New Hertz common stock. Hertz Holdings will distribute the shares of New Hertz common stock in book-entry form, which means that we will not issue physical stock certificates. Stockholders will not receive fractional shares in connection with the Spin-Off. Instead, New Hertz's transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Spin-Off at the then-prevailing prices on the open market. After the transfer agent's completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds for that sale, without interest for the period of time between the effective time of the Spin-Off and the payment date.
In connection with the Spin-Off, Hertz Holdings will be renamed “Herc Holdings Inc.” Throughout this information statement, we refer to the current Hertz Global Holdings, Inc. prior to the Spin-Off as “Hertz Holdings” and following the Spin-Off as “HERC Holdings.”
There is no current trading market for New Hertz common stock. We expect to list New Hertz common stock on the New York Stock Exchange (“NYSE”) under the symbol “HTZ,” which is the current trading symbol for Hertz Holdings common stock. Following the Spin-Off, HERC Holdings will change the symbol for its common stock to [ ]. We expect that a limited market, commonly known as a when-issued trading market, for New Hertz common stock will develop on or shortly before the record date, and that regular way trading of New Hertz common stock will begin on the first trading day after the distribution date.
No vote of Hertz Holdings’ stockholders is required to authorize or effectuate the Spin-Off. However, prior to the Spin-Off, Hertz Holdings intends to seek stockholder approval of a reverse stock split at one of nine ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the board of directors. The implementation of the reverse stock split would be effective immediately following the Spin-Off. If the reverse stock split is implemented, the number of authorized shares of common stock will be reduced in a proportional manner to the reverse stock split ratio.
    In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this information statement. Any representation to the contrary by any party is a criminal offense.
This information statement does not constitute an offer to sell or a solicitation of an offer to buy any securities.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
The date of this information statement is [ ], 2016.
Hertz Holdings first mailed this information statement to its stockholders on or about [ ], 2016.

Due to the nature of the Spin-Off, New Hertz, which will be an independent publicly traded company, will be considered the accounting successor to Hertz Holdings and HERC Holdings will be considered the spun-off entity in the Spin-Off for accounting purposes. This information statement describes the equipment rental assets, liabilities, businesses and activities of HERC Holdings as though they were HERC Holdings’ assets, liabilities, businesses and activities for all historical periods described. However, HERC Holdings will conduct or hold the assets, liabilities, businesses and activities of Hertz Holdings that are not transferred to or assumed by New Hertz in connection with the Spin-Off and the internal reorganization in contemplation thereof. The historical financial information of HERC Holdings contained in this information statement is not necessarily indicative of the future financial position, results of operations or cash flows of HERC Holdings, nor does it reflect what the financial position, results of operations or cash flows of HERC Holdings would have been had HERC Holdings operated as a stand-alone company during the periods presented.
You should rely only on the information contained in this information statement. Hertz Holdings has not authorized anyone to give you any information or to make any representations about the Spin-Off, New Hertz or HERC Holdings discussed in this information statement other than as contained in this information statement. If you are given any information or representation that is not discussed in this information statement, you must not rely on that information. Hertz Holdings takes no responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this information statement is accurate only as of the date on the front cover of this information statement. The business, financial condition, results of operations, and prospects of HERC Holdings may have changed since that date. The delivery of this information statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

i

We have prepared this information statement based on information we have or have obtained from sources we believe to be reliable.
Unless otherwise indicated or the context otherwise requires, in this information statement, (i) “Hertz Holdings” means Hertz Global Holdings, Inc. prior to the Spin-Off; (ii) “New Hertz” means the newly created entity named Hertz Rental Car Holding Company, Inc., the shares of which are being distributed to Hertz Holdings’ stockholders in the Spin-Off and which will, after the Spin-Off, conduct Hertz Holdings’ global car rental operations through its operating subsidiaries, including The Hertz Corporation, or “Hertz”; (iii) “HERC Holdings” means Hertz Global Holdings, Inc. following the Spin-Off, which will be renamed "Herc Holdings Inc." and will continue to conduct Hertz Holdings’ global equipment rental operations through its operating subsidiaries, including HERC; (iv) "HERC" means Hertz Equipment Rental Corporation, the primary operating subsidiary of Hertz Holdings' global equipment rental business, which will be renamed "Herc Rentals Inc."; (v) “we,” “us” and “our” mean either New Hertz, HERC Holdings or Hertz Holdings and its respective consolidated subsidiaries, as the context requires; (vi) "company-operated" rental locations are those through which we, or an agent of ours, rent equipment that we own or lease; and (vii) “equipment” means industrial, construction and material handling equipment, and includes but may not be limited to aerial, earthmoving, material handling and specialty equipment, such as compaction equipment, construction-related trucks, electrical equipment, power generators, contractor tools, pumps, and lighting, studio and production equipment.
We have proprietary rights to a number of trademarks used in this information statement that are important to our business, including, by way of example and without limitation, Hertz, Dollar, Thrifty, HERC, Donlen and Firefly. We have omitted the ® and ™ trademark designations for such trademarks used in this information statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
In connection with the Spin-Off, New Hertz has filed with the SEC a registration statement on Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the shares of New Hertz common stock to be distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. Additional information, certain organizational documents and material agreements with respect to HERC Holdings have been filed with the U.S. Securities and Exchange Commission on a Form 8-K dated [ ], 2016 by Hertz Holdings, which will be renamed Herc Holdings Inc. in connection with the Spin-Off, under the Exchange Act. For further information with respect to New Hertz and HERC Holdings, please refer to the registration statement and the Form 8-K, including their exhibits and schedules. With respect to statements in this information statement about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement and Form 8-K, and each such statement is qualified in all respects by reference to the document to which it refers.
Hertz Holdings and Hertz currently file annual, quarterly and current reports and other information with the SEC. As a result of the registration of the New Hertz common stock to be distributed in connection with the Spin-Off, New Hertz will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file annual, quarterly and current reports and other information with the SEC.
You may read and copy any documents that New Hertz, HERC Holdings, Hertz Holdings and Hertz file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information about the public reference room. In addition, the SEC maintains an Internet website (www.sec.gov) that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC, including Hertz Holdings and Hertz and, subsequent to the registration of New Hertz common stock and completion of the Spin-Off, New Hertz and HERC Holdings. The SEC’s Internet website address is included in this information statement as an inactive textual reference only. You also may access, free of charge, Hertz Holdings’ and Hertz’s reports filed with the SEC and, subsequent to the completion of the Spin-Off, New Hertz’s reports that will be filed with the SEC (for example, their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those forms) indirectly through Hertz’s Internet website (www.hertz.com). Hertz’s Internet website address is included in this information statement as an inactive textual reference only. The information found on Hertz’s Internet website is not part of this information statement. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC.
You also may obtain a copy of the registration statement with respect to the Spin-Off, as well as a copy of any of Hertz Holdings’, Hertz’s or New Hertz’s filings with the SEC, at no cost by calling or writing to us at the following address:
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928
Attn: Investor Relations
(239) 301-6800
After the Spin-Off, you may obtain a copy of any of HERC Holdings’ filings with the SEC at no cost by calling or writing to HERC Holdings at the following address:
Herc Holdings Inc.
27500 Riverview Center Blvd.
Bonita Springs, FL 34134
Attn: Investor Relations
(239) 301-1000

MARKET AND INDUSTRY DATA
Information in this information statement about the equipment rental industry, including among other statements our general expectations concerning this industry, our market position and our market share, are based on estimates prepared using data from various sources and on assumptions made by us. We believe data regarding the equipment rental industry and our market position and market share within this industry are inherently imprecise, but generally indicate our size, position and market share within this industry. Although we believe that the information from third parties (including industry and general publications and surveys) included or reflected in this information statement is generally reliable, we have not independently verified any such third-party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any third-party statements or industry data presented in this information statement, our estimates, particularly those relating to our general expectations concerning the equipment rental industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors” and “Cautionary Note Regarding Forward‑Looking Statements” in this information statement.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF
What is the Spin-Off?
The Spin-Off is the method through which Hertz Holdings will separate its existing car rental and equipment rental businesses into two independent, publicly traded companies:

•	Hertz Rental Car Holding Company, Inc., or “New Hertz,” consisting of Hertz Holdings’ global car rental business; and

•	Herc Holdings Inc., or “HERC Holdings,” consisting of Hertz Holdings’ global equipment rental business.
In the Spin-Off, Hertz Holdings will distribute to its stockholders on a pro rata basis all the shares of New Hertz’s common stock. See “The Spin-Off.”
Why did Hertz Holdings send this information statement to me?
Hertz Holdings sent this information statement to you because you were a holder of Hertz Holdings common stock as of the close of business on [ ], 2016, the record date for the distribution, and as such are entitled to participate in the Spin-Off.
Why is Hertz Holdings separating New Hertz and HERC Holdings?
Hertz Holdings believes that the separation will allow each of New Hertz’s and HERC Holdings’ management teams to focus more directly on each business in order to create promising opportunities for growth and enhanced stockholder value, including managing certain differences in capital requirements, overall growth profiles and business cycles of each respective business. Further, the separation will eliminate any internal competition for capital between Hertz Holdings’ businesses, which we believe will enhance the growth opportunity for the businesses of New Hertz and HERC Holdings. As a result of the separation, New Hertz and HERC Holdings will be independent companies and as such will have direct access to the capital markets, which will enable each business to pursue equity and debt issuances on its own merits, the proceeds of which may be used to promote organic growth, invest in differentiating capabilities or pursue geographic expansion according to its particular business needs. In addition, each entity will have the ability to use its own equity to pursue strategic acquisitions. The separation also will allow investors to more effectively recognize the value of each business on a stand-alone basis. Finally, the separation also will make it easier for each of New Hertz and HERC Holdings to offer its key employees compensation directly linked to the performance of its business, including equity-based compensation, which we expect will enhance the ability of each of New Hertz and HERC Holdings to attract, retain and motivate qualified personnel.
What actions will Hertz Holdings take in connection with the Spin-Off?
In connection with the Spin-Off, Hertz Holdings will undertake a series of internal reorganization transactions (sometimes referred to herein as the “internal reorganization”) so that New Hertz will hold the entities associated with Hertz Holdings’ global car rental business, including Hertz, and HERC Holdings will hold the entities associated with Hertz Holdings’ global equipment rental business, including HERC. In addition to this internal reorganization and in connection with the Spin-Off, it is expected that HERC, which is to be a wholly owned subsidiary of HERC Holdings following the Spin-Off, will transfer to Hertz and its subsidiaries approximately $[ ] billion. To fund, among other things, such transfers and in connection with the Spin-Off, HERC expects to enter into appropriate financing arrangements. In this information statement, we refer to these transactions as the “related financing transactions.”
The actual amount of cash transfers made to Hertz and its subsidiaries by HERC prior to or in connection with the Spin-Off will depend upon the financial performance and cash position of HERC prior to the Spin-Off, among other factors. Hertz expects to use the cash proceeds from these transfers to repay third-party indebtedness, to fund the share repurchase program previously announced and reaffirmed by Hertz Holdings and that New Hertz expects to adopt for periods following the Spin-Off, and for general corporate purposes.
Hertz Holdings (or a subsidiary thereof) and New Hertz (or a subsidiary thereof) will enter into a separation and distribution agreement, a tax matters agreement, an employee matters agreement, a transition services agreement, an intellectual property agreement and certain real estate lease agreements, which will govern the relationship between New Hertz and HERC Holdings following the Spin-Off.

v

For further information concerning the transactions that are being effected in connection with the Spin-Off, see “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Separation and Distribution Agreement.”
What will the organizational structure of Hertz Holdings look like before and after the Spin-Off?
Below are diagrams depicting the basic organizational structure of Hertz Holdings before the internal reorganization and the Spin-Off and HERC Holdings and New Hertz after the internal reorganization and the Spin-Off:

*Prior to the internal reorganization and the Spin-Off, New Hertz conducts no operations.
*Newly formed entities for purposes of effecting the internal reorganization and the Spin-Off.

Are there any conditions to the Spin-Off being completed?
Hertz Holdings may decide not to complete the Spin-Off if, at any time prior to the Spin-Off, Hertz Holdings’ board of directors determines, in its sole discretion, that the Spin-Off is not in the best interests of Hertz Holdings or its stockholders. In addition, Hertz Holdings’ intention to complete the Spin-Off is contingent on the satisfaction of the conditions described below prior to the Spin-Off, any of which (other than those set forth in the fourth and fifth bullet points below) may be waived by Hertz Holdings:

•
The private letter ruling that Hertz Holdings received from the Internal Revenue Service (the “IRS”) to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the Spin-Off qualifies as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code (the “Code”), and (ii) the internal spin-off transactions (collectively with the Spin-Off, the “Spin-Offs”) and certain related transactions in connection with the Spin-Offs will be tax-free to the parties to those spin-offs and related transactions, shall not have been revoked or modified in any material respect;

•
Hertz Holdings’ receipt of the opinions of KPMG LLP and Debevoise & Plimpton LLP that the Spin-Offs will qualify as tax-free transactions under Section 355 of the Code, subject to the accuracy of and compliance with certain representations, assumptions and covenants;

•
Hertz Holdings’ receipt of a written solvency opinion from a financial advisor acceptable to Hertz Holdings, which confirms the solvency and financial viability of Hertz Holdings before the consummation of the Spin-Off and each of HERC Holdings and New Hertz after the consummation of the Spin-Off and is in form and substance acceptable to Hertz Holdings;

•
the registration statement on Form 10 with respect to the registration of New Hertz common stock under the Exchange Act shall have become effective, and no stop order suspending such effectiveness shall be in effect;

•
all statutory requirements for the consummation of the Spin-Offs must have been satisfied, and no injunction, court order, law or regulation shall be in effect preventing the completion of the Spin-Offs;

•	HERC Holdings and New Hertz, or their respective subsidiaries, shall have entered into new credit agreements and other financial arrangements prior to the consummation of the Spin-Off;

•	the NYSE shall have approved the listing of New Hertz’s common stock; and

•
any material regulatory or contractual consents or approvals necessary for the Spin-Offs must have been obtained, without any conditions that would have a material adverse effect on HERC Holdings or New Hertz.

See “The Spin-Off—Conditions to the Spin-Off.”
What will I receive in the Spin-Off?
If all conditions to the Spin-Off are satisfied or waived by the board of directors of Hertz Holdings in its sole discretion, at the close of business on the distribution date, [ ], 2016, for each [five] whole shares of Hertz Holdings common stock held by you as of the record date, you will receive one share of New Hertz common stock. The transfer agent will distribute only whole shares of New Hertz common stock in the Spin-Off. See “—How will fractional shares be treated in the Spin-Off?”
How will fractional shares be treated in the Spin-Off?

Stockholders will not receive fractional shares in connection with the Spin-Off. Instead, New Hertz’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Spin-Off at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take a number of days to sell all of the aggregated fractional shares of New Hertz common stock. After the transfer agent’s completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale. Stockholders will not be entitled to receive interest for the period of time between the effective time of the Spin-Off and the date payment is made for their fractional share interest in New Hertz common stock. See “The Spin-Off-Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares.

What will happen to Hertz Holdings and my existing Hertz Holdings common stock as a result of the Spin-Off?

In connection with the Spin-Off, Hertz Holdings will be renamed “Herc Holdings Inc.” (referred to herein as “HERC Holdings”), and will continue to operate our global equipment rental business through its operating subsidiaries, including HERC. Following the Spin-Off, HERC Holdings common stock will continue to trade on the NYSE, except that it will change the symbol for its common stock to “[ ].”
No vote of Hertz Holdings’ stockholders is required to authorize or effectuate the Spin-Off. However, prior to the Spin-Off, Hertz Holdings intends to seek stockholder approval of a reverse stock split at one of nine ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the board of directors. Based on discussions with our financial advisors, we believe the trading price of the common stock after the Spin-Off may be significantly lower than the current market price due to the fact that the rental car business will no longer be part of Hertz Holdings. We believe the reverse stock split may make our common stock a more attractive investment for many investors, particularly investors who have limitations on owning lower-priced stocks. The implementation of the reverse stock split would be effective immediately following the Spin-Off. If the reverse stock split is implemented, the number of authorized shares of common stock will be reduced in a proportional manner to the reverse stock split ratio.
Stockholders will not receive fractional shares in connection with the reverse stock split. Instead, HERC Holdings’ transfer agent will aggregate all fractional shares and sell them as soon as practicable after the reverse stock split at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take a number of days to sell all of the aggregated fractional shares of HERC Holdings common stock. After the transfer agent’s completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale. Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest in HERC Holdings common stock.
What is the accounting treatment of the Spin-Off?
Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented.
Will I be taxed on the shares of New Hertz common stock that I receive in the Spin-Off?
The receipt of shares of New Hertz common stock is expected to be tax-free to stockholders for U.S. federal income tax purposes. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Offs.”
What do I have to do to participate in the Spin-Off?
Nothing, except own Hertz Holdings common stock as of the close of business on [ ], 2016, which is the record date for the Spin-Off. We intend to use a book-entry system to distribute shares of New Hertz common stock. This means that your ownership of New Hertz common stock, and any cash payment in lieu of fractional shares, will be recorded in the records maintained by Computershare Investor Services LLC, which is currently the transfer agent and registrar for Hertz Holdings common stock, and following the Spin-Off will be the transfer agent and registrar for both New Hertz and HERC Holdings common stock.

All of our stockholders hold their shares electronically in book-entry form. Therefore, no action is required on the part of any stockholder to receive their post-reverse stock split shares of HERC Holdings common stock or their cash payment in lieu of any fractional interest, if applicable.
When will the Spin-Off occur?
If all conditions to the Spin-Off are satisfied or waived by the board of directors of Hertz Holdings in its sole discretion, at the close of business on the distribution date, [ ], 2016, the Spin-Off will be effective concurrent with the distribution of all New Hertz common stock to Hertz Holdings’ stockholders.
On which exchange will New Hertz and HERC Holdings common stock trade?
There is no current trading market for New Hertz common stock. We expect to list New Hertz common stock on the NYSE under the symbol “HTZ,” which is the current trading symbol for Hertz Holdings common stock. Following the Spin-Off, HERC Holdings common stock will continue to trade on the NYSE, but the symbol for its common stock will change to “[ ].” See “The Spin-Off—Listing and Trading of New Hertz and HERC Holdings Common Stock.”
When will I be able to buy and sell New Hertz common stock?
Regular way trading of New Hertz common stock will begin on [ ], 2016, which is the first trading day after the distribution date. We expect that a limited market, commonly known as a “when-issued” trading market, for New Hertz common stock will develop on or shortly before the record date. When-issued trading reflects the value at which the market expects the New Hertz common stock to trade after the Spin-Off. If when-issued trading develops, you will be able to buy and sell New Hertz common stock before the Spin-Off occurs. None of such trades, however, will settle until after the Spin-Off, when regular trading in New Hertz common stock will begin. If the Spin-Off does not occur, all when-issued trading will be null and void. If when-issued trading occurs, the listing for New Hertz common stock will be under a temporary trading symbol that is different from its regular way trading symbol and accompanied by the letters “wi.” See “The Spin-Off—Trading Between the Record Date and the Distribution Date.”
Will the New Hertz common stock distributed in the Spin-Off be freely tradable?
The shares of New Hertz common stock to be distributed in the Spin-Off will be freely tradable, except for shares received by persons that have a special relationship or affiliation with New Hertz. See “The Spin-Off—Listing and Trading of New Hertz and HERC Holdings Common Stock.”
What will be the relationship between New Hertz and HERC Holdings after the Spin-Off?
After the Spin-Off, HERC Holdings will not own any New Hertz common stock, New Hertz will not own any HERC Holdings common stock and the two companies will be separate, independent public companies. In connection with the Spin-Off, Hertz Holdings (or a subsidiary thereof) will enter into a number of agreements with New Hertz (or a subsidiary thereof), including:

•	a separation and distribution agreement;

•	a tax matters agreement;

•	an employee matters agreement;

•	a transition services agreement;

•	an intellectual property agreement; and

•	certain real estate lease agreements.
These agreements will outline the specifics of the internal reorganization and the Spin-Off and govern the ongoing relationship between New Hertz and HERC Holdings after the completion of the Spin-Off. See “Relationship Between New Hertz and HERC Holdings.”

Will HERC Holdings continue to have the right to use the “Hertz” name after the Spin-Off?
As part of the Spin-Off, HERC Holdings and New Hertz will enter into an agreement, pursuant to which HERC Holdings will continue to have the right to use certain intellectual property associated with the Hertz brand for a period of four years on a no royalty basis, except that HERC Holdings may not directly or indirectly engage in the business of renting and leasing cars, subject to certain exceptions, including that HERC Holdings may continue to rent cars to the extent HERC has done so immediately prior to the Spin-Off.

Does HERC Holdings plan to pay dividends?

Hertz Holdings paid no cash dividends on its common stock in the years ended December 31, 2015, 2014 and 2013. HERC Holdings does not expect to pay dividends on its common stock after the Spin-Off. Any decision to pay dividends will be at the discretion of the board of directors of HERC Holdings.
Are there risks associated with owning HERC Holdings common stock?
Yes. HERC Holdings’ global equipment rental business is subject to general and specific business risks. In addition, the Spin-Off transaction itself presents other risks to HERC Holdings, such as risks associated with HERC Holdings operating as an independent public company. These risks are described more fully under “Risk Factors.” We encourage you to read this entire information statement carefully, including the section entitled “Risk Factors,” when evaluating whether and for how long you will retain your HERC Holdings common stock after the Spin-Off.
Where can Hertz Holdings’ stockholders get more information?
You should direct inquiries relating to the mechanics of the Spin-Off to Computershare Investor Services LLC, which is currently the transfer agent and registrar for Hertz Holdings common stock, and following the Spin-Off will be the transfer agent and registrar for both New Hertz and HERC Holdings common stock, as follows:
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940
(781) 575-2879

Before the Spin-Off you should direct other inquiries relating to the Spin-Off, and after the Spin-Off you should direct inquiries relating to your investment in New Hertz common stock, to:

Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928
Attn: Investor Relations
(239) 301-6800
After the Spin-Off, you should direct inquiries relating to your investment in HERC Holdings common stock to:
Herc Holdings Inc.
27500 Riverview Center Blvd.
Bonita Springs, FL 34134
Attn: Investor Relations
(239) 301-1000

x

SUMMARY
This summary highlights selected information from this information statement concerning New Hertz, HERC Holdings and the Spin-Off. More detailed discussions of the information summarized below are contained elsewhere in this information statement. You should read this entire information statement carefully, including the “Risk Factors” section and the historical financial statements and notes to those statements included elsewhere in this information statement.
The Spin-Off

Distributing and Distributed Entities
The Spin-Off is legally structured such that Hertz Global Holdings, Inc., or “Hertz Holdings,” which will be renamed “Herc Holdings Inc.,” or “HERC Holdings,” in connection with the Spin-Off, is the distributing entity of all of the outstanding common stock of “Hertz Rental Car Holding Company, Inc.,” or “New Hertz,” which is currently a wholly-owned subsidiary of Hertz Holdings and will be renamed “Hertz Global Holdings, Inc.” in connection with the Spin-Off. After the Spin-Off, HERC Holdings will not own any shares of New Hertz common stock, and New Hertz will not own any shares of HERC Holdings common stock.

Accounting Treatment of the Spin-Off
Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented. See “The Spin-Off—Accounting Treatment of the Spin-Off.”

Shares to Be Distributed
Based on approximately [                 ] shares of Hertz Holdings common stock outstanding on [ ], 2016, and applying the distribution ratio of one share of New Hertz common stock for every [five] shares of Hertz Holdings common stock held on the record date, approximately [ ] shares of New Hertz common stock, par value $0.01 per share, will be distributed. The shares of New Hertz common stock to be distributed will constitute all of the outstanding shares of New Hertz common stock immediately after the Spin-Off.

Distribution Ratio	One share of New Hertz common stock for every [five] shares of Hertz Holdings common stock that you hold as of the record date for the Spin-Off.
Record Date	The close of business on [ ], 2016.
Distribution Date	The close of business on [ ], 2016.
Distribution
At the distribution date, Computershare Investor Services LLC, which is currently the transfer agent and registrar for Hertz Holdings common stock, and following the Spin-Off will be the transfer agent and registrar for both New Hertz and HERC Holdings common stock, will distribute the shares of New Hertz common stock by crediting these shares to book-entry accounts established by such transfer agent and registrar for persons that were Hertz Holdings stockholders on the record date. You will not be required to make any payment or to surrender or exchange your Hertz Holdings common stock or take any other action to receive your shares of New Hertz common stock.

Fractional Shares
Stockholders will not receive fractional shares in connection with the Spin-Off. Instead, New Hertz’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Spin-Off at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take a number of days to sell all of the aggregated fractional shares of New Hertz common stock. After the transfer agent’s completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale. Stockholders will not be entitled to receive interest for the period of time between the effective time of the Spin-Off and the date payment is made for their fractional share interest in New Hertz common stock. No action is required on the part of any stockholder to receive their cash payment in lieu of any fractional interest, if applicable. See “The Spin-Off-Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares.

Reverse Stock Split
No vote of Hertz Holdings' stockholders is required to authorize or effectuate the Spin-Off. However, prior to the Spin-Off, Hertz Holdings intends to seek stockholder approval of a reverse stock split at one of nine ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the board of directors. Based on discussions with our financial advisors, we believe the trading price of the common stock after the Spin-Off may be significantly lower than the current market price due to the fact that the rental car business will no longer be part of Hertz Holdings. We believe the reverse stock split may make our common stock a more attractive investment for many investors, particularly investors who have limitations on owning lower-priced stocks. The implementation of the reverse stock split would be effective immediately following the Spin-Off. If the reverse stock split is implemented, the number of authorized shares of common stock will be reduced in a proportional manner to the reverse stock split ratio.

Stockholders will not receive fractional shares in connection with the reverse stock split. Instead, HERC Holdings' transfer agent will aggregate all fractional shares and sell them as soon as practicable after the reverse stock split at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take a number of days to sell all of the aggregated fractional shares of HERC Holdings common stock. After the transfer agent's completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale. Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest in HERC Holdings common stock. All of our stockholders hold their shares electronically in book-entry form. Therefore, no action is required on the part of any stockholder to receive their post-reverse stock split shares of HERC Holdings common stock or their cash payment in lieu of any fractional interest, if applicable.

Transfer Agent and Registrar
Computershare Investor Services LLC is currently the transfer agent and registrar for Hertz Holdings common stock, and following the Spin-Off will be the transfer agent and registrar for both New Hertz and HERC Holdings common stock.

NYSE Stock Exchange Symbol
There is no current trading market for New Hertz common stock. We expect to list New Hertz common stock on the NYSE under the symbol “HTZ,” which is the current trading symbol for Hertz Holdings common stock. Following the Spin-Off, HERC Holdings common stock will continue to trade on the NYSE, but the symbol for its common stock will change to “[ ].”

Trading Market
We expect when-issued trading for New Hertz common stock and ex-dividend trading for Hertz Holdings common stock to occur before the distribution date. See “The Spin-Off—Trading Between the Record Date and the Distribution Date.”

Risk Factors	The Spin-Off and ownership of HERC Holdings common stock involve various risks. See “Risk Factors.”
Tax Consequences
The receipt of shares of New Hertz common stock is expected to be tax-free to stockholders for U.S. federal income tax purposes. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Offs.”

Trading of New Hertz Common Stock
The shares of New Hertz common stock to be distributed in the Spin-Off will be freely tradable, except for shares received by persons that have a special relationship or affiliation with New Hertz. See “The Spin-Off—Listing and Trading of New Hertz and HERC Holdings Common Stock.”

Relationship Between New Hertz and HERC Holdings After the Spin-Off
After the Spin-Off, New Hertz and HERC Holdings will be independent, publicly owned companies. Hertz Holdings or a subsidiary thereof and New Hertz or a subsidiary thereof will enter into a number of agreements to govern the relationship between New Hertz and HERC Holdings after the Spin-Off. See “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz.”

Outstanding Equity Award Treatment
In connection with the Spin-Off, holders of outstanding Hertz Holdings equity awards will receive replacement equity awards. All replacement awards will be denominated in the common stock of the equity award holder’s primary employer after (or, in the case of a former employee, before) the Spin-Off.
In each case, the granting of such replacement awards will be effective contemporaneously with the Spin-Off and such replacement awards will be adjusted in accordance with a formula designed to preserve the intrinsic economic value of the original equity awards after taking into account the Spin-Off. See “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Employee Matters Agreement.” Equity awards to acquire shares of HERC Holdings common stock will be subject to further adjustment to take into account the reverse stock split for which Hertz Holdings intends to seek stockholder approval prior to the Spin-Off.

Anti-Takeover Effects with Respect to HERC Holdings
The certificate of incorporation and the by-laws of HERC Holdings will be the same as the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated By-Laws (the "By-Laws") of Hertz Holdings.
Certain provisions of the Certificate of Incorporation and the By-Laws may make it more difficult to acquire control of HERC Holdings. These provisions may have the effect of discouraging a future takeover attempt not approved by HERC Holdings’ board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. See “Description of Capital Stock.”

Our Company
We are one of the largest equipment rental companies in the North American equipment rental industry, according to the Rental Equipment Register "RER", top 100 list. We have been in the equipment rental business since 1965 and operate our equipment rental business through the Hertz Equipment Rental brand from approximately 280 company-operated branches, of which approximately 270 are in the United States and Canada, and the remainder are located in the United Kingdom, China and through joint venture arrangements in Saudi Arabia and Qatar. In addition, HERC operates through 13 franchisee owned branches in Greece, Portugal and Corsica in Europe, in Afghanistan in the Middle East, in Panama in Central America and in Chile in South America. On October 30, 2015, we finalized the sale of our operations in France (other than Corsica) and Spain which included 60 branches in France (other than Corsica) and two in Spain. Subsequent to the sale of these operations, we generate almost all of our equipment rental revenue in North America with approximately 1% of our equipment rental revenue driven by our remaining international operations.
We have longstanding relationships with many of our customers across diverse end markets, including large and small companies in the construction industry, industrial customers (such as large industrial plants, refineries and petrochemical operations, railroads and automotive enterprises), and other customers in more fragmented industries (such as governmental entities and government contractors, disaster recovery and remediation firms, utility operators, individual homeowners, entertainment production companies, agricultural producers and special event management firms). Set forth below is a chart showing our historical worldwide equipment rental revenue categorized by end markets we serve, for the years ended December 31, 2015, 2014, and 2013 (excluding the revenues associated with the France and Spain operations which were sold on October 30, 2015).
We offer a broad portfolio of equipment for rent, including aerial, earthmoving, material handling and specialty equipment such as air compressors, compaction equipment, construction-related trucks, electrical equipment, power generators, contractor tools, pumps, and lighting, studio and production equipment. Our recent investments in our equipment rental fleet have resulted in an average fleet age of 46 months as of December 31, 2015. As of December 31, 2015, our equipment rental fleet portfolio consisted of equipment with a total original equipment cost of $3.5 billion.

In addition to our principal business of equipment rental, we also:

•	sell used equipment;

•	sell contractor supplies such as construction consumables, tools, small equipment and safety supplies at many of our rental locations;

•	provide repair, maintenance and equipment management services to certain of our customers;

•	offer equipment re-rental services and provide on-site support to our customers;

•	provide ancillary services such as equipment transport, cleaning, refueling and labor; and

•	sell certain brands of new equipment and parts and supplies.
For the years ended December 31, 2015, 2014, and 2013, we had total revenues of $1,678.2 million, $1,770.4 million and $1,735.6 million, net income of $111.3 million, $89.7 million and $98.1 million and Adjusted EBITDA of $600.6 million, $649.6 million and $680.5 million, respectively. For the year ended December 31, 2015 our same-store revenue declined 1.0%. Adjusted EBITDA is a non-GAAP measure that is defined and reconciled to its most comparable GAAP measure in the section of this information statement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations— Results of Operations and Selected Operating Data."
Industry Overview
The equipment rental industry serves a diverse group of customers from individuals to small local contractors to large national and industrial accounts encompassing a wide variety of rental equipment including heavy equipment, specialty equipment and contractor tools. Subsequent to the sale of our operations in France and Spain on October 30, 2015, almost all of our equipment rental revenue is generated in North America with approximately 1% of our equipment rental revenue generated through our remaining international operations. The equipment rental industry is highly fragmented with few national competitors and many regional and local operators. We believe, based on market and industry revenue data, that we are one of the leading companies (together with United Rentals, Inc. and Ashtead Group plc’s Sunbelt Rentals brand) in the North American equipment rental industry. A number of the industry's competitors focus on a subset of equipment rental offerings, making the overall industry fragmented with respect to types of equipment offered, services provided and geographic locations from which such equipment is offered.
The growth of the North American equipment rental industry is driven by a number of factors including economic trends, non-residential construction activity, capital investment in the industrial sector, repair and overhaul spending, government spending and demand for construction and other rental equipment generally. We believe that renters have increasingly looked to the equipment rental market to manage their capital needs, with many customers relying on equipment rental to allow them to participate in their respective markets without incurring the significant acquisition cost and maintenance expense associated with owning their own equipment fleet. We believe the trends that have driven rental instead of ownership of equipment in the North American construction industry will continue in the near term. We believe that the North American equipment rental industry is expected to grow at a 5.8% compound annual growth rate between 2016 and 2019.

The principal end markets we serve, based on our customers’ Standard Industrial Classification (“SIC”) codes, consist of the following:

•
Construction – Our construction rental operations serve large and small companies in the construction industry, and principally the non-residential construction industry. Non-residential construction consists primarily of private sector rentals relating to the construction, maintenance, and remodeling of commercial facilities. According to Dodge Data & Analytics, U.S. non-residential construction spending remained flat in 2015 and is estimated to grow at an annual rate of 9% in 2016. We believe that key drivers of growth within this end market include increased levels of construction starts and construction-related loans among other factors. Construction represented approximately 38% of our equipment rental revenue for the year ended December 31, 2015.

•
Industrial – Our industrial rental operations serve renters across a broad range of industries, including large industrial plants, refineries and petrochemical operations, industrial manufacturing, power, pulp, paper and wood and other industrial verticals. According to Industrial Info Resources, spending in the U.S. industrial sector grew at an annual rate of approximately 7% in 2015 and is estimated to grow at an annual rate of 5% in 2016. We believe that key drivers of growth within this end market include increased levels of spending on industrial capital, maintenance, repairs and overhaul. Industrial represented approximately 23% of our equipment rental revenue for the year ended December 31, 2015.

•
Other Customers – In addition to the specific markets cited above, we service a variety of other customers across a diverse group of industries, including governmental entities and government contractors, disaster recovery and remediation firms, utility operators, infrastructure, railroad, individual homeowners, entertainment production companies, agricultural producers and special event management firms, which represented in total approximately 39% of our equipment rental revenue for the year ended December 31, 2015. We believe that the government-related and entertainment production submarkets discussed below are key industries within this diverse customer group.

o	Government-Related – Government-related revenue consists of rentals to federal, state and local governments and contractors working directly on government projects.

o
Entertainment Production – Our equipment rental operations serve the motion picture and television production industries through the rental of grip and lighting equipment, quiet power generators, boomlifts, forklifts and platform lifts.

Our Competitive Strengths
A Market Leader in North America with Significant Scale and Broad Footprint
We believe we are one of the largest equipment rental companies in the North American equipment rental industry, with 270 company-operated branches in 42 states in the United States and 10 provinces in Canada. Our scale compared to most of our competitors provides us with a number of significant competitive advantages including:

•	highly experienced executive management team with extensive domain knowledge;

•	a comprehensive line of equipment and services, allowing us to be a single-source solution serving all of our customer needs;

•	the ability to provide premium brands and a wide range of products that are reliable and meet all the necessary regulations;

•	a consistent, reliable supply of rental equipment in stock across our locations and the ability to redeploy equipment across locations to meet evolving customer needs;

•	an increasing portfolio of specialty equipment that expands our reach and capabilities;

•
a geographic footprint that allows us to maintain proximity to our customers in the local markets as well as serve national and industrial accounts who have geographically dispersed equipment rental needs and in a number of cases prefer to do business with large operators who can broadly service their equipment rental needs;

•	favorable purchasing power or volume discount pricing opportunities on material and equipment purchased from our suppliers;

•	operational cost efficiencies across our organization, including with respect to purchasing, information technology, back-office support and marketing;

•	economies of scale that enable fast response to customer equipment rental needs;

•	a national sales force with significant expertise across our equipment fleet; and

•	local expertise for servicing our clients and offering solutions.

Since the North American equipment rental industry is highly fragmented, with very few national competitors, we believe that the majority of our competitors do not enjoy these same advantages.

Diverse End Market Business Mix and Exposure to a Variety of Specialty and High Growth Rental Markets

We provide equipment rental services to a wide variety of large markets, including the residential and non-residential construction, general industrial, energy, transportation and government markets. In recent years, we have diversified our rental portfolio by expanding our offerings in niche and specialty markets, both through organic growth and through the acquisition of established industry participants in key locations. Since 2009, we have completed 11 acquisitions to strengthen our position in a variety of diverse rental markets, including the broader industrial market, and the specialty markets such as the motion picture and television production industries. As a result of these strategic investments in ancillary areas of equipment rental and services, our business has become more balanced. We believe that this more balanced portfolio is important because it provides us with a diversification away from our historical reliance on the more seasonal and cyclical construction industry, toward industries which experience business cycles that may vary in intensity and duration from that of the general economy. We anticipate that specialty markets can grow faster than the general economy, and tend to be less cyclical. We believe this diversification serves to differentiate us from our competitors and positions us to take advantage of any expected increase in demand for more specialized rental solutions. We also are not overly reliant on any single customer with no single customer accounting for more than 3% of our revenue for the year ended December 31, 2015.
Strong National and Industrial Accounts Capabilities
We believe that we have significant capabilities to serve both national and industrial customer sectors. Through these customer relationship programs, our respective national and industrial accounts sales teams serve and attempt to expand and further penetrate existing relationships with our national accounts and larger industrial customers by providing a single point of contact for their equipment rental needs. This enables HERC to be a full end-to-end solutions provider in addition to a provider of rental equipment. These longstanding customer relationship programs enable us to take advantage of longer rental terms for much of our equipment, with many of our larger customers leasing equipment from us on a monthly or yearly basis, for use in large and/or complex ongoing projects. These projects provide a number of additional benefits, including recurring revenue, attractive credit profiles, improved fleet utilization and enhanced presence in new markets.
Range of Value-Added Services
We offer a total rental solution that provides a suite of customer-focused services. These services include equipment transport, fleet management and telematics, power solutions, on-site services and customized advice, engineered solutions, re-rental options, and parts and supplies sales. This combination of services is designed to offer comprehensive value-added solutions to our customers that complement and enhance the rental equipment we offer.
Superior Customer Service
HERC has a well-established reputation for superior customer service, which has been a competitive differentiator for us throughout our history. Senior management remains focused on maintaining a customer service focused culture. We spend significant time and resources training our personnel to effectively meet the demands of our customers. We believe that these customer initiatives help support our pricing strategy and foster customer loyalty.
Large, Diverse and High-Quality Equipment Fleet
Our equipment fleet represents a significant investment and our commitment to providing the most dependable rental experience to our customers across a variety of industries, including our local, national, industrial and specialty markets. Our recent investments in our equipment rental fleet have resulted in an average fleet age of 46 months as of December 31, 2015. As of December 31, 2015, our equipment rental fleet portfolio consisted of equipment with a total original equipment cost of $3.5 billion.
Our broad array of equipment includes aerial, earthmoving, material handling and specialty equipment such as air compressors, compaction equipment, construction-related trucks, electrical equipment, power generators, contractor tools, pumps, and lighting, studio and production equipment as well as other niche or specialty products. Our extensive and high-quality rental fleet provides us with the ability to serve a diverse customer base that requires large quantities and/or varied types of equipment for rent, as we are more likely to have the right equipment and total number of units needed at the right location in order to meet our customer requirements.

Experienced Executive and Senior Leadership Team Focused on Excellence in Our Core Equipment Rental Operations
We have assembled an experienced executive and senior leadership team committed to maintaining operational excellence. Our executive and senior leadership team has extensive knowledge of all aspects of the equipment rental and heavy equipment industries, particularly in our core North American operations. Our senior leadership team is made up of executives who have an average of approximately 18 years of experience in the equipment rental and heavy equipment industries. Beyond the senior leadership team, we have talented, experienced sales, operations, service and finance professionals. Our executive and senior leadership team is dedicated to offering our customers a quality rental experience and is committed to further improving our performance capabilities through evaluating and effectively utilizing resources at each level of our organization.
Disciplined Fleet Management, Procurement and Disposal Process
We manage our equipment rental fleet using a life cycle approach designed to optimize the timing of fleet purchasing, repair and maintenance and disposal, while at the same time satisfying our customer demand. In particular, we use standardized business systems in our operations to track utilization and facilitate the fluid transfer of our fleet among regions to adjust to local customer demand, including throughout our entire network. Our pricing system allows us to generate real time rate guidance and adjust pricing across the various markets in which we operate. Through continued use and development of our disciplined approach to efficient fleet management, we seek to maximize our utilization and return on investment.
We routinely sell our used rental equipment in order to manage repair and maintenance costs, as well as the composition, age and size of our fleet. We dispose of our used equipment through a variety of channels, including private sales to customers and other third parties, sales to wholesalers, brokered sales and auctions. Our website includes a catalog of equipment for sale to third parties. During the year ended December 31, 2015, we sold our used rental equipment as follows: approximately 54% through private sales, 27% through sales at auction and 19% through sales to wholesalers. Historically, we have realized a greater return on capital through private sales and sales to wholesalers, as opposed to brokered sales and auctions.
Geographic Footprint
We have approximately 280 company-operated branches in the United States, Canada, the United Kingdom and China and through joint venture arrangements in Saudi Arabia and Qatar. We also have a presence in 6 countries through our 13 international franchisee-operated branches. We continue to update our locations with our proprietary HERC systems designed to enhance associate productivity and improve fleet utilization.
Our geographic footprint and scale, as well as the use of standardized business systems in our operations, provides us with several benefits, including:

•	the ability to meet the needs of large multi-location customers who would like to be serviced on a multi-national basis;

•	leveraging our fleet spend across a larger base and generating used fleet disposal opportunities;

•	the ability to utilize our business processes, systems and core competencies to drive value for our franchisees and ultimately our customers in foreign markets;

•	the opportunity to reduce the variability of local economic conditions on our overall financial performance; and

•	the platform to optimize operational efficiency.
Strong Brand Recognition
Our primary operating subsidiary, HERC, operates under the name “Hertz Equipment Rental Corporation,” in addition to operating under the “HERC” name. We expect to rename HERC "Herc Rentals Inc." and that HERC will continue to utilize the HERC name as part of its Herc Rentals brand. While we believe the association with Hertz has contributed to our building relationships with our customers due to Hertz’s globally recognized brand and perceived high-quality car and equipment rental products, we believe that the continued use of the "HERC" name as part of the Herc Rentals brand will facilitate the transition to this new brand. As part of the Spin-Off, HERC Holdings and New Hertz will enter into an agreement, pursuant to which HERC Holdings will continue to have the right to use certain intellectual property associated with the Hertz brand for a period of four years on a no royalty basis, except that HERC Holdings may not directly or indirectly engage in the business of renting and leasing cars, subject to certain exceptions, including that HERC Holdings may continue to rent cars to the extent HERC has done so immediately prior to the Spin-Off.

Our Strategy

Pursue Opportunities Through Organic Revenue Growth, Diversified Specialty Equipment, Optimizing Existing Markets and Targeted Strategic Bolt-On Acquisitions
We believe that opportunities for expansion exist through organic same store growth, expanding our presence in existing targeted markets, diversifying our equipment offering for higher returns and the acquisition of smaller competitors, particularly in light of the fragmented nature of the equipment rental industry and a long-term trend toward increased rental penetration in many of the markets in which we participate. We have organized our growth strategy to pursue these internal growth initiatives and the acquisition of smaller competitors.
Within the markets we currently serve, we intend to grow our same store sales by investing in a high quality and diverse equipment rental fleet and by providing market leading customer service and value-added service offerings. We believe that maintaining high quality and comprehensive lines of equipment differentiates our equipment rental offerings from many of our competitors and we plan to continue to invest in our asset base. In addition, our strong value-added service offerings, such as equipment transport, fleet management and telematics, power solutions, on-site services and customized advice, engineered solutions, re-rental options and used and new equipment sales, provide us with an integrated equipment services platform through which we are able to address substantially all of our customers’ needs and we intend to continue to develop these offerings. We also intend to continue to drive efficiencies through process-oriented initiatives that allow us to increase equipment utilization, reduce operating costs and free up available investment resources.
We intend to continue our strategy of selectively expanding the scope of our operations through the opening of new locations in existing markets that will provide added operating leverage. We will continue to diversify our rental portfolio by pursuing focused market growth into a variety of niche rental markets, including restoration, remediation, HVAC and disaster recovery, expanding across all construction and industrial verticals, as well as various specialty markets, in a variety of geographic locations. We also will look to add new locations in those markets and geographic locations that offer attractive growth opportunities, especially targeting local customers and specialty markets. We believe the North American market presents significant potential for growth, but we also plan to continue efforts to expand our international business by opening new company-operated joint venture and franchise locations, especially when we have opportunities to serve major North American customers with a global presence. At the same time, we will monitor and from time to time exit non-core, non-strategic operations, as we have done with the divestiture of our operations in France and Spain.
Our strategic acquisitions have allowed us to strengthen our position in a variety of specialty rental markets and have given us experience in evaluating, consummating and integrating strategic acquisitions. By acquiring certain bolt-on businesses we have the opportunity to expand our existing geographic footprint to better serve large multi-location customers. In addition, we believe that we can further improve our mix of rental revenue in order to create a customer portfolio that is less susceptible to industry-specific cycles, is more geographically diverse, and is better positioned to facilitate sustainable earnings growth.
Maintain and Strengthen Our National and Industrial Accounts Programs
As we continue efforts to stimulate organic growth, we plan to strengthen our national accounts and industrial accounts programs. We will continue to target the optimal customer mix that enables HERC to be one of a small number of rental companies that have the resources to service large customer needs and provide innovative business solutions. We also intend to emphasize strategic account management as we work to gain a greater share of the overall equipment rental spending of our existing customers in the national and industrial accounts sectors.
Leverage and Expand Our Footprint
HERC has one of the largest footprints in a fragmented industry. With 270 strategically located company-operated branches in the United States and Canada, our base of operations will allow HERC to strategically expand in existing North American markets providing further opportunities to expand our small to mid-size customer base while simultaneously providing additional operational efficiencies from economies of scale. We believe that we have opportunities in several markets to expand our presence, increase our geographic density and generate organic growth.
Use Customer-Facing Technology to Increase Customer Satisfaction and Improve Efficiency
Our advanced telematics and GPS-enabled platforms enable our customers to increase utilization and control their overall costs. Through our Hertz e-Services Program (“e-SP”) we have offered our customers an easy-to-use and personalized platform to improve the management of their equipment rental accounts and provide real-time information about all of their equipment rental usage. These platforms are an integral part of our suite of services, which is designed to provide our customers with a true end-to-end solution for renting, tracking, managing, maintaining and customizing their rental equipment needs and thereby increase customer satisfaction.
We also leverage technology to improve the efficiency of our operations. Our modeling software helps us to forecast demand as well as push real-time pricing intelligence to our experienced sales team. We are rolling out mobile application-based solutions to enable point of sale expansion, increase the speed at which we fulfill customer orders and increase customer satisfaction. We also are in the process of consolidating our information technology functions common to our branches, which will reduce costs and improve efficiency. These and other process initiatives allow us to better manage our fleet, improve customer service, increase equipment utilization and provide us with an opportunity to achieve higher profitability and return on capital.
Develop Our Employees, Foster Organizational Excellence and Continue to Drive Our Culture of Safety
Our management team’s leadership philosophy is centered around developing employees who are committed to our goals of being one of the world’s leading equipment rental companies. By attracting, retaining and developing our workforce and using programs to drive organizational and operational excellence, including continuous improvement strategies, we can develop leaders at every level of our business.
We are dedicated to providing training and development opportunities to our employees. We develop our employees’ skills through training programs focused on, among other things, safety, sales, leadership training and equipment-related training.
Our sales training programs are tailored to develop a sales force that is able to address the particular needs of the various categories of our customer base, such as customers in the construction, industrial, governmental and the more specialized industries that we serve. With respect to particularly large, complex or challenging projects, we develop curricula based on that specific project so that the employees involved are better able to meet the expectations of our customer. Our training programs address critical issues of workplace safety for our employees and customers. This promotes the protection of our employees and assets, as well as our protection from liability for accidental loss or employee injury.
Actions in Connection with the Spin-Off
Prior to the Spin-Off, Hertz Holdings will undertake a series of internal reorganization transactions (sometimes referred to herein as the “internal reorganization”) so that New Hertz will hold the entities associated with Hertz Holdings’ global car rental business, including Hertz, and HERC Holdings will hold the entities associated with Hertz Holdings’ global equipment rental business, including HERC. In addition to this internal reorganization and in connection with the Spin-Off, it is expected that HERC, which is to be a wholly owned subsidiary of HERC Holdings following the Spin-Off, will transfer to Hertz and its subsidiaries approximately $[ ] billion. To fund, among other things, such transfers and in connection with the Spin-Off, HERC expects to enter into appropriate financing arrangements. In this information statement, we refer to these transactions as the “related financing transactions.”
The expected amounts of cash transfers to be made to Hertz and its subsidiaries by HERC were determined based on a review of historical cash flows, and the near-term and medium-term expected cash flows of New Hertz and HERC Holdings subsequent to the Spin-Off, and are intended to ensure that each of New Hertz and HERC Holdings is adequately capitalized and has the appropriate level of cash resources at the time of the Spin-Off. The actual amounts of cash transfers made to Hertz and its subsidiaries by HERC prior to or in connection with the Spin-Off will depend upon the financial performance and cash position of HERC prior to the Spin-Off, among other factors. Hertz expects to use the cash proceeds from these transfers to repay third-party indebtedness, to fund the share repurchase program previously announced and reaffirmed by Hertz Holdings and that New Hertz expects to adopt for periods following the Spin-Off, and for general corporate purposes.
For further information concerning the transactions that are being effected in connection with the Spin-Off, see “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Separation and Distribution Agreement.”

Relationship Between New Hertz and HERC Holdings
After the Spin-Off, HERC Holdings will not own any New Hertz common stock, New Hertz will not own any HERC Holdings common stock and the two companies will be separate, independent public companies. In connection with the Spin-Off, Hertz Holdings (or a subsidiary thereof) will enter into a number of agreements with New Hertz (or a subsidiary thereof), including:

•	a separation and distribution agreement;

•	a tax matters agreement;

•	an employee matters agreement;

•	a transition services agreement;

•	an intellectual property agreement; and

•	certain real estate lease agreements.
These agreements will outline the specifics of the Spin-Off and govern the ongoing relationship between New Hertz and HERC Holdings after the completion of the Spin-Off. For a more complete description of the terms of these agreements, see “Relationship between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz.”
Risk Factors
Investing in or maintaining your investment in HERC Holdings common stock involves a high degree of risk. There are numerous risks related to (i) our business, including risks related to the industries in which we operate, (ii) our substantial indebtedness that we expect to incur in connection with the Spin-Off, and (iii) the Spin-Off and our separation from New Hertz, including risks related to our ability to operate as a stand-alone public company. If any of these or other risks occurs, our business, financial condition, and results of operations may be materially adversely affected. In such a case, the trading price of our common stock would likely decline, and you may lose part or all of your investment. There are also risks specific to the securities markets and ownership of HERC Holdings’ common stock, including risks related to the lack of a prior public market for our common stock. Certain of these risks are set forth in more detail in the “Risk Factors” section of this offering memorandum, which we urge you to carefully read in its entirety.
Corporate Information
HERC Holdings was incorporated in Delaware in 2005 and HERC was incorporated in Delaware in July 1965. Following the Spin-Off, we anticipate that our principal executive offices will be located at 27500 Riverview Center Blvd., Bonita Springs, Florida, 34134. Our telephone number is (239) 301-1000. We maintain a website at www.hertzequip.com. We expect to change our website address in connection with the Spin-Off. The reference to our website is intended to be an inactive textual reference only. Information found on, or accessible through, our website is not part of this information statement.

Summary Historical Combined Financial Data of HERC Holdings
The following tables present selected combined financial information and other data for HERC Holdings’ business. The selected combined statement of operations data for the years ended December 31, 2015, 2014, and 2013, and the selected combined balance sheet data as of December 31, 2015 and 2014 presented below were derived from our audited annual combined financial statements and the related notes thereto included elsewhere in this information statement. The selected combined statement of operations data for the year ended December 31, 2012 and 2011 and the selected combined balance sheet data as of December 31, 2013, 2012 and 2011 were derived from unaudited condensed combined financial statements not included herein.
Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented.
As such, our historical combined financial statements have been prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are derived from Hertz Holdings’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to the equipment rental operations, and include allocations of expenses from Hertz Holdings. The historical results are not necessarily indicative of HERC Holdings’ results in any future period and do not necessarily reflect what the financial position and results of operations of the equipment rental business would have been had HERC Holdings operated as a stand-alone public company during the periods presented, including changes that will occur as a result of or in connection with the Spin-Off.
The combined financial statements include net interest expense on loans receivable from and payable to affiliates and expense allocations for certain corporate functions historically performed by Hertz, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenues, operating expenses, headcount or other relevant measures. The provision for income taxes has been prepared on a separate return basis. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of corporate expenses from Hertz, are reasonable. Nevertheless, the combined financial statements may not include all of the expenses that would have been incurred had we been a stand-alone company during the years presented and may not reflect our combined financial position, results of operations and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.
You should read the following information in conjunction with the section of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited pro forma condensed combined financial statements and audited annual combined financial statements and the respective related notes thereto included elsewhere in this information statement.

(In millions, except per share data)	Years ended December 31,
	2015 (b)	2014 (b)	2013 (b)	2012 (b)	2011
Statement of Operations Data
Revenues:
Equipment rentals	$1,411.7	$1,455.8	$1,406.9	$1,260.2	$1,101.7
Sales of revenue earning equipment	161.2	198.7	198.1	228.2	250.6
Sales of new equipment, parts and supplies	92.1	95.4	113.7	104.8	92.4
Service and other revenues	13.2	20.5	16.9	15.1	13.1
Total revenues	1,678.2	1,770.4	1,735.6	1,608.3	1,457.8
Expenses:
Direct operating	706.2	718.9	673.9	636.9	576.9
Depreciation of revenue earning equipment	343.7	340.0	325.3	289.8	293.9
Cost of sales of revenue earning equipment	146.8	188.4	171.5	210.5	233.3
Cost of sales of new equipment, parts and supplies	73.0	77.5	89.9	82.1	72.8
Selling, general and administrative	270.5	248.6	204.3	212.6	176.7
Restructuring	4.3	5.7	10.1	8.7	18.3
Impairment	—	9.6	—	—	—
Interest expense, net	32.9	41.4	72.9	80.9	79.6
Other (income) expense, net	(56.1)	(4.2)	34.6	(1.8)	0.2
Total expenses	1,521.3	1,625.9	1,582.5	1,519.7	1,451.7
Income before income taxes	156.9	144.5	153.1	88.6	6.1
Provision for taxes on income	(45.6)	(54.8)	(55.0)	(27.2)	2.0
Net income	$111.3	$89.7	$98.1	$61.4	$8.1
Weighted average shares outstanding:
Basic	452.3	454.0	422.3	419.9	415.9
Diluted	456.4	464.4	463.9	448.2	444.8
Earnings per share(a):
Basic	$0.25	$0.20	$0.23	$0.15	$0.02
Diluted	$0.24	$0.20	$0.23	$0.14	$0.02

	As of December 31,
	2015	2014	2013	2012	2011
Balance Sheet Data
Cash and cash equivalents	$15.7	$18.9	$15.4	$23.2	$45.1
Total assets	3,406.8	3,611.3	4,132.1	3,710.2	3,209.2
Total debt(c)	136.7	866.1	673.5	1,072.0	767.3
Total equity	2,311.8	1,705.3	1,877.4	1,285.0	1,101.3

(a)
See Note 18 - Equity and Earnings Per Share to the notes to our combined financial statements included elsewhere in this information statement for a reconciliation of net income used in diluted earnings per share calculation.

(b)	Our results from 2012 and periods thereafter include the results of Cinelease from and after January 9, 2012, the date of its acquisition.

(c)	Includes net loans payable to affiliates as of December 31, 2015, 2014, 2013, 2012 and 2011 of $73.2 million, $449.0 million, $226.0 million, $397.7 million and $358.0 million, respectively.

Summary Unaudited Pro Forma Condensed Combined Financial Data of HERC Holdings

RISK FACTORS
Investing in or maintaining your investment in HERC Holdings common stock involves a high degree of risk. You should carefully consider each of the risks and uncertainties set forth below as well as the other information contained in this information statement before deciding to invest in our common stock. Any of the following risks and uncertainties could materially and adversely affect our business, financial condition, operating results or cash flows; however, the following risks and uncertainties are not the only risks and uncertainties facing us and it is possible that other risks and uncertainties might significantly impact us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition, results of operations, liquidity and cash flows. In such a case, the market price of our common stock could decline and you could lose all or part of your original investment.
Risks Related to Our Business
Our business is cyclical and a slowdown in worldwide economic conditions or adverse changes in the economic factors specific to the industries in which we operate, such as a decrease in the expected levels of infrastructure spending or the expected levels of rental versus ownership of equipment, could have adverse effects on our liquidity, cash flows and results of operations.
A substantial portion of our revenues are derived from the rental of equipment in the non-residential construction and industrial end markets, which are cyclical in nature. Our industry experienced a decline in construction and industrial activity as a result of the economic downturn that commenced in the latter part of 2008 and continued through 2010. The weakness in our end markets led to a decrease in the demand for our rental equipment and intensifying price competition from other equipment rental industry participants. In addition, other industries in which we operate, such as the oil and gas industry and the entertainment industry, may be subject to different factors and economic cycles that could have an effect on demand for our products and services within those industries. Recently, declines in oil prices have led to a significant slowdown in activity in the oil and gas industry, which has negatively affected our rentals to participants in this industry. Demand for our rentals are susceptible to market trends in oil and natural gas prices which have historically been volatile and are likely to continue to be volatile. While many areas of the global economy are improving, a slowdown in the economic recovery or worsening of economic conditions, in particular with respect to North American construction and industrial activities, could have an effect on demand for our products and services within those industries and ultimately could adversely affect our revenues and operating results.
The following factors, among others, may cause weakness in our end markets, either temporarily or long-term:

•	a decrease in expected levels of infrastructure spending;

•	a decrease in the expected levels of rental versus ownership of equipment;

•	the level of supply and demand for oil and natural gas;

•	government regulations, including the policies of governments regarding exploration for, and production and development of, oil and natural gas reserves;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	a lack of availability of credit;

•	an increase in the cost of construction materials;

•	an increase in interest rates;

•	adverse weather conditions, which may temporarily affect a particular region; or

•	terrorism or hostilities involving the United States, Canada, or international markets.
We face intense competition that may lead to downward pricing or an inability to increase prices.
The markets in which we operate are highly competitive. Competitive factors in our industry include the importance of customer loyalty, changes in market penetration, increased price competition, the introduction of new equipment, services and technology by existing and new competitors, changes in marketing, product diversity, sales and distribution capabilities and the ability to supply equipment and services to customers in a timely predictable manner. In addition, because we do not have multi-year contractual arrangements with many of our customers, these competitive factors could cause our customers to cease renting our equipment and shift suppliers. The equipment rental market is often highly fragmented, and we believe that price is one of the primary competitive factors in the equipment rental market. The internet has enabled cost-conscious customers to more easily compare rates available from rental companies. If we try to increase our pricing, our competitors, some of whom may have greater resources and better access to capital or lower fixed operating costs, may seek to compete aggressively on the basis of pricing. In addition, our competitors may reduce prices in order to attempt to gain a competitive advantage, capture market share or compensate for declines in rental activity. To the extent we do not match or remain within a reasonable competitive margin of our competitors’ pricing, our revenues and results of operations could be materially adversely affected. If competitive pressures lead us to match any of our competitors’ downward pricing and we are not able to reduce our operating costs, then our margins, results of operations and cash flows could be materially adversely impacted. Additionally, our business may be affected by changes in technology that impact the competitive environment and we could be further affected if we are not able to adjust the size of our rental fleet in response to changes in demand, whether such changes are due to competition or otherwise. See the section entitled “Business—Competition” in this information statement.
A decline in our relations with our key national account or industrial account customers or the amount of equipment they rent from us could materially adversely affect our business, financial position, results of operations, prospects and cash flows.
Our business depends on our ability to maintain positive relations with our key customers. Although we have established and maintain significant long-term relationships with our key national and industrial customers, we cannot assure you that all of these relationships will continue or will not diminish in some manner. In addition, we generally do not enter into multi-year contracts with our customers, and they generally do not have an obligation to rent our equipment from us. The loss of, or a diminution in, our relationship with any of our key customers could have a material adverse effect on us. Also, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue in future periods or, if continued, may not reach or exceed historical levels in any period. Further, we have no operational or financial control over our customers and have limited influence over how they conduct their businesses. If any of these customers fail to remain competitive in their respective markets or encounter financial or operational problems, our revenue and profitability may decline.
Equipment rental, especially in the construction industry, is generally a seasonal business and any occurrence that disrupts rental activity during our peak periods could materially adversely affect our liquidity, cash flows and results of operations.
Certain significant components of our expenses are fixed in the short-term, including real estate taxes, rent, insurance, utilities, maintenance and other facility-related expenses, the costs of operating our information technology systems and minimum staffing costs. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher, and lower profitability in periods when our revenues are lower. Our equipment rental business, especially in the construction industry, has historically experienced decreased levels of business from December until late spring and heightened activity during our third and fourth quarter until December. Any occurrence that disrupts rental activity during this period of heightened activity could have a disproportionately material adverse effect on our liquidity, cash flows and results of operations.
If our management is unable to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly, our results of operations could suffer.

Because fleet costs typically represent our single largest expense and fleet purchases are typically made weeks or months in advance of the expected use of the fleet, our business is dependent upon the ability of our management to accurately estimate future levels of rental activity and consumer preferences with respect to the mix of equipment in our fleet. To the extent we do not purchase a sufficient amount of equipment, or the right types of equipment, to meet consumer demand, we may lose revenue to our competitors. If we purchase too much equipment, our fleet utilization could be adversely affected and we may not be able to dispose of excess equipment in a timely and cost effective manner. As a result, if our management is unable to accurately estimate future levels of rental activity and determine the appropriate mix of equipment in our fleet, including because of changes in the competitive environment or economic factors outside of our control, our results of operations could suffer.

If we are unable to purchase adequate supplies of competitively priced equipment or the cost of the equipment we purchase increases, our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.
Reduced or limited supplies of equipment together with increased prices are risks that we face in our equipment rental business. The cost of new equipment could increase due to increased material costs for our suppliers or other factors beyond our control. Furthermore, changes in customer demand for particular types or brands of equipment that we buy could cause certain of our existing equipment to become obsolete or less favored by our customers and require us to purchase new equipment. If we are unable to obtain an adequate supply of equipment, or if we obtain less favorable pricing and other terms when we acquire equipment and are unable to pass on any increased costs to our customers, then our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.
If we are unable to collect on contracts with customers, our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.
One of the reasons some of our customers find it more attractive to rent equipment than to own that equipment is the need to deploy their capital elsewhere. This has been particularly true in industries with high growth rates such as the construction industry. However, some of our customers may have liquidity issues and ultimately may not be able to fulfill the terms of their rental agreements with us. We are exposed to the credit risk of our customers, and their failure to meet their financial obligations when due because of their bankruptcy, lack of liquidity, operational failure or other reasons could result in decreased sales and earnings for us. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase above historical levels and our financial condition, results of operations, liquidity and cash flows may be materially adversely affected. Further, delinquencies and credit losses generally would be expected to increase if there was a slowdown in the economic recovery or worsening of economic conditions.
The restatement of Hertz Holdings’ previously issued financial statements has been time-consuming and expensive and could expose us to additional risks that could materially adversely affect our financial position, results of operations and cash flows.
Hertz Holdings has incurred significant expenses, including audit, legal, consulting and other professional fees and lender and noteholder consent fees, in connection with the restatement of its previously issued financial statements and the ongoing remediation of weaknesses in Hertz Holdings’ internal control over financial reporting. Hertz Holdings has taken a number of steps, including adding significant internal resources and implementing a number of additional procedures, in order to strengthen the accounting function of the consolidated enterprise and attempt to reduce the risk of additional misstatements in its financial statements. In connection with the Spin-Off, HERC Holdings will inherit certain infrastructure and systems of Hertz Holdings and will receive certain transition services from New Hertz pursuant to the transition services agreement related to HERC Holdings’ internal accounting and finance functions, which will impact HERC Holdings’ internal control over financial reporting. To the extent the remediation of the material weaknesses in Hertz Holdings’ internal control over financial reporting is not complete prior to the Spin-Off, we could be forced to incur additional time and expense to remediate any material weaknesses in our internal control over financial reporting. For further information regarding Hertz Holdings’ restatements and material weaknesses, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Internal Control Over Financial Reporting."
Hertz Holdings is also subject to a number of claims, investigations and proceedings arising out of the misstatements in its financial statements, including investigations by the New York Regional Office of the SEC and a state securities regulator. See below under “The restatement of Hertz Holdings' previously issued financial results has resulted in government investigations, books and records demands and private litigation and could result in government enforcement actions and private litigation that could have a material adverse impact on our results of operations, financial condition, liquidity and cash flows.”

Hertz Holdings has identified material weaknesses in its internal control over financial reporting. HERC Holdings identified similar material weaknesses that, if not remediated prior to the Spin-Off, may adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Hertz Holdings’ management is responsible for establishing and maintaining adequate internal control over its financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. During 2014 management identified material weaknesses in Hertz Holdings’ internal control over financial reporting.
As a result of the material weaknesses, Hertz Holdings’ management concluded that its internal control over financial reporting was not effective as of December 31, 2015. The assessment was based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Hertz Holdings is actively engaged in remediation activities to address the material weaknesses, but its remediation efforts are not complete and are ongoing. In connection with the Spin-Off, HERC Holdings will inherit certain infrastructure and systems of Hertz Holdings and will receive certain transition services from New Hertz pursuant to the transition services agreement related to HERC Holdings’ internal accounting and finance functions, which will impact HERC Holdings’ internal control over financial reporting. If Hertz Holdings’ remedial measures are insufficient to address the material weaknesses prior to the Spin-Off, our internal control over financial reporting may continue to have material weaknesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Internal Control Over Financial Reporting." In addition, we may identify additional material weaknesses or significant deficiencies in our internal controls following the Spin-Off. Any of these occurrences may materially adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner. If we are unable to report our results in a timely and accurate manner, we may not be able to comply with the applicable covenants in our financing arrangements, and may be required to seek waivers or repay amounts under these financing arrangements earlier than anticipated, which could adversely impact our liquidity and financial condition. Although we will review and evaluate internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover weaknesses in our internal control over financial reporting. If we identify one or more material weaknesses, we may be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock and possibly impact our ability to obtain future financing on acceptable terms. We also may lose assets if we do not maintain adequate internal controls.
The restatement of Hertz Holdings’ previously issued financial results has resulted in government investigations, books and records demands, and private litigation and could result in government enforcement actions and private litigation that could have a material adverse impact on our results of operations, financial condition, liquidity and cash flows.
Hertz Holdings has become subject to securities class action litigation relating to certain of its public disclosures. In addition, the New York Regional Office of the SEC and a state securities regulator are currently investigating the events disclosed in certain of its filings with the SEC. Hertz Holdings has already expended and expects to continue to expend significant resources investigating the claims underlying and defending this litigation and responding to the demands and investigations. HERC Holdings, as the legal successor to Hertz Holdings, will continue to be subject to any such proceedings following the Spin-Off. Moreover, following the Spin-Off, we could become subject to private litigation or investigations, or one or more government enforcement actions, arising out of the misstatements in Hertz Holdings’ previously issued financial statements. While New Hertz and HERC Holdings intend to share any ultimate liability arising from proceedings of this nature pursuant to the separation and distribution agreement, we cannot estimate the potential exposure in these matters at this time, and such proceedings may require significant time and attention of our management and have a material adverse impact on our results of operations, financial condition, liquidity and cash flows. See “Relationship Between New Hertz and HERC Holdings-Agreements between New Hertz and HERC Holdings-Separation and Distribution Agreement-Sharing of Certain Liabilities. For additional discussion of these matters, see Note 13—Contingencies and Off-Balance Sheet Commitments, to the Notes to our combined financial statements included elsewhere in this information statement.
We have oral agreements with some of our suppliers of new equipment for sale and these suppliers may appoint additional distributors, sell directly to our customers, rent directly to our customers or unilaterally terminate our distribution agreements, which could have a material adverse effect on our financial condition, results of operations, liquidity and cash flows due to a reduction of, or inability to increase, our revenues from such operations.
We are a buyer and reseller of new equipment, parts and contractor supplies by leading, nationally-known original equipment manufacturers. We have both written and oral distribution agreements with suppliers of new equipment for sale. Under our oral agreements with these suppliers, we operate under our established course of dealing with the supplier and are subject to the applicable state law regarding such relationship. In most instances, the suppliers may appoint additional distributors, elect to sell to customers directly or unilaterally terminate their distribution agreements with us at any time without cause. Any such actions could have a material adverse effect on our financial condition, results of operations, liquidity and cash flows due to a reduction of, or an inability to increase, our revenues from these operations.
Our equipment rental fleet is subject to residual value risk upon disposition, and may not sell at the prices we expect.
The market value of our equipment at the time of its disposition could be less than its estimated residual value or its depreciated value at such time. A number of factors could affect the value received upon disposition of our equipment, including:

•	the market price for similar new equipment;

•	wear and tear on the equipment relative to its age and the performance of preventive maintenance;

•	the time of year that it is sold;

•	the supply of used equipment relative to the demand for used equipment, including as a result of changes in economic conditions or conditions in the markets that we serve; and

•	the existence and capacities of different sales outlets and our ability to develop and maintain different types of sales outlets.
Because we include in income from operations the difference between the sales price and the depreciated value of an item of equipment sold, a sale of equipment below its depreciated value could adversely affect our income from operations. Accordingly, our ability to reduce the size of our equipment rental fleet in the event of an economic downturn or to respond to changes in rental demand is subject to the risk of loss based on the residual value of rental equipment.
We incur maintenance and repair costs associated with our equipment rental fleet that could have a material adverse effect on our financial condition, results of operations, liquidity and cash flows in the event these costs are greater than anticipated.
As our fleet of rental equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time, and the risk of fleet equipment being out of service generally increase. Determining the optimal age at disposition for our rental equipment is subjective and requires considerable estimates by management. We have made estimates regarding the relationship between the age of our rental equipment, the maintenance and repair costs, the availability of our fleet and the market value of used equipment. If maintenance and repair costs are higher than estimated or in-service times or market values of used equipment are lower than estimated, our future financial condition, results of operations, liquidity and cash flows could be adversely affected.
We may not be successful with implementing our strategy of further reducing operating costs and our cost reduction initiatives may have adverse consequences.
We are continuing to implement initiatives to reduce our operating expenses. These initiatives may include headcount reductions, business process outsourcing, business process re-engineering, internal reorganization and other expense controls. We cannot assure you that our cost reduction initiatives will achieve any further success. Whether or not successful, our cost reduction initiatives involve significant expenses and we expect to incur further expenses associated with these initiatives, some of which may be material in the period in which they are incurred.
Even if we achieve further success with our cost reduction initiatives, we face risks associated with our initiatives, including declines in employee morale or the level of customer service we provide, the efficiency of our operations or the effectiveness of our internal controls. Any of these risks could have a material adverse impact on our results of operations, financial condition, liquidity and cash flows.
An impairment of our goodwill or our indefinite lived intangible assets could have a material non-cash adverse impact on our results of operations.
We review our goodwill and indefinite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable and at least annually. If economic deterioration occurs, then we may be required to record charges for goodwill or indefinite lived intangible asset impairments in the future, which could have a material adverse non-cash impact on our results of operations.

Doing business in foreign countries requires us to comply with U.S. and foreign anticorruption laws, economic sanctions programs and anti-boycott regulation.

Our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act (‘‘FCPA’’), economic sanction programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (‘‘OFAC’’) and the anti-boycott regulations administered by the U.S. Department of Commerce's Office of Antiboycott Compliance. As a result of doing business in foreign countries, we are exposed to a heightened risk of violating anti-corruption laws, OFAC regulations and anti-boycott regulations. The FCPA prohibits us from providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. As part of our business, we have to regularly deal with foreign officials for regulatory purposes and may deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. In addition, the provisions of the U.K. Bribery Act 2010 (the ‘‘Bribery Act’’) extend beyond bribery of foreign public officials and are more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Some of the international locations in which we operate lack a developed legal system and have higher than normal levels of corruption. Economic sanctions programs restrict our business dealings with certain sanctioned countries and other sanctioned individuals and entities. Violations of anti-corruption laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment. We have established policies and procedures designed to assist our compliance with applicable U.S. and foreign laws and regulations including the Bribery Act. However, there can be no assurance that our policies and procedures will effectively prevent us from violating these laws and regulations in every transaction in which we may engage, and such a violation could materially and adversely affect our reputation, business, financial condition, results of operations, prospects and cash flows. In addition, various U.S. state and municipal governments, universities and other investors maintain prohibitions or restriction on investments in companies that do business with sanctioned countries.

We may be unable to protect our trade secrets and other intellectual property rights, and our business could be harmed as a result.

We rely on trade secrets to protect our know-how and other proprietary information, including pricing, purchasing, promotional strategies, customer lists and/or suppliers lists. However, trade secrets are difficult to protect. While we believe we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. In addition, confidentiality agreements, if any, executed by the foregoing persons may not be enforceable or provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure.

We may fail to respond adequately to changes in technology and customer demands.
In recent years our industry has been characterized by rapid changes in technology and customer demands. For example, industry participants have taken advantage of new technologies to improve fleet efficiency, decrease customer wait times and improve customer satisfaction. Our ability to continually improve our current processes and products in response to changes in technology is essential in maintaining our competitive position and maintaining current levels of customer satisfaction. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced product offerings. The effects of these risks may, individually or in the aggregate, materially adversely affect our results of operations, liquidity and cash flows.
Our business is heavily reliant upon communications networks and centralized information technology systems and the concentration of our systems creates risks for us.
We rely heavily on communication networks and information technology systems, including the internet, to accept reservations, process rental and sales transactions, manage our pricing, manage our equipment fleet, manage our financing arrangements, account for our activities and otherwise conduct our business. Such systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches and natural disasters. Our reliance on these networks and systems exposes us to various risks that could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes, cause a failure to comply with our financing arrangements and otherwise materially adversely affect our ability to manage our business effectively. Our major information technology systems and accounting functions are centralized in a few locations worldwide. Any disruption, termination or substandard provision of these services, whether as the result of localized conditions (such as a fire, explosion or data security breach), failure of our systems to function as designed or events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and information technology functions or by eliminating access to financing arrangements. In connection with the Spin-Off, we will enter into a transition services agreement with New Hertz and will be reliant upon New Hertz for continued service with several information technology systems. Any disruption or poor performance of our systems could lead to lower revenues, increased costs or other material adverse effects on our results of operations.
Failure to maintain, upgrade and consolidate our information technology networks could adversely affect us.
We are continuously upgrading and consolidating our systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and acquiring new systems with new functionality. In particular, we, as part of the consolidated Hertz Holdings enterprise, currently have a material weakness in our internal control due, in part, to the weakness in our accounting system. In addition, we, as part of the consolidated Hertz Holdings enterprise, have decided to outsource a significant portion of our information technology services. These types of activities subject us to additional costs and inherent risks associated with outsourcing, replacing and changing these systems, including impairment of our ability to manage our business, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to outsourcing alternatives, new systems or of integrating new systems into our current systems. Our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the implementation of our outsourcing initiatives and new technology systems may cause disruptions in our business operations and have an adverse effect on our business and operations if not anticipated and appropriately mitigated. Our competitive position may be adversely affected if we are unable to maintain systems that allow us to manage our business in a competitive manner.
We also rely heavily on our information technology staff. If we cannot meet our staffing needs in this area, we may not be able to fulfill our technology initiatives while continuing to provide maintenance on existing systems. We rely on certain software vendors to maintain and periodically upgrade many of these systems so that they can continue to support our business. The software programs supporting many of our systems were licensed to us by independent software developers. The inability of these developers or us to continue to maintain and upgrade these information systems and software programs would disrupt or reduce the efficiency of our operations if we were unable to convert to alternate systems in an efficient and timely manner. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology, or with maintenance or adequate support of existing systems also could disrupt or reduce the efficiency of our operations. Additionally, any systems failures could impede our ability to timely collect and report financial results in accordance with applicable laws and regulations.

The misuse or theft of information we possess, including as a result of cyber security breaches, could harm our brand, reputation or competitive position and give rise to material liabilities.

We regularly possess, store and handle non-public information about individuals and businesses, including both credit and debit card information and other sensitive and confidential personal information. In addition, our customers regularly transmit confidential information to us via the internet and through other electronic means. Despite the security measures we currently have in place, our facilities and systems and those of our third-party service providers may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties also may attempt to gain access to our systems or facilities, or those of third parties with whom we do business, through fraud, trickery, or other forms of deception of our employees or contractors. Many of the techniques used to obtain unauthorized access, including viruses, worms and other malicious software programs, are difficult to anticipate until launched against a target and we may be unable to implement adequate preventative measures.
A compromise of our security systems resulting in unauthorized access to certain personal information about our customers or distributors could adversely affect our corporate reputation with our customers, distributors and others, as well as our operations, and could result in litigation against us or the imposition of penalties. Security breaches of this infrastructure can create system disruptions, shutdowns or unauthorized disclosure of confidential information. If we are unable to prevent such breaches, our operations could be disrupted, or we may suffer financial damage or loss because of lost or misappropriated information. In addition, most states have enacted laws requiring companies to notify individuals and often state authorities of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and brand, and it could cause the loss of customers. A security breach also could require that we expend significant additional resources related to our information security systems.

Our success as an independent company will depend on our ability to retain key members of our senior management team and other key personnel and attract new members of our senior management team and other key personnel.

Our ability to execute on our business plan and succeed as an independent company will depend upon the contributions of our senior management team, the members of which are relatively new to our organization, as well as other key personnel, such as our dedicated sales force. If we were to lose the services of any one or more members of our senior management team or other key personnel, whether due to death, disability, resignation or termination of employment, our ability to successfully implement our business strategy, financial plans, marketing and other objectives, could be significantly impaired. In addition, we will need to attract new members to fill those functions previously performed by employees of New Hertz. If we are unable to attract qualified employees to perform these functions, we may not be able to execute our business plan.

Our business operations are dependent upon our new senior management team and the ability of our other new employees to learn their new roles.

Within the past year, we have substantially changed our senior management team and have replaced many of the other employees performing key functions at our corporate headquarters. We have a new Chief Executive Officer who started on May 20, 2015 and many other new members of our senior management team. In addition, in connection with the transition of our corporate headquarters from Park Ridge, New Jersey to Bonita Springs, Florida, we have replaced many other employees in other key functions. As new employees gain experience in their roles, we could experience inefficiencies or a lack of business continuity due to loss of historical knowledge and a lack of familiarity of new employees with business processes, operating requirements, policies and procedures, some of which are new, and key information technologies and related infrastructure used in our day-to-day operations and financial reporting and we may experience additional costs as new employees learn their roles and gain necessary experience. It is important to our success that these key employees quickly adapt to and excel in their new roles. If they are unable to do so, our business and financial results could be materially adversely affected.

We may face issues with our union employees.
Labor contracts covering the terms of employment of approximately 240 employees in the U.S. and 170 employees in Canada are presently in effect under approximately 20 active contracts with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Union of Operating Engineers. These contracts are renegotiated periodically. Failure to negotiate a new labor agreement when required could result in a work stoppage. Although we believe that our labor relations have generally been good, it is possible that we could become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances could occur in the future. In addition, our non-union workforce has been subject to unionization efforts in the past, and we could be subject to future unionization, which could lead to increases in our operating costs and/or constraints on our operating flexibility.
Part of our strategy includes pursuing strategic transactions, which could be difficult to identify and implement, and could disrupt our business or change our business profile significantly.
Over the past several years, we have completed a number of acquisitions, serving a number of different markets. We have and may opportunistically consider the acquisition of other companies or service lines of other businesses that either complement or expand our existing business, or we may consider the divestiture of some of our businesses. We may consider and make acquisitions or divestitures both in countries in which we currently operate and elsewhere. Any acquisitions we may seek to consummate will be subject to the negotiation of definitive agreements, satisfactory financing arrangements and applicable governmental approvals and consents, including under applicable antitrust laws, such as the Hart-Scott-Rodino Act. We cannot assure you that we will be able to identify suitable transactions and, even if we are able to identify such transactions, that we will be able to consummate any such acquisitions or divestitures. Any future acquisitions or divestitures we pursue may involve a number of risks, including, but not limited to, some or all of the following:

•	the diversion of management’s attention from our core businesses;

•	the disruption of our ongoing business;

•	inaccurate assessment of undisclosed liabilities;

•	potential known and unknown liabilities of the acquired businesses and limitations of seller indemnities;

•	entry into markets in which we have limited or no experience, including geographies in which we have not previously operated;

•	the inability to integrate our acquisitions without substantial costs, delays or other problems, which may be complicated by the breadth of our international operations;

•	the incorporation of acquired service lines into our business;

•	the failure to realize expected synergies and cost savings;

•	the loss of key employees or customers of the acquired or divested business;

•	increasing demands on our operational systems;

•	the integration of information systems and internal controls; and

•	possible adverse effects on our reported operating results or financial position, particularly during the first several reporting periods after the acquisition is completed.

Any acquired entities or assets may not enhance our results of operations. Even if we are able to integrate future acquired businesses with our operations successfully, we cannot assure you that we will realize the cost savings, synergies or revenue enhancements that we anticipate from such integration or that we will realize such benefits within the expected time frame. Any acquisition also may cause us to assume liabilities, record goodwill and other intangible assets that will be subject to impairment testing and potential impairment charges, incur significant restructuring charges and increase working capital and capital expenditure requirements, which may reduce our return on invested capital.
If we were to undertake a substantial acquisition, the acquisition likely would need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or with other arrangements. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required, particularly because we expect to incur a substantial amount of indebtedness in connection with the Spin-Off and the terms of that indebtedness may limit the acquisitions we may pursue, which may make it difficult or impossible for us to secure financing for acquisitions. If we were to undertake an acquisition by issuing equity securities or equity-linked securities, the acquisition may have a dilutive effect on the interests of the holders of our common stock.
A significant divestiture could require the amendment or refinancing of our outstanding indebtedness or a portion thereof.
Some or all of our deferred tax assets could expire if we experience an "ownership change" as defined in Section 382 of the Code.
An "ownership change" could limit our ability to utilize tax attributes, including net operating losses, capital loss carryovers, excess foreign tax carry forwards, and credit carryforwards, to offset future taxable income. As of December 31, 2015, Hertz Holdings, on a consolidated basis, had U.S. federal net operating loss carryforwards of approximately $4.1 billion (which begin to expire in 2030). Following the Spin-Off, the net operating loss carryforwards will be split between HERC Holdings and New Hertz pursuant to the regulations promulgated under Section 1502 of the Code.  Our ability to use such tax attributes to offset future taxable income and tax liabilities may be significantly limited if we experience an "ownership change" as defined in Section 382(g) of the Code. In general, an ownership change will occur when the percentage of HERC Holdings, Inc.’s ownership (by value) of one or more "5-percent shareholders" (as defined in the Code) has increased by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the prior three years (calculated on a rolling basis). An entity that experiences an ownership change generally should be subject to an annual limitation on its pre-ownership change tax loss carryforward equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the IRS (subject to certain adjustments). The annual limitation accumulates each year to the extent that there is any unused limitation from a prior year. The limitation on our ability to utilize tax losses and credit carryforwards arising from an ownership change under Section 382 depends on the value of our equity at the time of any ownership change. If we were to experience an "ownership change,” it is possible that a significant portion of our tax loss carryforwards could expire before we would be able to use them to offset future taxable income. Many states adopt the federal section 382 rules and therefore have similar limitations with respect to state tax attributes.
We may experience fluctuations in our tax obligations and effective tax rate.

We are subject to taxes in the United States and numerous international jurisdictions. We record tax expense based on our estimates of future tax payments, which include reserves for estimates of probable settlements of international and domestic tax audits. At any one time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. As a result, we expect that throughout the year there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated. Further, our effective tax rate in a given period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction or by changes to existing accounting rules or regulations.

Changes to accounting rules or regulations may adversely affect our financial position and results of operations.

Changes to existing accounting rules or regulations may impact our future results of operations and our ability to comply with covenants under our credit agreements or cause the perception that we have substantially increased liabilities. In addition, new accounting rules or regulations and varying interpretations of existing accounting rules or regulations may be adopted in the future. For instance, accounting regulatory authorities have from time to time considered requiring lessees to capitalize operating leases in their financial statements. If adopted, such a change would require us to record operating lease obligations on our balance sheet and make other changes to our financial statements. This and other future changes to accounting rules or regulations could adversely affect our financial position, results of operations and liquidity.
We are exposed to a variety of claims and losses arising from our operations, and our insurance may not cover all or any portion of such claims. We also may be unable to renew our insurance policies under equivalent terms and conditions, including as a result of the Spin-Off.
We are exposed to a variety of claims arising from our operations, including (i) claims by third parties for injury or property damage arising from the operation of our equipment or acts or omissions of our personnel and (ii) workers’ compensation claims. We are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for public liability and property damage arising from the operation of equipment rented from us. We also are exposed to risk of loss from damage to our equipment and resulting business interruption. Our responsibility for such claims and losses is increased when we waive the provisions in certain of our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. Following the Spin-Off, we will mitigate our exposure to large liability losses arising from such claims by maintaining general liability, workers' compensation and vehicle liability insurance coverage through unaffiliated carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms. We will self-insure against losses associated with other risks not covered by these insurance policies. For example, we will be self-insured for group medical claims, though we will maintain “stop loss” insurance to protect ourselves from any one group medical claim loss exceeding a threshold amount, where such insurance is available on commercially reasonable terms.

These insurance policies often contain exclusions for certain types of claims, including those for punitive damages or arising from intentional misconduct. Moreover, in the event that insurance coverage does apply, we will bear a portion of the associated losses through the application of deductibles, self-retentions and caps in the insurance policies. For a company our size, such deductibles or self-retentions could be substantial. There is also no assurance that insurance policies of these types will be available for purchase or renewal on commercially reasonable terms, or at all, or that the premiums and deductibles under such policies will not substantially increase, including as a result of market conditions in the insurance industry or a possible loss of purchasing power following the Spin-Off as discussed below under “-Risks Related to the Spin-Off and Our Separation from New Hertz-We may experience increased costs resulting from a decrease in purchasing power as a result of our separation from New Hertz.”

If we were to incur one or more liabilities that are significant, individually or in the aggregate, and that are not fully insured, that we self-insure against or that our insurers dispute, it could have a material adverse effect on our financial condition. Even with adequate insurance coverage, we still may experience a significant interruption to our operations as a result of third party claims or other losses arising from our operations. See “Business—Insurance and Risk Management”

and Note 13—Contingencies and Off-Balance Sheet Commitments, to the audited combined financial statements included in this information statement.

Environmental, health, and safety laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could materially adversely affect our financial position, results of operations or cash flows.
Our operations are subject to numerous national, state and local laws and regulations governing environmental protection and occupational health and safety matters. These laws govern such issues as wastewater, storm water, solid and hazardous wastes and materials, air quality and matters of workplace safety. Under these laws and regulations, we may be liable for, among other things, the cost of investigating and remediating contamination at our sites as well as sites to which we sent hazardous wastes for disposal or treatment regardless of fault, and also fines and penalties for non-compliance. We use hazardous materials to clean and maintain equipment, dispose of solid and hazardous waste and wastewater from equipment washing, and store and dispense petroleum products from storage tanks at certain of our locations.
Based on the conditions currently known to us, we do not believe that any pending or likely remediation and compliance costs will have a material adverse effect on our business. We cannot be certain, however, as to the potential financial impact on our business if new adverse environmental, health, or safety conditions are discovered, or environmental, health, and safety requirements become more stringent. If we are required to incur environmental, health, or safety compliance or remediation costs that are not currently anticipated by us, our financial position, results of operations or cash flows could be materially adversely affected, depending on the magnitude of the cost. See the section entitled “Business—Environmental, Health, and Safety Matters and Governmental Regulation.”
The U.S. Congress and other legislative and regulatory authorities in the United States and internationally have considered, and likely will continue to consider, numerous measures related to climate change, greenhouse gas emissions and other laws and regulations affecting our end markets, such as oil, gas and other natural resource extraction. Should such laws and regulations become effective, demand for our services could be affected, our fleet and/or other costs could increase and our business could be materially adversely affected.
Our foreign operations expose us to risks that may materially adversely affect our financial position, results of operations, liquidity and cash flows.
We currently operate in a number of foreign countries. Operating in different countries exposes us to varying risks, which include: (i) multiple, and sometimes conflicting, foreign regulatory requirements and laws that are subject to change and can be much different than the domestic laws in the United States, including laws relating to taxes, insurance rates, insurance products, consumer privacy, data security, employment matters, cost and fee recovery, and the protection of our trademarks and other intellectual property; (ii) the effect of foreign currency translation risk, as well as limitations on our ability to repatriate income; (iii) varying tax regimes, including consequences from changes in applicable tax laws; (iv) local ownership or investment requirements, as well as difficulties in obtaining financing in foreign countries for local operations; and (v) political and economic instability, natural calamities, war, and terrorism.
In addition, because a portion of our operations are outside the United States, we are subject to limitations on our ability to repatriate funds to the United States. These limitations arise from regulations in certain countries that limit our ability to remove funds from or transfer funds to foreign subsidiaries, as well as from tax liabilities that would be incurred in connection with such transfers. The effects of these risks may, individually or in the aggregate, materially adversely affect our results of operations, liquidity, cash flows and ability to diversify internationally.

Adverse weather conditions could have a material adverse effect on our business, financial condition, results of operations, prospects and cash flows.

Unusually prolonged periods of cold, rain, blizzards, hurricanes or other severe weather patterns could delay, halt or postpone renovation and construction activity leading to reduced revenues in the seasonally high rental sales months. An unusually severe or prolonged winter also can lead to reduced construction and exacerbate the seasonal decline in our sales, cash flows from operations and results of operations.

Changes in the legal and regulatory environment that affect our operations, including laws and regulations relating to taxes, consumer rights, privacy, data security and employment matters could disrupt our business, increase our expenses or otherwise have a material adverse effect on our results of operations.

Our operations also expose us to a host of other national, state, local and foreign laws and regulations, in addition to legal, regulatory and contractual requirements we face as a government contractor. These laws and regulations address multiple aspects of our operations, such as taxes, consumer rights, privacy, data security and employment matters and also may impact other areas of our business. There are often different requirements in different jurisdictions. Changes in government regulation of our businesses have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances. Changes in these requirements, or any material failure by our operations to comply with them, could negatively impact our reputation, reduce our business, require significant management time and attention and generally otherwise adversely affect our consolidated financial position, results of operations or cash flows.
Future decreases in federal, state, provincial, local or foreign spending may have a material adverse effect on our results of operations.
Some of our customers provide services to federal, state, provincial, local or foreign government entities and agencies. Often such customers require equipment rental for a variety of projects, including construction or infrastructure improvement projects. If government entities and agencies reduce spending or allocate future funding in a manner which results in fewer construction or infrastructure improvement projects, then our customers may no longer require equipment rental to complete projects. Our ability to affect or otherwise change any government entity’s spending policies is limited. A prolonged decrease in such government spending may have a material adverse effect on our results of operations.
Risks Related to Our Substantial Indebtedness
The substantial level of indebtedness we expect to incur in connection with the Spin-Off could materially adversely affect our financial condition and ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry or materially adversely affect our results of operations, cash flows, liquidity and ability to compete in our industry.
After giving effect to the Pro Forma Transactions (as defined in “Unaudited Pro Forma Condensed Combined Financial Information”), including the related financing transactions, we expect our total debt to be approximately $[   ]           million. See “Unaudited Pro Forma Condensed Combined Financial Information” and “Description of Certain Indebtedness.” Our substantial indebtedness could materially adversely affect us. For example, it could: (i) make it more difficult for us to satisfy our obligations to the holders of our outstanding debt securities and to the lenders under our various credit facilities, resulting in possible defaults on, and acceleration or early amortization of, such indebtedness; (ii) be difficult to refinance or borrow additional funds in the future; (iii) require us to dedicate a substantial portion of our cash flows from operations and investing activities to make payments on our debt, which would reduce our ability to fund working capital, capital expenditures or other general corporate purposes; (iv) increase our vulnerability to general adverse economic and industry conditions (such as credit‑related disruptions), including interest rate fluctuations, because a portion of our borrowings are expected to be at floating rates of interest and are not hedged against rising interest rates, and the risk that one or more of the financial institutions providing commitments under our revolving credit facilities fails to fund an extension of credit under any such facility, due to insolvency or otherwise, leaving us with less liquidity than expected; (v) place us at a competitive disadvantage to our competitors that have proportionately less debt or comparable debt at more favorable interest rates or on better terms; and (vi) limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins. While the terms of the agreements and instruments governing our indebtedness contain certain restrictions upon our ability to incur additional indebtedness, they do not fully prohibit us from incurring substantial additional indebtedness and do not prevent us from incurring obligations that do not constitute indebtedness. If new debt or other obligations are added to our current liability levels without a corresponding refinancing or redemption of our existing indebtedness and obligations, these risks would increase.
Our ability to manage these risks will depend, among other things, on financial market conditions as well as our financial and operating performance, which, in turn, is subject to a wide range of risks, including those described under “—Risks Related to Our Business.”

If our capital resources (including borrowings under financing arrangements that we expect to enter into in connection with the Spin-Off and access to other refinancing indebtedness) and operating cash flows are not sufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced, among other things, to do one or more of the following: (i) sell certain of our assets; (ii) reduce the size of our equipment rental fleet; (iii) reduce or delay capital expenditures; (iv) obtain additional equity capital; (v) forgo business opportunities, including acquisitions and joint ventures; or (vi) restructure or refinance all or a portion of our debt on or before maturity.
We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. Furthermore, we cannot assure you that we will maintain financing activities and cash flows sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If we cannot refinance or otherwise pay our obligations as they mature and fund our liquidity needs, our business, financial condition, results of operations, cash flows, liquidity, ability to obtain financing and ability to compete in our industry could be materially adversely affected.
Substantially all of our consolidated assets are expected to secure certain of our indebtedness expected to be incurred in connection with the Spin-Off, which could materially adversely affect our debt and equity holders and our business.
Substantially all of our consolidated assets, including our equipment rental fleet, are expected to be subject to security interests under the financing arrangements that we expect to enter into in connection with the Spin-Off. As a result, the lenders under those financing arrangements would have a secured claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we may not have sufficient funds to pay in full, or at all, all of our creditors or make any amount available to holders of our equity. The same is true with respect to structurally senior obligations. In general, all liabilities and other obligations of a subsidiary must be satisfied before the assets of such subsidiary can be made available to the unsecured or junior creditors (or equity holders) of the parent entity.
Because substantially all of our assets are expected to be encumbered under financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have a material adverse effect on our financial flexibility and force us to attempt to incur additional unsecured indebtedness, which may not be available to us.
An increase in interest rates or in our borrowing margin would increase the cost of servicing our debt and could reduce our profitability.
A significant portion of our anticipated indebtedness is expected to bear interest at floating rates. As a result, to the extent we have not hedged against rising interest rates, an increase in the applicable benchmark interest rates would increase our cost of servicing our debt and could materially adversely affect our liquidity and results of operations.
In addition, we may in the future seek to refinance our indebtedness. If interest rates or our borrowing margins increase between the time an existing financing arrangement was consummated and the time such financing arrangement is refinanced, the cost of servicing our debt would increase and our liquidity and results of operations could be materially adversely affected.
Despite our current and anticipated level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.
We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the financing arrangements that we expect to enter into in connection with the Spin-Off may contain restrictions on the incurrence of additional indebtedness, these restrictions would be subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current and anticipated debt levels, the related risks that we and the guarantors of such debt face could intensify.

Risks Related to the Spin-Off and Our Separation from New Hertz
HERC Holdings has no operating history as a stand-alone public company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.
Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented.
Due to this accounting treatment of the Spin-Off, our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Hertz Holdings. Accordingly, the historical and pro forma financial information included herein do not necessarily reflect the results of operations, financial position and cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the following factors:

•
Prior to the Spin-Off, our equipment rental business was operated by Hertz Holdings as part of its broader corporate organization, rather than as an independent company. Hertz Holdings or one of its affiliates performed various corporate functions for us, including, but not limited to, accounting, auditing, corporate affairs, external reporting, human resources, information technology, legal services, risk management, tax administration, treasury, and certain governance functions (including internal audit and compliance with the Sarbanes-Oxley Act), many of which functions may be performed by Hertz or one of its affiliates for us on a transitional basis pursuant to the transition services agreement entered into in connection with the Spin-Off. Our historical and pro forma financial results reflect allocations of corporate expenses for these and similar functions. These allocations may be less than the comparable expenses we believe we would have incurred had we operated as a separate public company.

•
Currently, our equipment rental business is integrated with the car rental business of Hertz Holdings, which will be operated by New Hertz following the Spin-Off. Historically, we have shared economies of scale in costs, employees, vendor relationships and customer relationships. The loss of these benefits could have a material adverse effect on our cash flows, financial position and results of operations following the completion of the Spin-Off.

•
Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions, research and development and capital expenditures, have historically been satisfied as part of the enterprise-wide cash management policies of Hertz Holdings. Following the completion of the Spin-Off, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. The cost of capital for our business may be higher than Hertz Holdings’ cost of capital prior to the Spin-Off.

Other significant changes may occur in our cost structure, management, financing, risk profile and business operations as a result of operating as a public company separate from New Hertz. The adjustments and allocations we have made in preparing our historical and pro forma combined financial statements may not appropriately reflect our operations during those periods as if we had in fact operated as a stand-alone entity, or what the actual effect of our separation from New Hertz will be.
We will incur significant charges in connection with the Spin-Off and incremental costs as a stand-alone public company.
We will need to replicate or replace certain functions, systems and infrastructure to which we will no longer have the same access after the Spin-Off. We also may need to make investments or hire additional employees to operate without the same access to Hertz Holdings’ existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs is subject to change.
In connection with the Spin-Off, we will enter into a transition services agreement with New Hertz that will govern certain commercial and other relationships between New Hertz and us after the separation, including New Hertz’s or one of its affiliate’s provision of certain important corporate functions to us on a transitional basis. Under the transition services agreement, we will be able to use these services for a fixed term not to exceed two years established on a service-by-service basis and will pay New Hertz fees for such services, which will be based on the provider’s allocated costs of providing such services, and may include a mark-up for certain services. Because the transition services agreement was negotiated in the context of a parent-subsidiary relationship (i.e., between Hertz Holdings and New Hertz prior to the Spin-Off), the terms of the agreement may be more or less favorable to us than those that would be agreed to by parties bargaining at arm’s length for similar services and the fees charged for the services may be higher or lower than the costs reflected in the allocations in our historical and pro forma financial results. In addition, while services under the transition services agreement are being provided to us by New Hertz or its affiliates, our operational flexibility to modify or implement changes with respect to such services or the amounts we pay for them will be limited. Additionally, our ability to obtain replacement services if New Hertz fails to perform its obligations under the transition services agreement may be limited. For more information on the transition services agreement, see “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Transition Services Agreement.”
The transitional arrangements set forth in the transition services agreement may not fully capture the benefits our business has enjoyed as a result of being integrated with the car rental business of Hertz Holdings. Additionally, following termination or expiration of the agreement, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that we will receive from New Hertz or its affiliates under the transition services agreement. If we do not have our own adequate systems and business functions in place to replace these services, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, which could have a material adverse effect on our cash flows, financial position and results of operations.
We may experience increased costs resulting from a decrease in purchasing power as a result of our separation from New Hertz.
Historically, we have been able to take advantage of Hertz Holdings’ size and purchasing power in procuring goods, technology and services, including, among other things, insurance, employee benefit support and audit services. As a separate public company, we will be a smaller and less geographically diversified company than Hertz Holdings, and we may not have access to financial and other resources comparable to those available to Hertz Holdings prior to the Spin-Off. As a separate, stand-alone company, we may be unable to obtain goods, technology and services at prices and on terms as favorable as those available to us prior to the Spin-Off, which could have a material adverse effect on our business, financial condition and results of operations.
Moreover, our separation from New Hertz in connection with the Spin-Off may cause some of our existing agreements and licenses to be terminated. We cannot predict with certainty the effect that the Spin-Off and our separation from New Hertz will have on our business, our clients, our employees, our vendors or other persons.
The assets and resources that we retain in connection with the Spin-Off may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from New Hertz.
Because we have not operated as an independent company in the past, we will need to acquire assets and/or resources in addition to those that we retain in connection with the Spin-Off. We also may face difficulty in separating our assets from those being transferred to or maintained by New Hertz, as contemplated by the separation and distribution agreement to be entered into in connection with the Spin-Off, and in integrating newly acquired assets and/or resources into our business, despite certain assistance with such integration to be provided to us pursuant to the transition services agreement. Our business, financial condition and results of operations could be harmed if we fail to acquire assets and/or resources important to our operations or if we incur unexpected costs in separating our assets from New Hertz’s assets or integrating newly acquired assets and/or resources.

We will assume and share with New Hertz responsibility for certain liabilities in connection with the Spin-Off, any of which could have a material adverse effect on our business, financial condition and results of operations.
Pursuant to the separation and distribution agreement to be entered into in connection with the Spin-Off between Hertz Holdings and New Hertz, which will in part govern our relationship with New Hertz following the Spin-Off, HERC Holdings will assume, among other things, liabilities associated with its equipment rental business and related assets, whether such liabilities arise prior to or subsequent to the Spin-Off, and will be responsible for a portion of certain shared liabilities not otherwise specifically allocated to us or New Hertz under the separation and distribution agreement. Furthermore, HERC Holdings will agree to indemnify New Hertz for any losses (or its proportionate share of such losses) arising from such liabilities, as well as any other liabilities of HERC Holdings assumed pursuant to the separation and distribution agreement. The amount of such liabilities could be greater than anticipated and have a material adverse effect on our business, financial condition and results of operations. See “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Separation and Distribution Agreement.”
As a result of our separation from New Hertz in connection with the Spin-Off, we will lose Hertz’s brand and reputation.
Our primary operating subsidiary, HERC, operates under the name “Hertz Equipment Rental Corporation,” in addition to conducting operations using the "HERC" name. We believe the association with Hertz has contributed to our building relationships with our customers due to Hertz’s globally recognized brand and perceived high-quality car and equipment rental products. In connection with the Spin-Off, Hertz Holdings will be renamed “Herc Holdings Inc.” We also expect to rename HERC “Herc Rentals Inc.” and that it will continue to utilize the “HERC” name as part of its Herc Rentals brand. We cannot predict with certainty how our new Herc Rentals brand will be received in the marketplace. Although Hertz Holdings and New Hertz will enter into an intellectual property agreement pursuant to which, among other things, we will be granted a license to continue to use certain intellectual property associated with the Hertz brand, this licensing arrangement will only be effective for a limited period of four years to allow us to transition to our new brand. The loss of Hertz’s brand and reputation could adversely affect our ability to attract and retain customers to the extent our new brand is not accepted in the marketplace, which could result in reduced equipment rental and other revenues.

The Spin-Off may adversely affect our business, and we may not achieve some or all of the expected benefits of the Spin-Off.
We may not be able to achieve the full strategic and financial benefits expected to result from our separation from New Hertz, or such benefits may be delayed or not occur at all. These benefits include the following:

•
improving strategic planning, increasing management focus and streamlining decision-making by providing the flexibility to implement our strategic plan and to respond more effectively to different customer needs and the changing economic environment;

•
allowing us to adopt the capital structure, investment policy and dividend policy best suited to our financial profile and business needs, as well as resolving the current competition for capital among Hertz Holdings’ businesses;

•	creating an independent equity structure that will facilitate our ability to effect future acquisitions utilizing our common stock; and

•
facilitating incentive compensation arrangements for employees more directly tied to the performance of our business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

We may not achieve the anticipated benefits of the Spin-Off for a variety of reasons. There also can be no assurance that the Spin-Off will not adversely affect our business.
If, following the completion of the Spin-Off, there is a determination that any of the Spin-Offs is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling or tax opinions are incorrect or for any other reason, then HERC Holdings and its stockholders could incur significant U.S. federal income tax liabilities and New Hertz could incur significant liabilities.
Completion by Hertz Holdings of the Spin-Off is conditioned on, among other things, the absence of revocation or modification in any material respect of the private letter ruling that Hertz Holdings received from the IRS to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, and (ii) the internal spin-off transactions will qualify as tax free under Section 355 of the Code. A private letter ruling from the IRS generally is binding on the IRS. The favorable IRS ruling has been received by Hertz Holdings; however, the IRS ruling does not rule that the Spin-Offs satisfy every requirement for a tax-free spin-off, and Hertz Holdings will rely solely on the opinions of tax advisors described below to determine that such additional requirements are satisfied. It is a condition to the Spin-Off that Hertz Holdings receive opinions of KPMG LLP and Debevoise & Plimpton LLP, tax advisors to Hertz Holdings, to the effect that the Spin-Offs will qualify as transactions that are described in Section 355 of the Code. The ruling and the opinions will rely on certain facts, assumptions, representations and undertakings from Hertz Holdings and New Hertz regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied and the Spin-Off occurs, HERC Holdings, its affiliates and its stockholders may not be able to rely on the ruling or the opinions of tax advisors and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinions of tax advisors, the IRS could determine on audit that the Spin-Offs and related transactions are taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of HERC Holdings or New Hertz after the Spin-Off. If the Spin-Offs or related transactions are determined to be taxable for U.S. federal income tax purposes, HERC Holdings and its stockholders could incur significant U.S. federal income tax liabilities, including taxation on the value of the New Hertz common stock received in the Spin-Off, and New Hertz could incur significant liabilities. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Offs.”
If either HERC Holdings or New Hertz takes or fails to take actions that cause the Spin-Offs to fail to qualify as tax-free transactions, the party that causes the Spin-Offs to be taxable will be required to indemnify the other for any resulting taxes and related losses.
Under the tax matters agreement between Hertz Holdings and New Hertz, if either HERC Holdings or New Hertz takes or fails to take any action (or permits any of its affiliates to take or fail to take any action) that causes the Spin-Offs to be taxable, or if there is an acquisition of the equity securities or assets of either party (or equity securities or assets of any member of that party’s group) that causes the Spin-Offs to be taxable, that party will be required to indemnify the other party for any resulting taxes and related losses.
If any of the Spin-Offs were taxable to any of the applicable companies, such companies would recognize gain equal to the excess, if any, of the fair market value of the stock distributed over the tax basis in that stock, and HERC Holdings and its affiliates would have to pay tax on that gain. The amount of tax would be substantial, and the party causing the Spin-Offs to be taxable may not have sufficient financial resources to operate its business after paying any resulting taxes and related losses. For a more detailed description of the sharing of tax liabilities between HERC Holdings and New Hertz, see “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Tax Matters Agreement.”
The ability of HERC Holdings and New Hertz to engage in financings and acquisitions and other strategic transactions using equity securities is subject to limitations because of the U.S. federal income tax requirements for a tax-free distribution.
Current tax law generally creates a presumption that the Spin-Off would be taxable to HERC Holdings (but not to its stockholders) if either HERC Holdings or New Hertz engages in, or enters into an agreement to engage in, a transaction that would result in a fifty percent (50%) or greater change (by vote or by value) in stock ownership during the four-year period beginning on the date that begins two years before the distribution date, unless it is established that the transaction is not pursuant to a plan or series of transactions related to the Spin-Off.
To preserve the tax-free treatment of the Spin-Off, under the tax matters agreement between Hertz Holdings and New Hertz, each of HERC Holdings and New Hertz will be subject to restrictions (including restrictions on share issuances and redemptions, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the Spin-Off. These restrictions may prevent HERC Holdings and New Hertz from entering into transactions that might be advantageous to them, such as issuing equity securities to satisfy financing needs or acquiring businesses or assets by issuing equity securities. Many of HERC Holdings’ and New Hertz’s competitors are not subject to similar restrictions, and therefore may have a competitive advantage over HERC Holdings and New Hertz in this regard.

HERC Holdings and New Hertz could incur significant tax liability if the other party fails to pay the tax liabilities attributable to it under the tax matters agreement.
Under U.S. federal income tax laws, HERC Holdings and New Hertz (or certain of its subsidiaries) are jointly and severally liable for Hertz Holdings’ federal income taxes attributable to certain periods prior to or including the taxable year of Hertz Holdings during which the Spin-Off occurs. Although the tax matters agreement allocates responsibility for tax liabilities between HERC Holdings and New Hertz, if either HERC Holdings or New Hertz fails to pay the taxes for which it is responsible under the tax matters agreement, the other party may be liable for these unpaid liabilities. Certain other jurisdictions may have similar rules. For a discussion of the tax matters agreement, please see “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Tax Matters Agreement.”
The Spin-Off may be challenged by creditors as a fraudulent transfer or conveyance.
If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of HERC Holdings, a court were to find that, at the time that HERC Holdings undertook the Spin-Off and related transactions:

•
the Spin-Off and related transactions were undertaken with the intent of hindering, delaying or defrauding current or future creditors, or HERC Holdings received less than reasonably equivalent value or fair consideration in connection with the Spin-Off and related transactions; and

•	HERC Holdings:

•	was insolvent, or was rendered insolvent, by reason of the completion of the Spin-Off and related transactions,

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment was unsatisfied, the court could rescind the Spin-Off or require HERC Holdings or New Hertz, as the case may be, to fund liabilities of the other for the benefit of creditors.
The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, HERC Holdings would be considered insolvent if, at the time that HERC Holdings undertook the Spin-Off and related transactions, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether HERC Holdings was solvent at the relevant time, or whether, whatever standard was used, the Spin-Off would be rescinded or other liabilities would be imposed on either HERC Holdings or New Hertz, as the case may be, on another of the grounds described above. We believe that no basis exists to challenge the Spin-Off as a fraudulent transfer or conveyance under the foregoing standards. However, in reaching such conclusion we have relied upon the advice of our third party advisors and our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court would reach the same conclusion.

If the Spin-Off is not a legal dividend, it could be held invalid by a court and have a material adverse effect on the business, financial condition and results of operations of HERC Holdings and New Hertz.
The declaration of the Spin-Off of shares of New Hertz common stock made to effect the Spin-Off is governed by the Delaware General Corporation Law (the “DGCL”). Under the DGCL, there are certain restrictions on a corporation’s ability to distribute its property, including the shares of the common stock of a subsidiary, as a dividend. Generally, under the DGCL a dividend may only be paid out of the corporation’s surplus or its net profits. If the Spin-Off is found invalid under the DGCL, a court could seek to have the Spin-Off rescinded. The resulting complications, costs and expenses could have a material adverse effect on the business, financial condition and results of operations of HERC Holdings and New Hertz.
After the Spin-Off, certain of the directors and executive officers of HERC Holdings and New Hertz may have conflicts of interest because of their ownership of both HERC Holdings and New Hertz common stock.
    After the Spin-Off, certain of the directors of New Hertz and executive officers of both HERC Holdings and New Hertz will own shares of both HERC Holdings and New Hertz common stock because of their prior relationship with Hertz Holdings. This stock interest could create, or appear to create, potential conflicts of interest when HERC Holdings’ executive officers and New Hertz’s directors and executive officers are faced with decisions that could have different implications for HERC Holdings and New Hertz. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between HERC Holdings and New Hertz regarding terms of the agreements governing the Spin-Off and the relationship between HERC Holdings and New Hertz thereafter, including the separation and distribution agreement, the employee matters agreement, the tax matters agreement, the transition services agreement, the intellectual property agreement and real estate arrangements. Potential conflicts of interest could also arise if HERC Holdings and New Hertz enter into any commercial arrangements in the future.
Risks Related to the Securities Markets and Ownership of HERC Holdings Common Stock
The securities of HERC Holdings, as a public company separate from New Hertz, have no prior public market. An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above a price which, when combined with the value of your New Hertz common stock received in the Spin-Off, equals or exceeds the value of your pre-Spin-Off Hertz Holdings common stock.
Prior to the Spin-Off, there has been no public market for the common stock of HERC Holdings, as a public company separate from New Hertz, which will operate Hertz Holdings’ car rental business. Similarly, there has been no prior public market for the common stock of New Hertz, which is a newly formed company established to hold the car rental business, the shares of which are to be distributed to the Hertz Holdings’ stockholders pursuant to the Spin-Off. An active trading market for shares of our common stock may not be sustained following the Spin-Off, nor can we predict the market characteristics of the shares of New Hertz common stock following the Spin-Off. If an active trading market is not sustained, you may have difficulty selling your shares of common stock at an attractive price, or at all. We cannot predict the prices at which shares of our common stock or the common stock of New Hertz may trade after the Spin-Off. Similarly, we cannot predict whether the combined market value of the shares of our common stock you hold after the Spin-Off and the common stock of New Hertz you receive in the Spin-Off will be less than, equal to or greater than the market value of the common stock of Hertz Holdings prior to the Spin-Off.
An inactive market also may impair our ability to raise capital by selling our common stock, and it may impair our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration.
The market price of our common stock may fluctuate significantly after the Spin-Off.
The market price of HERC Holdings common stock could fluctuate significantly due to a number of factors, including, but not limited to:

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our financial position, results of operations, liquidity or cash flows;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	ongoing remediation of weaknesses in Hertz Holdings' internal control over financial reporting;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	announcements by us or our competitors of significant acquisitions, dispositions, innovations or new programs and services;

•	changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock after the Spin-Off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	general economic conditions and overall market fluctuations; and

•	the trading volume of our common stock.
In addition, the realization of any of the risks described in these “Risk Factors” could have a material and adverse impact on the market price of our common stock in the future and cause the value of your investment to decline. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance.
The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies’ operating performance. If the market price of our common stock reaches an elevated level following the Spin-Off, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against the company. If we were to be involved in a class action lawsuit, it could divert the attention of senior management, and, if adversely determined, have a material adverse effect on our business, results of operations and financial condition.
In addition, following the Spin-Off, HERC Holdings will have a substantially smaller market capitalization than Hertz Holdings, which likely will cause a substantial shift in the makeup of HERC Holdings’ stockholder base. As this shift occurs, there are likely to be significant fluctuations in the prices at which HERC Holdings common stock trades.
If securities or industry analysts adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.
The trading market for our common stock could be influenced by the research and reports that industry or securities analysts may publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.
Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will continue to be subject following the Spin-Off.
The financial results of our equipment rental business were previously included within the consolidated results of Hertz Holdings. Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented.
We will continue to be required to file annual and quarterly reports and other information pursuant to the Exchange Act with the SEC. We will be required to ensure that we have the ability to prepare financial statements included in such reports, as if HERC Holdings were a stand-alone company for all periods presented, that comply with SEC reporting requirements on a timely basis. We also will continue to be subject to other reporting and corporate governance requirements, including the NYSE listing standards and certain provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the regulations promulgated thereunder, which impose significant compliance obligations upon us. Specifically, we will continue to be required to:

•	prepare and distribute periodic reports and other stockholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

•	maintain compliance and internal audit functions;

•
evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	involve and retain outside legal counsel and accountants in connection with the activities listed above; and

•	maintain internal policies, including those relating to disclosure controls and procedures.
Prior to the Spin-Off, many of these functions were handled by infrastructure and support staff, including accounting staff, that will be transferred to New Hertz in connection with the Spin-Off. Although we will receive certain transition services from New Hertz or its affiliates with respect to these functions pursuant to the transition services agreement, we will be required to commit significant resources and management oversight to the above-listed requirements after the Spin-Off, which will cause us to incur significant costs and which will place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. In addition, we might not be successful in maintaining and/or implementing these requirements.
If we are unable to implement the reporting requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we and our independent registered public accounting firm may not be able to provide a favorable report on the adequacy of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis and may suffer adverse regulatory consequences or violations of NYSE listing standards. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. See “—Risks Related to Our Business—Hertz Holdings has identified material weaknesses in its internal control over financial reporting which could, if not remediated prior to the Spin-Off, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.”
HERC Holdings will be a holding company with no operations of its own and will depend on its subsidiaries for cash.
The operations of HERC Holdings will be conducted nearly entirely through its subsidiaries and its ability to generate cash to meet its debt service obligations or to pay dividends on its common stock will be dependent on the earnings and the receipt of funds from its subsidiaries via dividends or intercompany loans. However, none of the subsidiaries of HERC Holdings will be obligated to make funds available to HERC Holdings for the payment of dividends or the service of its debt. In addition, certain states' laws and the terms of certain of our debt agreements that we expect to enter into in connection with the Spin-Off may significantly restrict, or prohibit, the ability of HERC Holdings’ subsidiaries to pay dividends, make loans or otherwise transfer assets to HERC Holdings, including state laws that require dividends to be paid only from surplus. If HERC Holdings does not receive cash from its subsidiaries, then HERC Holdings’ financial condition could be materially adversely affected.
The market price of our common stock could decline as a result of the sale or distribution of a large number of shares of our common stock in the market after the Spin-Off or the perception that a sale or distribution could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.
We are unable to predict whether significant amounts of Hertz Holdings common stock will be sold in the open market in anticipation of, or HERC Holdings common stock will be sold in the open market following, the Spin-Off, as well as the potential negative effects that these sales could have on the price of our common stock. In recent years, several shareholders, most notably affiliates of Carl Icahn, have accumulated significant amounts of Hertz Holdings common stock. It is possible that some HERC Holdings shareholders, including possibly some of its largest shareholders, may sell HERC

Holdings common stock for reasons such as that our business profile or market capitalization as a publicly traded company separate from New Hertz does not fit their investment objectives.
Sales or distributions of substantial amounts of our common stock in the public market after the Spin-Off, or the perception that such sales or distributions will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. As of [ ], 2016, there were [ ]                          shares of Hertz Holdings common stock issued and outstanding, which are freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless acquired by our “affiliates” as that term is defined in Rule 144 under the Securities Act. In addition, all shares of Hertz Holdings common stock acquired upon exercise of stock options and other equity-based awards granted under Hertz Holdings stock incentive plans also will be freely tradable under the Securities Act unless acquired by our affiliates. A maximum of 32.7 million shares of common stock are reserved for issuance under Hertz Holdings stock incentive plans, some of which have been issued as of the date of this information statement. Certain of the awards under the stock incentive plans will be adjusted into awards of New Hertz in connection with the Spin-Off.
Following the Spin-Off, HERC Holdings also may issue additional common stock for a number of reasons, including to finance our operations and business strategy (including acquisitions), to adjust our ratio of debt to equity, or to provide incentives pursuant to certain executive compensation arrangements. Such future issuances of equity securities, or the expectation that they will occur, could cause the market price for our common stock to decline. The price of our common stock also could be affected by hedging or arbitrage trading activity that may exist or develop involving our common stock.
Your percentage ownership in us may be diluted by future issuances of capital stock or securities or instruments that are convertible into our capital stock, which could reduce your influence over matters on which stockholders vote.
Our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our obligations under our incentive plans, shares of our authorized but unissued preferred stock and securities and instruments that are convertible into our common stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.
We have no current plans to pay dividends on our common stock, and our ability to pay dividends on our common stock may be limited.
We have no current plans to pay dividends on our common stock. Our payment of dividends on our common stock in the future will be determined by our board of directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors. The agreements governing the financing arrangements that we expect to enter into in connection with the Spin-Off may contain certain restrictions on our ability to pay dividends on our common stock, other than dividends payable solely in shares of our capital stock.
In addition, any of our indentures and other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including our common stock. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay dividends in cash on our common stock, we may be so restricted from paying dividends in cash on our common stock unless we can refinance the amounts outstanding under those agreements.
In addition, under the DGCL our board of directors may declare dividends on our capital stock only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and the DGCL to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends in cash on our common stock.
As a result, capital appreciation, if any, of our common stock may be your sole source of potential gain for the foreseeable future. We cannot predict whether the combined market value of the shares of our common stock you hold after the Spin-Off and the common stock of New Hertz you receive in the Spin-Off will be less than, equal to or greater than the market value of the common stock of Hertz Holdings prior to the Spin-Off.

Provisions of our Certificate of Incorporation and our By-Laws could discourage potential acquisition proposals and could deter or prevent a change in control.
The by-laws of HERC Holdings will be the same as the By-Laws of Hertz Holdings. The certificate of incorporation of HERC Holdings also will be the same as the Certificate of Incorporation of Hertz Holdings. Our Certificate of Incorporation and By-Laws contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include:

•
a board of directors that will initially be divided into three classes with staggered terms, although in May 2014 Hertz Holdings amended the Certificate of Incorporation to provide for declassification of its board of directors, such that all directors will be elected on an annual basis beginning at the 2017 annual meeting of stockholders;

•
limitations on the right of stockholders to remove directors, although such limitations expire upon the completion of the declassification of the board of directors at the 2017 annual meeting of stockholders;

•
granting to the board of directors sole power to set the number of directors and to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•
the ability of our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

•	prohibiting our stockholders from acting by written consent;

•	prohibiting our stockholders from calling special meetings of stockholders;

•	the absence of cumulative voting; and

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings.
We believe that these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is in our best interests and that of our stockholders. Any or all of the foregoing provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. For more information, see “Description of Capital Stock.”

CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS
Certain statements contained in this information statement include “forward‑looking statements.” Forward‑looking statements include information concerning HERC Holdings’ liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward‑looking statements due to a variety of important factors, both positive and negative. Many factors, including, without limitation, those risks and uncertainties discussed in “Risk Factors,” could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward‑looking statements.
Some important factors that could affect our actual results include, among others, those disclosed under "Risk Factors" and the following:

•	the impact of the Spin-Off and related transactions on our stock price;

•	our ability to operate as a stand-alone public company without many of the resources previously available to us as part of the combined company of Hertz Holdings;

•
our ability to achieve the expected benefits of our separation from the business of New Hertz through the Spin-Off, which include improved strategic and operational efficiency, improved access to capital, improved alignment of employee incentives with our performance and growth objectives and the use of our equity to facilitate future acquisitions;

•
adverse changes in the economic factors specific to the industries in which we operate, such as a decrease in expected levels of infrastructure spending or a decrease in the expected levels of rental versus ownership of equipment;

•
significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets on rental volume and pricing, including on our pricing policies or use of incentives;

•	adverse changes in relations with our key national account or industrial account customers;

•	occurrences that disrupt rental activity during our peak periods;

•	our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability;

•	an increase in our rental equipment costs as a result of an increase in the cost of new equipment and/or a decrease in the price at which we dispose of used equipment;

•	our ability to remediate any material weaknesses in our internal controls over financial reporting that may exist or arise;

•	our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly;

•
our ability to achieve and maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness;

•	a major disruption in our communication or centralized information networks;

•
financial instability of the manufacturers of our equipment, which could impact their ability to perform under agreements with us and/or their willingness or ability to make equipment available to us or the equipment rental industry on commercially reasonable terms;

•	our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

•	our ability to successfully integrate acquisitions and complete dispositions;

•	costs and risks associated with litigation and investigations;

•
risks related to our substantial amount of proposed indebtedness to be incurred in connection with the Spin-Off in the related financing transactions, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins;

•
changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings;

•
changes in existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates;

•
our ability to retain the services of any one or more members of our senior management team or other key personnel, such as our dedicated sales force, and our ability to attract qualified employees to perform these functions;

•	the effect of tangible and intangible asset impairment charges;

•	shortfalls in our insurance coverage;

•	our exposure to fluctuations in foreign exchange rates; and

•	other risks described from time to time in periodic and current reports that we will file with the SEC.
In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this information statement might not prove to be accurate and you should not place undue reliance upon them. All forward‑looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward‑looking statements, whether as a result of new information, future events or otherwise.

THE SPIN-OFF
Background of the Spin-Off
On March 18, 2014 Hertz Holdings announced board approval of a plan to separate its business into two separate independent public companies, one of which will operate Hertz Holdings’ global car rental business and the other of which will operate its global equipment rental business, by means of a tax-free Spin-Off. In connection with the Spin-Off, Hertz Holdings will undertake the internal reorganization described under “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Separation and Distribution Agreement,” including causing The Hertz Corporation, or “Hertz,” as well as the other subsidiaries of Hertz Holdings that conduct its global car rental business, to become subsidiaries of Hertz Holdings’ newly formed, wholly owned subsidiary, Hertz Rental Car Holding Company, Inc., or “New Hertz.” Following the internal reorganization, Hertz Holdings will distribute to its stockholders all of the issued and outstanding shares of common stock of New Hertz via dividend. Following the Spin-Off, New Hertz will operate Hertz Holdings’ global car rental business through its operating subsidiaries, including Hertz, and Hertz Holdings (Hertz Holdings being referred to, following the Spin-Off, as “HERC Holdings”) will continue to operate Hertz Holdings’ global equipment rental business through its operating subsidiaries, including HERC.
The Spin-Off is subject to the satisfaction or waiver of certain conditions and Hertz Holdings’ board of directors’ ongoing consideration of the Spin-Off. See “—Conditions to the Spin-Off.” If all conditions to the Spin-Off are satisfied or waived by the board of directors of Hertz Holdings in its sole discretion, at the close of business on the distribution date, [ ], 2016, for every [five] whole shares of Hertz Holdings common stock held by you as of the close of business on [ ], 2016, the record date for the distribution, you will receive one share of New Hertz common stock, as described below.
    Please note that you will not be required to pay any cash or other consideration for the shares of New Hertz common stock distributed to you or to surrender or exchange your shares of Hertz Holdings common stock to receive the dividend of New Hertz common stock in the Spin-Off, or to receive cash in lieu of fractional shares thereof. Following the Spin-Off, you will continue to own your shares of HERC Holdings common stock, and, if you were a Hertz Holdings stockholder as of the record date for the Spin-Off and hold at least [five] shares of Hertz Holdings common stock, you also will receive shares of New Hertz common stock. The Spin-Off will not, except in connection with the reverse stock split discussed below, otherwise change the number of outstanding shares of HERC Holdings common stock.
No vote of Hertz Holdings’ stockholders is required to authorize or effectuate the Spin-Off. However, prior to the Spin-Off, Hertz Holdings intends to seek stockholder approval of a reverse stock split at one of nine ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the board of directors. The implementation of the reverse stock split would be effective immediately following the Spin-Off. If the reverse stock split is implemented, the number of authorized shares of common stock will be reduced in a proportional manner to the reverse stock split ratio.
Accounting Treatment of the Spin-Off
Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented.
Reasons for the Spin-Off
    Hertz Holdings believes that the key benefits of the Spin-Off include:

•
Greater strategic focus. Hertz Holdings expects a sharper focus on each of HERC Holdings’ and New Hertz’s respective businesses and growth opportunities as a result of their respective boards of directors and management teams concentrating only on their core businesses. We anticipate that each company will be able to make decisions more quickly, deploy resources more rapidly and efficiently, and operate with more agility than when all of their businesses were part of a larger organization. Further, the separation of HERC Holdings from New Hertz will eliminate any internal competition for capital among Hertz Holdings’ various businesses, which Hertz Holdings believes will enhance each company’s opportunities for growth.

•
Direct access to capital markets. As independent public companies, we believe that each of HERC Holdings and New Hertz will be able to directly access the capital markets, and issue equity and debt each on its own merits in order to finance expansion, growth opportunities and debt repayment.

•
Improved ability to undertake acquisitions. After the completion of the Spin-Off, we expect that each of HERC Holdings and New Hertz will have a more focused equity currency, which we believe may improve its ability to pursue strategic initiatives, including acquisitions, joint ventures and investments.

•
Better understanding of businesses. We anticipate that the businesses of each of HERC Holdings and New Hertz will be more easily understood by investors, rating agencies and other market participants after the completion of the Spin-Off.

•
Increased ability to attract, retain and motivate employees. Hertz Holdings believes that incentive compensation arrangements for key employees of each of HERC Holdings and New Hertz, directly related to the market performance of their respective common stock, will provide enhanced incentives for performance. The separation will enable each of HERC Holdings and New Hertz to offer its key employees compensation directly linked to the performance of its respective business, including equity based compensation, which we expect will enhance each company’s ability to attract, retain and motivate qualified personnel.

In determining whether to pursue the Spin-Off, Hertz Holdings’ board of directors considered among other factors the costs and risks associated with the transaction, including the cost associated with preparing HERC Holdings and New Hertz to become independent publicly traded companies, the risk of volatility in the price of HERC Holdings common stock immediately following the Spin-Off due to, among other things, sales by stockholders whose investment objectives may not be fulfilled by ownership of HERC Holdings common stock, the time it may take for HERC Holdings to attract its optimal stockholder base, any potential negative impact on New Hertz’s credit rating as a result of the Spin-Off, the time and effort required by this transaction from HERC Holdings’ and New Hertz’s management and the potential distraction from their respective businesses, the loss of synergies and scale from operating as a single company and the other risks discussed under “Risk Factors—Risks Related to the Spin-Off and Our Separation from New Hertz.” Notwithstanding these costs and risks, after taking into account the factors discussed above, Hertz Holdings’ board of directors determined that the Spin-Off was in the best interests of stockholders as a transaction to potentially enhance stockholder value through corporate level benefits realized by virtue of the Spin-Off.
Conditions to the Spin-Off
    Hertz Holdings may decide not to complete the Spin-Off if, at any time prior to the Spin-Off, Hertz Holdings’ board of directors determines, in its sole discretion, that the Spin-Off is not in the best interests of Hertz Holdings or its stockholders. In addition, Hertz Holdings’ intention to complete the Spin-Off is contingent on the satisfaction of the conditions described below prior to the Spin-Off, any of which (other than those set forth in the fourth and fifth bullet points below) may be waived by Hertz Holdings:

•
The private letter ruling that Hertz Holdings received from the IRS to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, and (ii) the internal spin-off transactions will qualify under Section 355 of the Code, shall not have been revoked or modified in any material respect;

•
Hertz Holdings’ receipt of the opinions of KPMG LLP and Debevoise & Plimpton LLP that the Spin-Offs will qualify as transactions described in Section 355 of the Code, subject to the accuracy of and compliance with certain representations, assumptions and covenants;

•
Hertz Holdings’ receipt of a written solvency opinion from a financial advisor acceptable to Hertz Holdings, which confirms the solvency and financial viability of Hertz Holdings before the consummation of the Spin-Off and each of HERC Holdings and New Hertz after the consummation of the Spin-Off and is in form and substance acceptable to Hertz Holdings;

•
the registration statement on Form 10 with respect to the registration of New Hertz common stock under the Exchange Act shall have become effective, and no stop order suspending such effectiveness shall be in effect;

•
all statutory requirements for the consummation of the Spin-Off must have been satisfied, and no injunction, court order, law or regulation shall be in effect preventing the completion of the Spin-Off;

•	HERC Holdings and New Hertz, or their respective subsidiaries, shall have entered into new credit agreements and other financial arrangements prior to the consummation of the Spin-Off;

•	the NYSE shall have approved the listing of New Hertz’s common stock; and

•
any material regulatory or contractual consents or approvals necessary for the Spin-Off must have been obtained, without any conditions that would have a material adverse effect on HERC Holdings or New Hertz.

The fulfillment of the above conditions will not create any obligation on Hertz Holdings’ part to effect the Spin-Off. Hertz Holdings, in its sole and absolute discretion, will determine the terms of, and whether to proceed with, the Spin-Off and, to the extent it determines to proceed, determine the record date and distribution date for the Spin-Off.
The Number of New Hertz Shares You Will Receive
For every [five] shares of Hertz Holdings common stock that you own as of the record date for the Spin-Off, you will receive one share of New Hertz common stock. You will receive cash in lieu of any fractional shares of New Hertz common stock as described below under “—Treatment of Fractional Shares." It is important to note that if you sell your shares of Hertz Holdings common stock between the record date and the distribution date in the “regular way” or “due bills” market, you will be selling your right to receive the New Hertz share dividend in the Spin-Off. See “—Trading between the Record Date and Distribution Date.”
Treatment of Fractional Shares
Stockholders will not receive fractional shares in connection with the Spin-Off. Instead, New Hertz’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Spin-Off at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take a number of days to sell all of the aggregated fractional shares of New Hertz common stock. After the transfer agent’s completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale. Stockholders will not be entitled to receive interest for the period of time between the effective time of the Spin-Off and the date payment is made for their fractional share interest in New Hertz common stock.

All of New Hertz’s stockholders will hold their shares electronically in book-entry form. Therefore, no action is required on the part of any stockholder to receive their cash payment in lieu of any fractional interest, if applicable.

Internal Reorganization and Related Financing Transactions

HERC Holdings and/or one or more of its subsidiaries and New Hertz and/or one or more of its subsidiaries will be parties to a number of agreements that govern HERC Holdings’ separation from New Hertz and the post-Spin-Off relationship of such companies and will allocate between HERC Holdings and New Hertz various assets, liabilities, rights and obligations, including employee benefits, intellectual property and tax-related assets and liabilities. Such agreements include a separation and distribution agreement, a tax matters agreement, an employee matters agreement, a transition services agreement, an intellectual property agreement and certain real estate lease agreements. For a more complete description of the terms of these agreements, see “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz.”
The separation and distribution agreement to be entered into will provide for a series of internal reorganization transactions to be undertaken by Hertz Holdings in connection with the Spin-Off (sometimes referred to herein as the “internal reorganization”), as well as a series of related financing transactions to be undertaken by Hertz and HERC in connection with the Spin-Off. Pursuant to the internal reorganization, New Hertz will hold the entities associated with Hertz Holdings’ global car rental business, including Hertz, and HERC Holdings will hold the entities associated with Hertz Holdings’ global equipment rental business, including HERC. In addition to this internal reorganization and in connection with the Spin-Off, it is expected that HERC, which is to be a wholly owned subsidiary of HERC Holdings following the Spin-Off, will transfer to Hertz and its subsidiaries approximately $[ ] billion, to fund, among other things, such transfers and in connection with the Spin-Off, HERC expects to enter into appropriate financing arrangements. In this information statement, we refer to these transactions as the “related financing transactions.”
The actual amount of cash transfers made to Hertz and its subsidiaries by HERC prior to or in connection with the Spin-Off will depend upon the financial performance and cash position of HERC prior to the Spin-Off, among other factors. Hertz expects to use the cash proceeds from these transfers to repay third-party indebtedness, to fund the share repurchase program previously announced and reaffirmed by Hertz Holdings and that New Hertz expects to adopt for periods following the Spin-Off, and for general corporate purposes.
For further information concerning the transactions that are being effected in connection with the Spin-Off, see “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Separation and Distribution Agreement.”
Results of the Spin-Off
After the completion of the Spin-Off, HERC Holdings and New Hertz will be separate, independent, public companies operating their respective businesses. Immediately following the completion of the Spin-Off, there will be approximately [ ] holders of record of shares of New Hertz common stock and approximately [ ] shares of New Hertz common stock outstanding, based on the number of holders of record and shares outstanding of Hertz Holdings common stock on [ ], 2016, without taking into account the effects of the reverse stock split to occur immediately following the completion of the Spin-Off. The actual number of shares of New Hertz common stock to be distributed will be determined as of the record date and will reflect any issuance of new shares or exercises of options pursuant to Hertz Holdings’ equity plans on or prior to the record date. The Spin-Off will not affect the number of outstanding shares of HERC Holdings common stock; however, the number of outstanding shares of HERC Holdings common stock will decrease in connection with the completion of the reverse stock split. See “—Reverse Stock Split.”
Material U.S. Federal Income Tax Consequences of the Spin-Offs
    The following summary discusses the material U.S. federal income tax consequences of the Spin-Offs. This discussion is based upon the Code, Treasury regulations, published positions of the IRS, judicial decisions and other applicable authorities, all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. The discussion does not address the effects of the Spin-Offs under any state, local or foreign tax laws.
The discussion assumes that Hertz Holdings’ stockholders hold their Hertz Holdings common stock, and will hold New Hertz common stock, as capital assets within the meaning of Section 1221 of the Code. Further, the discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws such as: (i) insurance companies and other financial institutions; (ii) tax-exempt organizations; (iii) dealers in stocks or securities; (iv) cooperatives; (v) stockholders who acquired their Hertz Holdings common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; (vi) stockholders that hold Hertz Holdings common stock as part of a hedge, straddle, a constructive sale or conversion transaction or other risk reduction or integrated investment transaction; (vii) investors in pass-through entities; and (viii) individuals who are not citizens or residents of the U.S., foreign corporations and other foreign entities.
This summary is limited to stockholders of Hertz Holdings that are United States holders. A United States holder is a beneficial owner of Hertz Holdings stock, other than an entity or arrangement treated as a partnership for United States federal income tax purposes, that is for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations.
Hertz Holdings has received a private letter ruling from the IRS confirming the tax-free nature of the Spin-Offs under Section 355 of the Code. Although a private letter ruling from the IRS generally is binding on the IRS, the ruling does not rule that the Spin-Offs satisfy every requirement for a tax-free spin-off. The requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule include that each of the Spin-Offs (a) is motivated, in whole or substantial part, by one or more corporate business purposes, (b) is not being used principally as a device for the distribution of earnings and profits of the relevant distributing corporation or controlled corporation and (c) is not part of a plan (or series of related transactions) pursuant to which one or more persons will acquire, directly or indirectly, stock representing a 50 percent or greater interest in the relevant distributing corporation or controlled corporation under Section 355(e) of the Code. The parties will rely solely on the opinions of tax advisors described below for comfort that such additional requirements are satisfied.
The Spin-Off is also conditioned upon Hertz Holdings’ receipt of the opinions of KPMG LLP and Debevoise & Plimpton LLP, Hertz Holdings’ tax advisors, to the effect that the Spin-Offs will qualify as tax-free to Hertz Holdings under Sections 355 and 368 of the Code. The opinions of Hertz Holdings’ tax advisors will rely on the IRS ruling as to matters covered by it.
The IRS ruling is, and the opinions of Hertz Holdings’ tax advisers will be based on, among other things, certain representations, assumptions, and covenants made by Hertz Holdings and its subsidiaries. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the ruling and opinions. An opinion of a tax advisor represents the adviser’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the IRS ruling and the opinions of Hertz Holdings’ tax advisors will be based on current law, and cannot be relied on if current law changes with retroactive effect.
The IRS ruling concludes that:

(1)
the contribution by Hertz Holdings of Hertz’s parent holding company to New Hertz, followed by the distribution of the New Hertz stock in the Spin-Off, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and Hertz Holdings and New Hertz will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

(2)
no gain or loss will be recognized by stockholders of Hertz Holdings (and no amount will be includible in their income) upon the receipt of the New Hertz stock in the Spin-Off under Section 355(a)(1) of the Code;

(3)
each Hertz Holdings stockholder’s holding period in the New Hertz stock received in the Spin-Off will include the holding period of the Hertz Holdings stock with respect to which the Spin-Off is made; and

(4)
each Hertz Holdings stockholder’s basis in the HERC Holdings and New Hertz stock immediately after the Spin-Off will equal the basis of the Hertz Holdings stock held immediately before the Spin-Off, allocated between the stock of HERC Holdings and New Hertz in proportion to the fair market value of each immediately following the Spin-Off.

The IRS ruling also concludes that no gain or loss will be recognized by the parties to the internal spin-offs under Section 355 of the Code.
If the Spin-Off does not qualify as a tax-free distribution under Section 355 of the Code, each Hertz Holdings stockholder who receives New Hertz stock would be treated as receiving a taxable dividend in an amount equal to the fair market value of the New Hertz stock received, to the extent of Hertz Holdings’ earnings and profits. In addition, HERC Holdings would recognize taxable gain equal to the excess of the fair market value of New Hertz stock distributed to Hertz Holdings’ stockholders over HERC Holdings’ basis in the New Hertz stock.
Even if the Spin-Off otherwise qualifies as a tax-free distribution under Section 355 of the Code, the Spin-Off will be taxable to Hertz Holdings pursuant to Section 355(e) of the Code if there is a 50% or more change in ownership of either HERC Holdings or New Hertz, directly or indirectly, as part of a plan or series of related transactions that include the Spin-Off. Section 355(e) might apply if acquisitions of stock of Hertz Holdings (HERC Holdings) before or after the Spin-Off, or of New Hertz after the distribution, are considered to be part of a plan or series of related transactions that include, the Spin-Off. In connection with the IRS ruling, Hertz Holdings represented that the Spin-Off is not part of any such plan or series of related transactions. If Section 355(e) of the Code were to apply, Hertz Holdings might recognize a substantial amount of taxable gain.
Furthermore, if any of the internal spin-offs or related transactions were taxable, the parties thereto will be subject to tax in connection therewith, and the associated tax liabilities may be substantial.
Each stockholder of Hertz Holdings that receives cash in lieu of fractional shares will recognize gain or loss on such shares computed based on the difference between the cash so received and such stockholder's basis in such fractional shares (computed as described above).
Under the tax matters agreement between HERC Holdings and New Hertz, if either HERC Holdings or New Hertz takes or fails to take any action (or permits any of their respective affiliates to take or fail to take any action) that causes the Spin-Offs to be taxable, or if there is an acquisition of the equity securities or assets of either party (or equity securities or assets of any member of that party’s group) that causes the Spin-Offs to be taxable, that party will be required to indemnify the other party for any resulting taxes and related losses.
United States Treasury regulations require each Hertz Holdings stockholder that owns at least 5% of the total outstanding stock of Hertz Holdings and receives stock in the Spin-Off to attach to its United States federal income tax return for the year in which the distribution occurs a detailed statement containing certain information relating to the tax-free nature of the Spin-Off. Upon request, HERC Holdings will provide stockholders of 5% or more of its outstanding stock who received New Hertz stock in the Spin-Off with any pertinent information that is in HERC Holdings’ possession and is reasonably available, to the extent necessary to comply with that requirement.
Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
Prior to the Spin-Off, Hertz Holdings intends to seek stockholder approval of a reverse stock split at one of nine ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the board of directors. The implementation of the reverse stock split would be effective immediately following the Spin-Off. The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to United States holders (as defined above) of HERC Holdings common stock. See “—Reverse Stock Split.”
This discussion is based on the Code, Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or to different interpretation, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, dealers in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, former citizens or residents of the U.S., partnerships or other pass-through entities (or investors therein), persons that hold HERC Holdings common stock as part of a straddle, hedge, conversion or other integrated transaction, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax, U.S. Holders that have a “functional currency” other than the U.S. dollar, “controlled foreign corporations,” or “passive foreign investment companies”). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal tax considerations other than U.S. federal income tax considerations (such as gift tax considerations).
This summary is for general information only. This summary is not binding on the IRS or a court. We have not sought, and do not intend to seek, any tax opinion from counsel or ruling from the IRS with respect to any of the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements, or that a contrary position taken by the IRS would not be sustained by a court.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS RELATING TO THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
If an entity treated as a partnership for U.S. federal income tax purposes is the beneficial owner of HERC Holdings common stock, the tax treatment of a partner will depend in part upon the status and activities of the entity and of the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a United States holder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, reduced by any amount allocable to a fractional share for which cash is received. A United States holder’s holding period in the post-reverse stock split shares will include the period during which the United States holder held the pre-reverse stock split shares exchanged therefor.
In general, the receipt of cash by a United States holder instead of a fractional share interest in the post-reverse stock split shares will result in a taxable gain or loss to such United States holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the United States holder will be determined based upon the difference between the amount of cash received by such United States holder and such holder’s basis in its applicable pre-reverse stock split share or shares. The gain or loss recognized will constitute capital gain or loss, and will constitute long-term capital gain or loss if the United States holder’s holding period is greater than one year as of the effective date of the reverse stock split. There are limitations on the deductibility of capital losses under the Code.
Listing and Trading of New Hertz and HERC Holdings Common Stock
    Hertz Holdings presently owns all of the outstanding shares of New Hertz common stock. Accordingly, there is currently no public market with respect to these shares, although a “when-issued” market in New Hertz common stock may develop prior to the Spin-Off. In addition, prior to the Spin-Off, there has been no public market for the common stock of HERC Holdings, as a public company separate from New Hertz, although an “ex-dividend” market for Hertz Holdings common stock may develop prior to the Spin-Off. See “—Trading Between the Record Date and the Distribution Date” for an explanation of the when-issued market for New Hertz common stock and the ex-dividend market for Hertz Holdings common stock. Neither Hertz Holdings nor New Hertz can assure you as to the trading price of HERC Holdings or New Hertz common stock prior to, on or after the Spin-Off or as to whether their combined price will be equal to, higher or lower than the price of Hertz Holdings common stock prior to the Spin-Off. See “Risk Factors—Risks Relating to the Securities Markets and Ownership of HERC Holdings Common Stock.”
We expect to list New Hertz common stock on the NYSE under the symbol “HTZ,” which is the current trading symbol for Hertz Holdings common stock. Following the Spin-Off, HERC Holdings common stock will continue to trade on the NYSE, but the symbol for its common stock will change to “[ ].”
The shares of New Hertz common stock distributed to Hertz Holdings’ stockholders will be freely transferable, except for shares received by persons that are considered affiliates of New Hertz. Persons that may be considered affiliates of New Hertz after the Spin-Off generally include individuals or entities that control, are controlled by or are under common control with New Hertz, as those terms are generally interpreted for federal securities law purposes. This may include some or all of the directors and executive officers of New Hertz, as well as significant stockholders. In addition, persons who are affiliates of Hertz Holdings on the distribution date may be deemed to be affiliates of New Hertz. Affiliates of New Hertz will be permitted to sell their shares of New Hertz common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Sections 4(a)(1) or 4(a)(2) of the Securities Act or Rule 144 thereunder.
Trading Between the Record Date and the Distribution Date
          Between the record date and the distribution date, Hertz Holdings expects that there will be two markets in Hertz Holdings common stock: a “regular way” or “due bills” market and an “ex-dividend” market. Shares of Hertz Holdings common stock that trade on the regular way or due bills market will trade with an entitlement to shares of New Hertz common stock distributed in the Spin-Off, and any cash payments in lieu of fractional shares thereof, and such shares will settle on a regular way basis, which typically involves settlement on the third full trading day following the date of the trade. Shares that trade on the ex-dividend market will trade without an entitlement to shares of New Hertz common stock distributed in the Spin-Off, and any cash payments in lieu of fractional shares thereof, and such shares will settle within four trading days after the distribution date. Therefore, if you owned shares of Hertz Holdings common stock as of the record date for the Spin-Off and sell those shares on the regular way or due bills market prior to the distribution date, you also will be trading the shares of New Hertz common stock that would have been distributed to you in the Spin-Off, and any cash payments in lieu of fractional shares thereof. If you sell those shares of Hertz Holdings common stock on the ex-dividend market prior to the distribution date, you will still receive the shares of New Hertz common stock that were to be distributed to you pursuant to your ownership of the shares of Hertz Holdings common stock, and any cash payments in lieu of fractional shares thereof. If the Spin-Off does not occur, all ex-dividend trading will be null and void. If ex-dividend trading occurs, the listing of Hertz Holdings common stock will be under the symbol “HTZ” accompanied by the letters “wi.”
          Between the record date and the distribution date, a “when-issued” trading market in New Hertz common stock may develop. The when-issued trading market will be a market for shares of New Hertz common stock that will be distributed to Hertz Holdings’ stockholders on the distribution date. If you owned shares of Hertz Holdings common stock on the record date, then you are entitled to shares of New Hertz common stock distributed pursuant to the Spin-Off. You may trade this entitlement to shares of New Hertz common stock, without the shares of Hertz Holdings common stock you own, on the when-issued trading market, and such shares will generally settle within four trading days after the distribution date. If when-issued trading occurs, the listing for New Hertz common stock will be under a temporary trading symbol that is different from its regular way trading symbol and accompanied by the letters “wi.” On the first trading day following the distribution date, when-issued trading with respect to New Hertz common stock will end and regular way trading will begin. If the Spin-Off does not occur, all when-issued trading will be null and void.
No Appraisal Rights
Hertz Holdings’ stockholders will not have any appraisal rights in connection with the Spin-Off.
When and How You Will Receive the Dividend
If all conditions to the Spin-Off are satisfied or waived by the board of directors of Hertz Holdings in its sole discretion, at the close of business on the distribution date, [ ], 2016, for every [five] whole shares of Hertz Holdings common stock held by you as of the close of business on [ ], 2016, the record date for the distribution, you will receive one share of New Hertz common stock, and cash in lieu of any fractional shares thereof.
Hertz Holdings will effect the Spin-Off on the distribution date by releasing its shares of New Hertz common stock to be distributed to Computershare Investor Services LLC, the transfer agent and registrar for New Hertz common stock. As part of the Spin-Off, New Hertz will be adopting a book-entry share transfer and registration system for New Hertz common stock. Instead of receiving physical share certificates, registered holders of New Hertz common stock entitled to participate in the Spin-Off will have their shares of New Hertz common stock credited to book-entry accounts established for them by the transfer agent and registrar. The transfer agent and registrar will mail an account statement to each registered holder stating the number of shares of New Hertz common stock credited to the holder’s account. After the completion of the aggregation and sale of fractional shares of New Hertz common stock to be received in the Spin-Off as described above under “-Treatment of Fractional Shares,” registered holders entitled to participate in the Spin-Off will receive a cash payment in lieu of any fractional shares of New Hertz common stock.
For those holders of Hertz Holdings common stock that hold their shares through a broker, bank or other nominee, the transfer agent and registrar will credit the shares of New Hertz common stock to the accounts of those nominees as the registered holders of Hertz Holdings common stock. Such nominees, in turn, will credit their customers’ accounts with New Hertz common stock. We anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with New Hertz common stock within three to eight days of the distribution date. In addition, your bank, broker or other nominee will receive, on your behalf, your pro rata share of the aggregate net proceeds from the sale of fractional shares of New Hertz common stock.
Reverse Stock Split
No vote of Hertz Holdings’ stockholders is required to authorize or effectuate the Spin-Off. However, prior to the Spin-Off, Hertz Holdings intends to seek stockholder approval of a reverse stock split at one of nine ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the board of directors. Based on discussions with our financial advisors, we believe the trading price of the common stock after the Spin-Off may be significantly lower than the current market price due to the fact that the rental car business will no longer be part of Hertz Holdings. We believe the reverse stock split may make our common stock a more attractive investment for many investors, particularly investors who have limitations on owning lower-priced stocks. The implementation of the reverse stock split would be effective immediately following the Spin-Off. If the reverse stock split is implemented, the number of authorized shares of common stock will be reduced in a proportional manner to the reverse stock split ratio.

Stockholders will not receive fractional shares in connection with the reverse stock split. Instead, HERC Holdings’ transfer agent will aggregate all fractional shares and sell them as soon as practicable after the reverse stock split at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take a number of days to sell all of the aggregated fractional shares of HERC Holdings common stock. After the transfer agent’s completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale. Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest in HERC Holdings common stock.
All of our stockholders hold their shares electronically in book-entry form. Therefore, no action is required on the part of any stockholder to receive their post-reverse stock split shares of HERC Holdings common stock or their cash payment in lieu of any fractional interest, if applicable.

DIVIDEND POLICY
Hertz Holdings has not historically paid dividends on its common stock. HERC Holdings’ payment of dividends on its common stock following the Spin-Off will be determined by its board of directors in its sole discretion and will depend on business conditions, its financial condition, earnings, liquidity and capital requirements, any covenants in documents governing its indebtedness and other factors. As of the date of this information statement, Hertz Holdings has no plans to pay dividends on its common stock.

CAPITALIZATION
The following table shows, and the respective footnotes thereto further describe, the cash and cash equivalents and total capitalization of HERC Holdings as of [ ], 2016 on an actual basis and as adjusted to reflect the Pro Forma Transactions, as defined in “Unaudited Pro Forma Condensed Combined Financial Information,” which include the related financing transactions. Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented.
The information below is not necessarily indicative of what our cash and cash equivalents and total capitalization would have been had the Pro Forma Transactions been completed as of [ ], 2016. In addition, it is not indicative of our future cash and cash equivalents and total capitalization. The information below is derived from, and is qualified in its entirety by reference to, our historical and pro forma financial statements and the notes thereto included elsewhere in this information statement, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and our audited annual combined financial statements and the related notes thereto included elsewhere in this information statement.

[ ], 2016
	Actual	As Adjusted
(Unaudited) (In millions)
Cash and Cash Equivalents
Debt
Total Debt
Equity
Common Stock, $0.01 par value, 2,000.0 million shares authorized, [ ] million shares issued and outstanding
Additional paid-in capital
Accumulated deficit
Accumulated other comprehensive income (loss)
Total Equity
Total Capitalization

SELECTED HISTORICAL COMBINED FINANCIAL DATA
The following tables present selected historical combined financial information for HERC Holdings’ business. The selected combined statement of operations data for the years ended December 31, 2015, 2014, and 2013, and the selected combined balance sheet data as of December 31, 2015 and 2014 presented below were derived from our audited annual combined financial statements and the related notes thereto included elsewhere in this information statement. The selected combined statement of operations data for the years ended December 31, 2012 and 2011 and the selected combined balance sheet data as of December 31, 2013, 2012 and 2011 were derived from unaudited condensed combined financial statements not included herein.
Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented.
As such, our historical combined financial statements have been prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are derived from Hertz Holdings’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to the equipment rental operations, and include allocations of expenses from Hertz Holdings. The historical results are not necessarily indicative of HERC Holdings’ results in any future period and do not necessarily reflect what the financial position and results of operations of the equipment rental business would have been had HERC Holdings operated as a stand-alone public company during the periods presented, including changes that will occur as a result of or in connection with the Spin-Off.
The combined financial statements include net interest expense on loans receivable from and payable to affiliates and expense allocations for certain corporate functions historically performed by Hertz, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenues, operating expenses, headcount or other relevant measures. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of corporate expenses from Hertz, are reasonable. Nevertheless, the combined financial statements may not include all of the expenses that would have been incurred had we been a stand-alone company during the years presented and may not reflect our combined financial position, results of operations and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.
You should read the following information in conjunction with the section of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited pro forma condensed combined financial statements and audited annual combined financial statements and the respective related notes thereto included elsewhere in this information statement.

(In millions, except per share data)	Years ended December 31,
	2015 (b)	2014 (b)	2013 (b)	2012 (b)	2011
Statement of Operations Data
Revenues:
Equipment rentals	$1,411.7	$1,455.8	$1,406.9	$1,260.2	$1,101.7
Sales of revenue earning equipment	161.2	198.7	198.1	228.2	250.6
Sales of new equipment, parts and supplies	92.1	95.4	113.7	104.8	92.4
Service and other revenues	13.2	20.5	16.9	15.1	13.1
Total revenues	1,678.2	1,770.4	1,735.6	1,608.3	1,457.8
Expenses:
Direct operating	706.2	718.9	673.9	636.9	576.9
Depreciation of revenue earning equipment	343.7	340.0	325.3	289.8	293.9
Cost of sales of revenue earning equipment	146.8	188.4	171.5	210.5	233.3
Cost of sales of new equipment, parts and supplies	73.0	77.5	89.9	82.1	72.8
Selling, general and administrative	270.5	248.6	204.3	212.6	176.7
Restructuring	4.3	5.7	10.1	8.7	18.3
Impairment	—	9.6	—	—	—
Interest expense, net	32.9	41.4	72.9	80.9	79.6
Other (income) expense, net	(56.1)	(4.2)	34.6	(1.8)	0.2
Total expenses	1,521.3	1,625.9	1,582.5	1,519.7	1,451.7
Income before income taxes	156.9	144.5	153.1	88.6	6.1
(Provision) benefit for taxes on income	(45.6)	(54.8)	(55.0)	(27.2)	2.0
Net income	$111.3	$89.7	$98.1	$61.4	$8.1
Weighted average shares outstanding:
Basic	452.3	454.0	422.3	419.9	415.9
Diluted	456.4	464.4	463.9	448.2	444.8
Earnings per share(a):
Basic	$0.25	$0.20	$0.23	$0.15	$0.02
Diluted	$0.24	$0.20	$0.23	$0.14	$0.02

	As of December 31,
	2015	2014	2013	2012	2011
Balance Sheet Data
Cash and cash equivalents	$15.7	$18.9	$15.4	$23.2	$45.1
Total assets	3,406.8	3,611.3	4,132.1	3,710.2	3,209.2
Total debt(c)	136.7	866.1	673.5	1,072.0	767.3
Total equity	2,311.8	1,705.3	1,877.4	1,285.0	1,101.3

(a)
See Note 18 - Equity and Earnings Per Share to the notes to our combined financial statements included elsewhere in this information statement for a reconciliation of net income used in diluted earnings per share calculation.

(b)	Our results from 2012 and periods thereafter include the results of Cinelease from and after January 9, 2012, the date of its acquisition.

(c)	Includes net loans payable to affiliates as of December 31, 2015, 2014, 2013, 2012 and 2011 of $73.2 million, $449.0 million, $226.0 million, $397.7 million, and $358.0 million, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2015, were derived from our audited combined financial statements included elsewhere in this Information Statement.
The unaudited pro forma condensed combined financial statements reflect adjustments to our historical financial results in connection with the Spin-Off and related transactions. The unaudited pro forma condensed combined statement of operations gives effect to these events as if they occurred on January 1, 2015, the beginning of our last fiscal year. The unaudited pro form condensed combined balance sheet gives the effect of these events as if they occurred as of December 31, 2015, our latest balance sheet date. The pro forma adjustments are described in the accompanying notes and include the following transactions:

•	The issuance of approximately $1.9 billion of debt.

•	The settlement of intercompany account balances between us and THC.

•	The transfer of approximately $1.8 billion to THC.

•	The impact of the Spin-Off, including the expected reverse stock split.

THC currently provides certain centrally managed services and corporate function support to us primarily in the areas of finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation. Costs associated with centrally managed services have been billed to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenues, operating expenses, headcount or other relevant measures.

As a stand-alone public company, we expect to incur additional recurring costs. Our preliminary estimates of the additional recurring costs expected to be incurred annually are approximately $35 million to $40 million higher than the expenses historically allocated to us from THC. These expenses have not been included in these unaudited pro forma condensed combined financial statements.

Prior to the Spin-Off, Hertz Holdings intends to seek stockholder approval of a reverse stock split as determined by the board of directors. The implementation of the reverse stock split would be effective immediately following the Spin-Off. If the reverse stock split is implemented, the number of authorized shares of common stock will be reduced in a proportional manner to the reverse stock split ratio.

The unaudited pro forma condensed combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. Our management believes that these assumptions and adjustments are reasonable under the circumstances and given the information available at this time. However, these adjustments are subject to change as THC and we finalize the terms of the Spin-Off and our agreements related to the Spin-Off.

The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent, or be indicative of, what our financial position or results of operations would have been had the Spin-Off and related transactions occurred on the dates indicated. The unaudited pro forma financial information also should not be considered representative of our financial position, and you should not rely on the financial information presented below as a representation of our future performance.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our audited combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Information Statement.

Herc Holdings Inc.
(a/k/a Hertz Global Holdings, Inc.)
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2015
(in millions)

		Financing		Other
	Historical	Adjustments		Adjustments		Pro Forma
ASSETS
Cash and cash equivalents	$15.7	$1,789.8	(a)(c)	$(1,789.8)	(i)	$15.7
Restricted cash and cash equivalents	16.0	—		—		16.0
Receivables, net	287.8	—		—		287.8
Taxes receivable	8.7	—		—		8.7
Inventories, at lower of cost or market	22.3	—		—		22.3
Prepaid expenses and other assets	20.8	—		—		20.8
Total current assets	371.3	1,789.8		(1,789.8)		371.3
Revenue earning equipment, net	2,382.5	—		—		2,382.5
Property and equipment, net	246.6	—		—		246.6
Other intangible assets, net	300.5	—		—		300.5
Goodwill	91.0	—		—		91.0
Other long-term assets	14.9	—		—		14.9
Total assets	$3,406.8	$1,789.8		$(1,789.8)		$3,406.8
LIABILITIES AND EQUITY
Current maturities of long-term debt	$10.2	$—		$—		$10.2
Loans payable to affiliates	73.2	(73.2)	(c)	—		—
Accounts payable	109.5	—		—		109.5
Other accrued liabilities	47.8	—		—		47.8
Accrued taxes	41.6	—		—		41.6
Total current liabilities	282.3	(73.2)		—		209.1
Long-term debt	53.3	1,863.0	(a)	—		1,916.3
Other long-term liabilities	32.1	—		—		32.1
Deferred taxes	727.3	—		—		727.3
Total liabilities	1,095.0	1,789.8		—		2,884.8
Commitments and contingencies
Total equity	2,311.8	—		(1,789.8)	(i)	522.0
Total liabilities and equity	$3,406.8	$1,789.8		$(1,789.8)		$3,406.8

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Herc Holdings Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(in millions, except per share amounts)

		Financing		Other
	Historical	Adjustments		Adjustments		Pro Forma
Revenues:
Equipment rentals	$1,411.7	$—		$—		$1,411.7
Sales of revenue earning equipment	161.2	—		—		161.2
Sales of new equipment, parts and supplies	92.1	—		—		92.1
Service and other revenues	13.2	—		—		13.2
Total revenues	1,678.2	—		—		1,678.2
Expenses:
Direct operating	706.2	—		—		706.2
Depreciation of revenue earning equipment	343.7	—		—		343.7
Cost of sales of revenue earning equipment	146.8	—		—		146.8
Cost of sales of new equipment, parts and supplies	73.0	—		—		73.0
Selling, general and administrative	270.5	—		(6.5)	(b)(e)	264.0
Restructuring	4.3	—		—		4.3
Interest expense, net	32.9	73.4	(d)	—		106.3
Other (income) expense, net	(56.1)	—		—		(56.1)
Total expenses	1,521.3	73.4		(6.5)		1,588.2
Income (loss) before income taxes	156.9	(73.4)		6.5		90.0
Provision for taxes on income (loss)	(45.6)	28.6	(f)	(2.5)	(f)	(19.5)
Net income (loss)	$111.3	$(44.8)		$4.0		$70.5
Pro forma earnings per share:
Basic						$—	(g)
Diluted						$—	(h)

Pro forma weighted average shares outstanding:
Basic						—	(g)
Diluted						—	(h)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HERC HOLDINGS INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(a)
Adjustment reflects our expected incurrence of approximately $1.9 billion of new long-term debt less debt issuance costs of $34.1 million. The debt is expected to consist of $1.1 billion of corporate bonds and a drawdown of $797 million on the new Senior ABL Facility of $1.75 billion. The debt issuance costs will be capitalized and amortized over the respective financing terms, and are shown as a reduction of the outstanding long-term debt as of December 31, 2015.

(b)	Reflects the impact of assets, liabilities and related expenses that we expect to assume from THC that were not included in our historical combined financial statements.

(c)	Adjustment reflects the settlement of the intercompany accounts due to THC of $73.2 million. The proceeds from the issuance of new debt described in (a) will be used to settle this amount.

(d)
Adjustment reflects interest expense related to the approximately $1.9 billion in debt that we expect to incur. The pro forma interest expense was calculated based on the expected issuance of $1.1 billion of corporate bonds and a drawdown of $797 million on the new Senior ABL Facility. We expect the weighted-average interest rate on the debt to be approximately 5.2%. Interest expense also includes amortization of the approximately $34.1 million in debt issuance costs. The amortization of the debt issuance costs is based on the weighted average life of the debt of 5.9 years. Actual interest expense may be higher or lower depending on fluctuations in interest rates. The actual interest rate will depend on financial market conditions at the time of the issuance of debt, the types of debt and the relative allocation of debt issued. A one-eighth percentage change in interest would result in a $2.4 million change in annual interest expense.

Adjustment also reflects the removal of the historical interest expense. For pro forma purposes the interest on the new debt will replace the interest on the historical debt.

(e)
Adjustment reflects the removal of the $6.5 million royalty expense paid to THC under the existing royalty arrangements. As part of the Spin-Off we will enter into a new intellectual property agreement with THC, pursuant to which we will continue to have the right to use certain intellectual property associated with the Hertz brand for a period of four years on a no royalty basis, subject to the terms of the intellectual property agreement.

(f)
Adjustment reflects the net impact to income tax expense of the pro forma adjustment using the statutory tax rate of 39%. Our effective tax rate could be different (either higher or lower) depending on activities subsequent to the Spin-Off.

(g)
Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding are based on the number of Hertz Holdings weighted-average basic shares outstanding for the year ended December 31, 2015, as adjusted to reflect the expected reverse stock split.

(h)
Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the expected reverse stock split and the impact of the replacement of Hertz Holdings’ equity awards by New Hertz as of the spin date.

(i)
Reflects an estimated $1.8 billion cash transfer to THC prior to the Spin-Off based on the assumed net proceeds of the debt described in (a). The amount of cash proceeds received from debt incurred prior to the Spin-Off, and thus the amount of cash transferred to THC, will depend on market conditions at the time we incur the debt, which is not certain at this time. In addition, the adjustment reflects our anticipated post Spin-off capital structure, including the expected stock split impact.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The statements in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors.” The following MD&A provides information that we believe to be relevant to an understanding of our combined financial condition and results of operations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following MD&A together with the sections entitled “Cautionary Note Regarding Forward-Looking Statements," "Risk Factors," "Selected Historical Combined Financial Data" and our combined financial statements and related notes included elsewhere in this information statement.
In this MD&A we refer to certain Non-GAAP measures, including the following:

•
Adjusted EBITDA - important to management because it allows management to assess the operational performance of our business, exclusive of certain items. Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess our operational performance on the same basis that management uses internally.

•
Dollar Utilization - important to management and investors because it is the measurement of the proportion of our equipment rental revenue earning equipment, including additional capitalized refurbishment costs (with the basis for refurbished assets reset at the refurbishment date), that is being used to generate revenues relative to the total amount of available equipment fleet capacity.

•
Time Utilization - important to management and investors as it measures the extent to which the equipment rental fleet is on rent compared to total operated fleet and is an efficiency measurement utilized by participants in the equipment rental industry.

•
Same Store Revenue Growth - important to management and investors because it allows management to assess the operational performance of our existing branches that have been operational for more than one year.

Non-GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP. The above Non-GAAP measures are defined and reconciled to their most comparable U.S. GAAP measure in the "Results of Operations and Selected Operating Data" section of this MD&A.

The Spin-Off
On March 18, 2014 Hertz Holdings announced board approval of a plan to separate its business into two separate independent public companies, one of which will operate Hertz Holdings’ global car rental business and the other of which will operate its global equipment rental business, by means of a tax-free spin-off. In connection with the Spin-Off, Hertz Holdings will undertake an internal reorganization, including causing The Hertz Corporation, or “Hertz,” as well as the other subsidiaries of Hertz Holdings that conduct its global car rental business, to become subsidiaries of Hertz Holdings’ newly formed, wholly owned subsidiary, Hertz Rental Car Holding Company, Inc., or “New Hertz.” Following the internal reorganization, Hertz Holdings will distribute to its stockholders all of the issued and outstanding shares of common stock of New Hertz via dividend. Following the Spin-Off, New Hertz will operate Hertz Holdings’ global car rental business through its operating subsidiaries, including Hertz, and Hertz Holdings (Hertz Holdings being referred to, following the Spin-Off, as “HERC Holdings”) will continue to operate Hertz Holdings’ global equipment rental business through its operating subsidiaries, including Hertz Equipment Rental Corporation (to be renamed Herc Rentals Inc., "HERC"). In addition to this internal reorganization and in connection with the Spin-Off, it is expected that HERC, which is to be a wholly owned subsidiary of HERC Holdings following the Spin-Off, will transfer to Hertz and its subsidiaries approximately $[ ] billion. To fund, among other things, such transfers and in connection with the Spin-Off, HERC expects to enter into financing arrangements. In this information statement, we refer to these transactions as the “related financing transactions.”
The actual amount of cash transfers made to Hertz and its subsidiaries by HERC prior to or in connection with the Spin-Off will depend upon the financial performance and cash position of HERC prior to the Spin-Off, among other factors. For further information concerning the transactions that are being effected in connection with the Spin-Off, see “Relationship Between New Hertz and HERC Holdings—Agreements Between Hertz Holdings and New Hertz—Separation and Distribution Agreement.”

Despite the fact that New Hertz is being spun off from Hertz Holdings in the Spin-Off and will be the legal spinnee in the transaction, for accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in this information statement, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated company, as if HERC Holdings were a stand-alone company for all periods presented. The historical financial information of HERC Holdings presented in the following discussion and analysis is not necessarily indicative of what HERC Holdings’ financial position or results of operations actually would have been had HERC Holdings operated as a separate, independent company for the periods presented.
Overview of Our Business and Operating Environment
We are engaged principally in the business of renting equipment. Ancillary to our principal business of equipment rental, we also re-rent certain specialized equipment, sell used rental equipment, sell new equipment and consumables and offer certain service and support to our customers. We also license the right to use our brand name under franchise arrangements to equipment rental businesses which rent equipment that they own. Our profitability is dependent upon a number of factors including the volume, mix and pricing of rental transactions and the utilization of equipment. Significant changes in the purchase price or residual values of equipment or interest rates can have a significant effect on our profitability depending on our ability to adjust pricing for these changes. Our business requires significant expenditures for equipment, and consequently we require substantial liquidity to finance such expenditures. See “Liquidity and Capital Resources” below.
Our revenues primarily are derived from rental and related charges and consist of:

•	equipment rental (includes all revenue associated with the rental of equipment including charges for delivery, loss damage waivers and fueling);

•	sales of revenue earning equipment and sales of new equipment, parts and supplies; and

•	service and other revenues (primarily relating to training and labor provided to customers).
Our expenses primarily consist of:

•
direct operating expenses (primarily wages and related benefits; facility, self-insurance and reservation costs; and other costs relating to the operation and rental of revenue earning equipment, such as damage, maintenance and fuel costs);

•	cost of sales of revenue earning equipment, new equipment, parts and supplies;

•	depreciation expense and lease charges relating to revenue earning equipment;

•	selling, general and administrative expenses; and

•	interest expense.
Seasonality
Our equipment rental operation is a seasonal business, with demand for our rental equipment tending to be lower in the winter months. We have the ability to manage fleet capacity, the most significant portion of our cost structure, to meet market demand. For instance, to accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. A number of our other major operating costs vary directly with revenues or transaction volumes, however, certain operating expenses, including rent, insurance, and administrative overhead, remain fixed and cannot be adjusted for seasonal demand. Seasonal changes in our revenues do not significantly alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher, and lower profitability in periods when our revenues are lower. Our equipment rental business, especially in the construction industry, has historically experienced decreased levels of business from December until late spring and heightened activity during our third and fourth quarter until December. Additionally, in an effort to reduce the impacts of seasonality, we are focused on expanding our customer base through specialty products that have less seasonality and complement other cycles.

Operating Highlights
Highlights of our business and financial performance during 2015 and key factors influencing our results include:

•
excluding the impacts of foreign currency, our rental revenues remained flat for the year ended December 31, 2015, as compared to 2014. Revenue growth was favorably impacted by a 2% increase in equipment rental volumes, however, this was offset by continuing weakness in major upstream oil and gas markets. The increase in volume was driven by new account growth, which is predominantly derived from small local contractors and specialty markets, as we diversify our business. As a result of this new account growth, equipment rental revenue in non-oil and gas markets increased approximately 10% in 2015, while major upstream oil and gas markets decreased 24%;

•
an increase in our sales force personnel to focus on winning new accounts and diversifying the customer base; sales from new accounts are up approximately 50% during the year ended December 31, 2015, as compared to 2014;

•	costs associated with the spin-off transaction of approximately $25.8 million during 2015, as compared to $28.3 million during 2014; and

•
the sale of our operations in France and Spain, which was closed on October 30, 2015 and included 60 branches in France and two in Spain, and realized a gain on the sale in the amount of $50.9 million.

Results of Operations

	Year Ended December 31,			2015 vs. 2014		2014 vs. 2013
	2015	2014	2013	$ change	% change	$ change	% change

Equipment rentals	$1,411.7	$1,455.8	$1,406.9	$(44.1)	(3.0)%	$48.9	3.5%
Sales of revenue earning equipment	161.2	198.7	198.1	(37.5)	(18.9)%	0.6	0.3%
Sales of new equipment, parts and supplies	92.1	95.4	113.7	(3.3)	(3.5)%	(18.3)	(16.1)%
Service and other revenues	13.2	20.5	16.9	(7.3)	(35.6)%	3.6	21.3%
Total revenues	1,678.2	1,770.4	1,735.6	(92.2)	(5.2)%	34.8	2.0%
Direct operating expense	706.2	718.9	673.9	(12.7)	(1.8)%	45.0	6.7%
Depreciation of revenue earning equipment	343.7	340.0	325.3	3.7	1.1%	14.7	4.5%
Cost of sales of revenue earning equipment	146.8	188.4	171.5	(41.6)	(22.1)%	16.9	9.9%
Cost of sales of new equipment, parts and supplies	73.0	77.5	89.9	(4.5)	(5.8)%	(12.4)	(13.8)%
Selling, general and administrative expense	270.5	248.6	204.3	21.9	8.8%	44.3	21.7%
Restructuring	4.3	5.7	10.1	(1.4)	(24.6)%	(4.4)	(43.6)%
Impairment	—	9.6	—	(9.6)	(100.0)%	9.6	100.0%
Interest expense, net	32.9	41.4	72.9	(8.5)	(20.5)%	(31.5)	(43.2)%
Other (income) expense, net	(56.1)	(4.2)	34.6	(51.9)	1,235.7%	(38.8)	(112.1)%
Income before income taxes	156.9	144.5	153.1	12.4	8.6%	(8.6)	(5.6)%
Income tax provision	(45.6)	(54.8)	(55.0)	9.2	(16.8)%	0.2	(0.4)%
Net income	$111.3	$89.7	$98.1	$21.6	24.1%	$(8.4)	(8.6)%

Year Ended December 31, 2015 Compared with Year Ended December 31, 2014

Equipment rental revenues decreased $44.1 million, or 3.0%, when compared with the prior-year and remained flat excluding the impact of foreign currency exchange rates. This was the result of a 2% increase in equipment rental volumes, which was offset by the continuing weakness in major upstream oil and gas markets discussed below. Pricing for 2015 was unchanged year-over-year. The increase in volume was driven by new account growth, which is primarily derived from small local contractors and customers in new and expanded business lines as we expand our business across a diverse group of industries. As a result of this new account growth, equipment rental revenue in non-oil and gas markets increased approximately 10% in 2015. Further, the sale of our operations in France and Spain on October 30, 2015 reduced revenue year-over-year.

Revenue from upstream oil and gas customers represented approximately 10% of equipment rental revenue in 2015, excluding currency effects, and was down approximately 31% in 2015 as major oil producers reduced spending. The effect of the reduced spending also impacted other sectors within those markets. Revenue in our major upstream oil and gas markets represented approximately 23% of equipment rental revenue in 2015, excluding currency effects. Revenue in these markets was down approximately 24% in 2015.

Sales of revenue earning equipment declined during the year ended December 31, 2015 by $37.5 million or 18.9%. There was less revenue earning equipment in the rotation to be sold during 2015 as the average useful life of revenue earning equipment is approximately seven years and there was a decrease in capital expenditures during 2007 and 2008. Additionally, there was higher sales activity during 2014 to reduce the fleet size in certain markets in accordance with projected customer demand and the declining demand in the oil and gas industry, and also to reduce the fleet unavailable for rent. The corresponding cost of sales of revenue earning equipment was 91.1% in 2015 compared to 94.8% in 2014. The higher percentage during 2014 was mainly due to lower margins on the equipment that was sold ahead of the normal rotation due to management's initiative to reduce the fleet size to meet customer demand because of the decline in oil and gas, as well as to reduce fleet unavailable for rent.

Sales of new equipment, parts and supplies decreased $3.3 million, or 3.5%. This decrease is due to a decline in the volume of sales during 2015 partially due to the decline in spending from our oil and gas customers. The cost of sales of new equipment, parts and supplies as a percent of the revenue was 79.3% for 2015 compared to 81.2% for 2014. The slight decrease was due to the mix of the new equipment sold.

Direct operating expenses decreased $12.7 million, or 1.8%, primarily due to the following:

•
Fleet and related expenses decreased $10.0 million as a result of lower other vehicle operating expense of $5.2 million due to a reduction in outside freight expense, primarily in Canada based on decreased demand from our oil and gas customers in that region. Additionally, delivery and maintenance expenses were lower by $4.2 million primarily due to the sale of our operations in France and Spain in October 2015.

•
Personnel related expenses increased $3.7 million primarily due to salary expense of $11.6 million associated with a rise in the headcount for mechanics driven by fleet repairs associated with reducing fleet unavailable for rent. This was offset by a decrease in salary expense of $4.9 million due to the sale of our operations in France and Spain in October 2015 and $3.5 million due to foreign exchange.

•
Other direct operating costs decreased $6.4 million primarily driven by a decrease in field system expense of $1.5 million, restructuring related activities of $1.4 million and insurance expense of $2.9 million.

Depreciation of revenue earning equipment increased $3.7 million, or 1.1% in 2015 when compared with 2014. The increase was driven by a slightly larger average fleet size as compared to 2014.

Selling, general and administrative expenses increased $21.9 million, or 8.8%, from the prior year primarily resulting from $5.0 million in costs associated with separation of a senior executive during second quarter of 2015 and increased costs related to an increase in sales force personnel in an effort to increase new account wins and diversify our customer base.

Restructuring expense decreased to $4.3 million for 2015 compared to $5.7 million for 2014, or a decrease of 24.6%. During 2014, there were 11 branch closings resulting in severance and branch closure costs. In 2015, all of the costs were related to headcount reductions and there were no branch closings.

Impairment charges of $9.6 million relate to revenue earning equipment that was classified as held for sale at the end of 2014. Upon the decision to sell these assets, we determined the fair value and recorded an impairment charge.

Interest expense, net decreased $8.5 million, or 20.5%, from the prior year. The reduction is the result of lower average outstanding debt balances during 2015, principally because no amounts were outstanding under the Senior ABL facility during the last half of 2015.

We had other income of $56.1 million in 2015 as compared to income of $4.2 million in 2014. During 2015, we recognized a gain on the sale of our France and Spain businesses of $50.9 million. Other income in both periods include earnings from our joint ventures.

The effective tax rate for the year ended December 31, 2015 was 29.0% as compared to 37.9% in the year ended December 31, 2014, respectively. The change in effective tax rate in 2015 as compared to 2014 is primarily due to changes in geographic earnings mix offset by changes in valuation allowances for losses in certain non-U.S. jurisdictions where it is not more likely than not that these tax benefits will be realized. The year ended December 31, 2015 also includes a benefit for non-taxable book gain realized on sale of operations in France and Spain.

Year Ended December 31, 2014 Compared with Year Ended December 31, 2013

Equipment rental revenues increased $48.9 million, or 3.5%, in 2014 when compared with the prior year period and increased $63.3 million or 4.5%, excluding the impact of foreign currency exchange rates. We experienced increases of 6.0% and 1.5% in equipment rental volumes and pricing, respectively. The increase in volume was driven by growth in the non-residential construction industry and new account wins from efforts to diversify our customer base.

Sales of revenue earning equipment was very comparable for the years ended December 31, 2014 and 2013, only increasing 0.3%. The corresponding cost of sales of revenue earning equipment was 94.8% in 2014 compared to 86.6% in 2013. The increase during 2014 was mainly due to more equipment sold through auction which results in lower margins.

Sales of new equipment, parts and supplies decreased $18.3 million, or 16.1%, resulting from the closure of two dealerships and a distribution center in late 2013. The corresponding cost of sales of new equipment, parts and supplies as a percent of the revenue was 81.2% for 2014 compared to 79.1% for 2013. The slight increase was due to the mix of the new equipment sold.

Direct operating expenses increased $45.0 million, or 6.7%, from the prior year primarily due to the following:

•
Fleet and related expenses increased $25.0 million as a result of higher maintenance costs of $21.2 million from the repair of our rental equipment to reduce fleet unavailable for rent. We also had an increase in gasoline expense of $5.8 million due to higher usage. This was partially offset by lower equipment delivery costs of $3.7 million primarily due to lower license and insurance costs.

•
Personnel related expenses increased $3.3 million primarily due to salary expense of $9.6 million associated with a rise in the headcount for mechanics driven by fleet repairs to reduce the fleet unavailable for rent. This was offset by a decrease in outside service fees of $4.6 million as we hired more mechanics and shifted away from outsourcing some of our equipment repair.

•
Other direct operating costs increased $16.7 million primarily driven by an increase in equipment re-rental expense which corresponds to higher re-rental activity in certain markets to meet customer demands.

Depreciation of revenue earning equipment increased $14.7 million, or 4.5%, from the prior year. The increase was primarily driven by a 5% increase in the average acquisition cost of rental equipment operated during the period.

Selling, general and administrative expenses increased $44.3 million, or 21.7%, from the prior year due mainly to $28.3 million in costs for the spin-off transaction incurred in 2014. In addition, there were higher salary costs related to an increase in sales force personnel in an effort to increase new account wins and diversify our customer base.

Restructuring expense decreased $4.4 million, or 43.6%, in 2014 when compared to 2013. During 2013 we reduced headcount and closed several branches, two dealerships and a distribution center resulting in severance costs as well as branch closure charges.

Impairment charges of $9.6 million relate to revenue earning equipment that was classified as held for sale at the end of 2014. Upon the decision to sell these assets, we determined the fair value and recorded an impairment charge.

Interest expense, net decreased $31.5 million, or 43.2%, from the prior year. The reduction is the result of lower average outstanding debt balances during 2014, principally because the 5.25% convertible senior notes at Hertz Holdings were converted by holders in May 2014 with the remaining outstanding balance maturing in June 2014 for a combined decrease of $84 million.

We had other income of $4.2 million in 2014 as compared to expense of $34.6 million in 2013. Other income during 2014 and

2013 includes earnings from our joint venture. The earnings from our joint venture in 2013 were offset by $27.5 million loss on extinguishment of debt and payment of $11.9 million of cash premiums due to the conversion of the 5.25% convertible senior notes at Hertz Holdings.
The effective tax rate for the year ended December 31, 2014 was 37.9% as compared to 35.9% in the year ended December 31, 2013, respectively. The change in effective tax rate in 2014 as compared to 2013 is primarily due to changes in geographic earnings mix offset by changes in valuation allowances for losses in certain non-U.S. jurisdictions for which tax benefits cannot be realized.
Selected Operating Data
The following table sets forth certain of our selected equipment rental and other operating data for each of the periods indicated (in millions, except where indicated otherwise):

	Year Ended December 31,
	2015	2014	2013
Same store revenue growth (a)	(1.0)%	5.0%	10.0%
Adjusted EBITDA (b)	$600.6	$649.6	$680.5
Dollar utilization (c)	35.0%	36.0%	37.0%
Time utilization (d)	64.0%	64.0%	65.0%

(a)
Same-store revenue growth is calculated as the year-over-year change in revenue for locations that are open at the end of the period reported and have been operating under our direction for more than twelve months. The same-store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

(b)
EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of revenue earning equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, stock based compensation charges, loss on extinguishment of debt, and impairment charges. These items are excluded from adjusted EBITDA internally, when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under U.S. generally accepted accounting principles (“GAAP”) and the accompanying reconciliations, provide useful information about operating performance and period-over-period performance, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The reconciliation of adjusted EBITDA to net income is presented below (in millions):

	Year Ended December 31,
	2015	2014	2013
Net income	$111.3	$89.7	$98.1
Provision for taxes on income	45.6	54.8	55.0
Interest expense, net	32.9	41.4	72.9
Depreciation of revenue earning equipment	343.7	340.0	325.3
Non-rental depreciation and amortization	77.2	75.1	68.9
EBITDA	610.7	601.0	620.2
Restructuring charges (1)	4.3	5.7	10.1
Restructuring related charges (2)	8.0	2.8	1.6
Spin-off costs (3)	25.8	28.3	—
Stock-based compensation charges (4)	2.7	1.4	5.3
Loss on extinguishment of debt (5)	—	0.8	39.4
Impairment charges (6)	—	9.6	—
Gain on disposal of business (7)	(50.9)	—	—
Other (8)	—	—	3.9
Adjusted EBITDA	$600.6	$649.6	$680.5
(1) Represents expenses incurred under restructuring actions as defined in U.S. GAAP.
(2) Represents incremental costs incurred directly supporting restructuring initiatives.

    (3) Represents expenses associated with the anticipated spin-off transaction announced in March 2014.
    (4) Represents non-cash stock-based compensation charges.
(5) In 2013, represents losses on extinguishment of debt of $27.5 million and payment of $11.9 million of cash premiums due to the conversion of the 5.25% convertible senior notes.
(6) Represents impairment charges related to revenue earning equipment held for sale.
(7) Represents the pre-tax gain on the sale of our France and Spain operations.
(8) Represents litigation settlements in 2013.
The table below provides a reconciliation of net cash provided by our operating activities to EBITDA and adjusted EBITDA:

	Year Ended December 31,
	2015	2014	2013
Net cash provided by operating activities	$498.1	$457.6	$572.7
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization and write-off of debt issuance costs	(4.5)	(6.2)	(23.9)
Gain on sale of revenue earning equipment, net	14.4	10.3	38.5
Gain on sale of property and equipment	1.7	2.2	4.3
Provision for receivables allowance	(33.7)	(31.3)	(26.5)
Stock-based compensation charges	(2.7)	(1.4)	(5.3)
Impairment	—	(9.6)	—
Gain on disposal of business	50.9	—	—
(Gain) loss on revaluation of foreign denominated debt	(3.1)	2.2	(0.6)
Income from joint venture	4.1	4.7	3.0
Loss on extinguishment of debt	—	(0.8)	(27.5)
Deferred taxes on income	(22.3)	(33.4)	(33.5)
Changes in assets and liabilities	29.3	110.5	(8.9)
Provision for taxes on income	45.6	54.8	55.0
Interest expense, net	32.9	41.4	72.9
EBITDA	610.7	601.0	620.2
Restructuring charges (1)	4.3	5.7	10.1
Restructuring related charges (2)	8.0	2.8	1.6
Spin-off costs (3)	25.8	28.3	—
Stock-based compensation charges (4)	2.7	1.4	5.3
Loss on extinguishment of debt (5)	—	0.8	39.4
Impairment charges (6)	—	9.6	—
Gain on divestiture (7)	(50.9)	—	—
Other (8)	—	—	3.9
Adjusted EBITDA	$600.6	$649.6	$680.5
(1) Represents expenses incurred under restructuring actions as defined in U.S. GAAP.
(2) Represents incremental costs incurred directly supporting business transformation initiatives.
    (3) Represents expenses associated with the anticipated spin-off transaction announced in March 2014.
    (4) Represents non-cash stock-based compensation charges.
(5) In 2013, represents losses on extinguishment of debt of $27.5 million and payment of $11.9 million of cash premiums due to the conversion of the 5.25% convertible senior notes.
(6) Represents impairment charges related to revenue earning equipment held for sale.
(7) Represents the pre-tax gain on the sale of our France and Spain operations.
(8) Represents litigation settlements in 2013.

(c)
Dollar utilization means revenue derived from the rental of equipment divided by the original cost of the equipment including additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

(d)     Time utilization means the percentage of time an equipment unit is on-rent during a given period.
Liquidity and Capital Resources
Significant factors driving our liquidity position include cash flows generated from operating activities, capital expenditures and cash paid in connection with acquisitions and license agreements. Historically, we have generated and expect to continue to generate positive cash flow from operations. As a subsidiary of Hertz, our cash is swept regularly by Hertz at its discretion. Hertz also funds our operating and investing activities as needed. Cash flows related to financing activities reflect changes in Hertz’s investments in us. Transfers of cash to and from Hertz are reflected within additional paid-in capital on our combined balance sheets.
Subsequent to the Spin-Off, we will no longer participate in cash management and funding arrangements with Hertz. Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations and access to capital markets. We believe that our future cash from operations, borrowing capacity under the credit facility that we anticipate entering into in connection with the spin-off and access to capital markets will provide adequate resources to fund our working capital needs, capital expenditures and strategic investments.
We intend to enter into a bank credit facility to be used for general corporate purposes and issue debt in connection with the Spin-Off. We will describe the terms of this new credit facility and any such debt after we have negotiated the terms with the applicable parties.
In fiscal 2016, we expect our net revenue earning equipment capital expenditures to be in the range of $375 million to $425 million. While we intend to fund these capital expenditures with cash generated from operations, we also expect to have borrowing capacity under the credit facility that we anticipate entering into in connection with the Spin-Off.

Cash Flows

Years Ended December 31, 2015, 2014 and 2013
A summary of our cash flows from operating, investing and financing activities is provided in the following table (in millions):

	Years Ended December 31,
	2015	2014	2013	2015 to 2014 $ Change	2014 to 2013 $ Change
Cash provided by (used in):
Operating activities	$498.1	$457.6	$572.7	$40.5	$(115.1)
Investing activities	(389.8)	(429.3)	(589.5)	39.5	160.2
Financing activities	(107.2)	(22.4)	10.3	(84.8)	(32.7)
Effect of exchange rate changes	(4.3)	(2.4)	(1.3)	(1.9)	(1.1)
Net change in cash and cash equivalents	$(3.2)	$3.5	$(7.8)	$(6.7)	$11.3
Operating Activities
During the year ended December 31, 2015, we generated $498.1 million in cash from operating activities, an increase of $40.5 million compared to 2014. The increase can be attributed to improved cash collections on our accounts receivable as we have implemented stricter policies on granting credit to our customers and have increased collection efforts throughout 2015. Additionally, net income in 2015 was higher than 2014 and cash paid for taxes decreased by $13.5 million in 2015 compared to 2014.
During the year ended December 31, 2014, we generated $457.6 million in cash from operating activities. The decrease of $115.1 million compared to 2013 is primarily the result of a reduction in collections on accounts receivable in 2014 compared to 2013, higher cash outflow due to timing of payments on accounts payable during 2014, and higher cash payments for income taxes.
Investing Activities
Our primary use of cash in investing activities is for the acquisition of revenue earning equipment. We renew our equipment and also expand our total rental equipment in line with forecasted customer demand. Changes in our net capital expenditures are described in more detail in the Capital Expenditures section below. As of December 31, 2015, 2014 and 2013, we had $16.0 million, $19.3 million and $52.8 million, respectively, of restricted cash and cash equivalents to be used for the purchase of revenue earning equipment and other specified uses under our fleet financing facilities, our Like Kind Exchange Program, or "LKE Program," and to satisfy certain of our self-insurance regulatory reserve requirements.
Financing Activities
Cash used in financing activities decreased $84.8 million for the year ended December 31, 2015, compared to the same period in 2014. Cash flows from financing activities represents primarily our changes in debt and financing activities with Hertz, which primarily funded our operations. Additionally, in 2015, we repurchased treasury stock for $604.5 million in cash. For details of the debt activity see Note 7 - Debt to the Notes to our combined financial statements included elsewhere in this information statement. As our financing structure is expected to change with the spin-off transaction, those cash flows of financing activities should not be seen as indicative of our future cash flows from financing activities.
Capital Expenditures
Our capital expenditures relate largely to purchases of rental equipment, with the remaining portion representing purchases of other property, plant and equipment. The tables below set forth the capital expenditures related to our revenue earning equipment and related disposal proceeds on a cash basis (in millions).

Revenue Earning Equipment
Year Ended	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures
December 31, 2015	$(600.0)	$151.9	$(448.1)
December 31, 2014	(614.5)	179.6	(434.9)
December 31, 2013	(706.7)	185.7	(521.0)
Net capital expenditures for revenue earning equipment increased $13.2 million during the year ended December 31, 2015 compared to 2014. Beginning in 2014 and continuing on into 2015, we reduced the amount of revenue earning equipment purchases as part of our strategy to reduce the size of the fleet due to the decline in the oil and gas industry. The decline in disposal proceeds in 2015 as compared to 2014 was due to less revenue earning equipment in the rotation to be sold during 2015 as there was a decrease in capital expenditures during 2007 and 2008. Additionally, there was higher sales activity during 2014 as there was an effort to reduce the fleet size in certain markets in accordance with projected customer demand due to the forecasted declining demand in the oil and gas industry, and also reduce the fleet unavailable for rent.
Net capital expenditures for revenue earning equipment decreased $86.1 million for 2014 compared to 2013 which was due to lower capital expenditures in 2014 in order to reduce the size of the fleet to address the projected decline in revenues from the oil and gas industry.
Off-Balance Sheet Commitments and Arrangements
As of December 31, 2015 and 2014, the following guarantees (including indemnification commitments) were issued and outstanding.
Indemnification Obligations
In the ordinary course of business, we execute contracts involving indemnification obligations customary in the relevant industry and indemnifications related to a specific transaction such as the sale of a business. These indemnification obligations might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnification obligations would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnification obligations and accrue for expected losses that are probable and estimable.
Environmental Obligations
We are liable for remediating certain hazardous substance storage or disposal sites. The probable expenses that we expect to incur for such matters have been accrued, and those expenses are reflected in our combined financial statements. As of December 31, 2015 and 2014, the aggregate amounts accrued for environmental liabilities, reflected in our combined balance sheets in "Other accrued liabilities" were $0.1 million and $0.3 million, respectively. The accrual generally represents the estimated cost of clean-up activities, remediation actions, and on-going maintenance, as required. There are uncertainties with respect to factors such as our connection to the sites, the involvement of other potentially responsible parties, the application of laws and regulations, site conditions, the scope of investigations, and remediation to be undertaken.
Contractual Obligations

The following table details the contractual cash obligations for debt and related interest payable, capital and operating leases, and other purchase obligations as of December 31, 2015 (in millions):

		Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Capital leases(a)	$63.5	$10.2	$25.9	$27.4	$—
Operating leases(b)	92.4	23.0	34.3	16.8	18.3
Purchase obligations and other(c)	7.5	1.7	4.1	1.7	—
Total	$163.4	$34.9	$64.3	$45.9	$18.3

(a)	Includes obligations under lease agreements primarily for service vehicles. See Note 11 - Leases to the Notes to our combined financial statements included elsewhere in this information statement.

(b)
Includes obligations under lease agreements for real estate, service vehicles and office and computer equipment. Such obligations are reflected to the extent of their minimum non-cancelable terms. See Note 11 - Leases included in the Notes to our combined financial statements included elsewhere in this information statement.

(c)
Purchase obligations and other represent agreements to purchase goods or services that are legally binding on us and that specify all significant terms, including fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the transaction and excludes any obligations to employees. Only the minimum non-cancelable portion of purchase agreements and related cancellation penalties are included as obligations. In the case of contracts that state minimum quantities of goods or services, amounts reflect only the stipulated minimums; all other contracts reflect estimated amounts.

The table excludes our pension and other postretirement benefit obligations. See Note 8 - Employee Retirement Benefits to the Notes to our combined financial statements.
Critical Accounting Policies and Estimates
Our discussion and analysis of financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the combined financial statements requires management to make estimates and judgments that affect the reported amounts in our combined financial statements and accompanying notes.

Certain of our accounting policies involve a higher degree of judgment and complexity in their application, and therefore, represent the critical accounting policies used in the preparation of our financial statements. If different assumptions or conditions were to prevail, the results could be materially different from our reported results. We believe the following accounting policies may involve a higher degree of judgment and complexity in their application and represent the critical accounting policies used in the preparation of our financial statements. For additional discussion of our critical accounting policies, as well as our significant accounting policies, see Note 2—Summary of Significant Accounting Policies to the Notes to our combined financial statements included elsewhere in this information statement.
Revenue Recognition
Equipment rental revenue includes revenues generated from renting equipment to customers and is recognized on a straight-line basis over the length of the rental contract. Also included in equipment rental revenue are fees for equipment delivery and pick-up and fees for loss damage waivers which allows customers to limit the risk of financial loss in the event the Company's equipment is damaged or lost. Delivery and pick-up fees are recognized as revenue when the services are performed and fees related to loss damage waivers, are recognized over the length of the contract term.
Revenues from the sale of revenue earning equipment, new equipment, parts and supplies are recognized at the time the customer takes possession, when collectability is reasonably assured and when all obligations under the sales contract have been fulfilled. Sales tax amounts collected from customers are recorded on a net basis.
The Company generally recognizes revenue from the sale of new equipment purchased from other companies based on the gross amount billed as the Company establishes its own pricing and retains related inventory risk, is the primary obligor in sales transactions with its customers, and assumes the credit risk for amounts billed to its customers.

Service and other revenue is recognized as the services are performed.

Revenue Earning Equipment

Our principal assets are revenue earning equipment, which represented approximately 69.9% and 67.2% of our total assets as of December 31, 2015 and 2014, respectively. Revenue earning equipment consists of equipment utilized in our equipment rental operations. When revenue earning equipment is acquired, we use historical experience, industry residual value guidebooks and the monitoring of market conditions, to set depreciation rates. Generally, we estimate the period that we will hold the asset, primarily based on historical measures of the amount of equipment usage and the targeted age of equipment at the time of disposal. We also estimate the residual value of the applicable revenue earning equipment at the expected time of disposal. The residual value for revenue earning equipment is affected by factors which include equipment age and amount of usage. Depreciation is recorded over the estimated holding period. Depreciation rates are reviewed quarterly based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used equipment sales also can be affected by external factors such as the economy, natural disasters, fuel prices and incentives offered by manufacturers. As a result of this ongoing assessment, we make periodic adjustments to depreciation rates of revenue earning equipment in response to changing market conditions.

Defined Pension Benefit Obligations
The Hertz Corporation, the primary operating company of Hertz Holdings’ car rental business (“THC”), sponsors several U.S. defined benefit and defined contribution plans covering substantially all of our U.S. employees. Additionally, THC has non-U.S. defined benefit and defined contribution plans covering eligible non-U.S. employees. For each of these plans, we have recorded our portion of the expense and the related obligations which have been actuarially determined and assets have been allocated proportionally. In conjunction with the Spin-Off, the plans will be legally separated, and the assets, if any, allocated based on the statutory requirements in the jurisdiction. There may be additional assets, liabilities or related expenses transferred to us in the Spin-Off for which the transfer has not been finalized.

Employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations. The various employee-related actuarial assumptions (e.g., retirement rates, mortality rates and salary growth) used in determining pension costs and plan liabilities are reviewed periodically by management, assisted by the enrolled actuary, and updated as warranted. The discount rate used to value the pension liabilities and related expenses and the expected rate of return on plan assets are the two most significant assumptions impacting pension expense. The discount rate used is a market based spot rate as of the valuation date. For the expected return on assets assumption, we use a forward looking rate that is based on the expected return for each asset class (including the value added by active investment management), weighted by the target asset allocation.The past annualized long-term performance of the Plans' assets has generally been in line with the long-term rate of return assumption.
See Note 8 - Employee Retirement Benefits to the Notes to our combined financial statements included elsewhere in this information statement.
Acquisition Accounting

We record acquisitions resulting in the consolidation of an enterprise using the acquisition method of accounting. Under this method, the acquiring company records the assets acquired, including intangible assets that can be identified and named, and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price in excess of the fair value of the assets acquired and liabilities assumed is recorded as goodwill. If the assets acquired, net of liabilities assumed, are greater than the purchase price paid then a bargain purchase has occurred and we will recognize the gain immediately in earnings. Among other sources of relevant information, we may use independent appraisals and actuarial or other valuations to assist in determining the estimated fair values of the assets and liabilities. Various assumptions are used in the determination of these estimated fair values including discount rates, market and volume growth rates, expected royalty rates, EBITDA margins and other prospective financial information. Transaction costs associated with acquisitions are expensed as incurred.

Goodwill and Indefinite Lived Intangible Assets

On an annual basis and at interim periods when circumstances require, we test the recoverability of our goodwill. Goodwill impairment is deemed to exist if the carrying value of goodwill exceeds its fair value. Goodwill must be tested at least annually using a two-step process. The first step is to identify any potential impairment by comparing the carrying value of the reporting unit to its fair value. A reporting unit is an operating segment or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. We estimate the fair value of our reporting units using a discounted cash flow methodology. The key assumptions used in the discounted cash flow valuation model for impairment testing include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates are set by using the Weighted Average Cost of Capital, or “WACC,” methodology. The WACC methodology considers market and industry data as well as Company specific risk factors for each reporting unit in determining the appropriate discount rates to be used. The discount rate utilized for each reporting unit is indicative of the return an investor would expect to receive for investing in such a business. The cash flows represent management's most recent planning assumptions. These assumptions are based on a combination of industry outlooks, views on general economic conditions, our expected pricing plans and expected future savings generated by our past restructuring activities. Terminal value rate determination follows common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and low long-term growth rates. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. A significant decline in the projected cash flows or a change in the WACC used to determine fair value could result in a future goodwill impairment charge.
Indefinite-lived intangible assets, primarily trademarks, are not amortized but are evaluated annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of this asset may exceed its fair value. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.
For 2015 we evaluated the carrying value of our goodwill and our other indefinite-lived intangible assets and concluded that there was no impairment related to such assets. Our impairment analysis as of October 1, 2015 was performed for one reporting unit, worldwide equipment rental, for these combined financial statements.

See Note 5 - Goodwill and Other Intangible Assets to the Notes to our combined financial statements included elsewhere in this information statement.

Finite Lived Intangible and Long-Lived Assets

Intangible assets include technology, customer relationships, trademarks and trade-names and other intangibles. Intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which range from two to fifteen years. Long-lived assets, including intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the estimated fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell.

Income Taxes

We were included in the consolidated federal income tax return of Hertz Holdings, as well as certain state tax returns where Hertz Holdings files on a combined basis for 2015, 2014, and 2013. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Subsequent changes to enacted tax rates and changes to the global mix of earnings will result in changes to the tax rates used to calculate deferred taxes and any related valuation allowances. Provisions are not made for income taxes on undistributed earnings of international subsidiaries that are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes. Future distributions, if any, from these international subsidiaries to the United States or changes in U.S. tax rules may require recording a tax provision on these amounts. We have recorded a deferred tax asset for unutilized net operating loss carry forwards in various tax jurisdictions. The taxing authorities may examine the positions that led to the generation of those net operating losses. If the utilization of any of those losses are disallowed a deferred tax liability may have to be recorded.

See Note 10 - Taxes on Income to the Notes to our combined financial statements included elsewhere in this information statement.

Financial Instruments

We are exposed to a variety of market risks, including the effects of changes in interest rates, gasoline and diesel fuel prices and foreign currency exchange rates. We manage exposure to these market risks through regular operating and financing activities and, when deemed appropriate, through the use of financial instruments. Financial instruments are viewed as risk management tools and have not been used for speculative or trading purposes. In addition, financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to counterparty nonperformance on such instruments. We account for all financial instruments in accordance with U.S. GAAP, which requires that they be recorded on the balance sheet as either assets or liabilities measured at their fair value. For financial instruments that are designated and qualify as hedging instruments, we designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge or a cash flow hedge. The effective portion of changes in fair value of financial instruments designated as cash flow hedging instruments is recorded as a component of other comprehensive income (loss). Amounts included in accumulated other comprehensive income (loss) for cash flow hedges are reclassified into earnings in the same period that the hedged item is recognized in earnings. The ineffective portion of changes in the fair value of financial instruments designated as cash flow hedges is recognized currently in earnings within the same line item as the hedged item, based upon the nature of the hedged item. For financial instruments that are not part of a qualified hedging relationship, the changes in their fair value are recognized currently in earnings.

Stock Based Compensation

For all periods presented, all stock-based compensation awards held by our employees were granted by Hertz Holdings, under various Hertz Holding’s sponsored plans, based on the stock of Hertz Holdings. All stock-based compensation award disclosures are measured in terms of ordinary shares of Hertz Holdings. The cost of employee services received in exchange for an award of equity instruments is based on the grant date fair value of the award. That cost is recognized over the period during which the employee is required to provide service in exchange for the award, referred to as the vesting period. For grants in 2015, 2014 and 2013, the vesting period is three years at 33 1/3% per year. In addition to the service vesting condition, the PSUs had an additional vesting condition which called for the number of units that will be awarded based on achievement of a certain level of Corporate EBITDA, or other performance measures as defined in the applicable award agreements, over the applicable measurement period.

We estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected term, dividend yield, and risk-free interest rate. These factors combined with the stock price on the date of grant result in a fixed expense which is recorded on a straight-line basis over the vesting period.

The assumed volatility for our stock is based on our historical stock price data. The assumed dividend yield is zero. The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity approximately equal to the expected term of the options, as of the grant dates. See Note 9 - Stock-Based Compensation to the Notes to our combined financial statements included elsewhere in this information statement.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 2—Summary of Significant Accounting Policies to the Notes to our combined financial statements included elsewhere in this information statement.
Internal Control Over Financial Reporting

In June 2014, Hertz Holdings commenced an internal investigation of certain matters related to the accounting during prior periods. The investigation was undertaken by outside counsel, along with independent counsel for Hertz Holdings’ Audit Committee. Counsel received assistance from outside consultants and new senior accounting and compliance personnel.

Based on the internal investigation, Hertz Holdings’ review of its financial records, and other work completed by Hertz Holdings’ management, Hertz Holdings’ Audit Committee concluded that there were material misstatements in Hertz

Holdings’ 2011, 2012 and 2013 consolidated financial statements. Accordingly, Hertz Holdings’ Board and management concluded that Hertz Holdings’ consolidated financial statements for these periods should no longer be relied upon and required restatement. The restated consolidated financial statements for 2012 and 2013 were provided in Hertz Holdings’ Annual Report on Form 10-K for the year ended December 31, 2014.

Material Weaknesses

Internal control over financial reporting has inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements will not be prevented or detected on a timely basis by internal control over financial reporting. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Hertz Holdings’ management, including its Chief Executive Officer and its Chief Financial Officer, assessed the effectiveness of Hertz Holdings’ internal control over financial reporting as of December 31, 2015. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control - Integrated Framework (2013). Based on this assessment, Hertz Holdings’ management has concluded that Hertz Holdings did not maintain effective internal control over financial reporting as of December 31, 2015, due to the fact that certain material weaknesses previously identified in Hertz Holdings’ 2014 Form 10-K filing on July 16, 2015 continue to exist at December 31, 2015, as discussed below.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

While this conclusion was based on the material weaknesses in Hertz Holdings’ internal control over financial reporting, management has identified similar material weaknesses relating to HERC Holdings accounts.  In addition, management identified a material weakness related to the income tax accounts of HERC Holdings. Management has also determined that the revisions described in Note 2—Summary of Significant Accounting Policies under the heading “Correction of Errors,” and Note 21 - Revision of Interim Financial Information (unaudited) to the Notes to our combined financial statements, included elsewhere in this information statement, was an additional effect of the material weakness as it relates to the design of effective control over certain business processes including our period end financial reporting process as described in Item 9A of the Hertz Holdings’ 2015 Form 10-K/A. Following the Spin-Off management of HERC Holdings may continue to identify material weaknesses or significant deficiencies in its internal control.

Control Environment

We did not maintain an effective control environment primarily attributable to the following identified material weaknesses:

•
Hertz Holdings did not have a sufficient complement of personnel with an appropriate level of knowledge, experience, and training commensurate with our financial reporting requirements to ensure proper selection and application of GAAP in certain circumstances.

•
Hertz Holdings did not design effective controls over the non-fleet procurement process, which was exacerbated by the lack of training of field personnel as part of our Oracle enterprise resource planning (“ERP”) system implementation during 2013.

These material weaknesses in the control environment resulted in certain instances of inappropriate accounting decisions and in inappropriate accounting methodologies and contributed to the following additional material weaknesses:

•
Hertz Holdings did not design and maintain effective controls over certain accounting estimates. Specifically, Hertz Holdings did not design and maintain controls over the effective review of the models, assumptions, and data used in developing estimates or changes made to assumptions and data, including those related to reserve estimates associated with allowances for uncollectible amounts receivable for renter obligations for damaged vehicles.

•	Hertz Holdings did not design and maintain effective controls over the review, approval, and documentation of manual journal entries.

Risk Assessment

Hertz Holdings did not effectively design controls in response to the risks of material misstatement. This material weakness contributed to the following additional material weaknesses:

•
Hertz Holdings did not design effective controls over certain business processes including Hertz Holdings period-end financial reporting process. This includes the identification and execution of controls over the preparation, analysis, and review of significant account reconciliations and closing adjustments required to assess the appropriateness of certain account balances at period end.

Monitoring

Hertz Holdings did not design and maintain effective monitoring controls related to the design and operational effectiveness of our internal controls. Specifically, Hertz Holdings did not maintain personnel and systems within the internal audit function that were sufficient to ensure the adequate monitoring of control activities.

One or more of the foregoing control deficiencies contributed to the previously reported restatement of our financial statements for the years 2012 and 2013, each of the quarters of 2013 and the second quarter of 2015, including misstatements of direct operating expenses, accounts payable, accrued liabilities, allowance for doubtful accounts, prepaid expenses and other assets, depreciation of vehicles sold through retail car sales locations, and non-fleet property and equipment and the related accumulated depreciation and also resulted in audit adjustments to the Hertz Holdings’ consolidated financial statements for 2015. Additionally, the foregoing control deficiencies could result in material misstatements of consolidated financial statements that would not be prevented or detected. Accordingly, Hertz Holdings’ management has determined these control deficiencies constitute material weaknesses.

Remediation of Hertz Holdings Material Weaknesses

Hertz Holdings has taken, and continues to take, action to remediate the identified material weaknesses that continue to remain as of December 31, 2015. For example, since December 2013, Hertz Holdings searched for and hired a new Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, and over twenty highly qualified vice president- or director-level accounting employees from outside Hertz Holdings, and changed and enhanced leadership in the business units associated with the restatement matters. Moreover, in response to the restatement matters and other matters identified as restatement adjustments, under the direction of the Audit Committee, commencing with the 2013 year-end close process, Hertz Holdings’ senior management has directed that Hertz Holdings dedicate additional resources and take further steps to strengthen control processes and procedures in order to identify and rectify past accounting misstatements and prevent a recurrence of the circumstances that resulted in the need to restate prior period financial statements.

Hertz Holdings has, and continues to, identify and implement actions to improve its internal control over financial reporting and disclosure controls and procedures, including plans to enhance its resources and training with respect to financial reporting and disclosure responsibilities, and to review such actions with the Audit Committee and its independent auditors. For more information on the status of our remediation efforts, please see Item 9A, "Controls and Procedures," in Hertz Holdings’ Annual Report on Form 10-K for the year ended December 31, 2015.

BUSINESS
Overview
We are one of the largest equipment rental companies in the North American equipment rental industry, according to the Rental Equipment Register "RER" top 100 list. We have been in the equipment rental business since 1965 and operate our equipment rental business through the Hertz Equipment Rental brand from approximately 280 company-operated branches, of which approximately 270 are in the United States and Canada, and the remainder are located in the United Kingdom, China and through joint venture arrangements in Saudi Arabia and Qatar. In addition, HERC operates through 13 franchisee owned branches in Greece, Portugal and Corsica in Europe, in Afghanistan in the Middle East, in Panama in Central America and in Chile in South America. On October 30, 2015, we finalized the sale of our operations in France (other than Corsica) and Spain which included 60 branches in France and two in Spain. Subsequent to the sale of these operations, we generate almost all of our equipment rental revenue in North America with approximately 1% of our equipment rental revenue driven by our remaining international operations.
We have longstanding relationships with many of our customers across diverse end markets, including large and small companies in the construction industry, industrial customers (such as large industrial plants, refineries and petrochemical operations, railroads and automotive enterprises), and other customers in more fragmented industries (such as governmental entities and government contractors, disaster recovery and remediation firms, utility operators, individual homeowners, entertainment production companies, agricultural producers and special event management firms). Set forth below is a chart showing our historical worldwide equipment rental revenue categorized by end markets we serve, for the years ended December 31, 2015, 2014, and 2013 (excluding the revenues associated with the France and Spain operations which were sold on October 30, 2015).

We offer a broad portfolio of equipment for rent, including aerial, earthmoving, material handling and specialty equipment such as air compressors, compaction equipment, construction-related trucks, electrical equipment, power generators, contractor tools, pumps, and lighting, studio and production equipment. Our recent investments in our equipment rental fleet have resulted in an average fleet age of 46 months as of December 31, 2015. As of December 31, 2015, our equipment rental fleet portfolio consisted of equipment with a total original equipment cost of $3.5 billion.
In addition to our principal business of equipment rental, we also:

•	sell used equipment;

•	sell contractor supplies such as construction consumables, tools, small equipment and safety supplies at many of our rental locations;

•	provide repair, maintenance and equipment management services to certain of our customers;

•	offer equipment re-rental services and provide on-site support to our customers;

•	provide ancillary services such as equipment transport, cleaning, refueling and labor; and

•	sell certain brands of new equipment and parts and supplies.
For the years ended December 31, 2015, 2014, and 2013, we had total revenues of $1,678.2 million, $1,770.4 million and $1,735.6 million, net income of $111.3 million, $89.7 million and $98.1 million and Adjusted EBITDA of $600.6 million, $649.6 million and $680.5 million, respectively. For the year ended December 31, 2015 our same-store revenue declined 1.0%. Adjusted EBITDA is a non-GAAP measure that is defined and reconciled to its most comparable GAAP measure in the section of this information statement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations— Results of Operations and Selected Operating Data."
Corporate History
Hertz Holdings was incorporated in Delaware in 2005 to serve as the top-level holding company for the consolidated car rental and equipment rental businesses of The Hertz Corporation. Following the completion of the Spin-Off, HERC Holdings will continue to operate the equipment rental business of Hertz Holdings through its operating subsidiaries, including HERC.
HERC was incorporated in Delaware in July 1965. Since its incorporation, HERC has been a wholly-owned subsidiary of Hertz or one of its subsidiaries operating its equipment rental segment. In addition to our organic growth, we have grown through strategic acquisitions. In recent years, we took certain steps to diversify our portfolio and increase exposure to a variety of niche markets which experience business cycles that may vary in intensity and duration from that of the general economy and that we believe will enable HERC to experience higher levels of growth than the economy in general. Since 2009, we have completed 11 acquisitions to strengthen our position in a variety of specialty rental markets, including the broader industrial market (DW Pumps, Forces, Western Machinery, Pioneer, Delta Rigging & Tools and We Got it Rental) and the motion picture and television production industries (Cinelease, 24/7 and 1st Call Studio Equipment). We also have expanded internationally, including opening company-operated locations in China in 2008, as well as the establishment of joint ventures with Saudi Arabia-based Dayim Holdings Company, Ltd. in February 2010, eventually extending into Qatar in 2014. In October 2015, we sold our operations in France and Spain.
Our Industry
The equipment rental industry serves a diverse group of customers from individuals to small local contractors to large national and industrial accounts encompassing a wide variety of rental equipment including heavy equipment, specialty equipment and contractor tools. Subsequent to the sale of our operations in France and Spain on October 30, 2015, almost all of our equipment rental revenue is generated in North America with approximately 1% of our equipment rental revenue generated through our remaining international operations. The equipment rental industry is highly fragmented with few national competitors and many regional and local operators. We believe, based on market and industry revenue data, that we are one of the leading companies (together with United Rentals, Inc. and Ashtead Group plc’s Sunbelt Rentals brand) in the North American equipment rental industry. A number of the industry's competitors focus on a subset of equipment rental offerings, making the overall industry fragmented with respect to types of equipment offered, services provided and geographic locations from which such equipment is offered.

The growth of the North American equipment rental industry is driven by a number of factors including economic trends, non-residential construction activity, capital investment in the industrial sector, repair and overhaul spending, government spending and demand for construction and other rental equipment generally. We believe that renters have increasingly looked to the equipment rental market to manage their capital needs, with many customers relying on equipment rental to allow them to participate in their respective markets without incurring the significant acquisition cost and maintenance expense associated with owning their own equipment fleet. We believe the trends that have driven rental instead of ownership of equipment in the North American construction industry will continue in the near term. We believe that the North American equipment rental industry is expected to grow at a 5.8% compound annual growth rate between 2015 and 2019.

The principal end markets we serve, based on our customers’ Standard Industrial Classification (“SIC”) codes, consist of the following:

•
Construction – Our construction rental operations serve large and small companies in the construction industry, and principally the non-residential construction industry. Non-residential construction consists primarily of private sector rentals relating to the construction, maintenance, and remodeling of commercial facilities. According to Dodge Data & Analytics, U.S. non-residential construction spending remained flat in 2015 and is estimated to grow at an annual rate of 9% in 2016. We believe that key drivers of growth within this end market include increased levels of construction starts and construction-related loans among other factors. Construction represented approximately 38% of our equipment rental revenue for the year ended December 31, 2015.

•
Industrial – Our industrial rental operations serve renters across a broad range of industries, including large industrial plants, refineries and petrochemical operations, industrial manufacturing, power, pulp, paper and wood and other industrial verticals. According to Industrial Info Resources, spending in the U.S. industrial sector grew at an annual rate of approximately 7% in 2015 and is estimated to grow at an annual rate of 5% in 2016. We believe that key drivers of growth within this end market include increased levels of spending on industrial capital, maintenance, repairs and overhaul. Industrial represented approximately 23% of our equipment rental revenue for the year ended December 31, 2015.

•
Other Customers – In addition to the specific markets cited above, we service a variety of other customers across a diverse group of industries, including governmental entities and government contractors, disaster recovery and remediation firms, utility operators, infrastructure, railroad, individual homeowners, entertainment production companies, agricultural producers and special event management firms, which represented in total approximately 39% of our equipment rental revenue for the year ended December 31, 2015. We believe that the government-related and entertainment production submarkets discussed below are key industries within this diverse customer group.

o	Government-Related – Government-related revenue consists of rentals to federal, state and local governments and contractors working directly on government projects.

o
Entertainment Production – Our equipment rental operations serve the motion picture and television production industries through the rental of grip and lighting equipment, quiet power generators, boomlifts, forklifts and platform lifts.

Our Competitive Strengths
A Market Leader in North America with Significant Scale and Broad Footprint
We believe we are one of the largest equipment rental companies in the North American equipment rental industry, with 270 company-operated branches in 42 states in the United States and 10 provinces in Canada. Our scale compared to most of our competitors provides us with a number of significant competitive advantages including:

•	highly experienced executive management team with extensive domain knowledge;

•	a comprehensive line of equipment and services, allowing us to be a single-source solution serving all of our customer needs;

•	the ability to provide premium brands and a wide range of products that are reliable and meet all the necessary regulations;

•	a consistent, reliable supply of rental equipment in stock across our locations and the ability to redeploy equipment across locations to meet evolving customer needs;

•	an increasing portfolio of specialty equipment that expands our reach and capabilities;

•
a geographic footprint that allows us to maintain proximity to our customers in the local markets as well as serve national and industrial accounts who have geographically dispersed equipment rental needs and in a number of cases prefer to do business with large operators who can broadly service their equipment rental needs;

•	favorable purchasing power or volume discount pricing opportunities on material and equipment purchased from our suppliers;

•	operational cost efficiencies across our organization, including with respect to purchasing, information technology, back-office support and marketing;

•	economies of scale that enable fast response to customer equipment rental needs;

•	a national sales force with significant expertise across our equipment fleet; and

•	local expertise for servicing our clients and offering solutions.
Since the North American equipment rental industry is highly fragmented, with very few national competitors, we believe that the majority of our competitors do not enjoy these same advantages.
Diverse End Market Business Mix and Exposure to a Variety of Specialty and High Growth Rental Markets
We provide equipment rental services to a wide variety of large markets, including the residential and non-residential construction, general industrial, energy, transportation and government markets. In recent years, we have diversified our rental portfolio by expanding our offerings in niche and specialty markets, both through organic growth and through the acquisition of established industry participants in key locations. Since 2009, we have completed 11 acquisitions to strengthen our position in a variety of diverse rental markets, including the broader industrial market, and the specialty markets such as the motion picture and television production industries. As a result of these strategic investments in ancillary areas of equipment rental and services, our business has become more balanced. We believe that this more balanced portfolio is important because it provides us with a diversification away from our historical reliance on the more seasonal and cyclical construction industry, toward industries which experience business cycles that may vary in intensity and duration from that of the general economy. We anticipate that specialty markets can grow faster than the general economy, and tend to be less cyclical. We believe this diversification serves to differentiate us from our competitors and positions us to take advantage of any expected increase in demand for more specialized rental solutions. We also are not overly reliant on any single customer with no single customer accounting for more than 3% of our revenue for the year ended December 31, 2015.
Strong National and Industrial Accounts Capabilities
We believe that we have significant capabilities to serve both national and industrial customer sectors. Through these customer relationship programs, our respective national and industrial accounts sales teams serve and attempt to expand and further penetrate existing relationships with our national accounts and larger industrial customers by providing a single point of contact for their equipment rental needs. This enables HERC to be a full end-to-end solutions provider in addition to a provider of rental equipment. These longstanding customer relationship programs enable us to take advantage of longer rental terms for much of our equipment, with many of our larger customers leasing equipment from us on a monthly or yearly basis, for use in large and/or complex ongoing projects. These projects provide a number of additional benefits, including recurring revenue, attractive credit profiles, improved fleet utilization and enhanced presence in new markets.
Range of Value-Added Services
We offer a total rental solution that provides a suite of customer-focused services. These services include equipment transport, fleet management and telematics, power solutions, on-site services and customized advice, engineered solutions, re-rental options, and parts and supplies sales. This combination of services is designed to offer comprehensive value-added solutions to our customers that complement and enhance the rental equipment we offer.

Superior Customer Service
HERC has a well-established reputation for superior customer service, which has been a competitive differentiator for us throughout our history. Senior management remains focused on maintaining a customer service focused culture. We spend significant time and resources training our personnel to effectively meet the demands of our customers. We believe that these customer initiatives help support our pricing strategy and foster customer loyalty.
Large, Diverse and High-Quality Equipment Fleet
Our equipment fleet represents a significant investment and our commitment to providing the most dependable rental experience to our customers across a variety of industries, including our local, national, industrial and specialty markets. Our recent investments in our equipment rental fleet have resulted in an average fleet age of 46 months as of December 31, 2015. As of December 31, 2015, our equipment rental fleet portfolio consisted of a total original equipment cost of $3.5 billion.
Our broad array of equipment includes aerial, earthmoving, material handling and specialty equipment such as air compressors, compaction equipment, construction-related trucks, electrical equipment, power generators, contractor tools, pumps, and lighting, studio and production equipment as well as other niche or specialty products. Our extensive and high-quality rental fleet provides us with the ability to serve a diverse customer base that requires large quantities and/or varied types of equipment for rent, as we are more likely to have the right equipment and total number of units needed at the right location in order to meet our customer requirements.
Experienced Executive and Senior Leadership Team Focused on Excellence in Our Core Equipment Rental Operations
We have assembled an experienced executive and senior leadership team committed to maintaining operational excellence. Our executive and senior leadership team has extensive knowledge of all aspects of the equipment rental and heavy equipment industries, particularly in our core North American operations. Our senior leadership team is made up of executives who have an average of approximately 18 years of experience in the equipment rental and heavy equipment industries. Beyond the senior leadership team, we have talented, experienced sales, operations, service and finance professionals. Our executive and senior leadership team is dedicated to offering our customers a quality rental experience and is committed to further improving our performance capabilities through evaluating and effectively utilizing resources at each level of our organization.
Disciplined Fleet Management, Procurement and Disposal Process
We manage our equipment rental fleet using a life cycle approach designed to optimize the timing of fleet purchasing, repair and maintenance and disposal, while at the same time satisfying our customer demand. In particular, we use standardized business systems in our operations to track utilization and facilitate the fluid transfer of our fleet among regions to adjust to local customer demand, including throughout our entire network. Our pricing system allows us to generate real time rate guidance and adjust pricing across the various markets in which we operate. Through continued use and development of our disciplined approach to efficient fleet management, we seek to maximize our utilization and return on investment.
We routinely sell our used rental equipment in order to manage repair and maintenance costs, as well as the composition, age and size of our fleet. We dispose of our used equipment through a variety of channels, including private sales to customers and other third parties, sales to wholesalers, brokered sales and auctions. Our website includes a catalog of equipment for sale to third parties. During the year ended December 31, 2015, we sold our used rental equipment as follows: approximately 54% through private sales, 27% through sales at auction and 19% through sales to wholesalers. Historically, we have realized a greater return on capital through private sales and sales to wholesalers, as opposed to brokered sales and auctions.
Geographic Footprint
We have approximately 280 company-operated branches in the United States, Canada, the United Kingdom and China and through joint venture arrangements in Saudi Arabia and Qatar. We also have a presence in 6 countries through our 13 international franchisee-operated branches. We continue to update our locations with our proprietary HERC systems designed to enhance associate productivity and improve fleet utilization.

Our geographic footprint and scale, as well as the use of standardized business systems in our operations, provides us with several benefits, including:

•	the ability to meet the needs of large multi-location customers who would like to be serviced on a multi-national basis;

•	leveraging our fleet spend across a larger base and generating used fleet disposal opportunities;

•	the ability to utilize our business processes, systems and core competencies to drive value for our franchisees and ultimately our customers in foreign markets;

•	the opportunity to reduce the variability of local economic conditions on our overall financial performance; and

•	the platform to optimize operational efficiency.
Strong Brand Recognition
Our primary operating subsidiary, HERC, operates under the name “Hertz Equipment Rental Corporation,” in addition to operating under the “HERC” name. We expect to rename HERC "Herc Rentals Inc." and that HERC will continue to utilize the "HERC" name as part of its Herc Rentals brand. While we believe the association with Hertz has contributed to our building relationships with our customers due to Hertz’s globally recognized brand and perceived high-quality car and equipment rental products, we believe that the continued use of the "HERC" name as part of the Herc Rentals brand will facilitate the transition to this new brand. As part of the Spin-Off, HERC Holdings and New Hertz will enter into an agreement, pursuant to which HERC Holdings will continue to have the right to use certain intellectual property associated with the Hertz brand for a period of four years on a no royalty basis, except that HERC Holdings may not directly or indirectly engage in the business of renting and leasing cars, subject to certain exceptions, including that HERC Holdings may continue to rent cars to the extent HERC has done so immediately prior to the Spin-Off.
Our Strategy
Pursue Opportunities Through Organic Revenue Growth, Diversified Specialty Equipment, Optimizing Existing Markets and Targeted Strategic Bolt-On Acquisitions
We believe that opportunities for expansion exist through organic same store growth, expanding our presence in existing targeted markets, diversifying our equipment offering for higher returns and the acquisition of smaller competitors, particularly in light of the fragmented nature of the equipment rental industry and a long-term trend toward increased rental penetration in many of the markets in which we participate. We have organized our growth strategy to pursue these internal growth initiatives and the acquisition of smaller competitors.
Within the markets we currently serve, we intend to grow our same store sales by investing in a high quality and diverse equipment rental fleet and by providing market leading customer service and value-added service offerings. We believe that maintaining high quality and comprehensive lines of equipment differentiates our equipment rental offerings from many of our competitors and we plan to continue to invest in our asset base. In addition, our strong value-added service offerings, such as equipment transport, fleet management and telematics, power solutions, on-site services and customized advice, engineered solutions, re-rental options and used and new equipment sales, provide us with an integrated equipment services platform through which we are able to address substantially all of our customers’ needs and we intend to continue to develop these offerings. We also intend to continue to drive efficiencies through process-oriented initiatives that allow us to increase equipment utilization, reduce operating costs and free up available investment resources.
We intend to continue our strategy of selectively expanding the scope of our operations through the opening of new locations in existing markets that will provide added operating leverage. We will continue to diversify our rental portfolio by pursuing focused market growth into a variety of niche rental markets, including restoration, remediation, HVAC and disaster recovery, expanding across all construction and industrial verticals, as well as various specialty markets, in a variety of geographic locations. We also will look to add new locations in those markets and geographic locations that offer attractive growth opportunities, especially targeting local customers and specialty markets. We believe the North American market presents significant potential for growth, but we also plan to continue efforts to expand our international business by opening new company-operated joint venture and franchise locations, especially when we have opportunities to serve major North American customers with a global presence. At the same time, we will monitor and from time to time exit non-core, non-strategic operations, as we have done with the divestiture of our operations in France and Spain.

Our strategic acquisitions have allowed us to strengthen our position in a variety of specialty rental markets and have given us experience in evaluating, consummating and integrating strategic acquisitions. By acquiring certain bolt-on businesses we have the opportunity to expand our existing geographic footprint to better serve large multi-location customers. In addition, we believe that we can further improve our mix of rental revenue in order to create a customer portfolio that is less susceptible to industry-specific cycles, is more geographically diverse, and is better positioned to facilitate sustainable earnings growth.
Maintain and Strengthen Our National and Industrial Accounts Programs
As we continue efforts to stimulate organic growth, we plan to strengthen our national accounts and industrial accounts programs. We will continue to target the optimal customer mix that enables HERC to be one of a small number of rental companies that have the resources to service large customer needs and provide innovative business solutions. We also intend to emphasize strategic account management as we work to gain a greater share of the overall equipment rental spending of our existing customers in the national and industrial accounts sectors.
Leverage and Expand Our Footprint
HERC has one of the largest footprints in a fragmented industry. With 270 strategically located company-operated branches in the United States and Canada, our base of operations will allow HERC to strategically expand in existing North American markets providing further opportunities to expand our small to mid-size customer base while simultaneously providing additional operational efficiencies from economies of scale. We believe that we have opportunities in several markets to expand our presence, increase our geographic density and generate organic growth.
Use Customer-Facing Technology to Increase Customer Satisfaction and Improve Efficiency
Our advanced telematics and GPS-enabled platforms enable our customers to increase utilization and control their overall costs. Through our Hertz e-Services Program (“e-SP”) we have offered our customers an easy-to-use and personalized platform to improve the management of their equipment rental accounts and provide real-time information about all of their equipment rental usage. These platforms are an integral part of our suite of services, which is designed to provide our customers with a true end-to-end solution for renting, tracking, managing, maintaining and customizing their rental equipment needs and thereby increase customer satisfaction.
We also leverage technology to improve the efficiency of our operations. Our modeling software helps us to forecast demand as well as push real-time pricing intelligence to our experienced sales team. We are rolling out mobile application-based solutions to enable point of sale expansion, increase the speed at which we fulfill customer orders and increase customer satisfaction. We also are in the process of consolidating our information technology functions common to our branches, which will reduce costs and improve efficiency. These and other process initiatives allow us to better manage our fleet, improve customer service, increase equipment utilization and provide us with an opportunity to achieve higher profitability and return on capital.
Develop Our Employees, Foster Organizational Excellence and Continue to Drive Our Culture of Safety
Our management team’s leadership philosophy is centered around developing employees who are committed to our goals of being one of the world’s leading equipment rental companies. By attracting, retaining and developing our workforce and using programs to drive organizational and operational excellence, including continuous improvement strategies, we can develop leaders at every level of our business.
We are dedicated to providing training and development opportunities to our employees. We develop our employees’ skills through training programs focused on, among other things, safety, sales, leadership training and equipment-related training.
Our sales training programs are tailored to develop a sales force that is able to address the particular needs of the various categories of our customer base, such as customers in the construction, industrial, governmental and the more specialized industries that we serve. With respect to particularly large, complex or challenging projects, we develop curricula based on that specific project so that the employees involved are better able to meet the expectations of our customer. Our training programs address critical issues of workplace safety for our employees and customers. This promotes the protection of our employees and assets, as well as our protection from liability for accidental loss or employee injury.

Our Products and Services
Equipment Rental
We offer equipment for rent, including aerial, earthmoving, material handling, and specialty equipment, such as air compressors, compaction equipment, construction-related trucks, electrical equipment, power generators, contractor tools, pumps, and lighting, studio and production equipment. This equipment is available for rent by our customers on an hourly, daily, weekly, monthly or yearly basis and we provide a suite of comprehensive services to support, maintain and service the equipment we rent to our customers.
HERC acquires its equipment from a variety of original equipment manufacturers, with which we maintain strong relationships. The equipment is typically new at the time of acquisition and is not subject to any repurchase program. The actual per-unit acquisition cost of rental equipment in our fleet varies from under $100 to over $200,000. As of December 31, 2015, the average per-unit acquisition cost (excluding small equipment purchased for less than $5,000 per unit) for our fleet was approximately $38,000 and the average age of our equipment fleet was 46 months.
The following table provides a breakdown of the composition of our equipment rental fleet based on original equipment fleet cost, as of December 31, 2015:

Equipment Type	% of Total Equipment Cost
Aerial	27%
Earthmoving	19%
Material Handling	17%
Truck	11%
Electrical	9%
General Equipment	7%
Air Compressors	4%
Pump	2%
Other	4%
Construction Services
Our construction rental operations serve large and small companies in the construction industry, principally the non-residential construction industry and maintenance. Non-residential construction consists primarily of private sector rentals relating to the construction and remodeling of commercial facilities. Residential construction consists primarily of single family and multi family home construction, additions, repairs and remodeling. Construction renters typically utilize a broad range of equipment, from small power tools to large aerial and earthmoving equipment.
Industrial Services
Our industrial rental operations serve a wide range of customers including manufacturing, power, refineries, petrochemical, pulp paper and wood and other industry participants.  The needs of our customers in these industries provides us the opportunity to rent core equipment while introducing our specialty products and services that add higher-return assets to the rental.  Our specialty services offer both unique and end-to-end solutions that are complementary to our core equipment and leveraged not only by our industrial clients, but a wide range of customers.  Our specialty offerings include heating, ventilation, air conditioning and climate control products as well as pumping and power generation engineering solutions used in industrial plants, disaster recovery efforts, infrastructure development and water treatment solutions. We also sell tools, accessories, equipment and safety supplies across both industrial and specialty services.

Other Equipment Rental Offerings

A portion of our overall rental revenue comes from a wide variety of general equipment rental offerings to customers across a diverse group of industries, including governmental entities and government contractors, disaster recovery and remediation firms, utility operators, railroads, infrastructure, individual homeowners, entertainment production companies, agricultural producers and special event management firms. Rentals in this category range from customers renting equipment for large-scale agriculture projects to individuals renting equipment for home improvement and repair and lawn and garden projects, among others. These rental offerings often vary in term and are dependent on a variety of seasonal and other factors.
We frequently rent equipment directly to federal, state and local governments as well as to entities who work directly on government projects. Government entities traditionally rent our equipment for significant infrastructure and other large-scale building projects in addition to projects of less scope and duration. Similarly, many contractors look to HERC for their rental needs when they procure contracts for government infrastructure projects. Equipment available for rent includes aerial, earthmoving, material handling, pro-contractor tools and specialty equipment.
Hertz Entertainment Services, or "HESC" is a division of HERC that provides single-source car and equipment rental solutions to the entertainment and special events industries by offering customized vehicle and equipment rental solutions for motion picture and television productions, as well as turn-key solutions for live sports, corporate events and festivals. Specialized equipment available to this industry includes grip and lighting equipment, quiet power generation, boomlifts, forklifts and platform lifts, all of which can be delivered to production locations. HESC's services are tailored to fit the needs of large and small productions alike with competitive pricing and customized, monthly billing.
Equipment Re-Rental
Many of our customers have significant and varied rental needs for their worksite or project. In the event that a customer has a rental need that is not contained within our diversified fleet or an unexpected request, our experienced staff can provide re-rental options to meet that customer’s needs. In this instance, we will rent a piece of equipment from another company and then provide it to our customer. Our re-rental capabilities help us expand the portfolio of solutions available to our customers, particularly within our national and industrial accounts programs.
Sales of Used Rental Equipment
We routinely sell our used rental equipment in order to manage repair and maintenance costs, as well as the composition and size, of our fleet. We dispose of our used equipment through a variety of channels, including retail sales to customers and other third parties, sales to wholesalers, brokered sales and auctions. Our website includes a catalog of equipment for sale to third parties. We also provide a source of potential financing to buyers of our rental equipment, which is designed to promote sales of used equipment to private parties. During the year ended December 31, 2014, we sold our used rental equipment as follows: approximately 54% through private sales, 27% through sales at auction, 19% through sales to wholesalers.
Sales of New Equipment, Parts and Supplies
To ensure that we provide our customers with a broad suite of equipment solutions, we also sell new equipment which also helps drive sales of parts and supplies. The types of new equipment that we sell vary by location and include a variety of pro-contractor tools and supplies, including tools (including power tools), small equipment (such as work lighting, generators, pumps, compaction equipment and power trowels), safety supplies and expendables.

Service and Support
We provide repair, maintenance and equipment management services to certain of our customers across a number of industries, but particularly in the industrial sector, including through the sale of parts to customers for use with their equipment. We provide maintenance capabilities for our rental equipment that are available on-site at the customer’s location or within our operations at the customer’s direction. We further provide support functions through our dedicated in-plant operations, tool trailers and plant management systems, particularly for industrial customers and those customers who request such services. These support functions include a variety of performance measurement tools that allow our customers to consider key performance indicators in their operations, which we believe enables our customers to reduce their cost and improve overall equipment utilization.
These capabilities are part of our suite of customer services, which are designed to provide our customers with a true end-to-end solution for renting, tracking, managing, maintaining and customizing their rental equipment needs online, through our e-SP platform, and with the ongoing support of our sales, project management and engineering staff. Through our suite of services, many of our customers are able to better align their rental needs with their job activities, allowing for cost-effective solutions for every major project.
We also offer a loss damage waiver product for many classes of equipment, which for a fee allows our customers to limit the risk of financial loss in the event our equipment is damaged or lost.
Our Customers
We operate in a wide range of customers across the construction, infrastructure, industrial and specialty verticals. Key areas that we serve under these verticals include building services, commercial, engineering, hospitality, oil and gas, petrochemical, railroads and entertainment. We also serve other customers across a fragmented group of industries (such as governmental entities and government contractors, disaster recovery and remediation firms, utility operators, individual homeowners and agricultural producers). Serving a wide range of industries enables us to reduce dependency on a single or limited number of customers and assists in reducing the seasonality of our revenues and its impact from any one segment's cycle. We operate in mid-size and large urban markets which enables us to reduce exposure to any single customer or market, with no single customer making up more than 3% of our worldwide rental revenues for the year ended December 31, 2015. Of our rental revenues for the year ended December 31, 2015 (excluding our operations in France and Spain which were sold on October 30, 2015), approximately 38% of equipment rental revenues were derived from construction activity and 23% were derived from industrial activity, while the remaining revenues were generated by rentals to government, railroad, entertainment and other types of customers.
We enter into rental agreements with companies, governmental entities and agencies or other organizations seeking to rent our equipment. We deliver much of our equipment directly to customer job sites and retrieve the equipment from the customer site upon conclusion of the rental. We extend credit terms to many of our customers to pay for rentals.
Our comprehensive fleet enables us to supply equipment to a wide variety of customers, from individual homeowners to local contractors to large national accounts or industrial plants. Our business has a large base of local small to mid-size customers as well as customers looking for specialty solutions or equipment. Many larger companies, particularly those with industrial plant operations, now require single source vendors to manage their total equipment needs, and this fits well within our core competencies. Arrangements with these large national companies include the provision of our repair, maintenance and customized equipment management services. We believe our strong relationships with larger customers, including through our National Accounts Program, is a competitive advantage because it enables us to seek longer rental terms for much of our equipment, with many of these customers renting equipment from us on a monthly or yearly basis, for use in large, complex and ongoing projects. As of December 31, 2015, the average tenure of customers in our National Account Program was 23 years. Length of tenure, however, is not indicative of the amount of revenue generated from those customers.
Sales and Marketing
We market and sell our products and services through a variety of complementary programs. Through a dedicated sales team, we provide our customers with support services, market and application expertise, and sales offerings. For example, we have sales teams committed to servicing various categories of our customer base, including clients in the construction, industrial, government, entertainment and many other specialized industries. Our product experts oversee the specialty products, providing engineering support and program management services to our clients. Through our national and industrial accounts programs, the dedicated sales team for each respective program provides our large customers with support across a number of diverse geographical, functional and equipment sectors. Our ongoing employee training programs continue to promote these attributes in our sales force. We also provide client support via our sales coordinators, reservation centers and customer contact centers to help customers with their comprehensive needs. Our maintenance service programs are available to clients at our locations and through our field service technicians. Additionally, we provide training programs to our clients that focus on product use and safety.
We advertise our broad range of offerings through industry catalogs, participation and sponsorship of industry events, trade shows, and via the internet. Additionally, our customers can browse and purchase used equipment through our website, arrange for the rental of existing equipment, see our significant service offerings and manage their fleet and overall account with us.
Franchisees
We believe that our extensive ownership of equipment rental operations contributes to the consistency of our high-

quality service, cost control, fleet utilization, yield management and competitive pricing. However, we have found the utilization of independent franchisees, which franchisees rent equipment that they own, helps to supplement these operations without requiring significant additional invested capital. HERC licenses the right to use its brand name under franchise arrangements to equipment rental businesses in Greece, Iceland, Portugal and Corsica in Europe, in Afghanistan in the Middle East, in Panama in Central America and in Chile in South America. As of December 31, 2015, our franchisees maintained 13 locations worldwide.
Franchisees generally pay fees based on a percentage of their revenues. The operations of all franchisees, including the purchase and ownership of equipment, are financed independently by the franchisees, and we do not have any investment interest in the franchisees or their fleets. In return, franchisees are provided the use of the Hertz Equipment Rental Corporation brand name, certain operational support and training, reservations through our reservations channels, and other services. For the years ended December 31, 2015, 2014, and 2013, we received $0.5 million, $0.8 million and $1.3 million in fees from our franchisees, respectively.
In Europe and other international jurisdictions, franchisees typically do not have early termination rights. Initial franchise fees may be payable over a term of several years. We intend to continue to promote the license of our brand name through such arrangements.
Competition
Our competitors in the equipment rental industry range from other large national companies to regional and local businesses. In each of the countries where we maintain company-operated locations, the equipment rental industry is often highly fragmented, with large numbers of companies operating on a regional or local scale and dealing in a limited number of products. The number of industry participants operating on a national scale is comparatively much smaller, although national participants often have significant breadth in the categories of equipment they rent. We believe, based on market and industry data, that we are one of the leading participants (together with United Rentals, Inc. and Ashtead Group plc’s Sunbelt Rentals brand) in the North American equipment rental industry, with the remainder comprising a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets and specialty rental segments. Subsequent to the sale of our operations in France and Spain, we generated almost all of our equipment rental revenue in North America with approximately 1% of our equipment rental revenue generated through our international operations. In North America, the other top national-scale industry participants are United Rentals, Inc., H&E Equipment Services, Inc. and the Ashtead Group plc’s Sunbelt Rentals brand. Aggreko is a global competitor in the power generation rental markets in the same markets in which we participate. In the United Kingdom, the other principal national-scale industry participant is the Ashtead Group plc’s A-Plant brand. In China, the other principal national-scale industry participants are Far East Rental and LiLuo. In Saudi Arabia, the other principal national-scale industry participants are Zahid Tractor (CAT Dealer) and Rapid Access Gulf (Lavendon Group). In Qatar, the other principal national-scale industry participants are Byrne Equipment Rental Solutions and Rapid Access Gulf (Lavendon Group).
Competition in the equipment rental industry is intense, often taking the form of aggressive price competition. Among other factors, we believe that our competitive success is the result of 50 years of experience in the equipment rental industry, our systems and procedures for monitoring, controlling and developing our branch network, our capacity to maintain a comprehensive rental fleet, the reliability and safety of our equipment, the quality and experience of our sales team, our innovative customized rental solutions and our established national and industrial accounts programs. In addition to our historical profile, we believe continued diversification of our customer base and products will provide strategic competitive advantages in the rental industry.
Seasonality
Our equipment rental operation is a seasonal business, with demand for our rental equipment tending to be lower in the winter months. We have the ability to manage fleet capacity, the most significant portion of our cost structure, to meet market demand. For instance, to accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. A number of our other major operating costs vary directly with revenues or transaction volumes; however, certain operating expenses, including rent, insurance, and administrative overhead, remain fixed and cannot be adjusted for seasonal demand. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher, and lower profitability in periods when our revenues are lower. Our equipment rental business, especially in the construction industry, has historically experienced decreased levels of business from December until late spring and heightened activity during our third and fourth quarter until December. Additionally, in an effort to reduce the impacts of seasonality, we are focused on expanding our customer base through specialty products that have less seasonality and complement other cycles. See the section of this information statement entitled “Risk Factors-Risks Related to Our Business-Equipment rental, especially in the construction industry, is generally a highly seasonal business and any occurrence that disrupts rental activity during our peak periods could materially adversely affect our liquidity, cash flows and results of operations.”

Properties
As of December 31, 2015, we had approximately 280 branches throughout the United States, Canada, China, the United Kingdom, Saudi Arabia and Qatar. On October 30, 2015, we sold our operations in France and Spain which comprised 60 locations in France and two in Spain. We also operate regional headquarters, sales offices and service facilities in the foregoing countries in support of our equipment rental operations.
Following the Spin-Off, we plan to maintain our principal executive offices at 27500 Riverview Center Blvd. Bonita Springs, Florida, 34134.
As of December 31, 2015, we own approximately 25% of the locations from which we operate our equipment rental business. The remaining locations from which we operate our equipment rental business are leased. Those leases typically require the payment of minimum rents and often also require us to pay or reimburse operating expenses and/or to pay additional rent above guaranteed minimums, based on a percentage of revenues or sales arising at the relevant premises.
Our rental locations generally are located in industrial or commercial zones. A growing number of locations have highway or major thoroughfare visibility. The typical location includes a customer reception area, an equipment service area and storage facilities for equipment. Most branches have stand-alone maintenance and fueling facilities and showrooms.
Employees
We expect that we will employ approximately 4,600 employees following the Spin-Off, with approximately 4,400 persons in our North American operations and 200 persons in our other operations. International employees are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions. As of December 31, 2015, labor contracts covering the terms of employment of approximately 240 employees in the United States and 170 employees in Canada were in effect under approximately 20 active contracts with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Union of Operating Engineers. We have experienced no material work stoppage as a result of labor problems during the last ten years, and we believe our labor relations to be good. Nonetheless, we may be unable to negotiate new labor contracts on terms advantageous to us, or without labor interruption. See "Risk Factors—Risks Related to Our Business."
In addition to the employees referred to above, we employ a number of temporary workers, and engage outside services, as is customary in the industry, principally for the non-revenue movement of rental equipment between rental locations and the movement of rental equipment to and from customers’ job sites.
Insurance and Risk Management
We are exposed to a variety of claims arising from our operations, including (i) claims by third parties for injury or property damage arising from the operation of our equipment or acts or omissions of our personnel and (ii) workers' compensation claims. We also are exposed to risk of loss from damage to our equipment and resulting business interruption. Our responsibility for such claims and losses is increased when we waive the provisions in certain of our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. Following the Spin-Off, we will seek to mitigate our exposure to large liability losses arising from such claims by maintaining general liability, workers' compensation and vehicle liability insurance coverage through unaffiliated carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms. However, we will bear a portion of such losses through the application of deductibles, self-retentions and caps in these insurance policies. We also will self-insure against losses associated with other risks not covered by these insurance policies. For example, we will be self-insured for group medical claims, though we will maintain “stop loss” insurance to protect ourselves from any one group medical claim loss exceeding a threshold amount, where such insurance is available on commercially reasonable terms. See "Risk Factors—Risks Related to Our Business."

Environmental, Health, and Safety Matters and Governmental Regulation
Environmental, Health, and Safety
Our operations are subject to numerous national, state, local and foreign laws and regulations governing environmental protection and occupational health and safety matters. These laws govern such issues as wastewater, storm water, solid and hazardous wastes and materials, air quality and matters of workplace safety. Under these laws and regulations, we may be liable for, among other things, the cost of investigating and remediating contamination at our sites as well as sites to which we sent hazardous wastes for disposal or treatment regardless of fault, as well as fines and penalties for non-compliance. Our operations generally do not raise significant environmental, health, or safety risks, but we use hazardous materials to clean and maintain equipment, dispose of solid and hazardous waste and wastewater from equipment washing, and store and dispense petroleum products from storage tanks at certain of our locations.
Based on the conditions currently known to us, we do not believe that any pending or likely remediation and compliance costs will have a material adverse effect on our business. We cannot be certain, however, as to the potential financial impact on our business if new adverse conditions are discovered, or compliance requirements become more stringent. See "Risk Factors—Risks Related to Our Business."
Governmental Regulation
Our operations also expose us to a host of other national, state, local and foreign laws and regulations, in addition to legal, regulatory and contractual requirements we face as a government contractor. These laws and regulations address multiple aspects of our operations, such as taxes, consumer rights, privacy, data security and employment matters and also may impact other areas of our business. There are often different requirements in different jurisdictions. Changes in government regulation of our businesses have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have both a retroactive and prospective effect. This is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances. See “Risk Factors—Risks Related to Our Business—Changes in the legal and regulatory environment that affects our operations, including laws and regulations relating to taxes, consumer rights, privacy, data security and employment matters could disrupt our business, increase our expenses or otherwise have a material adverse effect on our results of operations.”
Legal Proceedings
From time to time we are a party to various legal proceedings. Summarized below are the most significant legal proceedings to which we have been a party during the year ended December 31, 2015 and the subsequent period prior to the date of this information statement.
In re Hertz Global Holdings, Inc. Securities Litigation - In November 2013, a purported shareholder class action, Pedro Ramirez, Jr. v. Hertz Global Holdings, Inc., et al., was commenced in the U.S. District Court for the District of New Jersey naming Hertz Holdings and certain of its officers as defendants and alleging violations of the federal securities laws. The complaint alleged that Hertz Holdings made material misrepresentations and/or omissions of material fact in its public disclosures during the period from February 25, 2013 through November 4, 2013, in violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The complaint sought an unspecified amount of monetary damages on behalf of the purported class and an award of costs and expenses, including counsel fees and expert fees. In June 2014, Hertz Holdings responded to the amended complaint by filing a motion to dismiss. After a hearing in October 2014, the court granted Hertz Holdings' motion to dismiss the complaint. The dismissal was without prejudice and plaintiff was granted leave to file a second amended complaint within 30 days of the order. In November 2014, plaintiff filed a second amended complaint which shortened the putative class period such that it was not alleged to have commenced until May 18, 2013 and made allegations that were not substantively very different than the allegations in the prior complaint. In early 2015, this case was assigned to a new federal judge in the District of New Jersey, and Hertz Holdings responded to the second amended complaint by filing another motion to dismiss. On July 22, 2015, the court granted Hertz Holdings’ motion to dismiss without prejudice and ordered that plaintiff could file a third amended complaint on or before August 22, 2015. On August 21, 2015, plaintiff filed a third amended complaint.

The third amended complaint included additional allegations and expanded the putative class period such that it was alleged to span from February 14, 2013 to July 16, 2015. On November 4, Hertz Holdings filed its motion to dismiss. Thereafter, a motion was made by plaintiff to add a new plaintiff, because of challenges to the standing of the first plaintiff. The court granted plaintiffs leave to file a fourth amended complaint to add the new plaintiff, and the new complaint was filed on March 1, 2016. Hertz Holdings moved to dismiss the fourth amended complaint in its entirety with prejudice on March 24, 2016. Hertz Holdings believes that it has valid and meritorious defenses and it intends to vigorously defend against the complaint, but litigation is subject to many uncertainties and the outcome of this matter is not predictable with assurance. It is possible that this matter could be decided unfavorably to Hertz Holdings. However, Hertz Holdings is currently unable to estimate the range of these possible losses, but they could be material to the Company's consolidated financial condition, results of operations or cash flows in any particular reporting period.

Governmental Investigations - In 2014, Hertz Holdings was advised by the staff of the New York Regional Office of the SEC that it is investigating the events disclosed in certain of Hertz Holdings’ filings with the SEC. In addition, in December 2014 a state securities regulator requested information regarding the same events. The investigations generally involve the restatements included in Hertz Holdings’ 2014 Form 10-K and related accounting for prior periods. Hertz Holdings has and intends to continue to cooperate with both the SEC and state requests. Due to the stage at which the proceedings are, Hertz is currently unable to predict the likely outcome of the proceedings or estimate the range of reasonably possible losses, which may be material. Among other matters, the restatements included in Hertz Holdings’ 2014 Form 10-K addressed a variety of accounting matters involving Hertz Holdings’ Brazil rental car operations. Hertz Holdings has identified certain activities in Brazil that may raise issues under the Foreign Corrupt Practices Act and local laws, which Hertz Holdings has self-reported to appropriate government entities. At this time, Hertz Holdings is unable to predict the outcome of this issue or estimate the range of reasonably possible losses, which could be material.

HERC Holdings, as the legal successor to Hertz Holdings, will continue to be subject to the foregoing proceedings following the Spin-Off. Moreover, following the Spin-Off, we could become subject to private litigation or investigations, or one or more government enforcement actions, arising out of the misstatements in Hertz Holdings’ previously issued financial statements. New Hertz and HERC Holdings intend to share any ultimate liability arising from proceedings of this nature pursuant to the Separation Agreement. See “Relationship Between New Hertz and HERC Holdings-Agreements between New Hertz and HERC Holdings-Separation and Distribution Agreement-Sharing of Certain Liabilities."

In addition, we are subject to a number of claims and proceedings that generally arise in the ordinary conduct of our business. These matters include, but are not limited to, claims arising from the operation of equipment rented from HERC and workers compensation claims. We do not believe that the liabilities arising from such ordinary course claims and proceedings will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

We have established reserves for matters where we believe the losses are probable and can be reasonably estimated. For matters, including the securities litigation and governmental investigations described above, where we have not established a reserve, the ultimate outcome or resolution cannot be predicted at this time, or the amount of ultimate loss, if any, cannot be reasonably estimated. Litigation is subject to many uncertainties and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to HERC Holdings or any of its subsidiaries involved. Accordingly, it is possible that an adverse outcome from such a proceeding could exceed the amount accrued in an amount that could be material to our consolidated financial condition, results of operations or cash flows in any particular reporting period.

MANAGEMENT
Executive Officers Following the Spin-Off
The following table lists the individuals who are expected to serve as executive officers of HERC Holdings following the Spin-Off. Each executive officer named below is currently an employee of HERC.

Name	Age	Expected Position
Lawrence H. Silber	59	Chief Executive Officer and President, Director
Barbara L. Brasier	57	Senior Vice President and Chief Financial Officer
James Bruce Dressel	52	Senior Vice President and Chief Operating Officer
Maryann A. Waryjas	64	Senior Vice President, Chief Legal Officer and Secretary
Christian J. Cunningham	54	Senior Vice President and Chief Human Resources Officer
Richard F. Marani	56	Senior Vice President and Chief Information Officer
Lawrence H. Silber. Mr. Silber joined HERC in May 2015. Mr. Silber most recently served as an Executive Advisor at Court Square Capital Partners, LLP.  Mr. Silber led Hayward Industries, one of the world's largest swimming pool equipment manufacturers as COO from 2008 to 2012, overseeing a successful transition through the recession returning the company to solid profitability.  From 1978 to 2008, Mr. Silber worked for Ingersoll Rand in a number of roles of increasing responsibility.  He led major Ingersoll Rand business groups including Utility Equipment, Rental and Remarketing and the Equipment and Services businesses.  Earlier in his career, he led Sales, Marketing and Operations functions in the company's Power Tool Division and Construction and Mining Group. Mr. Silber served on the board of directors of SMTC Corporation (and for a time served as its interim President and CEO), the advisory board of Weiler Corporation, and currently serves on the board of Pike Electric Corporation, Inc. Mr. Silber earned his Bachelor of Arts degree from Rutgers College, The State University of New Jersey and also attended executive development programs at Harvard Business School, The University of Chicago’s Booth Business School and a co-sponsored program between Ingersoll Rand and Duke Fuqua School of Business.
Barbara L. Brasier. Ms. Brasier joined HERC in November 2015 from Mondelez International, Inc. (formerly Kraft Foods, Inc.), where she served as Senior Vice President, Tax and Treasury since October 2012, when Mondelez spun off Kraft Foods Group, Inc. Ms. Brasier served as the Senior Vice President and Treasurer of Kraft Foods Inc. from October 2011 to September 2012 and from April 2009 to December 2010 and Senior Vice President, Finance of Kraft Foods Europe from December 2010 to October 2011. Prior to Kraft, Ms. Brasier was a Vice President and Treasurer of Ingersoll Rand from April 2004 to June 2008 and held roles of increasing responsibility at Mead Corporation and MeadWestvaco from June 1984 to March 2004. Ms. Brasier started her career in accounting at Touche Ross, now Deloitte & Touche, LLP.
    James Bruce Dressel. Mr. Dressel joined HERC in June 2015, bringing with him significant expertise in the equipment rental industry and more than 30 years of experience in various leadership and senior management roles. Mr. Dressel served as President and CEO of Sunbelt Rentals, Inc. from February 1997 to July 2003, where he grew the company from 24 to 195 locations and expanded equipment rental offerings. Prior to Sunbelt, Mr. Dressel spent the first 12 years of his business career building a privately held service business that was acquired by Sunbelt in 1996. Following Sunbelt, Mr. Dressel held roles of increasing responsibility, including serving as Chief Sales Officer, for ADS, Inc., a provider of industry-leading equipment and logistics support solutions to the Department of Defense and other federal agencies. Since 2013, Mr. Dressel has been consulting within the equipment rental industry.
Maryann A. Waryjas. Ms. Waryjas joined HERC in November 2015 from Great Lakes Dredge & Dock Corporation, one of the largest providers of dredging services in the United States. At Great Lakes, Ms. Waryjas served as Senior Vice President, Chief Legal Officer and Corporate Secretary from August 2012 to November 2015. From 2000 until joining Great Lakes, Ms. Waryjas was a partner at the law firm of Katten Muchin Rosenman, LLP, where she most recently was co-chair of the firm’s Corporate Governance and Mergers and Acquisitions Practices. Ms. Waryjas served two consecutive terms on Katten’s Board of Directors. Prior to Katten, Ms. Waryjas was a partner at the law firms of Jenner & Block LLP and Kirkland & Ellis LLP. Ms. Waryjas received her B.S. degree, magna cum laude, from Loyola University and her J.D. degree, cum laude, from Northwestern University School of Law.
Christian J. Cunningham. Mr. Cunningham joined HERC in September 2014 from DFC Global Corporation where he served as Vice President, Corporate HR and HR Services since June 2013 with global responsibility for all human resource matters for corporate staff. Previously Mr. Cunningham held the position of Vice President, HR, Compensation and Benefits at Sunoco Inc. and Sunoco Logistics from 2010 to 2013. Prior to Sunoco, Mr. Cunningham served at ARAMARK as Vice President, Global Compensation and Strategy (2008 to 2010); at Scholastic Inc. as Vice President, Compensation, Benefits and HRIS (2006 to 2007); and at Pep Boys as Assistant Vice President, Human Resources (2005 to 2006). Previously Mr. Cunningham held director and regional managerial positions, in roles with increasing levels of responsibility at Pep Boys (1995 to 2005) and Tire Service Corporation, Inc (1985 to 1995). Mr. Cunningham earned his Master of Business Administration from the Wharton School, University of Pennsylvania, and a Bachelor of Arts degree in Behavioral Science and Psychology from the same university.
Richard F. Marani. Mr. Marani joined HERC in June 2015. Mr. Marani has more than 30 years of IT experience across industrial products, construction equipment, aerospace, and information technology businesses. Mr. Marani began his career at General Electric, transitioning into IT and going on to become an Information Technology Leader. Following a successful role at United Technologies, Mr. Marani joined Ingersoll Rand Corporation in 2002 as Vice President of IT, where he was responsible for the development and implementation of global IT strategies. While there, he built out IT systems in advance of the spin-off of the Compact and Utility Equipment division to Doosan Infracore, leaving with the spin to assume the IT leadership role at Doosan. After four years there he returned to Ingersoll in a senior IT leadership role, responsible for global IT strategy for a $3 billion sector of the Ingersoll portfolio.
Directors Following the Spin-Off

Name	Age	Expected Position
Lawrence H. Silber	59	Chief Executive Officer and President, Director
Herbert L. Henkel	67	Non-Executive Chairman and Director
James H. Browning	66	Director and Audit Committee Chairman

Herbert L. Henkel. Mr. Henkel has been selected to serve as a director and Non-Executive Chairman of HERC Holdings and HERC following the Spin-Off. Mr. Henkel is the Retired Chairman of the Board and Chief Executive Officer, Ingersoll-Rand plc, a manufacturer of industrial products and components. Mr. Henkel retired as Ingersoll-Rand’s Chief Executive Officer, a position he held since October 1999, in February 2010, and retired as Chairman of the Board in June 2010. Mr. Henkel served as President and Chief Operating Officer of Ingersoll-Rand from April 1999 to October 1999. Mr. Henkel served in various leadership roles at Textron, Inc., including its President and Chief Operating Officer from 1998-1999.

James H. Browning. Mr. Browning has been selected to serve as a director and as audit committee chairman of HERC Holdings and HERC following the Spin-Off. Mr. Browning was a partner at KPMG until his retirement in 2009. He served as partner since 1980 and served as Southwest area professional practice partner in KPMG's Houston Office. Mr. Browning also served as an SEC reviewing partner and as partner in charge of KPMG's New Orleans audit practice. Mr. Browning is currently board chairman for RigNet, Inc. and is on the board of Texas Capital Bancshares where he serves as chairman of the audit committee. He also previously served as a director for Endeavour International Corporation, a NYSE listed international oil and gas exploration and production company.

Pursuant to the Nomination and Standstill Agreement between Hertz Holdings and Mr. Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Vincent J. Intrieri, Samuel Merksamer and Daniel A. Ninivaggi (collectively, the “Icahn Group”), Mr. Vincent J. Intrieri, Mr. Samuel Merskamer and Mr. Daniel A. Ninivaggi (collectively, the “Icahn Designees”) were appointed to the Board of Directors of Hertz Holdings as Class II, Class I and Class I directors, respectively, effective as of September 15, 2014. Although we expect each of the Icahn Designees to resign from his position as a director of Hertz Holdings in connection with the completion of the Spin-Off and be appointed as a director of New Hertz, the Icahn Designees have the right to continue as directors of HERC Holdings. In the event any of the Icahn Designees resigns or is otherwise unable to serve as a director, the Nomination and Standstill Agreement provides that subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights.

Annual Meeting

The last annual meeting of stockholders of Hertz Holdings, which will continue as HERC Holdings following the Spin-Off, was held on Thursday, October 15, 2015. The 2016 annual meeting of stockholders is scheduled for May 18, 2016. Following the Spin-Off, annual meetings of stockholders of HERC Holdings will be held at the principal office of HERC Holdings or at another location as permitted by the DGCL and on a date as may be fixed from time to time by resolution of the HERC Holdings board of directors.
Corporate Governance and General Information Concerning the Board and its Committees
Corporate Governance
Our business following the Spin-Off will be managed under the direction of our board of directors. Our board of directors will be committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices which we believe promote responsible oversight of management.
Composition and Structure of Our Board
Hertz Holdings historically divided its directors into three classes: Class I, Class II and Class III directors, the members of which were elected for three-year terms.
However, Hertz Holdings, following its 2014 annual meeting of stockholders, amended its Certificate of Incorporation to provide for declassification of its board of directors. Pursuant to this amendment, the classification of Hertz Holdings’ board of directors (and, after the completion of the Spin-Off, the HERC Holdings board of directors) will be phased out such that Class I directors elected at the 2016 annual meeting, Class II directors elected at the 2017 annual meeting, and Class III directors elected at the 2015 annual meeting, in each case will be elected for one-year terms. As a result, the Class III directors were elected to serve one-year terms at the 2015 annual meeting, the Class I and Class III directors will be up for election to serve one-year terms at the 2016 annual meeting and the entire slate of directors will be up for election to serve one-year terms at the 2017 annual meeting, at which point the declassification of the HERC Holdings’ board of directors will be complete.
At least a majority of our directors will be “independent” directors as defined in the federal securities laws and applicable NYSE rules. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines. See “—Corporate Governance Guidelines.”
Committees of the Board
We anticipate that our board of directors will have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The initial members and chairpersons of our committees will be determined prior to the distribution date.
The Hertz Holdings board of directors has adopted a charter for each committee, which we expect will continue to govern our committees following the Spin-Off, subject to such amendments as our board of directors determines are appropriate from time to time. Each such charter is available without charge on the “Investor Relations—About Hertz—Committee Charters” portion of Hertz Holdings’ website, www.hertz.com, and will be available on HERC Holdings’ website following the Spin-Off.
Each member of our board of directors that serves on any of the Audit Committee, Compensation Committee and Nominating and Governance Committee also will meet the independence and eligibility standards necessary for service on such committee pursuant to relevant securities laws, NYSE rules, our Corporate Governance Guidelines and the respective charter of each committee. Each member of our board of directors that serves on the Audit Committee will be determined to be “financially literate” under NYSE rules, and we anticipate that at least one member of our board of directors that serves on the Audit Committee will be determined to be an “audit committee financial expert” in accordance with relevant securities laws.

Audit Committee
Our Audit Committee will assist our board of directors in fulfilling its oversight responsibilities by assuming the following roles and responsibilities:

•	Oversee our accounting, financial and external reporting policies and practices as well as the integrity of our financial statements.

•	Monitor the independence, qualifications and performance of our independent registered public accounting firm.

•	Oversee the performance of our internal audit function, the management information systems and operational policies and practices that affect our internal controls.

•	Monitor our compliance with legal and regulatory requirements.

•
Review our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management and the preparation of our Audit Committee's report included in our proxy statements.

Compensation Committee
Our Compensation Committee will assist our board of directors in fulfilling its oversight responsibilities by assuming the following roles and responsibilities:

•	Oversee our compensation and benefit policies generally.

•	Evaluate the performance of our CEO as related to all elements of compensation, as well as the performance of our senior executives.

•	Approve and recommend to our board of directors all compensation plans for our senior executives.

•
Approve the short-term compensation and grants to our senior executives under our incentive plans (both subject, in the case of our CEO, if so directed by the board of directors, to the final approval of a majority of independent directors of our board of directors).

•	Prepare reports on executive compensation required for inclusion in our proxy statements.
Nominating and Governance Committee
Our Nominating and Governance Committee will assist our board of directors in fulfilling its oversight responsibilities by assuming the following roles and responsibilities:

•	Assist our board of directors in determining the skills, qualities and eligibility of individuals recommended for membership on our board of directors.

•	Review the composition of our board of directors and its committees to determine whether it may be appropriate to add or remove individuals.

•	Review and evaluate directors for re-nomination and re-appointment to committees.

•	Review and assess the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct and Directors’ Code of Conduct.

•	Review and recommend to the board of directors the form and amount of compensation paid to directors.
Risk Oversight
Our anticipated approach to risk oversight following the Spin-Off is similar to that of Hertz Holdings currently and is described below.
Risk Oversight—Our Board and Committees
Our board of directors will oversee an enterprise-wide approach to risk management. This approach will be designed to improve our long-term performance and enhance stockholder value. A fundamental part of risk management is understanding the risks we face. Also important is management's role in addressing those risks and understanding what level of risk is appropriate for us. Our board of directors’ involvement in setting our business strategy will be a key part of its assessment of management's risk threshold and also help determine an appropriate level of risk for us. The board of directors will participate in an annual enterprise risk management assessment, led by our Internal Audit Department. The board of directors will assess enterprise risk management with the input of the Audit Committee and Compensation Committee and advisors and members of management.
Various committees of the board of directors also will have responsibility for risk management. The Audit Committee will focus on financial risk, including internal controls, and annually receive a risk assessment and risk management report from our Internal Audit Department. The Audit Committee also will annually review with management our guidelines and policies and the commitment of internal audit resources as they relate to risk management. As described below, the Compensation Committee will strive to create compensation incentives that encourage a level of risk-taking behavior consistent with our business strategy.
Risk Considerations in our Compensation Program
Our Compensation Committee will conduct an annual review of the risk profile of our compensation policies and practices, with the assistance of management. In connection with this review, the Compensation Committee has the discretion to and may engage an independent consultant to assist it in analyzing our compensation policies and practices and associated compensation risks. Based on risk assessment reports developed pursuant to these procedures, the Compensation Committee will evaluate whether, for all employees, our enterprise-wide compensation policies and practices, in conjunction with our existing processes and controls, incentivize employees to take unnecessary risks, or pose a material risk to our company.
Stockholder Communications with the Board
Following the Spin-Off, stockholders and other interested parties may contact our directors by sending written correspondence to: Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.
Communications addressed to directors that discuss business or other matters relevant to the activities of our board of directors will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by us that is addressed to one or more directors, the procedures regarding communications with our board of directors will dictate that the following items should not be distributed to directors, because they generally fall into the purview of management, rather than the board of directors: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.
Director Nominations
Our board of directors for the period immediately after the Spin-Off will be selected by the Hertz Holdings board of directors, in consultation with its Nominating and Governance Committee. As part of its selection process, the Hertz Holdings board of directors and Nominating and Governance Committee will consider each prospective director’s diversity in perspectives, personal and professional experiences and background and ability to carry out the responsibility of exercising business judgment on behalf of our stockholders after the Spin-Off. The Hertz Holdings board of directors and Nominating and Governance Committee also will assess the independence of each prospective director, taking into consideration the transactions and relationships between each prospective director or any member of his or her immediate family and us or any of our affiliates, as well as any transactions and relationships between each prospective director or any member of his or her immediate family and each of the members of our senior management. The Nominating and Governance Committee also will take into consideration any written arrangements for director nominations we are party to, including the Nomination and Standstill Agreement that Hertz Holdings entered into with Carl C. Icahn (and to which HERC Holdings will be a party from and after the Spin-Off), described under “Certain Relationships and Related Party Transactions-Agreements with Carl C. Icahn.”
Following the Spin-Off, our Nominating and Governance Committee will consider director nominations made by stockholders. To nominate a person to serve on the board of directors following the Spin-Off, a stockholder should write to: Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary. Director nominations must be delivered to the Corporate Secretary in accordance with our by-laws. This generally means the nomination must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The nomination must contain any applicable information set forth in our by-laws. The Nominating and Governance Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors. See “—Implementation and Assessment of Policies Regarding Director Attributes.”
Corporate Governance Guidelines
The Hertz Holdings board of directors has adopted Corporate Governance Guidelines containing standards for, among other things, the Nominating and Governance Committee to determine director qualifications, which we expect to keep in place following the Spin-Off, subject to such amendments as our board of directors determines are appropriate from time to time.
The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the board of directors, will:

•
review candidates’ qualifications for membership on the board of directors based on the criteria approved by the board of directors and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

•	in evaluating directors for re-nomination to the board of directors, assess the performance and independence of such directors; and

•
periodically review the composition of the board of directors in light of the current challenges and needs of the board of directors and HERC Holdings, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence.

The Corporate Governance Guidelines also contain policies regarding director independence, the mandatory retirement age of directors, simultaneous service on other boards and substantial changes relating to a director's affiliation or position of principal employment. Among other things, the Corporate Governance Guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning. A copy of the Corporate Governance Guidelines is available without charge on the “Investor Relations—About Hertz—Governance Documents” portion of Hertz Holdings’ website, www.hertz.com, and will be available on HERC Holdings’ website following the Spin-Off.
Business Conduct and Ethics
Hertz Holdings has adopted the Standards of Business Conduct, which require all employees, officers and directors to avoid conflicts of interests, and the Hertz Holdings board of directors has adopted the Directors’ Code of Conduct, which is applicable to all directors and provides guidance for handling unforeseen situations which may arise, including conflicts of interest, each of which we expect to keep in place following the Spin-Off, subject to such amendments as we determine are appropriate from time to time. A copy of each of the Standards of Business Conduct and the Directors’ Code of Conduct is available without charge on the “Investor Relations—About Hertz—Governance Documents” portion of Hertz Holdings’ website, www.hertz.com, and will be available on HERC Holdings’ website following the Spin-Off.
Director Election Standards
Hertz Holdings maintains, and following the Spin-Off we will maintain, a “majority” voting standard for uncontested elections. For a nominee to be elected to our board of directors, the nominee must receive more “for” than “against” votes. In accordance with our by-laws and Corporate Governance Guidelines, each of our directors will submit upon his or her nomination a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for election or re-election and the board of directors accepts the resignation. In the event of a contested director election, a plurality standard will apply.
Our Board Leadership
As indicated in our Corporate Governance Guidelines, we believe it is important for our board of directors to retain flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of our company, including the flexibility to determine whether these offices should be combined or separate. We believe that the decision as to who should serve as Chairman and who should serve as CEO, and whether the offices should be combined or separate, should be assessed periodically by our board of directors, and that the board of directors should not be constrained by a rigid policy mandating the structure of such positions.
Policy on Diversity
The Corporate Governance Guidelines and the Nominating and Governance Committee charter specify that the Nominating and Governance Committee consider a number of factors, including diversity, when evaluating or conducting searches for directors. We expect that the Nominating and Governance Committee will interpret diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.
Implementation and Assessment of Policies Regarding Director Attributes
The Nominating and Governance Committee, when making recommendations to the board of directors regarding director nominations, will assess the overall performance of the board of directors, and when re-nominating incumbent board members or nominating new board members, will evaluate the potential candidate’s ability to make a positive contribution to the board of directors’ overall function. The Nominating and Governance Committee will consider the actual performance of incumbent board members over the previous year, as well as whether the board of directors has an appropriately diverse membership to support our role as one of the world’s leading equipment rental companies. The particular experience, qualifications, attributes and skills of the potential candidate will be assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the board of directors’ mission. After conducting the foregoing analysis, the Nominating and Governance Committee will make recommendations to the board of directors regarding director nominees. In its annual assessment of director nominees, we do not expect the Nominating and Governance Committee to take a formulaic approach, but rather to consider each prospective nominee’s diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, we expect the Nominating and Governance Committee to take into account the overall diversity of the board of directors and evaluate the board of directors in light of, among other things, the attributes discussed in "—Policy on Diversity" mentioned above.
Director Compensation
Director Compensation Following the Spin-Off
We anticipate that, in connection with the Spin-Off, we will adopt a non-employee director compensation policy for HERC Holdings designed to align director interests with the interests of HERC Holdings stockholders. We expect this non-employee director compensation policy to be similar in structure to the current compensation program for non-employee directors of Hertz Holdings, as follows:

Board/Committee	Non‑Employee Director Compensation
Board	• Annual Cash Retainer:	$[ ]	• Restricted Stock Unit Grant:	$[ ]
Audit	• Annual Chair Fee:	$[ ]	• Annual Member Fee:	$[ ]
Compensation	• Annual Chair Fee:	$[ ]	• Annual Member Fee:	$[ ]
Nominating and Governance	• Annual Chair Fee:	$[ ]	• Annual Member Fee:	$[ ]

•
We anticipate that the restricted stock units would be granted to directors after our annual stockholder meeting and have an equivalent fair market value to such dollar amount on the date of grant. Provided the director is still serving on our board of directors, these restricted stock units would vest on the business day immediately preceding the next annual meeting of stockholders.

•	We also anticipate reimbursing our directors for reasonable and necessary expenses they incur in performing their duties as directors.

Our Nominating and Governance Committee will be responsible for reviewing and determining the form and amount of our non-employee director compensation from time to time, which will be recommended to our board of directors for approval.
Compensation Committee Interlocks and Insider Participation
We do not anticipate that any of the members of our Compensation Committee will be a current or former officer or employee of HERC Holdings or have any relationship with HERC Holdings requiring disclosure under Item 404 of Regulation S-K.
We also do not anticipate that any of our directors will have interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction and Overview
Because we are part of the consolidated Hertz Holdings enterprise, our executive officers have historically participated in the compensation programs of Hertz and Hertz Holdings. As described in more detail below, we expect that our executive compensation program after the Spin-Off will include the same general structure as Hertz and Hertz Holdings’ executive compensation programs. However, the Compensation Committee of HERC Holdings for periods after the Spin-Off has not yet been constituted and, once constituted, will review these compensation programs and may make adjustments that it believes are appropriate in structuring its executive compensation arrangements. Because we will not be the legally spun-off entity in the separation, the compensation plans in place at the Hertz Holdings level, namely the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”) and the Hertz Global Holdings, Inc. Senior Executive Bonus Plan (“Senior Executive Bonus Plan”), will continue as our compensation plans after the Spin-Off Prior to the separation, New Hertz will adopt new compensation plans generally similar to the existing compensation plans in place at the Hertz Holdings level.
The compensation programs of Hertz and Hertz Holdings in which executive officers of HERC participate, including the manner in which outstanding equity awards will be treated in connection with the separation are described below under the subheading “Hertz Holdings’ Compensation Programs.” The elements of the executive compensation program that we expect to be in effect following the consummation of the separation are discussed under the subheading “HERC Holdings’ Expected Compensation Program.”
Hertz Holdings’ Compensation Programs
HERC's Named Executive Officers
We refer to the following individuals as HERC's "named executive officers" (or "NEOs"):

•	Lawrence H. Silber, who became our Chief Executive Officer and President on May 21, 2015;

•	Barbara L. Brasier, who became our Chief Financial Officer on November 9, 2015;

•	James Bruce Dressel, who became our Chief Operating Officer on June 22, 2015;

•	Christian J. Cunningham, who became our Chief Human Resources Officer on September 8, 2014;

•	Richard F. Marani, who became our Chief Information Officer on June 22, 2015; and

•
Brian P. MacDonald, who became Chief Executive Officer of HERC on June 2, 2014, served as Hertz Holdings’ interim Chief Executive Officer from September 7, 2014 to November 20, 2014 and resigned as HERC Chief Executive Officer and as an employee of Hertz Holdings on May 20, 2015.

Determining What Hertz Holdings Pays - Compensation Philosophy and the Role of the Compensation Committee
The Compensation Committee of Hertz Holdings reviews and establishes the compensation program for its senior executives, including the NEOs. Hertz Holdings’ Compensation Committee is committed to creating incentives for its senior executives that reward them for the performance of Hertz Holdings. Hertz Holdings' Compensation Committee's philosophies include an emphasis on the following:

•
The compensation program’s structure should be aligned with the price and market performance of Hertz Holdings’ common stock: Hertz Holdings’ Compensation Committee believes that creating goals that are more directly focused on the price and performance of Hertz Holdings’ common stock will further align the interests of Hertz Holdings’ stockholders and its senior executives.

•
The compensation design should be simple, transparent and clearly articulated to participants and Hertz Holdings’ stockholders: Hertz Holdings’ Compensation Committee is committed to designing our short-term cash compensation program and long-term equity compensation program to focus its senior executives’ attention on business goals and the price and performance of Hertz Holdings’ common stock.

•	The compensation program should provide short- and long-term components to drive performance over the long run: Long-term results are important to Hertz Holdings’ stockholders and its Compensation

Committee believes that a compensation program that rewards results both annually and on a year-over-year basis provides the framework for superior long-term performance.

•
The compensation should be competitive and market-based to attract and retain executive officers: Hertz Holdings’ Compensation Committee believes its compensation program should provide a combination of incentives that will allow Hertz Holdings to hire, retain and reward talented individuals at every position.

•
The compensation program should responsibly balance incentives with prudent risk management: Hertz Holdings’ Compensation Committee believes that responsible use of different types of incentives will create and foster a culture of growth that is sustainable and appropriate for Hertz Holdings.

Determining What Hertz Holdings Pays - Role of the Compensation Consultant

Hertz Holdings’ Compensation Committee has the authority to retain outside advisors as it deems appropriate. Since November 2014, Hertz Holdings’ Compensation Committee has engaged Frederic Cook as its compensation consultant. Frederic Cook’s responsibilities include:

•	reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals;

•	advising on industry trends, important legislation and best practices in executive compensation;

•	advising on how to best align pay with performance and with business needs; and

•	assisting the Compensation Committee with any other matters related to executive compensation arrangements, including executive employment agreements and award arrangements.

Hertz Holdings’ Compensation Committee reviews its compensation programs in light of Frederic Cook’s recommendations and adjusts compensation as the Compensation Committee sees fit. However, the decisions made by Hertz Holdings’ Compensation Committee are the responsibility of the Compensation Committee, and may reflect factors other than the recommendations and information provided by Frederic Cook. Frederic Cook does not perform any services for Hertz Holdings other than in its role as advisor to the Compensation Committee. Before engaging any compensation consultant, it is the practice of Hertz Holdings’ Compensation Committee to determine the compensation consultant’s independence and whether any conflicts of interest would be raised by the engagement of the compensation consultant. Hertz Holdings’ Compensation Committee believes that the work of Frederic Cook did not raise any conflicts of interest and Frederic Cook is independent.

Determining What Hertz Holdings Pays - Role of the CEO

In determining the appropriate levels of Hertz Holdings’ compensation programs, Hertz Holdings’ CEO traditionally provides his input to Hertz Holdings’ Compensation Committee on topics that drive business performance. As part of this process, Hertz Holdings’ CEO obtains data from and has discussions with its Chief Human Resources Officer or other appropriate executives. Hertz Holdings’ CEO reviews and makes observations regarding performance and provides additional data for Hertz Holdings’ Compensation Committee to consider regarding its overall compensation program. In addition, Hertz Holdings’ Independent Non-Executive Chair, who is the Chair of Hertz Holdings’ Compensation Committee, has an integral role in the determination of Hertz Holdings’ CEO’s compensation through her independent review and discussions with various parties. Because Hertz Holdings’ Independent Non-Executive Chair is the Chair of its Compensation Committee, Hertz Holdings’ Board believes that this provides the requisite focus on evaluating the CEO and setting his compensation relative to his performance. In determining compensation for Hertz Holdings’ senior management, the Compensation Committee also takes into account the terms of any applicable employment agreement or term sheet entered into with the senior executive. Although Hertz Holdings’ Compensation Committee may give weight to the input of Hertz Holdings’ CEO, in all cases, the final determinations over compensation reside with Hertz Holdings’ Compensation Committee or, if directed by its Board, in the case of Hertz Holdings’ CEO, with the independent members of Hertz Holdings’ Board.

Determining What We Pay - Elements of the Compensation Programs

Element	Type	How and Why Hertz Holdings Pays It
Salary	Fixed Cash	- Paid throughout the year to attract and retain senior executives - Sets the baseline for bonus and certain retirement programs
Annual Cash Bonus(1)	Performance-Based Cash
- Paid annually in cash to reward performance of Hertz Holdings, business unit and individual - Aligns senior executives’ interests with Hertz Holdings’ stockholders’ interests, reinforces key strategic initiatives and encourages superior individual performance

Long-Term Equity(2)	Long-Term Equity
- Granted annually, with vesting occurring in subsequent years based on satisfying performance conditions for performance stock units - Aligns senior executives’ interests with Hertz Holdings’ stockholders’ interests and drives key performance goals

Retirement Benefits and Perquisites	Variable Other
- Paid at retirement based on senior executives’ salary, bonus and years of service to Hertz Holdings or Hertz for participants in certain plans - Limited perquisites for business purposes, including relocation expenses generally designed to attract and retain talent

(1)
Hertz Holdings also occasionally provides non-recurring cash bonuses to reflect superior individual performance, new responsibilities or to compensate new hires for amounts forfeited from their previous employer.

(2)	Hertz Holdings has in the past, and in 2015, provided equity awards to compensate new hires for awards forfeited from their previous employer.

Determining What Hertz Holdings Pays - Survey Group
As part of determining Hertz Holdings’ compensation programs, it compared the compensation for Hertz Holdings’ senior executives to the compensation of comparable positions at a group of companies (the “Survey Group”). Hertz Holdings’ Compensation Committee selected the Survey Group in late 2014 in consultation with Frederic Cook. Because the number of Hertz Holdings’ direct industry competitors in the global market is limited, it did not limit the Survey Group to its direct competitors, but also included similarly-sized companies which bear substantial similarities to Hertz Holdings’ business model. The companies in the Survey Group had annual revenues of approximately $5.4 to $21.5 billion, as compared to Hertz Holdings’ 2015 revenue of $10.5 billion. Hertz Holdings included a relatively large number (53) of companies in the Survey Group, in part because it believes that doing so helps to reduce the influence of outliers. Of the 53 companies in the Survey Group, 40 were in the prior year’s Survey Group.
The following are the companies that comprised Hertz Holdings’ Survey Group in 2015:

Advance Auto Parts, Inc.	Federal - Mogul Corp.	Office Depot, Inc.
Altria Group, Inc.	Gap Inc.	PetSmart, Inc.
Avis Budget Group, Inc.	General Mills, Inc.	PVH Corp.
Avon Products Inc.	Goodyear Tire & Rubber Company	R.R. Donnelley & Sons Co.
BorgWarner Inc.	Harley-Davidson, Inc.	Ralph Lauren Corp.
CarMax Inc.	Hershey Co.	Ross Stores Inc.
Carnival Corp.	Hormel Foods Corp.	Royal Caribbean Cruises
Coca-Cola Enterprises, Inc.	J.C. Penney Company, Inc.	Ryder System, Inc.
Colgate‑Palmolive Co.	J.M. Smucker Co.	Southwest Airlines Co.
ConAgra Foods, Inc	Kellogg Co.	Starbucks Corp.
CST Brands, Inc.	Kimberly-Clark Corporation	Starwood Hotels & Resort Worldwide, Inc.
CSX Corp.	Kohl's Corp	SUPERVALU Inc.
Dana Holding Corp.	Kraft Foods Group, Inc.	TRW Automotive Holdings Corp.
Darden Restaurants Inc.	Lear Corporation	Visteon Corp.
Dean Foods Co.	Marriott International, Inc.	Waste Management, Inc.
Dick's Sporting Goods, Inc.	Mattel, Inc.	Whirlpool Corp.
Estee Lauder Companies Inc.	Newell Rubbermaid Inc.	Whole Foods Market, Inc.
Family Dollar Stores, Inc.	Norfolk Southern Corp.

When making compensation decisions for its senior executives, Hertz Holdings’ management and Compensation Committee considered the compensation levels of the Survey Group, as well as industry factors, general business developments, corporate, business unit and individual performance, the roles within our organization, their experience in the travel industry, compensation at their previous employers with respect to new hires and our overall compensation philosophy. Hertz Holdings’ Compensation Committee does not apply Survey Group data in a formulaic manner to determine the compensation of our NEOs. Rather, the Survey Group data represented one of several factors that Hertz Holdings’ Compensation Committee considered in a holistic assessment of compensation decisions. Hertz Holdings typically reviews the salaries, annual bonus levels and long-term equity awards of our NEOs every 12 months, and it periodically (but not on a set schedule) reviews the other elements of their compensation.

Determining What Hertz Holdings Pays - Response to Advisory Vote on Executive Compensation

In 2015, Hertz Holdings’ advisory vote on executive compensation was approved by the following vote:

For	Against	Abstain	Broker Non-Votes

369,323,531	6,191,613	1,807,192	34,221,515

This represented a 97.8% level of approval. Although the effect of the advisory vote on executive compensation is non-binding, Hertz Holdings’ Board and Compensation Committee considered the results of the 2015 vote and will continue to consider the results of future votes in determining the compensation of its senior executives and compensation programs generally.

Determining What Hertz Holdings Pays - Stockholder Input on the Compensation Programs

Hertz Holdings values the opinions of its stockholders and is committed to considering their opinions in making compensation decisions. In 2015, Hertz Holdings engaged with stockholders and discussed relevant aspects of its compensation program for 2015. As part of these discussions, Hertz Holdings considered their views on the structure and form of its compensation program to improve the alignment of stockholder interests with management’s interests.

Annual Cash Compensation

Salary

For Hertz Holdings’ senior executives, Hertz Holdings’ Compensation Committee determines salary and any increases after reviewing individual performance, conducting internal compensation comparisons and reviewing compensation in the Survey Group. Hertz Holdings also takes into account other factors such as an individual’s prior experience, total mix of job responsibilities versus market comparables and internal equity. Hertz Holdings’ Compensation Committee consults with its CEO (except as to his own compensation) regarding salary decisions for senior executives and takes into consideration any contractual obligations we have with such senior executives. Hertz Holdings reviews salaries upon promotion or other changes in job responsibility.

The annual base salaries for the NEOs were established for 2015 as set forth below.

	2015 Salary	2014 Salary
Name	($)	($)	What Hertz Holdings Took Into Consideration in Setting 2015 Salaries
Mr. Silber(1)	650,000	N/A	Offering a competitive salary in connection with Mr. Silber's appointment as Chief Executive Officer of HERC in May 2015
Ms. Brasier(1)	485,000	N/A	Offering a competitive salary in connection with Ms. Brasier's appointment as Chief Financial Officer of HERC in November 2015
Mr. Dressel(1)	500,000	N/A	Offering a competitive salary in connection with Mr. Dressel's appointment as Chief Operating Officer of HERC in June 2015
Mr. Cunningham	365,000	365,000	Mr. Cunningham was appointed as Chief Human Resources Officer in September 2014
Mr. Marani(1)	320,000	N/A	Offering a competitive salary in connection with Mr. Marani's appointment as Chief Information Officer of HERC in June 2015
Mr. MacDonald(1)	1,100,000	1,100,000	Mr. MacDonald's role in managing HERC's worldwide equipment rental operations in 2014

(1)	The base salaries actually paid to each NEO hired or separated during 2015 were pro-rated to their respective start or end date.

Senior Executive Bonus Plan

Hertz Holdings’ compensation design includes eligibility for an annual cash bonus computed pursuant to the terms of the Executive Incentive Compensation Plan (“EICP”), which will be described in the next section. In order that eligible bonus payments qualify as deductible under Section 162(m) of the Internal Revenue Code (the “Code”), the actual payments are made through the Senior Executive Bonus Plan for any such participants in the Senior Executive Bonus Plan. The Senior Executive Bonus Plan was approved by Hertz Holdings’ stockholders at its 2010 annual meeting. Payments under the Senior Executive Bonus Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Under the terms of the Senior Executive Bonus Plan, the maximum amount of a payment (1) to Hertz Holdings’ CEO is limited to 1% of Hertz Holdings’ Gross EBITDA for a performance period and (2) to Hertz Holdings’ other designated participants is limited to 0.5% of Hertz Holdings’ Gross EBITDA for a performance period. Gross EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. If Hertz Holdings’ Gross EBITDA is greater than $0, then the participants in the Senior Executive Bonus Plan will become eligible for an award under the EICP, the subplan under which our Compensation Committee exercises its discretion to reduce the size of the awards payable under the Senior Executive Bonus Plan. Although Hertz Holdings’ Compensation Committee exercises discretion to reduce annual incentives under the Senior Executive Bonus Plan, it may not increase the payments beyond the Gross EBITDA limits described above. Hertz Holdings’ Compensation Committee may adjust awards established pursuant to the EICP, provided that the awards as so adjusted do not exceed the parameters permitted by the Senior Executive Bonus Plan. For certain other participants who are not executive officers of Hertz Holdings and are not participants under the Senior Executive Bonus Plan, such executives are generally paid in accordance with the EICP or pursuant to the discretion of Hertz Holdings’ Compensation Committee.

Annual Cash Incentive Program (EICP)

Structure of the 2015 EICP

During late 2014 and early 2015 Hertz Holdings’ Compensation Committee did an intensive review of the EICP and decided to simplify its structure for 2015. For 2014, the EICP consisted of three elements-a corporate performance modifier to reward Hertz Holdings’ overall financial performance, a business unit modifier to drive performance at individual business units and an individual performance modifier to reward individual performance. For 2015, in consultation with management and Frederic Cook, Hertz Holdings’ Compensation Committee elected to retain the framework of rewarding its overall financial performance, business unit performance and individual performance, but reduced the number of financial metrics used in the EICP. The goal was to focus participants on one performance metric that is clear, understandable and drives overall business results. While a number of metrics were considered, Hertz Holdings’ Compensation Committee chose the earnings metric of Adjusted Pre-Tax Income or “API” to be used at both the corporate and business unit level. API is calculated as income (loss) before income taxes plus certain non-cash acquisition accounting charges, debt-related charges relating to the amortization and write-off of debt financing costs and debt discounts and certain one-time charges and non-operational items. API is familiar to participants, it is easily understandable and it aligns incentives for all participants. The participants can receive awards that range from 0% to 160% of their target award.

How Hertz Holdings Determined the 2015 EICP Awards

To determine the EICP awards, Hertz Holdings’ Compensation Committee reviewed its performance against the established performance criteria, reviewed individual performance and approved the EICP award payments for the NEOs. To arrive at the annual award, the NEO’s salary was multiplied by a specified target (the “Target Award”), which was further multiplied by modifiers noted in the table below:

Target Award	X	Corporate Performance Modifier (0% to 160%)	X	Individual Performance Modifier (0% to 150%)	=	Annual Incentive Payout (EICP Award) (0% to 160%)

Baseline award determined by multiplying the NEO's salary by a set percentage		Designed to reward financial performance and goals is based on Hertz Holdings and/or business unit's API performance. Ranges from 0% to 160%		The Individual Performance Modifier is designed to reward the individual performance of our NEOs. Ranges from 0% to 150%		Payout for NEOs determined by Hertz Holdings' Compensation Committee's negative discretion in light of Corporate Performance Modifier and Individual Performance Modifier

Target Awards for 2015
     The target award for each eligible NEO for 2015 was a percentage of the NEO’s 2015 base salary. Hertz Holdings’ Compensation Committee generally considers the experience, responsibilities and historical performance of each particular NEO when determining target awards. In determining 2015 target awards, the Compensation Committee also considered the provisions of the applicable employment agreement or term sheet of the NEO, which provided for pro-rated awards measured from each executive's start date for Messrs. Silber, Dressel and Marani and Ms. Brasier.

Each NEO’s 2015 target award as a percentage of base salary as of December 31, 2015 were as follows:

	Salary as of December 31, 2015	Target Award as a % of Salary	Target Award
Named Executive Officer	($)	(%)	($)
Mr. Silber(1)	650,000	100	650,000
Ms. Brasier(1)	485,000	70	339,500
Mr. Dressel(1)	500,000	75	375,000
Mr. Cunningham	365,000	50	182,500
Mr. Marani(1)	320,000	50	160,000
Mr. MacDonald	1,100,000	130	1,430,000
(1) The target awards, as pro-rated to each executive's start date, were $402,466 for Mr. Silber, $49,297 for Ms. Brasier, $198,288 for Mr. Dressel and $84,603 for Mr. Marani.

Corporate Performance Modifier for 2015

As noted above, Hertz Holdings’ Compensation Committee selected API as the central metric for the Corporate Performance Modifier. Previously, Hertz Holdings’ Compensation Committee used a blend of API, return on total capital and revenue for the Corporate Performance Modifier and specific goals for the business units. API is equal to Hertz Holdings’ income before acquisition accounting charges, non-cash interest items, income taxes, minority interest, restructuring expenses, significant one-time items and non-cash “mark-to-market” income and expense. API allows management to assess the operational performance of Hertz Holdings’ business, exclusive of the items previously mentioned that do not reflect its operating performance. API has been a feature of Hertz Holdings’ cash bonus plan since 2006.

Hertz Holdings’ Compensation Committee set goals for API which constituted the Corporate Performance Modifier. Hertz Holdings’ Compensation Committee then measured performance against each of the goals to determine the overall Corporate Performance Modifier. The target level for each API goal was based upon Hertz Holdings’ business plan.

In order to promote the performance of both Hertz Holdings and HERC, Hertz Holdings’ Compensation Committee set the Corporate Performance Modifier to contain a weighted blend of Hertz Holdings corporate performance and HERC performance. The Corporate Performance Modifier was set at 50% Hertz Holdings corporate performance and 50% HERC performance for Messrs. Silber and MacDonald based on the their role as HERC CEO in 2015. For all other NEOs, their Corporate Performance Modifier was set at 25% Hertz Holdings corporate performance and 75% HERC performance.

Calculation of the Corporate Performance Modifier-Targets and Results

The following were the fiscal 2014 financial performance criteria targets set by Hertz Holdings’ Compensation Committee and Hertz Holdings’ actual performance as compared to such targets (in millions, unless indicated otherwise):

2015 Corporate Performance Modifier - Hertz Holdings Corporate Performance
	API	Payout Percentage	API as % of Target
Threshold(1)	$651.0	25%	90%
Target	$723.0	100%	100%
Maximum(2)	$939.9	160%	130%
Actual API and Corporate Performance Modifier	$572.0	—%	79%

2015 Corporate Performance Modifier - HERC Performance
	API	Payout Percentage	API as % of Target
Threshold(1)	$226.0	25%	90%
Target	$251.0	100%	100%
Maximum(2)	$301.0	160%	120%
Actual API and Corporate Performance Modifier	$190.0	—%	76%

(1)	Any API results that equal the threshold receive a 25% multiplier. Any API results that are below the threshold receive a 0% multiplier.

(2)	Any API results that equal or exceed the high performance level receive a 160% multiplier.

For financial performance criteria, linear interpolation was used to determine the multiplier for results that were between the threshold and target and target and maximum performance level.

Hertz Holdings disclosed its actual API, as well as detailed reconciliations of this Non-GAAP measure, in its Annual Report on Form 10-K for the year ended December 31, 2015.

Overall, we did not achieve threshold performance levels for Hertz Holdings corporate performance and HERC corporate performance necessary to pay bonuses under the EICP.
Individual Performance Modifier for 2015
Annually, Hertz Holdings’ CEO assesses the individual performance of the senior executives (excluding himself), taking into account multiple factors beyond the specific metrics outlined above. However, because Hertz Holdings and HERC performance was below threshold, no individual review was conducted for this element of the EICP.
2015 Bonus Payouts
None of the NEOs received a bonus under the EICP in 2015 because Hertz Holdings and HERC performance was below threshold. However, the Compensation Committee took into consideration the following factors and elected to pay discretionary bonuses to the NEOs (other than Mr. MacDonald) for 2015 performance for the following reasons:

•
Taking significant steps to separate our equipment rental business from our car rental business: our NEOs worked diligently to file our Form 10 in December 2015 and identify and act on matters crucial to the eventual competition of the Spin-Off.

•	Retention considerations: we believe that we have assembled an excellent leadership team with a significant amount of experience and we desire to keep the team intact in anticipation of the Spin-Off.

•	Impact on 2015 HERC financial performance: several of our NEOs were hired in 2015 and did not have a full performance period to impact HERC performance.

The amounts are reported under the “Bonus” column of the Summary Compensation Table for all NEOs. The chart below shows each NEO’s 2015 award:

Named Executive Officer	Payout ($)
Mr. Silber	100,616
Ms. Brasier	18,000
Mr. Dressel	75,000
Mr. Cunningham	75,000
Mr. Marani	25,000
Mr. MacDonald	—

(1)
Mr. Silber and Ms. Brasier were appointed as President and CEO and CFO, respectively, of HERC in 2015 and were not Hertz Holdings employees in 2014. Mr. Silber’s target award for 2015 was set at 100% of his base salary and Ms. Brasier's target award for 2015 was set at 70% of her base salary.

Bonus for New Hire Barbara L. Brasier

As described below under “Employment Agreements, Change in Control Agreements and Separation Agreements - Employment Arrangements with Barbara L. Brasier”, Ms. Brasier received a cash payment of $400,000 pursuant to her term sheet that is subject to forfeiture if Ms. Brasier voluntarily resigns or is terminated for cause within 24 months of her employment start date. Ms. Brasier received this cash payment in December 2015.
Long‑Term Equity Incentives
Long-term equity incentive compensation composes a significant portion of the total compensation paid to Hertz Holdings’ senior executives and in 2015 was awarded under the 2008 Omnibus Plan. Under the 2008 Omnibus Plan, Hertz Holdings’ Compensation Committee has the flexibility to make equity awards based on the common stock of Hertz Holdings, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units (“PSUs”) and deferred stock units.
Summary of 2015 Award Structure
During late 2014 and early 2015 Hertz Holdings’ Compensation Committee reviewed the structure of the long-term equity incentive plan and concluded that significant changes to the plan were needed to create the right incentives and strongly align employee interests and Hertz Holdings’ stockholder interests. The following changes were implemented in 2015:

•
Continued Use of PSUs based on Adjusted Corporate EBITDA with Revised Vesting Conditions: Adjusted Corporate EBITDA PSUs are to be paid out based on a three-year (rather than the previous two-year) performance period and compose 50% (instead of the previous 70%) of each senior executive’s (other than Ms. Brasier’s) annual long-term equity award. Adjusted Corporate EBITDA targets were established for 2015, 2016 and 2017, with targets that are higher than 2014 Adjusted Corporate EBITDA.

•
All-or-Nothing Design: 1/3 of the PSUs will be earned each year on an all-or-nothing basis, depending on whether that year’s target is met. Assuming continued employment, earned PSUs will vest as a single tranche at the end of three years after the certification of results for the last performance period covered by the award.

•	Elimination of Adjusted Corporate EBITDA Margin PSUs: Adjusted Corporate EBITDA Margin PSUs were eliminated and replaced by stock options.

•
Use of Stock Options to Drive Hertz Holdings’ Stock Performance: Stock options were issued in 2015 in an amount equal to the other 50% of each senior executive’s intended equity award. Options vest ratably each year on the anniversary of grant and expire five years after the date of grant. The use of stock options reflects the view of Hertz Holdings’ Compensation Committee that stockholder interests are best advanced at this time with a stock incentive that only provides value when the price of Hertz Holdings’ common stock increases and, because the stock options expire five years after grant, requires that price improvement occur in the short- to medium- time frame.

Adjusted Corporate EBITDA PSUs
Hertz Holdings’ Compensation Committee selected Adjusted Corporate EBITDA as the performance goal for 50% of the equity granted in 2015. Hertz Holdings’ Compensation Committee chose Adjusted Corporate EBITDA as a performance metric because it is one of the primary metrics it uses to facilitate the analysis of investment decisions, profitability and performance trends. For purposes of the PSUs, management recommended, and the Compensation Committee approved, a multi-year design for the awarding and earning of PSUs. The Compensation Committee selected this design in order to drive Adjusted Corporate EBITDA performance over a multi-year period. Adjusted Corporate EBITDA means “EBITDA” as that term is defined under Hertz Holdings’ senior credit facilities and is further defined and reconciled to its most comparable GAAP measure in Hertz Holdings' Current Report on Form 8-K filed on March 1, 2016. Each of the NEOs (other than Ms. Brasier) was granted Adjusted Corporate EBITDA PSUs in 2015.
For 2015, Hertz Holdings’ Compensation Committee set Adjusted Corporate EBITDA goals for 2015, 2016 and 2017. 1/3 of the award granted in 2015 will vest based on achievement of 2015 Adjusted Corporate EBITDA goals, 1/3 of the award granted in 2015 will vest based on achievement of 2016 Adjusted Corporate EBITDA goals and 1/3 of the award granted in 2015 will vest based on the achievement of 2017 Adjusted Corporate EBITDA goals.
Hertz Holdings’ Compensation Committee determined that the PSUs granted in 2015 will vest all-or-nothing based on each year’s Adjusted Corporate EBITDA performance. Previously, the number of PSUs would vest anywhere from 50% to 150% based on Adjusted Corporate EBITDA performance. Hertz Holdings’ Compensation Committee believed that using the all-or-nothing approach would drive achievement of Adjusted Corporate EBITDA performance that was challenging, but achievable.
To earn PSUs for 2015 performance, the NEOs needed to achieve 2015 Adjusted Corporate EBITDA performance of $1,511.1 million. Actual Adjusted Corporate EBITDA for 2015 was $1,493 million. This amount was below the target, resulting in the NEOs earning none of the PSUs eligible to be earned for 2015. The NEOs can earn PSUs in 2016 for 2016 Adjusted Corporate EBITDA performance and in 2017 for 2017 Adjusted Corporate EBITDA performance. For more information about the award of PSUs, the impact of 2015 performance on the PSUs and the number eligible to be earned, see “2015 Grants of Plan-Based Awards” table below.
Stock Options Granted in 2015
Hertz Holdings’ Compensation Committee reviewed the use of equity and elected to grant stock options to senior executives in 2015. The stock options composed approximately 50% of each NEO’s equity award. The stock options will vest 25% annually on the anniversary of the date of grant and expire five years from the date of grant. Each NEO was granted stock options, other than Ms. Brasier. For more information about the award of stock options and the relevant vesting dates see “2015 Grant of Plan-Based Awards” table below.
Award Structure for Brian P. MacDonald
Pursuant to the terms of Mr. MacDonald’s employment arrangements, he did not receive the PSUs described above. As detailed below, under “Employment Agreements, Change in Control Agreements and Separation Agreements - Other Named Executive Officers - Employment Arrangements with Brian P. MacDonald,” Hertz Holdings had agreed to issue Mr. MacDonald PSUs based on different Gross EBITDA metrics (including the Gross EBITDA of HERC), as well as certain additional equity awards if HERC became a separate publicly traded company. Hertz Holdings also granted Mr. MacDonald stock options in 2015 as well. Mr. MacDonald separated from employment prior to vesting in any of his awards and accordingly, they were all forfeited, with a cash payment made to Mr. MacDonald in lieu of such awards pursuant to his letter agreement.

Award Structure for Certain New Hires
In connection with the hiring of Ms. Brasier, Hertz Holdings entered into a term sheet with her providing for an equity award to replace awards forfeited at her former employer. In 2015, we awarded Ms. Brasier a one-time restricted stock unit (“RSU”) grant of approximately $500,000, which equaled 32,300 RSUs at the date of grant. The RSUs will vest on 1/3 on each anniversary of grant if Ms. Brasier remains an employee on each respective vesting date. For information about the treatment of the RSUs in the event that Ms. Brasier separates from service, see “Employment Agreements, Change in Control Agreements and Separation Agreements” below. Ms. Brasier did not receive a grant of Adjusted Corporate EBITDA PSUs or stock options in 2015.
Policies on Timing of Equity Awards

It is Hertz Holdings’ general practice not to issue equity awards with a grant date that occurs during regularly scheduled blackout periods. However, Hertz Holdings has as a general practice granted equity awards in the first week of each month in connection with new hires, promotions, special recognition or other special circumstances, which may be during blackout periods. It is also Hertz Holdings’ general practice not to determine the number of equity awards based on market conditions prior to the date on which the equity award is approved. It is also Hertz Holdings’ policy for the exercise price of stock options to be the closing price of the Company’s stock the day before the date of such grant.

Other Compensation Elements

Retirement Benefits
Hertz Holdings maintains a qualified defined contribution plan and a non-qualified deferred compensation program which the NEOs are eligible to participate in, as described under “Pension Benefits” below.
Hertz Holdings also maintains a post-retirement assigned car benefit plan under which it provides certain senior executives who, at the time of retirement, are at least 58 years old and have been an employee of Hertz Holdings for at least 20 years, with a car from its fleet and insurance on the car for the participant’s benefit. As of December 31, 2015, none of the NEOs had satisfied the service requirement for participation in the plan.

Perquisite Policy
Hertz Holdings provides perquisites and other personal benefits to its senior management that it and its Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. Hertz Holdings uses corporate aircraft for the purpose of encouraging and facilitating business travel by its senior executives (primarily Hertz Holdings’ CEO) and directors, generally for travel in the United States and, less frequently, internationally. In addition, Hertz Holdings’ CEO uses corporate aircraft for personal air travel.

Hertz Holdings’ Compensation Committee regularly reviews aircraft usage and the expenses associated with such usage. Any attributed costs of these personal benefits for the NEOs for the fiscal year ended December 31, 2015 are included in the “All Other Compensation” column of the Summary Compensation Table. Hertz Holdings’ Compensation Committee periodically reviews our perquisite policies as required.

Hertz Holdings also maintains a relocation policy that provides for the payment of relocation expenses in certain instances, including the relocation of new hires to Hertz Holdings’ corporate headquarters in Florida. In lieu of receiving relocation benefits for their moves to Florida, Mr. Silber received a cash payment of $150,000 and Mr. Dressel received a cash payment of $47,500.
Employment and Severance Arrangements

Hertz Holdings has entered into change in control agreements (“Change in Control Agreements”) with Messrs. Silber and MacDonald and other Hertz Holdings employees. In adopting these arrangements, it was the intention of Hertz Holdings to provide senior executives with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time considering the terms of arrangements provided by peer companies.

The purpose of the individual Change in Control Agreements is to provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of Hertz Holdings.

While Hertz Holdings has adopted a severance plan covering certain of its senior executives (the "Severance Plan for Senior Executives"), the NEOs are not participants in the Severance Plan for Senior Executives. Rather, each of their respective offer letters provides severance arrangements in the event of certain qualifying terminations of their employment. Such severance arrangements are described below under “Employment Agreements, Change in Control Agreements and Separation Agreements.”

Mr. MacDonald separated from service during 2015. The circumstances of the separation qualified him for severance benefits under the terms of his employment agreement. Payments under his Separation Agreement are described below under “Employment Agreements, Change in Control Agreements and Separation Agreements.”

Policies and Practices for Recovering Bonuses in the Event of a Restatement

Hertz Holdings maintains a clawback policy to promote responsible risk management and to help ensure that the incentives of management are aligned with those of Hertz Holdings’ stockholders. The clawback policy applies to all of Hertz Holdings’ employees who are at the director level and above, including the NEOs, and covers:

•	all annual incentives (including awards under the Senior Executive Bonus Plan);

•	long-term incentives;

•	equity-based awards (including awards granted under the 2008 Omnibus Plan); and

•	other performance-based compensation arrangements.

The policy provides that a repayment obligation is triggered if Hertz Holdings’ Compensation Committee determines that the employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for a restatement of Hertz Holdings’ financial statements within three years of the issuance of such financial statements.

In addition, Hertz Holdings adopted new forms of equity award agreements in 2015 with enhanced clawback provisions. Hertz Holdings’ clawback policy and any related plans or award agreements will be further revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines and Hedging Policy

Stock Ownership Guidelines

Hertz Holdings has stock ownership guidelines for senior executives and non-employee directors. The guidelines establish the following target ownership levels:

•	Equity equal to five times base salary for our CEO;

•	Equity equal to three times base salary for our CFO, senior executive vice presidents and business unit heads;

•	Equity equal to two times base salary for our other senior executives (as designated under Section 16 of the Exchange Act); and

•	Equity equal to three times annual cash retainer for non-employee directors.

Senior executives and non-employee directors have five years to reach the target ownership levels. Senior executives subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, shares owned through Hertz Holdings’ Employee Stock Purchase Plan, the approximate after-tax value of unvested restricted stock units (i.e., 50% of unvested restricted stock units) and the approximate after-tax value of PSUs if the performance criteria has been met, even if the service requirement has not been met (i.e., 50% of PSUs if performance criteria is met). Non-employee directors subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust and the approximate after-tax value of phantom shares (i.e., 50% of phantom shares).

Pledging and Hedging Policy

In February of 2013, Hertz Holdings’ modified its policy regarding trading in Hertz Holdings’ securities to prohibit employees and directors from entering into any type of arrangement, contract or transaction that has the effect of pledging shares or hedging the value of Hertz Holdings’ common stock.

Tax and Accounting Considerations

Section 162(m) of the Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, Hertz Holdings’ Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Hertz Holdings’ stockholders approved the 2008 Omnibus Plan so that awards granted under the plan may qualify as performance-based compensation. In addition, any EICP payments that senior management has earned have been made under the Senior Executive Bonus Plan, which was approved by Hertz Holdings’ stockholders at its 2010 annual meeting and is designed to qualify as tax-deductible under Section 162(m) of the Code. When appropriate, Hertz Holdings Compensation Committee intends to preserve deductibility under Section 162(m) of the Code of compensation paid to its senior executives. However, changes in tax laws (and interpretations of those laws), as well as other factors beyond Hertz Holdings’ control, may affect the deductibility of executive compensation. Further, in certain situations, Hertz Holdings’ Compensation Committee may approve compensation that will not meet these requirements in order to attract and retain qualified senior executives and to ensure the total compensation for Hertz Holdings’ senior executives is consistent with the policies described above.

HERC Holdings’ Anticipated Compensation Program

Overview

HERC Holdings’ Compensation Committee has not yet been established and therefore has not established a specific set of objectives or principles for the executive compensation of HERC Holdings following the Spin-Off. Following the consummation of the separation, HERC Holdings’ board of directors will review each of the elements of HERC Holdings’ compensation policy. We believe that the separation will enable HERC Holdings to offer its key employees compensation directly linked to the performance of its business, which we expect will enhance the ability of HERC Holdings to attract, retain and motivate qualified personnel. It is anticipated that HERC Holdings’ Compensation Committee will establish a compensation program that will be comparable to the compensation program currently offered by Hertz Holdings, which covers executives in both the car rental and equipment rental business.
Expected Elements of Compensation
Salary
HERC Holdings expects to provide salaries for its NEOs that will reflect each named executive officers’ prior experience, role within the standalone company, total mix of job responsibilities versus market comparables, internal equity and the compensation compared to a similar group of companies. HERC Holdings expects to use a similar process as used by Hertz Holdings for determining and setting salaries, including the use of a peer group in providing market data about salaries and other elements of executive compensation. For the 2015 salaries of our NEOs, see "Annual Cash Compensation - Salary."
Annual Bonus

As a result of the separation, HERC Holdings will inherit the Senior Executive Bonus Plan, the terms of which are described under "Annual Cash Compensation - Senior Executive Bonus Plan." HERC Holdings expects that its Compensation Committee will establish performance goals based on operational and financial performance measures with individual performance elements similar to those that were in place at Hertz Holdings before the separation. HERC Holdings expects that the annual performance targets for its NEOs will be appropriate for a company of HERC Holdings’ size, industry and complexity, as well as for the responsibilities of each NEO. For the 2015 target bonuses for each NEO, see "Annual Cash Compensation - Annual Cash Incentive Program (EICP) - Target Awards for 2015." New Hertz intends to adopt an annual cash bonus plan with terms and operational and financial performance measures similar to the Senior Executive Bonus Plan it had in place before the separation. New Hertz expects to submit any such cash bonus plan for stockholder approval at its first annual meeting of stockholders after the separation.

Long-Term Equity Incentives

As a result of the separation, HERC Holdings will inherit the 2008 Omnibus Plan. HERC Holdings expects that its Compensation Committee will establish performance goals for new awards and, if deemed appropriate, for replacement awards based on operational and financial performance measures. HERC Holdings expects that the annual performance targets for its NEOs will be appropriate for a company of HERC Holdings’ size, industry and complexity, as well as for the responsibilities of each named executive officer. New Hertz intends to adopt the New Hertz Omnibus Plan before the separation.

Retirement Programs
Defined Benefit Pension Plan

New Hertz will maintain The Hertz Corporation Account Balance Defined Benefit Pension Plan (the “Hertz Retirement Plan”), the tax-qualified cash balance pension plan, following the Spin-Off. At or prior to the Spin-Off, HERC Holdings will establish a new tax-qualified defined benefit pension plan (the “HERC Holdings Retirement Plan”), and the assets and liabilities attributable to HERC Holdings employees and former employees of the equipment rental business will be transferred from the Hertz Retirement Plan to the HERC Holdings Retirement Plan.

Defined Contribution Savings Plan

At or prior to the Spin-Off, HERC Holdings will establish a new defined contribution plan (the “HERC Holdings Savings Plan”) which will offer similar tax-qualified benefits to those currently offered under The Hertz Corporation Income Savings Plan (the “Hertz Savings Plan”). The HERC Holdings Savings Plan is expected to initially provide similar employer contributions as provided under the Hertz Savings Plan (including a company matching contribution to contributing employees as well as an annual employer contribution for employees continuing service with HERC Holdings who were previously eligible for the Hertz Retirement Plan). The Hertz Savings Plan accounts (including loans) of HERC Holdings’ employees and former employees whose last place of employment was with the equipment rental business will be transferred from the Hertz Savings Plan to the HERC Holdings Savings Plan.

Non-Qualified Plans

New Hertz will maintain the SERP, BEP, SERP II and The Hertz Corporation Supplemental Income Savings Plan (collectively, the “Hertz Non-Qualified Plans”) following the Spin-Off. To the extent that HERC Holdings’ employees and former employees whose last place of employment was with the equipment rental business participate in the Hertz Non-Qualified Plans, HERC Holdings will establish and maintain similar non-qualified retirement plans at or prior to the Spin-Off (the “HERC Holdings Non-Qualified Plans”). The liabilities (and where applicable, the related assets) of the Hertz Non-Qualified Plans attributable to such persons will be transferred to the HERC Holdings Non-Qualified Plans.

Other Expected Compensation and Governance Matters
Stock Ownership Guidelines
As a result of the Spin-Off, HERC Holdings will inherit the Stock Ownership Guidelines of Hertz Holdings. Following the Spin-Off, HERC Holdings’ board is expected to review the Stock Ownership Guidelines to ensure that they appropriately align the interests of HERC Holdings’ executives and management with the interests of stockholders of HERC Holdings.
Hedging Policy
As a result of the Spin-Off, HERC Holdings will inherit the anti-hedging and pledging policy of Hertz Holdings. Although HERC Holdings’ board is expected to review the appropriateness of the Hedging Policy, the board is expected to keep the policy, or adopt a modified policy with similar terms because it promotes good corporate governance.

Perquisite Policy
After the Spin-Off, HERC Holdings’ Compensation Committee is expected to review the perquisites offered to its senior executives and determine an appropriate level of perquisites given HERC Holdings’ business needs and the needs of its senior executives. HERC Holdings’ Compensation Committee will be committed to responsible use of perquisites.
Policy on Recovering Bonuses in the Event of a Restatement
HERC Holdings expects to retain the terms and conditions of the “claw‑back” policy as adopted by Hertz Holdings. HERC Holdings expects to revise its “claw‑back” policy, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act.
Tax and Accounting Considerations
HERC Holdings expects to continue Hertz Holdings’ policies regarding compliance with Section 162(m) of the Code and various accounting matters with respect to its executive compensation program.

EXECUTIVE COMPENSATION
Historical Compensation of HERC Holdings’ Executive Officers
The following tables provide information concerning compensation paid by Hertz Holdings and/or its subsidiaries for fiscal year 2015 and 2014 to each of the NEOs based on 2015 and 2014 compensation by Hertz Holdings, if any. Amounts presented herein do not reflect the compensation that these individuals will receive following the Spin-Off as employees of HERC Holdings.
2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
		($)	($)	($)	($)	($)	($)	($)
Lawrence H. Silber	2015	395,000	100,616	500,010	500,003	—	159,744	1,655,373
Chief Executive Officer
Barbara L. Brasier	2015	65,288	418,000	500,004	—	—	—	983,292
Chief Financial Officer
James Bruce Dressel	2015	259,616	75,000	250,005	250,000	—	47,617	882,238
Chief Operating Officer
Christian J. Cunningham	2015	365,000	75,000	155,001	155,007	—	105,547	855,555
Chief Human Resources Officer	2014	112,308	182,500	205,005	—	—	6,379	506,192
Richard F. Marani	2015	166,154	25,000	117,505	117,501	—	13,300	439,460
Chief Information Officer
Brian P. MacDonald(4)	2015	495,000	—	2,000,007	2,000,002	—	8,170,724	12,665,733
Former President and CEO of HERC	2014	634,616	125,000	3,015,370	—	834,493	157,154	4,766,633

(1)	The 2015 amounts in this column reflect bonuses that were paid by the Compensation Committee for contributions to 2015 performance, and in the case of Ms. Brasier, also pursuant to her term sheet.

(2)
The value for each of the years in this Summary Compensation Table reflects the full grant date fair value. These amounts were computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled “Stock-Based Compensation” in Hertz Holdings’ Annual Report. Vesting of the Adjusted Corporate EBITDA PSUs granted in 2015 was subject to our achievement of certain pre-determined financial performance goals during 2015. The “Stock Awards” column above reflects the grant date fair values of the target number of PSUs that were eligible to vest based on our financial performance goals for 2015-2017, which for accounting purposes is the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. Each NEO (other than Ms. Brasier) was granted PSUs in 2015. Ms. Brasier’s award under this column is the grant of RSUs she received on December 1, 2015. The actual performance in 2015 resulted in 1/3 of the total value of the PSUs granted to Messrs. Silber, Dressel, Cunningham and Marani not being earned in 2015.

(3)	Includes the following for 2015:

Name	Personal Use of Car and Driver (a)	Life Insurance Premiums	Company Match on 401(k) Plan	Relocation (b)	Tax Assistance (c)	Severance and Other (d)	Total Perquisites and Other Compensation

Mr. Silber	9,491	253	—	150,000	—	—	159,744
Ms. Brasier	—	—	—	—	—	—	—
Mr. Dressel	—	117	—	47,500	—	—	47,617
Mr. Cunningham	12,292	350	—	70,711	22,194	—	105,547
Mr. Marani	3,704	202	—	8,836	558	—	13,300
Mr. MacDonald	9,122	541	1,185	30,299	21,896	8,107,681	8,170,724

(a)	This amount reflects the cost of depreciation and interest, if applicable for company-provided cars. No NEO has a driver.

(b)	Amount represents the incremental costs to Hertz Holdings for relocation assistance. In the case of Messrs. Silber and Dressel, represents the award amount in lieu of relocation.

(c)	Amount represents tax assistance for relocation assistance.

(d)	For Mr. MacDonald, this amount is the amount accrued or paid for severance arrangements pursuant to his Separation Agreement.

(4)
The amounts shown for Mr. MacDonald include for 2014, the grant date fair value of awarded PSUs and for 2015, the grant date fair value of awarded PSUs and stock options, all calculated under FASB ASC Topic 718. The PSUs were not issued to Mr. MacDonald because Hertz Holdings did not have an effective Form S-8 registration statement on file either on the date of grant or on Mr. MacDonald’s last day employed at Hertz Holdings. Although Mr. MacDonald forfeited the PSUs granted in 2014 and PSUs and stock options granted in 2015 when he separated from Hertz Holdings in 2015, for compensation disclosure and accounting purposes they were considered granted and reported in this Summary Compensation Table in their respective year of grant.

2015 Grants of Plan-Based Awards
The following table sets forth, for each NEO, possible payouts under all non-equity incentive plan awards granted in 2015, all grants of PSUs, stock options and RSUs in 2015 and the grant date fair value of all such awards.

	Estimated future payouts under non-equity incentive plan awards(1)				Estimated future payouts under equity incentive plan awards			All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Lawrence H. Silber	5/20/2015	—	402,466	643,945
Stock Options(3)	6/1/2015								79,758	19.68	500,003
PSUs(4)	12/1/2015				8,469	25,407	25,407				500,010
Barbara L. Brasier	12/1/2015	12,324	49,297	643,945
RSUs(5)	12/1/2015							32,300			500,004
James Bruce Dressel	6/22/2015	49,572	198,288	317,260
Stock Options(3)	7/1/2015								45,838	17.58	250,000
PSUs(4)	7/1/2015				4,740	14,221	14,221				250,005
Christian J. Cunningham	2/17/2015	45,625	182,500	292,000
Stock Options(3)	2/17/2015								19,726	23.49	155,007
PSUs(4)	4/29/2015				2,451	7,353	7,353				155,001
Richard F. Marani	6/22/2015	21,151	198,288	317,260
Stock Options(3)	7/1/2015								21,544	17.58	117,501
PSUs(4)	7/1/2015				2,228	6,684	6,684				117,505
Brian P. MacDonald(3)	2/17/2015	—	1,430,000	2,288,000
Stock Options(6)	2/17/2015								254,518	23.49	2,000,002
PSUs(6)	4/29/2015				31,625	94,877	94,877				2,000,007

(1)
The amounts in these columns include the “Target” amount for each NEO eligible to receive an award under the EICP at 100% of the target award and the “Maximum” amount for the maximum amount payable to each NEO. The “Threshold” amount is for the participants in the EICP who are not participants in the Senior Executive Bonus Plan and the Threshold amount represents 25% of the target award. For Messrs. Silber, Dressel and Marani and Ms. Brasier, the amounts shown are pro-rated to their date of service with Hertz Holdings, per each executive’s applicable offer letter. Because the awards made to Mr. Cunningham under the EICP and Mr. MacDonald under the Senior Executive Bonus Plan were not pro-rated when we made such award, each executive’s award is not pro-rated in this table. The EICP payments are based on adjusted pre-tax income goals. The Senior Executive Bonus Plan, under which EICP payments are made for Mr. Silber and Mr. MacDonald, limits the maximum cash incentive bonus payout for Hertz Holdings’ CEO and other participants. The limit is 1% of Hertz Holdings’ Gross EBITDA for a performance period for Hertz Holdings’ CEO and 0.5% of Hertz Holdings’ Gross EBITDA for a performance period for other participants. For 2015, 1% of Hertz Holdings’ Gross EBITDA was $40.8 million and 0.5% of Hertz Holdings’ Gross EBITDA was $20.4 million. For participants in the Senior Executive Bonus Plan, the Compensation Committee uses its negative discretion to make actual EICP awards using the performance metrics more specifically described in our Compensation Discussion and Analysis as a guide. We discuss these awards under the heading “Compensation Discussion and Analysis-Annual Cash Compensation-Annual Cash Incentive Program (EICP).”

(2)
Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to Hertz Holdings’ consolidated financial statements in our 2015 Annual Report for a discussion of the assumptions underlying these calculations.

(3)
Time-vested stock options were granted to each NEO (other than Ms. Brasier) under Hertz Holdings’ 2008 Omnibus Plan. As described in the “Compensation Discussion and Analysis” above, 25% of the total award will vest on each anniversary of the date of grant, subject to continued employment.

(4)
Adjusted Corporate EBITDA PSUs were granted to each NEO (other than Ms. Brasier) under Hertz Holdings’ 2008 Omnibus Plan. As described in the “Compensation Discussion and Analysis” above, the amount of PSUs eligible for vesting is subject in part to our achievement of financial performance goals during 2015. The “Threshold” amount indicates the minimum number of PSUs which would be eligible to vest if the NEOs met the performance target for one of 2015, 2016 or 2017 and represents 1/3 of the overall award. Based on 2015 Adjusted Corporate EBITDA performance, none of the PSUs eligible to be earned based on 2015 performance were earned, but PSUs may be earned in 2016 for 2016 Adjusted

Corporate EBITDA performance and in 2017 for 2017 Adjusted Corporate EBITDA performance. The number of PSUs earned and payable may be zero if performance targets are not met in 2016 and 2017.

(5)	As described in the “Compensation Discussion and Analysis” above, RSUs were granted to Ms. Brasier in order to compensate her for forfeited awards at her former employer.

(6)	Mr. MacDonald forfeited the options and PSUs granted in 2015 when he separated from service in May 2015.

2015 Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (1)
Name	(#)	(#)		($)		(#)		($)	(#)		($)
Lawrence H. Silber		79,758	(2)	19.68	6/1/2020	—		—	25,407	(3)	361,542
Barbara L. Brasier						32,300	(4)	459,629
James Bruce Dressel		45,838	(2)	17.58	7/1/2020				14,221	(3)	202,364
Christian J. Cunningham		19,726	(2)	23.49	2/17/2020	6,102	(5)	86,831	7,353	(3)	104,633
Richard F. Marani		21,544	(2)	17.58	7/1/2020				6,684	(3)	95,113
Brian P. MacDonald	—	—		—	—	—		—	—		—
(1)    Based on the closing market price of Hertz Holdings’ common stock on December 31, 2015 of $14.23.
(2)    These options were awarded in 2015 and will vest 25% on each anniversary of the date of grant, subject to continued employment.
(3)    The awards reported include the grants of PSUs based on Adjusted Corporate EBITDA made in 2015. The grants are reported at target.

(4)
In connection with the hiring of Ms. Brasier, Ms. Brasier was provided with a one-time grant of 32,300 RSUs, valued at $500,004 on the date of grant. The RSUs will vest on 1/3 on each anniversary of grant if Ms. Brasier remains an employee on each respective vesting date.

(5)
These RSUs were awarded on September 8, 2014 and granted on April 29, 2015. Half of the award (3,051 RSUs) will vest on September 8, 2016 and the remaining half (3,051 RSUs) will vest on September 8, 2017 if Mr. Cunningham remains an employee.

(6)	Mr. MacDonald had no outstanding awards as of December 31, 2015.

2015 Option Exercises and Stock Vested

The following table sets forth the details of any awarded stock options that were exercised and any stock awards that vested in 2015.

	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Name	(#)	($)	(#)	($)
Christian J. Cunningham	—	—	3,050	55,053

Pension Benefits

In 2014, Hertz Holdings modified the overall structure of, and participation in, its various retirement plans. As previously announced on October 22, 2014, effective as of December 31, 2014, Hertz Holdings is no longer providing future benefit accruals under the following plans (the “Previous Plans”):

•	The Hertz Corporation Account Balance Defined Benefit Pension Plan;

•	The Hertz Corporation Benefit Equalization Plan ("BEP"); and

•	The The Hertz Corporation Supplemental Executive Retirement Plan ("SERP II").

To replace the Previous Plans, Hertz Holdings offered to its employees, including the NEOs, participation in a revised defined contribution plan. Beginning January 1, 2015 Hertz Holdings increased employer contributions under Hertz Holdings’ qualified 401(k) savings plan (the “401(k) Plan”), to provide that eligible participants under the 401(k) Plan are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of employee contributions (up to 3% of compensation) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation), with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Code on compensation that may be taken into account. For a transition period, certain eligible participants under the 401(k) Plan received additional employer contribution amounts to their 401(k) Plan account depending on their years of service and age.

In connection with the replacement of the Previous Plans and the adoption of the 401(k) Plan, Hertz Holdings adopted a deferred compensation plan, The Hertz Corporation Supplemental Income Savings Plan (the “Savings Plan”) to provide for eligible employees, including the NEOs, to defer part of their compensation, effective for 2015. The Savings Plan is a deferred compensation plan that provides benefits that cannot be provided in The Hertz Corporation Income Savings Plan due to Code limitations on compensation. For any deferral elections, the Company will match an amount generally equal to (i) 100% of employee contributions (up to 3% of the compensation that cannot be taken into account under the 401(k) Plan) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation that cannot be taken into account under the 401(k) Plan). For a transition period, certain eligible participants under the Savings Plan received additional employer contribution amounts to their Savings Plan account depending on their years of service and age. The match under the Savings Plan is in addition to the match under the 401(k) Plan. The total match that any participant may receive under the 401(k) Plan and the Savings Plan (other than with respect to transition credits) may not exceed the maximum 4% match.

Employment Agreements, Change in Control Agreements and Separation Agreements

Hertz Holdings and its subsidiaries have entered into employment agreements and Change in Control Agreements with certain key employees, including certain of the NEOs, to promote stability and continuity of senior management.

Employment Arrangements with Lawrence H. Silber

On May 18, 2015, Hertz entered into an offer letter with Mr. Silber to serve as CEO of HERC. Mr. Silber’s employment arrangement provides that he will receive an annual salary of $650,000 and a target annual bonus of 100% of his eligible earnings.

Pursuant to his offer letter, Mr. Silber was awarded an annual equity grant for 2015 in the amount of $1,000,000 that was granted in the form of options to purchase 79,758 shares of Hertz Holdings common stock and PSUs for 25,407 shares of Hertz Holdings common stock. The PSUs will be earned based on the achievement of Hertz Holdings’ Adjusted Corporate EBITDA performance goals for 2015, 2016 and 2017. Mr. Silber’s target equity grant for 2016 and beyond is $1,000,000 per year. However, in 2016, Mr. Silber will be eligible to receive a special equity grant of $2,000,000 in lieu of the annual equity grant. This $2,000,000 equity grant will be eligible to vest at 25% per year based on performance criteria set by the Hertz Holdings Compensation Committee. In the event that HERC is sold rather than spun off within two years of Mr. Silber’s start date, Mr. Silber will be eligible for a $2,000,000 cash payment in lieu of such equity grant. If HERC is sold rather than spun off after two years of Mr. Silber’s start date, Mr. Silber will be eligible for a $1,000,000 cash payment in lieu of such equity grant. Instead of receiving relocation benefits for his move to Naples, Florida, Mr. Silber received a $150,000 cash payment to defray the moving costs. Mr. Silber is eligible to participate in Hertz’s welfare and benefit plans generally.

Mr. Silber’s offer letter provides that he will be eligible for severance benefits in the event that his position with Hertz is eliminated or his employment is terminated for any reason other than for “cause” (as defined under the offer letter) or his voluntary termination. Mr. Silber would be eligible for a severance benefit of one times the sum of his annual salary plus target bonus amount. In addition, if Mr. Silber’s employment is involuntarily terminated for any reason other than cause, a portion of his outstanding equity awards will vest proportional to the number of completed months of service since the grant was made divided by the total number of months in the vesting period. If HERC is sold before it is spun off and Mr. Silber’s employment is terminated for any reason other than for cause within 24 months after the sale, then all outstanding equity awards will vest. In the event that there is neither a spin-off nor a sale of HERC by the third anniversary of Mr. Silber’s start date, or at any time during the 60 day period following such third anniversary, Mr. Silber may voluntarily resign his employment and such resignation will be treated as a termination without cause.

Employment Arrangements with Barbara L. Brasier

On October 23, 2015, Hertz entered into an offer letter with Ms. Brasier to serve as CFO of HERC. Ms. Brasier’s employment arrangement provides that she will receive an annual salary of $485,000 and a target annual bonus of 70% of her eligible earnings. Ms. Brasier's offer letter also entitles her to receive a one-time sign-on bonus of $400,000 and a RSU grant of $500,000, with the RSU grant designed to reimburse Ms. Brasier with respect to awards forfeited with her previous employer. This award will vest equally over a three year period assuming continued employment. Ms. Brasier will be eligible for annual equity grants with a target of $700,000 in 2016 and beyond. Ms. Brasier also received relocation benefits for her move to Naples, Florida and is eligible to participate in Hertz’s welfare and benefit plans generally.

Ms. Brasier’s offer letter provides that she will be eligible for severance benefits in the event that her position with Hertz is eliminated, her employment is terminated for any reason other than for “cause” (as defined under the offer letter) or Ms. Brasier terminates her employment for “good reason” (as defined in the offer letter). If her employment is terminated in such a manner, Ms. Brasier would be eligible for a severance benefit of one times the sum of her annual salary plus target bonus amount. In addition, if Ms. Brasier’s employment is involuntarily terminated for any reason other than cause or by Ms. Brasier for good reason, a portion of her outstanding equity awards will vest proportional to the number of completed months of service since the grant was made divided by the total number of months in the vesting period. If HERC is sold before it is spun off and Ms. Brasier’s employment is involuntarily terminated for any reason other than for cause or by Ms. Brasier for good reason within 24 months after the sale, then all outstanding equity awards will vest.

Employment Arrangements with James Bruce Dressel

On June 15, 2015, Hertz entered into an offer letter with Mr. Dressel to serve as Chief Operating Officer of HERC. Mr. Dressel’s employment arrangement provides that he will receive an annual salary of $500,000 and a target annual bonus of 75% of his eligible earnings. Mr. Dressel's offer letter also entitles him to an annual equity grant in 2015 in the amount of $500,000 and annual equity grants with a target of $500,000 in 2016 and beyond. Instead of receiving relocation benefits for his move to Naples, Florida, Mr. Dressel received a $47,500 cash payment to defray the moving costs. Mr. Dressel is eligible to participate in Hertz’s welfare and benefit plans generally.

Mr. Dressel’s offer letter provides that he will be eligible for severance benefits in the event that his position with Hertz is eliminated or his employment is terminated for any reason other than for “cause” (as defined under the offer letter) or due to Mr. Dressel’s voluntary resignation. If his employment is terminated in such a manner, Mr. Dressel would be eligible for a severance benefit of one times the sum of his annual salary plus target bonus amount. In addition, if Mr. Dressel’s employment is involuntarily terminated for any reason other than cause a portion of his outstanding equity awards will vest proportional to the number of completed months of service since the grant was made divided by the total number of months in the vesting period. If HERC is sold before it is spun off and Mr. Dressel’s employment is involuntarily terminated for any reason other than for cause within 24 months after the sale, then all outstanding equity awards will vest.

Employment Arrangements with Christian J. Cunningham

On August 18, 2014, Hertz entered into an offer letter with Mr. Cunningham to serve as Chief Human Resources Officer of HERC. Mr. Cunningham’s employment arrangement provides that he will receive an annual salary of $365,000 and a target annual bonus of 50% of base salary. Pursuant to Mr. Cunningham’s offer letter, he was eligible for, and was paid a guaranteed bonus of $182,500 for 2014, which was paid in March 2015. Mr. Cunningham also received relocation benefits for his move to Naples, Florida, and is eligible to participate in Hertz’s welfare and benefit plans generally. Mr. Cunningham's offer letter also entitles him to an initial equity grant of $205,000 for 2014 and, in addition to the initial equity grant, annual equity grants with a target of $310,000 commencing in March 2015.

Mr. Cunningham’s offer letter provides that he will be eligible for severance benefits in the event that his position with Hertz is eliminated or his employment is terminated for any reason other than for “cause” (as defined under the offer letter) or due to Mr. Cunningham’s voluntary resignation. If his employment is terminated in such a manner, Mr. Cunningham would be eligible for a severance benefit of eighteen months of base pay and average bonus. If HERC is not spun off or HERC publicly announces its intention not to consummate the spin-off by October 1, 2016, Mr. Cunningham may terminate his employment and receive eighteen months of his base pay and his averaged annualized bonus as severance.

Employment Arrangements with Richard F. Marani

On June 17, 2015, Hertz entered into an offer letter with Mr. Marani to serve as Chief Information Officer of HERC. Mr. Marani’s employment arrangement provides that he will receive an annual salary of $320,000 and a target annual bonus of 50% of his eligible earnings. Mr. Marani's offer letter also entitles him to an annual equity grant in 2015 in the amount of $235,000 and annual equity grants with a target of $235,000 in 2016 and beyond. Mr. Marani also received relocation benefits for his move to Naples, Florida, temporary housing and is eligible to participate in Hertz’s welfare and benefit plans generally.

Mr. Marani’s offer letter provides that he will be eligible for severance benefits in the event that his position with Hertz is eliminated or his employment is terminated for any reason other than for “cause” (as defined under the offer letter) or due to Mr. Marani’s voluntary resignation. If his employment is terminated in such a manner, Mr. Marani would be eligible for a severance benefit of one times the sum of his annual salary plus target bonus amount. In addition, if Mr. Marani’s employment is involuntarily terminated for any reason other than cause a portion of his outstanding equity awards will vest proportional to the number of completed months of service since the grant was made divided by the total number of months in the vesting period. If HERC is sold before it is spun off and Mr. Marani’s employment is involuntarily terminated for any reason other than for cause within 24 months after the sale, then all outstanding equity awards will vest.

Employment Arrangements with Brian P. MacDonald

Mr. MacDonald resigned as CEO of HERC effective May 20, 2015 under circumstances that entitled him to the severance benefits provided under the employment agreement and the letter agreement in the case of a termination without cause. In connection with his separation, he entered into a Separation Agreement and General Release dated May 26, 2015. As required by the employment and letter agreements, Mr. MacDonald (1) was paid the product of (a) 2 times (b) the sum of his base salary and his target 2014 bonus, for a total of $5,060,000, on the 30th day following his date of termination; (2) was paid $3,000,000 on the 30th day following his date of termination (this separation payment represented compensation for the lost opportunity to earn the equity awards provided for by his employment agreement and the letter agreement); (3) is eligible to be paid a pro rata portion of his 2015 bonus, based on actual performance and with the individual modifier treated as satisfied at target; and (4) he will be provided continued health and other certain benefits under Hertz’s benefits plans for the same cost 24 months after his separation, unless he receives health benefits from another employer. In exchange, Mr. MacDonald agreed to a waiver and release of claims against Hertz Holdings, to cooperate with Hertz Holdings for a period of three years with respect to activities that occurred during his tenure at Hertz Holdings and not to disparage Hertz Holdings. In addition, Mr. MacDonald reaffirmed his commitment to be bound by the restrictive covenants concerning noncompetition and nonsolicitation of employees and clients contained in his employment agreement. Mr. MacDonald also made certain representations within his Separation Agreement and General Release stating that he did not: (i) engage in any conduct that constituted willful gross neglect or willful gross misconduct with respect to his employment duties which resulted or will result in material economic harm to Hertz Holdings; (ii) knowingly violate Hertz Holdings’ Standards of Business Conduct or similar policy; (iii) facilitate or engage in, and has no knowledge of, any financial or accounting improprieties or irregularities; and (iv) knowingly make any incorrect or false statements in any of his certifications relating to filings required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any filings required under applicable securities laws.

Change in Control Agreements

Certain of the NEOs have entered into Change in Control Agreements. The Change in Control Agreements will continue to automatically renew for one-year extensions unless Hertz Holdings gives 15-months’ notice. In the event of a change in control during the term of the Change in Control Agreements, the agreement will remain in effect for two years following the change in control.

The Change in Control Agreements are “double trigger” agreements, meaning that any payments and benefits are paid only if (i) there is a change in control of Hertz Holdings and (ii) the covered executive is terminated by Hertz Holdings without “cause” or by the covered executive with “good reason”, in either case within two years following the change in control. If this occurs the covered executive will be entitled to the following payments and benefits:

•
a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive’s annual base salary earned but not paid through the date of termination, (ii) one-twelfth of the target annual bonus payable to the executive, multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable within 30 days of the executive’s termination;

•
a lump sum cash payment equal to a multiple (the “severance multiple”) of the sum of the executive’s annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the covered executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels. The severance multiple for Mr. MacDonald is 2.5 and Mr. Silber is 1.0;

•
continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

•	within the period of time from the date of the executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

The foregoing are intended to be in lieu of any other payments and benefits to be made in connection with a covered executive’s termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits. After a change in control, in the event the covered executive’s employment is terminated by reason of death or “Disability,” or the covered executive satisfies the conditions for “Retirement” (as those terms are defined in the Change in Control Agreement) then the executive will be entitled to his or her benefits in accordance with the retirement or benefit plans of Hertz Holdings in effect. After a change in control, in the event the covered executive’s employment is terminated by reason of “Cause” or by the executive without “Good Reason” (as those terms are defined in the Change in Control Agreement) then Hertz Holdings shall pay the executive his or her full base salary at the rate in effect at the time notice of termination was given and shall pay any other amounts according to any other compensation plans or programs in effect

The Change in Control Agreements that have been entered into with the NEOs do not contain tax gross-up provisions on any golden parachute excise tax.

The agreement also contains a confidentiality covenant that extends indefinitely following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for 12 months following the executive’s termination of employment. In the event that the executive breaches these covenants, Hertz Holdings is entitled to stop making payments to the executive and seek injunctive relief in certain circumstances.

None of the NEOs other than Mr. Silber and Mr. MacDonald have a change in control agreement. Any payments or benefits provided to an NEO in the event of a change in control are described above under each NEO’s respective employment arrangement description under “Employment Agreements, Change in Control Agreements and Separation Agreements.”

Severance Plan for Senior Executives

The Severance Plan for Senior Executives provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the Change in Control Agreements. While certain senior executives of Hertz Holdings were designated as participants in the Severance Plan for Senior Executives, none of the NEOs were participants. If any covered executive is terminated for death, “Cause” or “Permanent Disability” or the covered executive satisfies the conditions for “Retirement” (as those terms are defined in the Severance Plan for Senior Executives) the executive will not be entitled to any benefits under the Severance Plan for Senior Executives. However, if the covered executive is terminated for any other reason, the executive will be or was entitled to the following payments and benefits:

•	a pro rata portion of the annual bonus that would have been payable to the participant, payable at the same time bonuses are paid to other executives;

•
cash payments in the aggregate equal to a multiple (the “severance multiple”), based on the executive’s position, of the executive’s annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, with respect to the three calendar years  preceding the year in which the termination occurs; or, for executives without a three-year bonus history, by reference to target levels; or, if an executive has not had an opportunity to earn or be awarded one  full year’s bonus as of his or her termination of employment, the executive’s target bonus for the year  of termination, payable in equal installments over a period of whole and/or partial years equal to the  severance multiple;

•
continuation of all medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

•	within the period of time from the date of executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The Severance Plan for Senior Executives also contains a confidentiality covenant that extends for 24 months following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive’s termination of employment equal to the severance multiple.

If an executive is entitled to severance payments and benefits under the Severance Plan for Senior Executives and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the Severance Plan for Senior Executives.

Payments upon Termination or Change in Control

The following tables outline the value of payments and benefits that each NEO, other than Mr. MacDonald, who was awarded severance payments as set forth under “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers” above, would receive under the various termination scenarios described above based on if (i) the termination occurred on December 31, 2015, (ii) all stock awards were paid out at $14.23, the closing price of Hertz Holdings’ common stock on December 31, 2015, (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”), (iv) no replacement awards were granted by our Compensation Committee and (v) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the participant’s 401(k) Plan amounts are excluded from the below tables, except to the extent that there are any enhancements as a result of the applicable termination event.

Lawrence H. Silber

	Termination for Cause	Termination Without Cause/with Good Reason		Termination by reason of Retirement	Termination by reason of Death, Disability		Termination following a Change in Control
Benefit	($)	($)		($)	($)		($)
Severance payment	—	1,300,000		—	—		1,300,000
Bonus	—	100,616	(1)	—	—		402,466
Continued benefits	—	7,720		—	—		9,693
Outplacement	—	25,000		—	—		25,000
Life Insurance Payment	—	—		—	200,000	(2)	—
Payment for Outstanding PSUs	—	70,296	(3)	—	74,622	(3)	361,542
Total	—	1,503,632		—	274,622		2,098,701

(1)	Reported as actual bonus paid for 2015.

(2)	Life insurance payment only payable upon death.

(3)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event.

Barbara L. Brasier

	Termination for Cause	Termination Without Cause/with Good Reason		Termination by reason of Retirement	Termination by reason of Death, Disability		Termination following a Change in Control
Benefit	($)	($)		($)	($)		($)
Severance payment	—	824,500		—	—		824,500
Bonus	—	18,000	(1)	—	—		49,297
Payment for Outstanding RSUs	—	12,764	(2)	—	13,006	(2)	459,629
Total	—	855,264		—	13,006		1,333,426

(1)	Reported as actual bonus paid for 2015.

(2)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event.

James Bruce Dressel

	Termination for Cause	Termination Without Cause/with Good Reason		Termination by reason of Retirement	Termination by reason of Death, Disability		Termination following a Change in Control
Benefit	($)	($)		($)	($)		($)
Severance payment	—	875,000		—	—		875,000
Bonus	—	75,000	(1)	—	—		198,288
Continued benefits	—	656		—	—		656	(2)
Life Insurance Payment	—	—		—	200,000	(3)	—
Payment for Outstanding PSUs	—	33,725	(4)	—	34,010	(4)	202,365
Total	—	984,381		—	234,010		1,276,309

(1)	Reported as actual bonus paid for 2015.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event.

Christian J. Cunningham

	Termination for Cause	Termination Without Cause/with Good Reason		Termination by reason of Retirement	Termination by reason of Death, Disability		Termination following a Change in Control
Benefit	($)	($)		($)	($)		($)
Severance payment	—	821,250		—	—		821,250
Bonus	—	75,000	(1)	—	—		182,500
Continued benefits	—	729		—	—		729	(2)
Life Insurance Payment	—	—		—	200,000	(3)	—
Payment for Outstanding PSUs	—	—		—	23,608	(4)	104,633
Payment for Outstanding RSUs	—	—		—	13,675	(4)	86,831
Total	—	896,979		—	237,283		1,195,943

(1)	Reported as actual bonus paid for 2015.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event.

Richard F. Marani

	Termination for Cause	Termination Without Cause/with Good Reason		Termination by reason of Retirement	Termination by reason of Death, Disability		Termination following a Change in Control
Benefit	($)	($)		($)	($)		($)
Severance payment	—	480,000		—	—		480,000
Bonus	—	25,000	(1)	—	—		84,603
Continued benefits	—	714		—	—		714	(2)
Life Insurance Payment	—	—		—	200,000	(3)	—
Payment for Outstanding PSUs	—	15,852	(4)	—	15,980	(4)	95,113
Total	—	521,566		—	215,980		660,430

(1)	Reported as actual bonus paid for 2015.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Party Transactions
Following the Spin-Off, we plan to continue to take an approach to approval of related party transactions similar to that of Hertz Holdings, which is described below. As the legal successor to Hertz Holdings, we will inherit the policies and procedures in effect at Hertz Holdings as of the Spin-Off.
Hertz Holdings has not adopted formal policies and procedures specifically designed to address the review and approval of transactions with related parties. The Nominating and Governance Committee is charged with reviewing and approving each transaction that involves Hertz Holdings or any of its affiliates, on one hand, and (directly or indirectly) a director or a member of his or her family or any entity managed by any such person, on the other hand, unless the Nominating and Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the board of directors. The board of directors also has adopted the written Directors’ Code of Conduct applicable to the board of directors and Hertz Holdings has adopted the written Standards of Business Conduct, which require all employees, officers and directors to avoid conflicts of interests.
The Directors’ Code of Conduct is applicable to all board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Directors’ Code of Conduct, a conflict of interest may arise when a board member’s private interest interferes in any way—or even appears to interfere—with the interests of Hertz Holdings as a whole. The Directors’ Code of Conduct specifies that a conflict of interest may include, among other things, the following:

•
when a board member or a member of his or her family takes actions or has interests that may make it difficult for the board member to make decisions on behalf of our company objectively and effectively;

•
where a board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with us as a supplier, contractor, purchaser or distributor of our products or services, or is a competitor; and

•
where a board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with us or is a competitor.

Pursuant to the Directors’ Code of Conduct, any member of our board of directors who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our board of directors, or any committee of our board of directors, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chair of the Nominating and Governance Committee or the board of directors.
The Standards of Business Conduct are applicable to all employees, officers and directors of Hertz Holdings and its subsidiaries. The Standards of Business Conduct generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of Hertz Holdings.
The following is a description of certain relationships and transactions that Hertz Holdings has engaged in with those persons expected to be Hertz Holdings’ directors, officers, major stockholders and certain other related persons following the Spin-Off, in each case since the beginning of 2013.
Agreements with Carl C. Icahn
On September 15, 2014, Hertz Holdings entered into the Nomination and Standstill Agreement with the Icahn Group. HERC Holdings, as the legal successor to Hertz Holdings, will continue to be subject to the rights and obligations of Hertz Holdings under the Nomination and Standstill Agreement following the Spin-Off.
     Pursuant to the Nomination and Standstill Agreement, the Icahn Designees were appointed to the board of directors of Hertz Holdings as Class II, Class I and Class I directors, respectively, effective as of September 15, 2014. Messrs. Intrieri, Merksamer and Ninivaggi were also appointed to the Board of Directors of Hertz. Pursuant to the Nomination and Standstill

Agreement, so long as an Icahn Designee is a member of the board of directors, the board of directors will not be expanded to greater than ten directors without the approval from the Icahn Designees then on the board of directors. In addition, pursuant to the Nomination and Standstill Agreement, subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights in the event an Icahn Designee resigns or is otherwise unable to serve as a director (other than as a result of not being nominated by Hertz Holdings for an annual meeting subsequent to the 2015 Annual Meeting).
     In addition, until the date that no Icahn Designee is a member of the Board (or otherwise deemed to be on the Board pursuant to the terms of the Nomination and Standstill Agreement) (the “Board Representation Period”), the Icahn Group agrees to vote all of its shares of common stock of the Company in favor of the election of all of the Company’s director nominees at each annual or special meeting of the Company. Also pursuant to the Nomination and Standstill Agreement, during the Board Representation Period, and subject to limited exceptions, the Icahn Group will adhere to certain standstill obligations, including the obligation to not solicit proxies or consents or influence others with respect to the same. The Icahn Group further agrees that during the Board Representation Period, subject to certain limited exceptions, the Icahn Group will not acquire or otherwise beneficially own more than 20% of the Company’s outstanding voting securities.
In addition, pursuant to the Nomination and Standstill Agreement, the board of directors dissolved the previously existing Executive and Finance Committee of the board of directors of Hertz Holdings, and agreed not to create a separate executive committee of the board so long as an Icahn Designee is a member of the board of directors.
 If at any time the Icahn Group ceases to hold a “net long” position, as defined in the Nomination and Standstill Agreement, in at least (A) 28,500,000 shares of Hertz Holdings’ common stock, the Icahn Group will cause one Icahn Designee to promptly resign from the board of directors; (B) 22,800,000 shares of Hertz Holdings’ common stock, the Icahn Group will cause two Icahn Designees to promptly resign from the board of directors; and (C) 19,000,000 shares of Hertz Holdings’ common stock, the Icahn Group will cause all of the Icahn Designees to promptly resign from the board of directors and Hertz Holdings’ obligations under the Nomination and Standstill Agreement will terminate. The foregoing share amounts are subject to adjustment for the contemplated reverse stock split.
In addition, pursuant to the Nomination and Standstill Agreement, Hertz Holdings and the Icahn Group agreed to enter into a customary registration rights agreement.
Indemnification Agreements
In connection with the Spin-Off, Hertz Holdings may enter into indemnification agreements with each of the anticipated directors of HERC Holdings. The indemnification agreements would provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Other Relationships
In connection with Hertz Holdings’ car and equipment rental businesses, it has entered into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, Hertz Holdings also procures goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with anticipated members of HERC Holdings’ board of directors or management team. Hertz Holdings believes that all such rental and procurement transactions involve terms no less favorable to it than those that it believes it would have obtained in the absence of such affiliation. It is Hertz Holdings’ management’s policy to bring to the attention of its board of directors any transaction with a related party, even if the transaction arises in the ordinary course of business, if the terms of the transaction would be less favorable to it than those to which it would agree to in normal commercial circumstances.
Relationship with New Hertz
Following the Spin-Off, HERC Holdings will continue to have a relationship with New Hertz as described under “Relationship Between New Hertz and HERC Holdings.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of the common stock of Hertz Holdings as of [ ], 2016 by:

•	each person known to own beneficially more than 5% of the common stock of Hertz Holdings;

•	each of the expected directors of HERC Holdings;

•	each of the HERC Holdings named executive officers; and

•	all of HERC Holdings’ expected executive officers and directors as a group.

The amounts and percentages of shares beneficially owned presented in the below table are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
This table does not reflect (i) any additional shares of Hertz Holdings common stock that our directors and executive officers may be entitled to pursuant to their equity awards as a result of the equitable adjustment to such equity awards in connection with the Spin-Off, as described under “Relationship Between New Hertz and HERC Holdings—Agreements Between New Hertz and HERC Holdings—Employee Matters Agreement,” and (ii) the effect of the proposed reverse stock split of HERC Holdings common stock for which Hertz Holdings intends to seek stockholder approval prior to the Spin-Off, and which would be effective immediately following the Spin-Off.
Except as otherwise indicated, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Hertz Holdings common stock. Unless otherwise indicated, the address for each beneficial owner listed below is c/o Hertz Equipment Rental Corporation, 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.

Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent*
Carl C. Icahn(1)	63,709,083	[ ]%
The Vanguard Group(2)	25,849,904	[ ]%
Wellington Management Corp. LLP(3)	23,812,630	[ ]%
Glenview Capital Management, LLC(4)	23,203,449	[ ]%
Directors and Named Executive Officers
Lawrence H. Silber	[ ]	[ ]%
Barbara L. Brasier	[ ]	[ ]%
James Bruce Dressel	[ ]	[ ]%
Christian J. Cunningham	[ ]	[ ]%
Richard F. Marani	[ ]	[ ]%
Herbert L. Henkel	[ ]	[ ]%
James H. Browning	[ ]	[ ]%
All Directors and Executive Officers as a group ([ ] persons)	[ ]	[ ]%

*	Based on [ ] shares of Hertz Holdings common stock outstanding on [ ], 2016.

**	Less than 1%

(1)
Represents shares held by the following group of entities associated with Mr. Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”). The principal business address of each of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes.
The immediately preceding information in this footnote is based solely on the Schedule 13D/A filed with the SEC on December 8, 2015 by Mr. Icahn and entities associated with Mr. Icahn.

(2)
A report on Schedule 13G/A, filed February 11, 2016, disclosed that The Vanguard Group, an investment adviser, was the beneficial owner of 25,849,904 shares of common stock as of December 31, 2015. The Vanguard Group has reported that it has (i) sole power to vote or direct the vote of 392,580 shares of common stock, (ii) sole power to dispose of or direct the disposition of 25,415,948 shares of common stock, (iii) shared power to vote or direct the vote of 37,800 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 433,956 shares of common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. All information regarding The Vanguard Group is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 11, 2016.

(3)
A report on Schedule 13G, filed February 11, 2016, disclosed that Wellington Management Group LLP, an investment adviser, and its affiliates were the beneficial owner of 23,812,630 shares of common stock as of December 31, 2015. Wellington Management Group LLP has reported that it has (i) sole power to vote or direct the vote of 0 shares of common stock, (ii) sole power to dispose of or direct the disposition of 0 shares of common stock, (iii) shared power to vote or direct the vote of 12,023,254 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 23,812,630 shares of common stock. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. All information regarding Wellington Management Group LLP is based on that entity’s report on Schedule 13G, filed with the SEC on February 11, 2016.

(4)
A report on Schedule 13G/A, filed February 16, 2016, disclosed that Glenview Capital Management, LLC and its affiliates were the beneficial owner of 23,203,449 shares of common stock as of December 31, 2015. Glenview Capital Management, LLC has reported that it has (i) sole power to vote or direct the vote of 0 shares of common stock, (ii) sole power to dispose of or direct the disposition of 0 shares of common stock, (iii) shared power to vote or direct the vote of 23,203,449 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 23,203,449 shares of common stock. The address of Glenview Capital Management, LLC is 767 Fifth Avenue, 44th Floor, New York, New York 10153. All information regarding Glenview Capital Management, LLC is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 16, 2016.

DESCRIPTION OF CAPITAL STOCK
Overview
    The certificate of incorporation and by-laws of HERC Holdings will be the same as the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated By-Laws (the “By-Laws”) of Hertz Holdings, except that the Certificate of Incorporation and By-Laws will reflect the change of Hertz Holdings’ name to “Herc Holdings Inc.” in connection with the Spin-Off. The following descriptions of Hertz Holdings’ capital stock and provisions of the Certificate of Incorporation and By-Laws are summaries of their material terms and are qualified in their entirety by reference to such complete documents, copies of which are publicly available through the filings of Hertz Holdings with the SEC. See “Where You Can Find Additional Information.”
Common Stock
    The Certificate of Incorporation authorizes 2,000,000,000 shares of common stock, par value $0.01 per share. As of [ ], 2016, we had outstanding [ ] shares of common stock. Prior to the Spin-Off, Hertz Holdings intends to seek stockholder approval of a reverse stock split at one of nine ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the board of directors. Based on discussions with our financial advisors, we believe the trading price of the common stock after the Spin-Off may be significantly lower than the current market price due to the fact that the rental car business will no longer be part of Hertz Holdings. We believe the reverse stock split may make our common stock a more attractive investment for many investors, particularly investors who have limitations on owning lower-priced stocks. The implementation of the reverse stock split would be effective immediately following the Spin-Off. If the reverse stock split is implemented, the number of authorized shares of common stock will be reduced in a proportional manner to the reverse stock split ratio.
Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.
    The holders of our common stock are entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to us, which may be subject to restrictions set forth in the instruments governing our indebtedness that we expect to enter into in connection with the Spin-Off.
     Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue, as described below.
    Computershare Investor Services LLC is currently the transfer agent and registrar for Hertz Holdings common stock, and following the Spin-Off will be the transfer agent and registrar for both New Hertz and HERC Holdings common stock.
    Hertz Holdings common stock is listed on the NYSE under the symbol “HTZ.” However, we expect to list New Hertz common stock on the NYSE under the symbol “HTZ.” Following the Spin-Off, HERC Holdings will change the symbol for its common stock to “[ ].”
Preferred Stock
    The Certificate of Incorporation authorizes 200,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series. Our board of directors has the authority, without further vote or action by the stockholders, to issue such shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock or impede the completion of a merger, tender offer or other takeover attempt. Currently, Hertz Holdings’ board of directors has not authorized or issued any series of preferred stock. Our board of directors could authorize and issue series of preferred stock in the future.

Corporate Governance
HERC Holdings will continue to implement Hertz Holdings' stockholder-friendly corporate governance practices, as described below and elsewhere in this information statement.
Single Class Capital Structure.  HERC Holdings will have a single class common equity capital structure with all stockholders entitled to vote for director nominees.
Annual Director Elections Following Completion of Board Declassification.  In 2014, Hertz Holdings amended the Certificate of Incorporation to provide for declassification of its board of directors. Pursuant to this amendment, the classification of the Hertz Holdings’ board of directors (and, after the completion of the Spin-Off, the HERC Holdings board of directors) would be phased out such that Class I directors elected at the 2016 annual meeting, Class II directors elected at the 2017 annual meeting, and Class III directors elected at the 2015 annual meeting, in each case would be elected for one-year terms. As a result, the Class III directors were elected to serve one-year terms at the 2015 annual meeting, the Class I and Class III directors will be up for election to serve for one-year terms at the 2016 annual meeting and the entire slate of directors will be up for election to serve one-year terms at the 2017 annual meeting, at which point the declassification of the HERC Holdings’ board of directors would be complete. In connection with such amendment to declassify Hertz Holdings’ board of directors, Hertz Holdings also amended the Certificate of Incorporation to eliminate the provision regarding removal of directors only for cause, which amendment will take effect upon the completion of the declassification of our board at the 2017 annual meeting of stockholders.
Majority Voting Standard. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.
Opt Out of Delaware Takeover Statute. We have opted out of Section 203 of the DGCL, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Other Expected Corporate Governance Features. Governance features related to HERC Holdings’ board of directors are set forth in the section of this information statement captioned “Management - Corporate Governance and General Information Concerning the Board and its Committees.” In addition to the foregoing, it is expected that HERC Holdings will continue to have stock ownership guidelines for directors and senior executive officers, annual board performance evaluations, clawback, anti-hedging and anti-pledging policies, conflict of interest policies, risk oversight procedures and other practices and protocols.

Limitation of Liability of Directors; Indemnification of Directors

    Hertz Holdings’ Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL, as amended.
    The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws or eliminate our directors’ duty of care. The inclusion of this provision in Hertz Holdings’ Certificate of Incorporation may, however, discourage or deter stockholders from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.
Hertz Holdings’ Certificate of Incorporation provides that we are required to indemnify and advance expenses to our directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Hertz Holdings’ Amended and Restated By-Laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.
    Hertz Holdings has entered into indemnification agreements with each of its directors, and HERC Holdings expects to enter into indemnification agreements with each of its new directors who are appointed in connection with the Spin-Off, providing the directors contractual rights to indemnification, expense advance provided by its by-laws, and contractual rights to additional indemnification as provided in the applicable indemnification agreement.
Change of Control Related Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law
    A number of provisions in the Certificate of Incorporation and By-Laws and under the DGCL may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

Common Stock

The remaining shares of our authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.
Preferred Stock
The Certificate of Incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.
Vacancies
Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship that is the subject of such vacancy (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The By-Laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.
Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Calling Stockholder Meetings; Action by Written Consent
     The By-Laws require advance notice for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.
     In addition, the Certificate of Incorporation and By-Laws provide that action may not be taken by written consent of stockholders. Thus, any action taken by the stockholders must be effected at a duly called annual or special meeting, which may be called only by the board of directors.
     These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.
Supermajority Voting Requirement for Amendment of Certain Provisions of Our Certificate of Incorporation and By-Laws

            The provisions of Hertz Holdings’ Certificate of Incorporation governing, among other things, the limitations of liability and indemnification of directors, the elimination of stockholder actions by written consent and the prohibition on the right of stockholders to call a special meeting may not be amended, altered or repealed unless the amendment is approved by the vote of holders of at least two-thirds of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the DGCL for the repeal or amendment of such provisions of certificates of incorporation. Certain provisions of Hertz Holdings’ By-Laws may only be amended with the approval of the vote of holders of at least two-thirds of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend certain provisions that may have an anti-takeover effect.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

DESCRIPTION OF CERTAIN INDEBTEDNESS
In connection with the Spin-Off, it is expected that HERC, which is to be a wholly owned subsidiary of HERC Holdings following the Spin-Off, will transfer to Hertz and its subsidiaries approximately $[ ] billion. To fund, among other things, such transfers and in connection with the Spin-Off, HERC expects to enter into appropriate financing arrangements.
The expected amounts of cash transfers to be made to Hertz and its subsidiaries by HERC were determined based on a review of historical cash flows, and the near-term and medium-term expected cash flows of New Hertz and HERC Holdings subsequent to the Spin-Off, and are intended to ensure that each of New Hertz and HERC Holdings is adequately capitalized and has the appropriate level of cash resources at the time of the Spin-Off. The actual amounts of cash transfers made to Hertz and its subsidiaries by HERC prior to or in connection with the Spin-Off will depend upon the financial performance and cash position of HERC prior to the Spin-Off, among other factors. Hertz expects to use the cash proceeds from these transfers to repay third-party indebtedness, to fund the share repurchase program previously announced and reaffirmed by Hertz Holdings and that New Hertz expects to adopt for periods following the Spin-Off, and for general corporate purposes.

RELATIONSHIP BETWEEN NEW HERTZ AND HERC HOLDINGS
On March 18, 2014, Hertz Holdings announced a plan to separate its business into two separate independent public companies, one of which (referred to herein as “New Hertz”) will operate Hertz Holdings’ global car rental business and the other of which (referred to herein as “HERC Holdings”) will operate its global equipment rental business. The separation will be effected by means of a tax-free Spin-Off of all of the issued and outstanding shares of common stock of New Hertz to stockholders of Hertz Holdings.
Following the Spin-Off, New Hertz and HERC Holdings will operate independently, and neither will have any ownership interest in the other. In order to govern the ongoing relationships between New Hertz and HERC Holdings after the Spin-Off and to facilitate an orderly transition, Hertz Holdings and New Hertz (or their respective affiliates) intend to enter into agreements providing for various services and rights following the Spin-Off, and under which each of HERC Holdings and New Hertz will have obligations to the other party and will assume certain liabilities as allocated in connection with the separation.
With the objective of creating two separate and strong businesses and with input and advice from Hertz Holdings’ management, the Hertz Holdings board of directors defined principles to implement the separation of the global car rental business and the global equipment rental business. These separation principles include ensuring that both New Hertz and HERC Holdings will hold the assets needed to operate their respective businesses.
The Hertz Holdings board of directors charged its management with overseeing the separation of the businesses in accordance with these separation principles. Guided by the separation principles and input from business units and strategy, tax and legal teams, as well as outside advisors, management considered, among other factors, each business’ historic ownership and usage of assets, incurrence of liabilities, relationships with other entities and accounting treatment, as well as administrative costs and efficiencies, in determining the terms of the separation and the relationships between New Hertz and HERC Holdings following the Spin-Off.
The following summarizes the terms of the material agreements that Hertz Holdings expects to enter into with New Hertz.
Agreements Between Hertz Holdings and New Hertz
Separation and Distribution Agreement
Hertz Holdings intends to enter into a separation and distribution agreement (the “Separation Agreement”) with New Hertz before the Spin-Off. The Separation Agreement will set forth Hertz Holdings’ agreements with New Hertz regarding the principal actions to be taken in connection with the Spin-Off. It will also set forth other agreements that govern aspects of New Hertz’s relationship with HERC Holdings following the Spin-Off.
Internal Reorganization and Related Financing Transactions
The Separation Agreement will provide for the transfers of entities and assets and assumptions of liabilities that are necessary in advance of the Spin-Off so that New Hertz and HERC Holdings each retain the entities, assets and liabilities associated with the global car rental business and the global equipment rental business, respectively. The Hertz Corporation, or “Hertz,” is currently a wholly owned subsidiary of Hertz Holdings and is the primary operating subsidiary that, directly or indirectly, holds both the entities and assets associated with Hertz Holdings’ global car rental business and global equipment rental business, which is operated primarily through Hertz Equipment Rental Corporation, which will be renamed "Herc Rentals Inc." or “HERC.” In connection with the Spin-Off, Hertz Holdings will undertake a series of internal reorganization transactions (sometimes referred to herein as the “internal reorganization”) so that New Hertz will hold the entities associated with Hertz Holdings’ global car rental business, including Hertz, and HERC Holdings will hold the entities associated with Hertz Holdings’ global equipment rental business, including HERC.
The Separation Agreement will also set forth the terms of certain cash transfers to be made by HERC to Hertz and its subsidiaries in connection with the internal reorganization and related financing transactions, which are expected to total approximately $[ ] billion. The expected amounts of cash transfers to be made to Hertz and its subsidiaries by HERC were determined based on a review of historical cash flows, and the near-term and medium-term expected cash flows of New Hertz and HERC Holdings subsequent to the Spin-Off, and are intended to ensure that each of New Hertz and HERC

Holdings is adequately capitalized and has the appropriate level of cash resources at the time of the Spin-Off. The actual amounts of cash transfers made to Hertz and its subsidiaries by HERC prior to or in connection with the Spin-Off will depend upon the financial performance and cash position of HERC prior to the Spin-Off, among other factors. Hertz expects to use the cash proceeds from these transfers to repay third-party indebtedness, to fund the share repurchase program previously announced and reaffirmed by Hertz Holdings and that New Hertz expects to adopt for periods following the Spin-Off, and for general corporate purposes.
Transfer of Assets and Liabilities Generally
As a result of the internal reorganization, New Hertz will generally hold the entities, assets and liabilities associated with Hertz Holdings’ global car rental business, while HERC Holdings (taking into account the distribution of the stock of New Hertz to Hertz Holdings stockholders pursuant to the Spin-Off), will generally hold the entities, assets and liabilities associated with Hertz Holdings’ global equipment rental business.
    The Separation Agreement will contain additional provisions pursuant to which each party will agree to transfer to the other the assets associated with such entity’s business, as well as certain other specified categories of assets, and each party will agree to assume the liabilities associated with such party’s business, as well as certain other specified categories of liabilities. For example, the Separation Agreement will provide that each party will agree to use commercially reasonable efforts to have certain contracts currently shared by both businesses assigned in applicable part to the other party or appropriately amended.
Information in this information statement with respect to the assets and liabilities of the parties following the Spin-Off is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. The Separation Agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to New Hertz or HERC Holdings, as applicable, does not occur prior to the Spin-Off, then until such assets or liabilities are able to be transferred or assigned, New Hertz or HERC Holdings, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse New Hertz or HERC Holdings, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities. For example, due to the requirements of applicable laws, the need to obtain certain governmental and third-party consents and other business reasons, the transfer of certain assets and liabilities to New Hertz or HERC Holdings may be delayed until after the completion of the Spin-Off.
Legal Matters and Claims; Sharing of Certain Liabilities
Subject to any specified exceptions, each party to the Separation Agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business, as well as assumed or retained liabilities, and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters.
The Separation Agreement will provide for certain specific known pre-Spin-Off liabilities and certain potential pre-Spin-Off liabilities that we believe do not relate to either business to be shared by the parties. New Hertz and HERC Holdings will each be responsible for a portion of these shared liabilities. The division of these shared liabilities will be determined, depending on the type of shared liability, through pre-determined fixed percentages or formulas. New Hertz will be responsible for managing the settlement or other disposition of such shared liabilities.

Intercompany Arrangements

All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between New Hertz and its affiliates, on the one hand, and HERC Holdings and its affiliates, on the other hand, will terminate effective as of the Spin-Off, except specified agreements and arrangements that are intended to survive the Spin-Off. The material agreements and arrangements that will survive the Spin-Off are described in this section.
Representations and Warranties
In general, neither New Hertz nor HERC Holdings will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation Agreement, all assets will be transferred on an “as is,” “where is” basis.
Further Assurances
Prior to, on and after the distribution date, New Hertz and HERC Holdings must use commercially reasonable efforts to consummate the transactions contemplated by the Separation Agreement and the ancillary agreements.
The Distribution
The Separation Agreement will govern New Hertz’s and Hertz Holdings’ respective rights and obligations regarding the proposed Spin-Off. Prior to the Spin-Off, Hertz Holdings will deliver all of the issued and outstanding shares of New Hertz common stock to the transfer agent and registrar. To effect the Spin-Off, the transfer agent and registrar will electronically deliver the shares of New Hertz common stock to Hertz Holdings’ shareholders based on the distribution ratio of one share of New Hertz common stock for every [five] shares of Hertz Holdings common stock issued and outstanding as of the record date. The Hertz Holdings board of directors will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the Spin-Off.
Conditions
The Separation Agreement also will provide that several conditions must be satisfied or waived by Hertz Holdings in its sole and absolute discretion before the Spin-Off can occur. For further information about these conditions, see “The Spin-Off—Conditions to the Spin-Off.” The Hertz Holdings board of directors may, in its sole and absolute discretion, determine the record date, the distribution date and the terms of the Spin-Off and may at any time prior to the completion of the Spin-Off decide to abandon or modify the Spin-Off.
Exchange of Information
New Hertz and HERC Holdings will agree to provide each other with reasonable access to information relating to the party requesting information. New Hertz and HERC Holdings also will agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the distribution date or as amended after the distribution date in accordance with the Separation Agreement.
Termination
The Hertz Holdings board of directors, in its sole and absolute discretion, may terminate the Separation Agreement at any time prior to the Spin-Off.
Release of Claims
New Hertz and HERC Holdings will each agree to release the other and its affiliates, successors and assigns from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases will be subject to exceptions set forth in the Separation Agreement, including any claims arising out of any of the agreements between the parties that remain in effect following the Spin-Off.
Indemnification
New Hertz has agreed in the Separation Agreement to indemnify, hold harmless and defend HERC Holdings, each of its affiliates and each of their respective directors, officers and employees, from and against:

•	the liabilities of New Hertz assumed under the Separation Agreement; and

•
any breach by New Hertz or any of its subsidiaries of the Separation Agreement or any of the other ancillary agreements to the Spin-Off, other than the Tax Matters Agreement and the Transition Services Agreement, which contain separate indemnification provisions.

HERC Holdings has agreed in the Separation Agreement to indemnify, hold harmless and defend New Hertz, each of its affiliates and each of their respective directors, officers and employees, from and against:

•	the liabilities of HERC Holdings assumed under the Separation Agreement; and

•
any breach by HERC Holdings or any of its subsidiaries of the Separation Agreement or any of the other ancillary agreements to the Spin-Off, other than the Tax Matters Agreement and the Transition Services Agreement, which contain separate indemnification provisions.

The amount of either party’s indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation Agreement also will specify procedures regarding claims subject to indemnification.
Insurance
New Hertz will be responsible for obtaining insurance coverage following completion of the Spin-Off. As separate, independent entities, New Hertz and HERC Holdings may not be able to obtain insurance coverage to the same extent and on terms as favorable as those available to them prior to the Spin-Off.
Allocation of Spin-Off Expenses
Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution incurred prior to the distribution date, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, will be paid by the party incurring such cost and expense.

Transition Services Agreement
We intend to enter into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which New Hertz or its affiliates will provide HERC Holdings specified services on a transitional basis to help ensure an orderly transition following the Spin-Off, though New Hertz may request certain transition services to be performed by HERC Holdings. The services to be provided by New Hertz or its affiliates primarily include:

•	information technology and network and telecommunications systems support;

•	human resources, payroll and benefits;

•	accounting and finance;

•	treasury;

•	tax matters; and

•	administrative services.
The Transition Services Agreement will generally provide for a term of up to two years following the distribution date. With certain exceptions, New Hertz and HERC Holdings expect to charge for the services rendered the allocated costs associated with rendering these services, and may include a mark-up for certain services.
New Hertz and HERC Holdings will generally agree to use commercially reasonable efforts to continue to provide to the other the services that are the subject of the transition services agreement at a relative level of service consistent in all material respects with that provided in the twelve months preceding the distribution date. New Hertz and HERC Holdings also will generally agree to use commercially reasonable efforts to end their respective needs for the transition services as soon as is reasonably possible.
The supplier of services under the Transition Services Agreement will generally agree to indemnify the recipient of such services against all liabilities attributable to any third-party claims asserted against the recipient or its affiliates arising from or relating to the supplier’s provision of or failure to provide the services, to the extent arising from or related to the gross negligence, willful misconduct or fraud of the supplier. The recipient of services under the Transition Services Agreement will generally agree to indemnify the supplier of such services against all liabilities attributable to any third-party claims asserted against the supplier or its affiliates arising from or relating to the supplier’s provision of or failure to provide the services, other than claims for which the supplier would have to indemnify the recipient pursuant to the preceding sentence.
Tax Sharing and Indemnity Agreement
We intend to enter into a Tax Sharing and Indemnity Agreement (the “Tax Matters Agreement”) with New Hertz that will govern our and New Hertz’s rights, responsibilities and obligations after the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. Among other matters, as a subsidiary of Hertz Holdings, New Hertz has, and will continue to have following the Spin-Off, joint and several liability with HERC Holdings to the IRS and certain U.S. state tax authorities for HERC Holdings’ U.S. federal income and state taxes for the taxable periods in which New Hertz was part of Hertz Holdings’ consolidated group. However, the Tax Matters Agreement will specify the portion of this liability for which New Hertz and HERC Holdings will bear responsibility, and each party will agree to indemnify the other against any amounts for which such other party is not responsible. As reflected under the heading “Unaudited Pro Forma Condensed Combined Financial Information,” we expect that the Tax Matters Agreement will provide that New Hertz will generally assume liability for and indemnify HERC Holdings against all U.S. federal, state, local and foreign tax liabilities attributable to New Hertz’s assets or operations for all tax periods prior to the Spin-Off, while HERC Holdings will indemnify New Hertz against all U.S. federal, state, local and foreign tax liabilities attributable to HERC Holdings’ assets or operations for all tax periods prior to the Spin-Off.
The Tax Matters Agreement also will provide special rules for allocating tax liabilities in the event that the Spin-Off, together with related transactions, is not tax-free. The Tax Matters Agreement will provide for covenants that may restrict our ability to pursue strategic or other transactions that might otherwise maximize the value of our business and may discourage or delay a change of control that you may consider favorable. Though valid as between the parties, the Tax Matters Agreement will not be binding on the IRS or any state, local or foreign taxing authority.
Employee Matters Agreement
Prior to the distribution, New Hertz and HERC Holdings will enter into an Employee Matters Agreement (the “Employee Matters Agreement”) to allocate liabilities and responsibilities relating to employment matters, employee compensation, benefit plans and programs and other related matters. The Employee Matters Agreement will govern New Hertz’s and HERC Holdings’ obligations with respect to such matters for current and former employees of the car rental business and the equipment rental business.

Unless otherwise agreed to, the Employee Matters Agreement will provide that HERC Holdings will retain or assume all employment, compensation and benefits liabilities relating to employees who are employed by HERC Holdings following the distribution and former employees whose last employment was with the equipment rental business. Similarly, unless otherwise agreed to, the Employee Matters Agreement will provide that New Hertz will retain or assume all employment, compensation and benefits liabilities relating to employees who are employed by New Hertz following the distribution and former employees whose last employment was with the car rental business. The Employee Matters Agreement also will address equity compensation matters and the treatment of outstanding equity awards granted by Hertz Holdings.

In general, the Employee Matters Agreement will provide that HERC Holdings and New Hertz will credit each employee with his or her service with Hertz Holdings prior to the distribution for all purposes under the benefit plans maintained or established by New Hertz and HERC Holdings as of the distribution, so long as such crediting does not result in a duplication of benefits. Additionally, the Employee Matters Agreement will provide that no employee will be considered to have terminated employment from his or her post-Spin-Off employer as a result of the Spin-Off or any associated employment transfer.

Defined Benefit Pension Plan

At or prior to the Spin-Off, HERC Holdings will establish the HERC Holdings Retirement Plan. The Employee Matters Agreement will provide that the assets and liabilities of the Hertz Retirement Plan attributable to employees who are employed by HERC Holdings following the distribution and former employees whose last employment was with the equipment rental business will be transferred to the new HERC Holdings Retirement Plan prior to, in connection with, or as soon as practicable following, the Spin-Off. Subject to the preceding sentence, New Hertz will continue to maintain the Hertz Retirement Plan.

Defined Contribution Savings Plan

At or prior to the Spin-Off, HERC Holdings will establish the HERC Holdings Savings Plan. The Employee Matters Agreement will provide that, prior to, in connection with, or as soon as practicable following, the Spin-Off, the accounts (including loans) of HERC Holdings’ employees and former employees whose last place of employment was with the equipment rental business will be transferred from the Hertz Savings Plan to the new HERC Holdings Savings Plan. The HERC Holdings Savings Plan is expected to initially provide employer contributions in a similar manner as provided under the Hertz Savings Plan (including a company matching contribution to contributing employees as well as an annual employer contribution for employees continuing service with HERC Holdings who were previously eligible for the Hertz Retirement Plan).

Multiemployer Pension Plans

Pursuant to various collective bargaining agreements, certain union-represented employees participate in multiemployer pension plans. The Employee Matters Agreement will provide that, following the Spin-Off, the responsibility for the required contributions to the applicable multiemployer pension plans will remain with the employer of the covered union-represented employees. New Hertz will be responsible for all contributions required for New Hertz union-represented employees and HERC Holdings will be responsible for all contributions required for HERC Holdings union-represented employees.

Non-Qualified Deferred Compensation Programs

The Employee Matters Agreement will provide that New Hertz will maintain the Hertz Non-Qualified Plans following the Spin-Off. To the extent that HERC Holdings’ employees and former employees whose last place of employment was with the equipment rental business participate in the Hertz Non-Qualified Plans, HERC Holdings will establish and maintain the HERC Holdings Non-Qualified Plans. The liabilities (and where applicable, the related assets) of the Hertz Non-Qualified Plans attributable to such persons shall be transferred to the new HERC Holdings Non-Qualified Plans prior to, in connection with, or as soon as practicable following the Spin-Off.

Welfare Plans

In connection with the Spin-Off, HERC Holdings will establish new active and retiree health and welfare plans, which will be substantially similar to the current health and welfare plans offered to employees and retirees of the equipment rental business. Following the Spin-Off, HERC Holdings employees (and eligible former employees of the equipment rental business) will be eligible to participate in the new HERC Holdings health and welfare plans. The Employee Matters Agreement will provide that New Hertz will retain the liability (and, where applicable, the related assets) for the retiree medical and life insurance benefits for all New Hertz employees and former employees of the car rental business, and the retiree medical and life insurance benefit liabilities (and, where applicable, the related assets) for employees of HERC Holdings and former employees of the equipment rental business will be transferred to HERC Holdings in connection with the Spin-Off.

Treatment of Hertz Holdings Equity Awards

In connection with the Spin-Off, holders of outstanding Hertz Holdings equity awards will receive replacement equity awards. All replacement awards will be denominated in the common stock of the equity award holder’s primary employer after the Spin-Off (i.e., employees continuing with HERC Holdings will receive replacement awards denominated in the common stock of HERC Holdings, and employees continuing with New Hertz will receive replacement awards denominated in the common stock of New Hertz). In each case, the granting of such replacement awards will be effective contemporaneously with the Spin-Off and such replacement awards will be adjusted in accordance with a formula designed to preserve the intrinsic economic value of the original equity awards after taking into account the Spin-Off. Generally, all of the replacement awards will be subject to the same terms and vesting conditions as the original Hertz Holdings awards, except that the replacement awards may offer different change in control provisions than the current awards, the replacement awards for performance stock units may either provide adjusted performance metrics to reflect the separation of the car rental and equipment rental businesses or be converted into time-vested awards, and the replacement awards may contain such additional provisions as may be required under the Employee Matters Agreement or applicable equity plan.

The replacement awards for employees, officers and directors continuing service with HERC Holdings following the distribution, will be issued from the Omnibus Plan. Prior to the Spin-Off, New Hertz will adopt the New Hertz Omnibus Plan, pursuant to which the replacement awards for employees, officers and directors continuing service with New Hertz following the Spin-Off will be issued. Hertz Holdings, as the sole stockholder of New Hertz prior to the Spin-Off, will approve the New

Hertz Omnibus Plan prior to the Spin-Off. New Hertz expects to submit the New Hertz Omnibus Plan for stockholder approval at its first annual meeting of stockholders after the separation.

Equity awards relating to shares of HERC Holdings common stock will be subject to further adjustment to take into account the reverse stock split for which Hertz Holdings intends to seek stockholder approval prior to the Spin-Off.

Intellectual Property Agreement

New Hertz and HERC Holdings intend to enter into an Intellectual Property Agreement (the “Intellectual Property Agreement”) that will provide for ownership, licensing and other arrangements regarding the trademarks and related intellectual property that New Hertz and HERC Holdings use in conducting our businesses.
The Intellectual Property Agreement will allocate ownership between New Hertz and HERC Holdings of all trademarks, domain names and certain copyrights that Hertz Holdings or its subsidiaries own immediately prior to the distribution date. The agreement will generally allocate to New Hertz the trademarks that primarily relate to or are primarily used in the global car rental business, including the Hertz, Dollar, Thrifty, Donlen and Firefly brand names, while HERC Holdings would be allocated trademarks that primarily relate to or are primarily used in the global equipment rental business, but are not otherwise associated with the marks being allocated to New Hertz. The agreement will generally allocate ownership of copyrights and domain names between New Hertz and HERC Holdings in a similar manner.
The agreement will provide that, following the Spin-Off, HERC Holdings will continue to have the right to use certain intellectual property associated with the Hertz brand for a period of four years on a no royalty basis. The agreement will also provide that, for so long as HERC Holdings continues to use certain intellectual property associated with the Hertz brand, HERC Holdings will not directly or indirectly engage in the business of renting and leasing cars, subject to certain exceptions, including that HERC Holdings may continue to rent cars to the extent HERC has done so immediately prior to the Spin-Off.

Real Estate Arrangements

New Hertz and HERC Holdings will enter into certain real estate lease agreements pursuant to which New Hertz or HERC Holdings, as the case may be, will lease certain office and shared rental facilities space from the other party.
            Each of New Hertz and HERC Holdings, as lessee, will pay rent to the other party. Rent payments will generally be negotiated based on comparable fair market rental rates and adjusted each year of the lease to reflect increases or decreases in operating and maintenance expenses and other factors. The lessor may generally terminate the leases in the event of a material uncured default by the lessee.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Shareholders of Herc Holdings Inc. (a/k/a Hertz Global Holdings, Inc.):

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, statements of comprehensive income (loss), statements of changes in equity and statements of cash flows present fairly, in all material respects, the financial position of Herc Holdings Inc. (a/k/a Hertz Global Holdings, Inc.) and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Miami, Florida
April 18, 2016

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
COMBINED BALANCE SHEETS
(In millions, except par value)

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$15.7	$18.9
Restricted cash and cash equivalents	16.0	19.3
Receivables, net of allowance of $23.8 and $28.4 as of December 31, 2015 and 2014, respectively.	287.8	339.9
Loans receivable from affiliates	—	23.3
Taxes receivable	8.7	10.9
Inventories, at lower of cost or market	22.3	29.3
Prepaid expenses and other assets	20.8	26.2
Assets held for sale	—	13.6
Total current assets	371.3	481.4
Revenue earning equipment, net	2,382.5	2,427.9
Property and equipment, net	246.6	265.5
Other intangible assets, net	300.5	329.4
Goodwill	91.0	95.1
Other long-term assets	14.9	12.0
Total assets	$3,406.8	$3,611.3
LIABILITIES AND EQUITY
Current maturities of long-term debt	$10.2	$10.6
Loans payable to affiliates	73.2	472.3
Accounts payable	109.5	173.3
Other accrued liabilities	47.8	62.3
Accrued taxes	41.6	40.4
Total current liabilities	282.3	758.9
Long-term debt	53.3	406.5
Other long-term liabilities	32.1	27.4
Deferred taxes	727.3	713.2
Total liabilities	1,095.0	1,906.0
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, 200.0 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 2,000.0 shares authorized, 463.7 and 462.5 shares issued and 422.7 and 458.6 shares outstanding	4.6	4.6
Additional paid-in capital	3,843.1	2,607.4
Accumulated deficit	(605.5)	(716.8)
Accumulated other comprehensive loss	(238.4)	(102.4)
Treasury stock, at cost, 40.9 shares and 3.9 shares	(692.0)	(87.5)
Total equity	2,311.8	1,705.3
Total liabilities and equity	$3,406.8	$3,611.3
   The accompanying notes are an integral part of these financial statements.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
COMBINED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Years Ended December 31,
	2015	2014	2013

Revenues:
Equipment rentals	$1,411.7	$1,455.8	$1,406.9
Sales of revenue earning equipment	161.2	198.7	198.1
Sales of new equipment, parts and supplies	92.1	95.4	113.7
Service and other revenues	13.2	20.5	16.9
Total revenues	1,678.2	1,770.4	1,735.6
Expenses:
Direct operating	706.2	718.9	673.9
Depreciation of revenue earning equipment	343.7	340.0	325.3
Cost of sales of revenue earning equipment	146.8	188.4	171.5
Cost of sales of new equipment, parts and supplies	73.0	77.5	89.9
Selling, general and administrative	270.5	248.6	204.3
Restructuring	4.3	5.7	10.1
Impairment	—	9.6	—
Interest expense, net	32.9	41.4	72.9
Other (income) expense, net	(56.1)	(4.2)	34.6
Total expenses	1,521.3	1,625.9	1,582.5
Income before income taxes	156.9	144.5	153.1
Provision for taxes on income	(45.6)	(54.8)	(55.0)
Net income	$111.3	$89.7	$98.1

Weighted average shares outstanding:
Basic	452.3	454.0	422.3
Diluted	456.4	464.4	463.9
Earnings per share:
Basic	$0.25	$0.20	$0.23
Diluted	$0.24	$0.20	$0.23

The accompanying notes are an integral part of these financial statements.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

	Years Ended December 31,
	2015	2014	2013

Net income	$111.3	$89.7	$98.1
Other comprehensive income (loss), net of tax:
Translation adjustment changes	(89.7)	(54.6)	(52.6)
Reclassification of foreign currency items to other income (expense)	(41.6)	—	—
Defined benefit pension plans:
Amortization or settlement of net (gain) loss	0.5	(2.3)	1.2
Net gain (loss) arising during the period	(8.1)	(1.4)	15.5
Income tax related to defined benefit pension plans	2.9	1.6	(6.4)
Total other comprehensive loss	(136.0)	(56.7)	(42.3)
Total comprehensive income (loss)	$(24.7)	$33.0	$55.8

The accompanying notes are an integral part of these financial statements.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
COMBINED STATEMENTS OF CHANGES IN EQUITY
(In millions)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock	Total Equity
Balance at:	Shares	Amount
January 1, 2013	421.5	$4.2	$2,188.9	$(904.6)	$(3.4)	$—	$1,285.1
Net income (loss)	—	—	—	98.1	—	—	98.1
Other comprehensive loss	—	—	—	—	(42.3)	—	(42.3)
Employee stock purchase plan	0.3	—	6.0	—	—	—	6.0
Net settlement on vesting of restricted stock	1.0	—	(12.0)	—	—	—	(12.0)
Stock-based compensation charges	—	—	5.3	—	—	—	5.3
Exercise of stock options	3.0	0.1	26.8	—	—	—	26.9
Common shares issued to Directors	—	—	0.6	—	—	—	0.6
Conversion of convertible notes	47.1	0.2	(64.6)	—	—	467.2	402.8
Share repurchase	(27.1)	—	—	—	—	(554.7)	(554.7)
Net transfers - THC	—	—	661.6	—	—	—	661.6
December 31, 2013	445.8	4.5	2,812.6	(806.5)	(45.7)	(87.5)	1,877.4
Net income (loss)	—	—	—	89.7	—	—	89.7
Other comprehensive loss	—	—	—	—	(56.7)	—	(56.7)
Employee stock purchase plan	0.1	—	3.9	—	—	—	3.9
Net settlement on vesting of restricted stock	1.1	—	(16.5)	—	—	—	(16.5)
Stock-based compensation charges	—	—	1.4	—	—	—	1.4
Exercise of stock options	1.4	—	18.0	—	—	—	18.0
Common shares issued to Directors	0.1	—	0.6	—	—	—	0.6
Conversion of convertible notes	10.1	0.1	84.3	—	—	—	84.4
Capital contributions from affiliates	—	—	28.8	—	—	—	28.8
Net transfers - THC	—	—	(325.7)	—	—	—	(325.7)
December 31, 2014	458.6	4.6	2,607.4	(716.8)	(102.4)	(87.5)	1,705.3
Net income (loss)	—	—	—	111.3	—	—	111.3
Other comprehensive loss	—	—	—	—	(136.0)	—	(136.0)
Net settlement on vesting of restricted stock	1.1	—	(5.0)	—	—	—	(5.0)
Stock-based compensation charges	—	—	2.7	—	—	—	2.7
Exercise of stock options	—	—	5.1	—	—	—	5.1
Share repurchase	(37.0)	—	—	—	—	(604.5)	(604.5)
Capital contributions from affiliates	—	—	198.8	—	—	—	198.8
Net transfers - THC	—	—	1,034.1	—	—	—	1,034.1
December 31, 2015	422.7	$4.6	$3,843.1	$(605.5)	$(238.4)	$(692.0)	$2,311.8

The accompanying notes are an integral part of these financial statements.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
COMBINED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2015	2014	2013

Cash flows from operating activities:
Net income	$111.3	$89.7	$98.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of revenue earning equipment	343.7	340.0	325.3
Depreciation of property and equipment	39.6	36.3	28.3
Amortization of other intangible assets	37.6	38.8	40.6
Amortization and write-off of debt issuance costs	4.5	6.2	23.9
Stock-based compensation charges	2.7	1.4	5.3
Impairment	—	9.6	—
Gain on disposal of business	(50.9)	—	—
(Gain) loss on revaluation of foreign denominated debt	3.1	(2.2)	0.6
Provision for receivables allowance	33.7	31.3	26.5
Deferred taxes on income	22.3	33.4	33.5
Gain on sale of revenue earning equipment, net	(14.4)	(10.3)	(38.5)
Gain on sale of property and equipment	(1.7)	(2.2)	(4.3)
Income from joint ventures	(4.1)	(4.7)	(3.0)
Loss on extinguishment of debt	—	0.8	27.5
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	(11.0)	(53.4)	(25.6)
Inventories, prepaid expenses and other assets	(11.0)	(12.0)	(7.9)
Accounts payable	(5.2)	(28.8)	42.9
Accrued expenses and other liabilities	(5.5)	(11.3)	(5.7)
Accrued taxes	3.4	(5.0)	5.2
Net cash provided by operating activities	498.1	457.6	572.7
Cash flows from investing activities:
Net change in restricted cash and cash equivalents	3.3	33.5	(47.5)
Revenue earning equipment expenditures	(600.0)	(614.5)	(706.7)
Proceeds from disposal of revenue earning equipment	151.9	179.6	185.7
Property and equipment expenditures	(76.9)	(43.7)	(28.1)
Proceeds from disposal of property and equipment	6.0	15.8	8.8
Proceeds from disposal of businesses	126.4	—	—
Other investing activities	(0.5)	—	(1.7)
Net cash used in investing activities	(389.8)	(429.3)	(589.5)
The accompanying notes are an integral part of these financial statements.

HERC HOLDINGS, INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
COMBINED STATEMENTS OF CASH FLOWS (Continued)
(In millions)

	Years Ended December 31,
	2015	2014	2013

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,865.0	2,480.0	2,446.2
Payments of long-term debt	(2,218.6)	(2,434.9)	(2,344.1)
Proceeds from exercise of stock options	5.1	18.0	26.9
Proceeds from employee stock purchase plan	—	3.4	5.1
Net settlement on vesting of restricted stock	(5.0)	(16.5)	(12.0)
Purchase of treasury stock	(604.5)	—	(554.7)
Capital contributions from affiliates	198.8	28.8	—
Net transfers (to) from THC	1,034.1	(325.7)	661.6
Net financing activities with affiliates	(382.1)	224.5	(218.7)
Net cash provided by (used in) financing activities	(107.2)	(22.4)	10.3
Effect of foreign exchange rate changes on cash and cash equivalents	(4.3)	(2.4)	(1.3)
Net change in cash and cash equivalents during the period	(3.2)	3.5	(7.8)
Cash and cash equivalents at beginning of period	18.9	15.4	23.2
Cash and cash equivalents at end of period	$15.7	$18.9	$15.4
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$51.4	$46.9	$35.2
Income taxes	$10.1	$23.6	$17.6
Supplemental disclosures of non-cash flow information:
Purchases of revenue earning equipment included in accounts payable and accrued liabilities	$29.8	$63.6	$112.5
Sales of revenue earning equipment included in receivables	$34.3	$38.5	$42.8
Purchases of property and equipment included in accounts payable	$(3.8)	$2.5	$4.2
Sales of property and equipment included in receivables	$1.8	$1.2	$(1.7)
Conversion of convertible Senior Notes included in debt, common stock and additional paid in capital	$—	$84.4	$372.5
Capital leases included in property and equipment and debt	$—	$6.4	$38.4
 The accompanying notes are an integral part of these financial statements.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 1—Background
On March 18, 2014, Hertz Global Holdings, Inc. (“Hertz Holdings”) announced its intention to separate its car rental business and its equipment rental business (the “Spin-Off”) into two independent, publicly traded companies. To effect the separation, Hertz Holdings will first undertake an internal reorganization pursuant to which all of the shares of The Hertz Corporation, the primary operating company of Hertz Holdings’ car rental business (“THC”), will be indirectly held by Hertz Rental Car Holding Company, Inc., or "New Hertz", a wholly owned subsidiary of Hertz Holdings, and all of the shares of Hertz Equipment Rental Corporation, the primary operating company of Hertz Holdings’ equipment rental business (“HERC”), will be indirectly held by Hertz Investors, Inc., which is wholly owned by Hertz Holdings. Following the internal reorganization, Hertz Holdings will distribute all of the shares of common stock of New Hertz to the stockholders of Hertz Holdings on a pro rata basis. Following the distribution, New Hertz will operate the car rental business through THC and its subsidiaries and Hertz Holdings, which will be renamed Herc Holdings Inc. (“HERC Holdings”) will continue to operate the equipment rental business.

Below are diagrams depicting the basic organizational structure of Hertz Holdings before the internal reorganization and the Spin-Off and HERC Holdings and New Hertz after the internal reorganization and the Spin-Off:

*Prior to the internal reorganization and the Spin-Off, New Hertz conducts no operations.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

*Newly formed entities for purposes of effecting the internal reorganization and the Spin-Off.
For accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz will be considered the spinnor or divesting entity and HERC Holdings will be considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz will be the “accounting successor” to Hertz Holdings. As such, the historical financial information of New Hertz will reflect the financial information of Hertz Holdings, as if New Hertz spun off HERC Holdings in the Spin-Off. In contrast, the historical financial information of HERC Holdings, including such information presented in these combined financial statements, will reflect the financial information of the equipment rental business of Hertz Holdings as historically operated as part of the consolidated Company, as if HERC Holdings was a stand-alone company for all periods presented. The historical financial information of HERC Holdings presented in these combined financial statements is not necessarily indicative of what HERC Holdings’ financial position or results of operations actually would have been had HERC Holdings operated as a separate, independent company for the periods presented.

The combined financial statements consist of HERC Holdings, the top level holding company of Hertz Holdings’ equipment rental business following the Spin-Off with no material assets or stand-alone operations, and HERC and its consolidated subsidiaries. At December 31, 2015, HERC operates equipment rental businesses through 281 branches in the United States, Canada, China, the United Kingdom and through joint ventures in Saudi Arabia and Qatar, as well as through 13 franchisee owned branches. On October 30, 2015, the Company sold its operations in France and Spain representing a combined 62 branches. HERC has been in the equipment rental business since 1965 and offers a broad range of equipment for rent. Major categories of equipment for rental include earthmoving equipment, material handling equipment, aerial and electrical equipment, lighting, air compressors, pumps, generators, small tools, compaction equipment and construction-related trucks.

Unless the context otherwise requires, references in these notes to the combined financial statements to the "Company," “we,” “us” and “our” mean Herc Holdings Inc. (a/k/a Hertz Global Holdings, Inc.) and its expected combined subsidiaries following the Spin-Off, including HERC and its subsidiaries, but excluding THC.

Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The combined financial statements include the accounts of the Company as defined above. In the event that the Company is a primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity are included in the Company's combined financial statements. All significant intercompany transactions have been eliminated in

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

the combined financial statements. Transactions between the Company and THC and its affiliates are herein referred to as “related party” or “affiliated” transactions.
The combined financial statements include net interest expense on loans receivable and payable to affiliates and expense allocations for certain corporate functions historically performed by THC, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenues, operating expenses, headcount or other relevant measures. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of corporate expenses from THC, are reasonable. Nevertheless, the combined financial statements may not include all of the expenses that would have been incurred had the Company been a stand-alone company during the years presented and may not reflect the Company's combined financial position, results of operations and cash flows had the Company been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. For additional information related to costs allocated to the Company by THC, see Note 17 - Related Party Transactions.

Use of Estimates and Assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ materially from those estimates.
Significant estimates inherent in the preparation of the combined financial statements include depreciation of revenue earning equipment, reserves for litigation and other contingencies, accounting for income taxes and related uncertain tax positions, pension and postretirement benefit costs, the fair value of assets and liabilities acquired in business combinations, the recoverability of long-lived assets, useful lives and impairment of long-lived tangible and intangible assets including goodwill and trade name, valuation of stock-based compensation, public liability and property damage reserves, reserves for restructuring, allowance for doubtful accounts, fair value of financial instruments, and allocated general corporate expenses from THC, among others.
Correction of Errors
We have revised our combined statement of cash flows for the year ended December 31, 2014 to correct immaterial errors in the presentation of operating, investing and financing cash flows for certain items. The corrections principally relate to purchases, disposals, prepaids and payables related to revenue earning equipment and property, plant and equipment, impairment of revenue earning equipment as well as other immaterial items. The errors were primarily attributable to using roll forward schedules that did not reflect all activity within the period. The adjustments had no net impact on cash and cash equivalents.

The following table presents the effect of these corrections on our combined statement of cash flows (in millions):

	Year Ended December 31, 2014
	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:
Net income	$89.7	$—	$89.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of revenue earning equipment	340.0	—	340.0
Depreciation of property and equipment	36.3	—	36.3
Amortization of other intangible assets	38.8	—	38.8
Amortization and write-off of debt issuance costs	2.9	3.3	6.2
Stock-based compensation charges	1.4	—	1.4
Impairment	9.6	—	9.6
(Gain) loss on revaluation of foreign denominated debt	(2.2)	—	(2.2)

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Provision for receivables allowance	31.3	—	31.3
Deferred taxes on income	33.4	—	33.4
Gain on sale of revenue earning equipment, net	(19.9)	9.6	(10.3)
Gain on sale of property and equipment	(2.9)	0.7	(2.2)
Income from joint venture	(4.8)	0.1	(4.7)
Loss on extinguishment of debt	0.8	—	0.8
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	(50.4)	(3.0)	(53.4)
Inventories, prepaid expenses and other assets	5.8	(17.8)	(12.0)
Accounts payable	(9.2)	(19.6)	(28.8)
Accrued expenses and other liabilities	(10.1)	(1.2)	(11.3)
Accrued taxes	(6.6)	1.6	(5.0)
Net cash provided by operating activities	483.9	(26.3)	457.6
Cash flows from investing activities:
Net change in restricted cash and cash equivalents	33.5	—	33.5
Revenue earning equipment expenditures	(634.3)	19.8	(614.5)
Proceeds from disposal of revenue earning equipment	191.3	(11.7)	179.6
Property and equipment expenditures	(52.2)	8.5	(43.7)
Proceeds from disposal of property and equipment	12.1	3.7	15.8
Net cash used in investing activities	(449.6)	20.3	(429.3)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,480.0	—	2,480.0
Payments of long-term debt	(2,434.9)	—	(2,434.9)
Proceeds from exercise of stock options	18.0	—	18.0
Proceeds from employee stock purchase plan	3.4	—	3.4
Net settlement on vesting of restricted stock	(16.5)	—	(16.5)
Capital contributions from affiliates	28.8	—	28.8
Net transfers (to) from THC	(325.7)	—	(325.7)
Net financing activities with affiliates	218.5	6.0	224.5
Net cash provided by (used in) financing activities	(28.4)	6.0	(22.4)
Effect of foreign exchange rate changes on cash and cash equivalents	(2.4)	—	(2.4)
Net change in cash and cash equivalents during the period	3.5	—	3.5
Cash and cash equivalents at beginning of period	15.4	—	15.4
Cash and cash equivalents at end of period	$18.9	$—	$18.9

The errors identified also impacted the statement of cash flows for the nine months ended September 30, 2015 and 2014. See Note 21 - Revision of Interim Financial Information (unaudited) for further discussion.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Acquisition Accounting

The Company accounts for business combinations using the acquisition method of accounting. Under this method, the acquiring company records the assets acquired, including intangible assets that can be identified and named, and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price in excess of the fair value of the identifiable assets acquired and liabilities assumed is recorded as goodwill. If the assets acquired, net of liabilities assumed, are greater than the purchase price paid, then a bargain purchase has occurred and the Company will recognize the gain immediately in earnings. Among sources of relevant information, the Company may use independent appraisals and actuarial or other valuations to assist in determining the estimated fair values of the assets and liabilities. Various assumptions are used in the determination of these estimated fair values including discount rates, market and volume growth rates, expected royalty rates, earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins and other prospective financial information. Transaction costs associated with acquisitions are expensed as incurred.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and highly liquid investments with an original maturity of three months or less.
Restricted Cash and Cash Equivalents
Restricted cash and cash equivalents includes cash and cash equivalents that are not readily available for the Company's normal disbursements. Restricted cash and cash equivalents are restricted for the purchase of revenue earning equipment and the Company's Like-Kind Exchange Program (“LKE Program”). These funds are primarily held in highly rated money market funds with investments primarily in government and corporate obligations.
Concentration of Credit Risk
The Company's cash and cash equivalents are invested in various investment grade institutional money market accounts and bank term deposits. Deposits held at banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk. The Company seeks to mitigate such risks by spreading the risk across multiple counterparties and monitoring the risk profiles of these counterparties. In addition, the Company has credit risk from financial instruments used in hedging activities. The Company limits its exposure relating to financial instruments by diversifying the financial instruments among various counterparties, which consist of major financial institutions.
No single customer accounted for more than 3% of the Company’s rental revenues during the years ended December 31, 2015, 2014, and 2013. As of December 31, 2015 and 2014, no single customer accounted for more than 3% of accounts receivable.
Receivables
Receivables are stated net of allowances and represent credit extended to manufacturers and customers that satisfy defined credit criteria. The estimate of the allowance for doubtful accounts is based on the Company's historical experience and its judgment as to the likelihood of ultimate collection. Actual receivables are written-off against the allowance for doubtful accounts when the Company determines the balance will not be collected. Estimates for future credit memos are based on historical experience and are reflected as reductions to revenue, while bad debt expense is reflected as a component of "Selling, general and administrative expenses" in the Company's combined statements of operations.
Inventory
Inventory consists of new equipment, supplies, tools, parts, fuel and related supply items. Inventory is stated at the lower of cost or market. Cost is determined by inventory type on the average method.
Revenue Earning Equipment
Revenue earning equipment is stated at cost, net of related discounts, with holding periods ranging from 24 to 108 months. Generally, when revenue earning equipment is acquired, the Company estimates the period that it will hold the asset, primarily based on historical measures of the amount of rental activity (e.g. equipment usage) and the targeted age of equipment at the time of disposal. The Company also estimates the residual value of the applicable revenue earning equipment at the expected time of disposal. The residual value for rental equipment is affected by factors which include equipment age and amount of usage. Depreciation is recorded over the estimated holding period. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used equipment sales can also be affected by external

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

factors such as the economy, natural disasters, fuel prices and incentives offered by manufacturers of new equipment. These key factors are considered when estimating future residual values and assessing depreciation rates. As a result of this ongoing assessment, the Company makes periodic adjustments to depreciation rates of revenue earning equipment in response to changed market conditions. For certain equipment at or nearing the end of its useful life, the Company has considered the option of refurbishing the equipment as an alternative to replacing it based upon the economics of each alternative. Refurbishment costs that extend the useful life of the asset are capitalized and amortized over the remaining useful life of the asset.
During 2014, the Company decided to sell certain revenue earning equipment which has been categorized as held for sale. As a result, the Company determined the fair value of these assets and recorded an impairment charge of $9.6 million.
Property and Equipment
Property and equipment are stated at cost and are depreciated utilizing the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the estimated useful lives of the related assets or leases, whichever is shorter. Useful lives are as follows:

Buildings	8 to 33 years
Furniture and fixtures	4 to 10 years
Service cars and service equipment	3 to 13 years
Leasehold improvements	The lesser of the economic life or the lease term
The Company follows the practice of charging routine maintenance and repairs, including the cost of minor replacements, to maintenance expense. Costs of major replacements are capitalized and depreciated.
Public Liability and Property Damage
The obligation for public liability and property damage on self-insured U.S. and international equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history and insurance-related state legislation changes. If the Company's estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.
Defined Benefit Pension Plans and Other Employee Benefits
The Company's employee pension costs and obligations are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions. The Company uses a December 31 measurement date for all of the plans.
Actual results that differ from the Company's assumptions are accumulated and amortized over future periods and, therefore, generally affect its recognized expense in such future periods. While management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect the Company's pension costs and obligations.
The Company maintains reserves for employee medical claims, up to its insurance stop-loss limit, and workers' compensation claims. These are regularly evaluated and revised, as needed, based on a variety of information, including historical experience, actuarial estimates and current employee statistics.
Restructuring
Business restructuring charges include (i) one-time termination benefits related to employee separations, (ii) contract terminations costs, and/or (iii) other costs associated with exit or disposal activities including, but not limited to, costs for consolidating or closing facilities and relocating employees and are recognized at fair value when management has committed to a restructuring plan.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Foreign Currency Translation and Transactions

Assets and liabilities of international subsidiaries whose functional currency is the local currency are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average exchange rates throughout the year. The related translation adjustments are reflected in “Accumulated other comprehensive income (loss)” in the equity section of the Company's combined balance sheets. Foreign currency gains and losses resulting from transactions are included in earnings.

Financial Instruments
The Company is exposed to a variety of market risks, including the effects of changes in gasoline and diesel fuel prices and foreign currency exchange rates. The Company manages exposure to these market risks through ongoing processes to monitor the impact of market changes and, when deemed appropriate, through the use of financial instruments. Financial instruments are viewed as risk management tools and have not been used for speculative or trading purposes. The Company accounts for all derivatives in accordance with U.S. GAAP, which requires that they be recorded on the balance sheet as either assets or liabilities measured at their fair value. For financial instruments that are designated and qualify as hedging instruments, the Company designates the hedging instrument, based upon the exposure being hedged, as either a fair value hedge or a cash flow hedge. The effective portion of changes in fair value of financial instruments designated as cash flow hedging instruments is recorded as a component of other comprehensive income (loss). Amounts included in accumulated other comprehensive income (loss) for cash flow hedges are reclassified into earnings in the same period that the hedged item is recognized in earnings. The ineffective portion of changes in the fair value of financial instruments designated as cash flow hedges is recognized currently in earnings within the same line item as the hedged item, based upon the nature of the hedged item. For financial instruments that are not part of a qualified hedging relationship, the changes in their fair value are recognized currently in earnings.
Goodwill and Indefinite Lived Intangible Assets
On an annual basis and at interim periods when circumstances require, the Company tests the recoverability of its goodwill. The Company utilizes the two-step impairment analysis and elects not to use the qualitative assessment or "Step Zero" approach. In the two-step impairment analysis, the Company compares the carrying value of each identified reporting unit to its fair value. If the carrying value of the reporting unit is greater than its fair value, the second step is performed, where the implied fair value of goodwill is compared to its carrying value. The Company recognizes an impairment charge for the amount by which the carrying amount of goodwill exceeds its implied fair value. The fair values of the reporting units are estimated using the net present value of discounted cash flows generated by each reporting unit and incorporate various assumptions related to discount and growth rates specific to the reporting unit to which they are applied. The Company’s discounted cash flows are based upon reasonable and appropriate assumptions, which are weighted for their likely probability of occurrence, about the underlying business activities of the Company’s reporting units.
Indefinite-lived intangible assets, primarily trademarks, are not amortized but are evaluated annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of this asset may exceed its fair value. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.
Finite Lived Intangible and Long-Lived Assets
Intangible assets include customer relationships, technology, trademarks and trade-names and other intangibles. Intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which range from two to fifteen years. Long-lived assets, including intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the estimated fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell.
Revenue Recognition
Equipment rental revenue includes revenues generated from renting equipment to customers and is recognized on a straight-line basis over the length of the rental contract. Also included in equipment rental revenue are fees for equipment delivery and pick-up and fees for loss damage waivers which allows customers to limit the risk of financial loss in the event the Company's equipment is damaged or lost. Delivery and pick-up fees are recognized as revenue when the services are performed and fees related to loss damage waivers are recognized over the length of the contract term.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Revenues from the sale of revenue earning equipment, new equipment, parts and supplies are recognized at the time the customer takes possession, when collectability is reasonably assured and when all obligations under the sales contract have been fulfilled. Sales tax amounts collected from customers are recorded on a net basis.
The Company generally recognizes revenue from the sale of new equipment purchased from other companies based on the gross amount billed as the Company establishes its own pricing and retains related inventory risk, is the primary obligor in sales transactions with its customers, and assumes the credit risk for amounts billed to its customers.
Service and other revenue is recognized as the services are performed.

Asset Retirement Obligations
The Company maintains a liability for asset retirement obligations. Asset retirement obligations are legal obligations to perform certain activities in connection with the retirement, disposal or abandonment of long-lived assets. The Company’s asset retirement obligations are primarily related to the removal of underground gasoline storage tanks and the restoration of its rental facilities. The asset retirement obligations are measured at discounted fair values at the time the liability is incurred. Accretion expense is recognized as an operating expense using the credit-adjusted risk-free interest rate in effect when the liability was recognized. The associated asset retirement obligations are capitalized as part of the carrying amount of the long-lived asset and depreciated over the estimated remaining useful life of the asset.

Advertising

Advertising and sales promotion costs are expensed the first time the advertising or sales promotion takes place. Advertising costs are reflected as a component of "Selling, general and administrative" in the Company's combined statements of operations. For the years ended December 31, 2015, 2014, and 2013, advertising costs were $2.9 million, $3.3 million and $4.9 million, respectively.

Stock Based Compensation

The Company's employees are generally eligible to participate in the stock-based compensation plans of Hertz Holdings. Under these plans, certain employees have received grants of restricted stock units, performance stock units and stock options for Hertz Holdings common stock. Additionally, all eligible employees of the Company are provided the opportunity to participate in Hertz Holdings’ employee stock purchase plan.

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is recognized over the period during which the employee is required to provide service in exchange for the award. The Company has estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected life, dividend yield and risk-free interest rate.

The Company accounts for restricted stock unit and performance stock unit awards as equity classified awards. For restricted stock units, the expense is based on the grant-date fair value of the stock and the number of shares that vest, recognized over the service period. For performance stock units, the expense is based on the grant-date fair value of the stock, recognized over a two to four year service period depending upon the applicable performance condition. For performance stock units, the Company re-assesses the probability of achieving the applicable performance condition each reporting period and adjusts the recognition of expense accordingly.

Income Taxes

The Company’s operations are subject to U.S. federal, state and local, and foreign income taxes, portions of which have historically been included in the Hertz Holdings consolidated U.S. federal income tax return, along with certain state and local and foreign income tax returns. In preparing its combined financial statements, the Company has determined the tax provision for those operations that are included in the Hertz Holdings consolidated tax return on a separate company return basis, assuming that the Company had filed on a stand-alone basis separate from Hertz Holdings (“Separate Return Basis”).

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

The current and deferred tax related balances and related tax carry forwards reflected in the Company’s combined financial statements have been determined on a Separate Return Basis, as a result, the tax balances and carry forwards on the Company’s tax returns post Spin-Off, including net operating losses and tax credits, will be different from those reflected in the combined financial statements. In addition, as a consequence of the Company’s inclusion in the Hertz Holdings' consolidated income tax returns, it is severally liable, with other members of the consolidated group, for any additional taxes that may be assessed. There are no unrecognized tax benefits based on the HERC operations reflected in these combined financial statements.

A Like-Kind Exchange Program for HERC has been in place for several years. Pursuant to the program, we dispose of equipment and acquire replacement equipment in a form intended to allow such dispositions and replacements to qualify as tax-deferred "like-kind exchanges" pursuant to section 1031 of the Internal Revenue Code. The program has resulted in deferral of federal and state income taxes in prior years. The program allows tax deferral if a qualified replacement asset is acquired within a specific time period after asset disposal. Accordingly, if a qualified replacement asset is not purchased within this limited time period, taxable gain is recognized. We cannot offer assurance that the expected tax deferral will continue or that the relevant law concerning the programs will remain in its current form.

The Company applies the provisions of FASB ASC Topic 740, Income Taxes ("ASC 740"), and computes the provision for income taxes on a Separate Return Basis. Under ASC 740, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. Subsequent changes to enacted tax rates and changes to the global mix of earnings will result in changes to the tax rates used to calculate deferred taxes and any related valuation allowances. Provisions are not made for income taxes on undistributed earnings of international subsidiaries that are intended to be indefinitely reinvested outside of the United States or are expected to be remitted free of taxes. Future distributions, if any, from these international subsidiaries to the United States or changes in U.S. tax rules may require a charge to reflect tax on these amounts.

In accordance with ASC 740, the Company recognizes, in its combined financial statements, the impact of the Company's tax positions that are more likely than not to be sustained upon examination based on the technical merits of the positions. The Company recognizes interest and penalties for uncertain tax positions in income tax expense.

Recently Issued Accounting Pronouncements
Adopted

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity

In April 2014, the Financial Accounting Standards Board ("FASB") issued guidance that changes the criteria for reporting discontinued operations. As a result of this guidance, only disposals of a component that represent a strategic shift that have, or will have, a major effect on the Company’s operations and financial results will be reported as a discontinued operation. Expanded disclosures are required for discontinued operations and for individually significant components that do not qualify for discontinued operations reporting. The Company adopted this guidance on January 1, 2015 in accordance with the effective date. Adoption of this new guidance did not impact the Company's financial position, results of operations or cash flows.

Balance Sheet Classification of Deferred Taxes

In November 2015, the FASB issued guidance that requires that deferred tax liabilities and assets be classified as non-current in the balance sheet. We early adopted this guidance retrospectively during the fourth quarter of 2015. As a result of adopting this guidance, total assets and total liabilities as of December 31, 2014 decreased as discussed below.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

The impact of adopting the above guidance as of December 31, 2014 was as follows (in millions):

	Deferred tax current assets	Total current assets	Other long-term assets	Total assets	Deferred taxes current liabilities	Total current liabilities	Deferred tax long-term liabilities	Total liabilities
As previously reported	$28.0	$509.4	$14.7	$3,642.0	$2.7	$761.6	$741.2	$1,936.7
Adjust to long-term	(28.0)	(28.0)	(2.7)	(30.7)	(2.7)	(2.7)	(28.0)	(30.7)
As adjusted	$—	$481.4	$12.0	$3,611.3	$—	$758.9	$713.2	$1,906.0

Not Yet Adopted

Revenue from Contracts with Customers

In May 2014, the FASB issued guidance that will replace most existing revenue recognition guidance in U.S. GAAP. The new guidance applies to all contracts with customers except for leases, insurance contracts, financial instruments, certain nonmonetary exchanges and certain guarantees. The core principle of the guidance is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. The new principles-based revenue recognition model requires an entity to perform five steps: 1) identify the contract(s) with a customer, 2) identify the performance obligations in the contract, 3) determine the transaction price, 4) allocate the transaction price to the performance obligations in the contract, and 5) recognize revenue when (or as) the entity satisfies a performance obligation. Under the new guidance, performance obligations in a contract will be separately identified, which may impact the timing of recognition of the revenue allocated to each obligation. The measurement of revenue recognized may also be impacted by identification of new performance obligations and other provisions, such as collectability and variable consideration. Also, additional disclosures are required about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. The new guidance may be adopted on either a full or modified retrospective basis. As issued, the guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those reporting periods. In July 2015, the FASB agreed to defer the effective date of the guidance until annual and interim reporting periods beginning after December 15, 2017. The Company is in the process of assessing the potential impacts of adopting this guidance on its financial condition, results of operations and cash flows.

Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period

In June 2014, the FASB issued guidance that requires that a performance target in a share-based payment award that affects vesting and that can be achieved after the requisite service period is completed is to be accounted for as a performance condition; therefore, compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved, and the amount of compensation cost recognized should be based on the portion of the service period fulfilled. The guidance is effective either prospectively or retrospectively for annual periods beginning after December 15, 2015 and interim periods within those annual periods. The Company has assessed the potential impacts from adoption of this guidance and has determined that there will be no impact on its financial condition, results of operations and cash flows.

Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items

In January 2015, the FASB issued guidance that eliminates the concept of an event or transaction that is unusual in nature and occurs infrequently being treated as an extraordinary item. The guidance is effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. The Company has assessed the potential impacts from future adoption of this guidance and has determined that there will be no impact on its financial position, results of operations and cash flows.

Amendments to the Consolidation Analysis

In February 2015, the FASB issued guidance that changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The new guidance may be applied using a full or modified retrospective approach. The guidance is effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. The Company has assessed the potential impacts from future adoption of this guidance and has determined that there will not be a material impact on its financial position, results of operations and cash flows.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Simplifying the Presentation of Debt Issuance Costs

In April 2015, the FASB issued guidance requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. In August 2015, the FASB issued guidance clarifying that debt issuance costs related to line-of-credit arrangements may be deferred and presented as an asset. The guidance is effective retrospectively for annual periods beginning after December 15, 2015 and interim periods within those annual periods. This guidance will require the Company to reclassify its debt issuance costs associated with its debt other than line-of-credit and other revolving debt arrangements on its consolidated balance sheets from “prepaid expenses and other assets” to “debt” on a retrospective basis. The Company is in the process of assessing the potential impacts of adopting this guidance on its financial condition. The new guidance will not affect the Company’s results of operations or cash flows.

Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement

In April 2015, the FASB issued guidance for customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. This new guidance is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. The Company has assessed the potential impacts from adoption of this guidance and has determined that there will be no impact on its financial position, results of operations and cash flows.

Simplifying the Subsequent Measurement of Inventory

In July 2015, the FASB issued guidance that requires inventory to be measured at the lower of cost and net realizable value, excluding inventory measured using the last-in, first-out method or the retail inventory method. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Current guidance requires inventory to be measured at the lower of cost or market. This guidance is effective prospectively for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The Company is in the process of assessing the potential impacts of adopting this guidance on its financial position, results of operations and cash flows.

Simplifying the Accounting for Measurement Period Adjustments for Business Combinations

In September 2015, the FASB issued guidance that requires adjustments to provisional amounts during the measurement period of a business combination to be recognized in the reporting period in which the adjustments are determined, rather than retrospectively. The guidance is effective prospectively for annual periods beginning after December 15, 2015 and interim periods within those annual periods. The Company has assessed the potential impacts from adoption of this guidance and has determined that there will be no impact on its financial position, results of operations and cash flows.

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued guidance that makes several changes to the accounting for financial assets and liabilities, including, among other things, a requirement to measure most equity investments at fair value with changes in fair value recognized in net income (with the exception of investments that are consolidated or accounted for using the equity method or a fair value practicability exception), and amends certain disclosure requirements related to fair value measurements and financial assets and liabilities. This guidance is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods using a modified retrospective transition method for most of the requirements. The Company is in the process of assessing the potential impacts of adopting this guidance on its financial position, results of operations and cash flows.

Leases

In February 2016, the FASB issued guidance that replaces the existing lease guidance. The new guidance establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This guidance also expands the requirements for lessees to record leases embedded in other

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

arrangements and the required quantitative and qualitative disclosures surrounding leases. Accounting guidance for lessors is largely unchanged. This guidance is effective for annual periods beginning after December 15, 2018 and interim periods within those annual periods using a modified retrospective transition approach. The Company is in the process of assessing the potential impacts of adopting this guidance on its financial position, results of operations and cash flows.

Simplifying the Transition to the Equity Method of Accounting

In March 2016, the FASB issued guidance that eliminates the requirement to apply the equity method of accounting retrospectively when significant influence over a previously held investment is obtained. Rather, the guidance requires the investor to add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method of accounting. This guidance is effective prospectively for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The Company is in the process of assessing the potential impacts of adopting this guidance on its financial position, results of operations and cash flows.

Amendment to Stock Compensation Accounting to Simplify Tax Consequences, Classification of Awards

In March 2016, the FASB issued guidance that simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The guidance, which requires different transition requirements for the each amendment, is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is in the process of assessing the potential impacts of the adopting this guidance on its financial position, results of operations and cash flows.

Note 3 - Revenue Earning Equipment

Revenue earning equipment consists of the following (in millions):

	December 31, 2015	December 31, 2014
Revenue earning equipment	$3,526.2	$3,574.4
Less accumulated depreciation	(1,143.7)	(1,146.5)
Revenue earning equipment, net	$2,382.5	$2,427.9

Depreciation of revenue earning equipment includes the following (in millions):

	Years Ended December 31,
	2015	2014	2013

Depreciation of revenue earning equipment	$343.7	$340.0	$325.3

Depreciation rates are reviewed on a regular basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and estimated holding periods. The impact of depreciation rate changes during the years ended December 31, 2015, 2014, and 2013 was an increase (decrease) in expense of $1.9 million, $0.0 million and $(1.0) million, respectively.

The capitalized cost of refurbishing revenue earning equipment for the years ended December 31, 2015, 2014, and 2013 were $40.1 million, $45.5 million and $25.3 million, respectively.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Note 4 - Property and Equipment

Property and equipment consists of the following (in millions):

	December 31, 2015	December 31, 2014
Land and buildings	$108.0	$115.6
Service vehicles	207.5	200.3
Leasehold improvements	56.7	60.1
Machinery and equipment	22.5	28.4
Computer equipment	32.4	30.2
Furniture and fixtures	4.0	5.8
Construction in progress	11.3	24.1
Property and equipment, at cost	442.4	464.5
Less accumulated depreciation and amortization	(195.8)	(199.0)
Property and equipment, net	$246.6	$265.5

Depreciation expense for the years ended December 31, 2015, 2014, and 2013 was $39.6 million, $36.3 million and $28.3 million, respectively. Depreciation expense for property and equipment is included in "Direct operating" and "Selling, general and administrative expenses" in the Company's combined statements of operations.
Note 5 - Goodwill and Other Intangible Assets
At October 1, 2015 and 2014, the Company performed its annual goodwill impairment test and determined that no impairment existed for the years ended December 31, 2015 or 2014.
The following summarizes the changes in the Company's goodwill (in millions):

	Years Ended December 31,
	2015	2014
Balance at the beginning of the period
Goodwill	$770.0	$770.4
Accumulated impairment losses	(674.9)	(674.9)
	95.1	95.5

Sale of France and Spain operations	(4.4)	—
Other changes during the year(a)	0.3	(0.4)
	(4.1)	(0.4)

Balance at the end of the period
Goodwill	765.9	770.0
Accumulated impairment losses	(674.9)	(674.9)
	$91.0	$95.1

(a)	Includes changes resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

As of October 1, 2015 and 2014, the Company performed its annual impairment test of indefinite-lived intangible assets and determined that the respective carrying values did not exceed their estimated fair values, therefore no impairment existed.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Other intangible assets, net, consisted of the following major classes (in millions):

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer-related	$354.5	$(344.0)	$10.5
Other(a)	35.0	(11.0)	24.0
Total	389.5	(355.0)	34.5
Indefinite-lived intangible assets:
Trade name	266.0	—	266.0
Total other intangible assets, net	$655.5	$(355.0)	$300.5

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer-related	$355.7	$(310.4)	$45.3
Other(a)	28.3	(10.2)	18.1
Total	384.0	(320.6)	63.4
Indefinite-lived intangible assets:
Trade name	266.0	—	266.0
Total other intangible assets, net	$650.0	$(320.6)	$329.4
(a) Other amortizable intangible assets primarily consist of non-compete agreements and internally developed software.
Amortization of other intangible assets for the years ended December 31, 2015, 2014 and 2013 was approximately $37.6 million, $38.8 million and $40.6 million, respectively. Based on our amortizable assets as of December 31, 2015, we expect amortization expense to be approximately $4.5 million in 2016, $3.1 million in 2017, $2.2 million in 2018, $1.4 million in 2019, $1.3 million in 2020 and $22.0 million thereafter.
Note 6 - Divestitures

On October 30, 2015, after negotiations with a third party, the Company sold its HERC France and Spain operations comprised of 60 locations in France and two in Spain and realized a gain on the sale in the amount of $50.9 million that was recorded in "Other (income) expense, net" in the Company's statements of operations. A portion of the gain, $41.6 million, represents the release of currency translation adjustments from accumulated other comprehensive loss with the remainder of the gain attributable to the assets and liabilities sold.

Note 7 - Debt
Financial debt, including the short term portion, consists of the following (in millions):

Facility	Weighted Average Interest Rate at December 31, 2015	Fixed or Floating Interest Rate	Maturity	December 31, 2015	December 31, 2014
Senior ABL Facility(a)	N/A	N/A	N/A	$—	$343.6
Capitalized Leases	3.8%	Fixed	2016-2020	63.5	73.5
Total debt				63.5	417.1
Less: current maturities				(10.2)	(10.6)
Long-term debt				$53.3	$406.5
(a) A portion of this debt is denominated in a foreign currency.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Senior ABL Facility

In March 2011, HERC and THC, as co-borrowers, and certain of their subsidiaries entered into a credit agreement that initially provided for aggregate maximum borrowings of $1,800 million (subject to borrowing base availability) on a revolving basis under an asset-based revolving credit facility, or as amended, the "Senior ABL Facility." Up to $1,500 million of the Senior ABL Facility was initially available for the issuance of letters of credit, subject to certain conditions including issuing lender participation. Subject to the satisfaction of certain conditions and limitations, the Senior ABL Facility allows for the addition of incremental revolving and/or term loan commitments.

In July 2013, the Company increased the aggregate maximum borrowings under the Senior ABL Facility by $65 million (subject to borrowing base availability).

In October 2014, THC entered into an agreement to amend certain terms of the Senior ABL Facility. The amendment, among other things (i) extended the commitment period of $1,668 million of aggregate maximum borrowing capacity under the Senior ABL Facility to March 2017, with the remaining $197 million of aggregate maximum borrowing capacity under the Senior ABL Facility, expiring, as previously scheduled, in March 2016 and (ii) provided for an increase in aggregate maximum borrowing capacity under the Senior ABL Facility of $235 million, such that (a) prior to March 2016, aggregate maximum borrowing capacity will be $2,100 million and (b) after March 2016, aggregate maximum borrowing capacity will be $1,903 million (in each case, subject to borrowing base availability).

The lenders under the Senior ABL Facility have been granted a security interest in substantially all of the tangible and intangible assets of THC, HERC and the co-borrowers and guarantors under that facility, including pledges of the stock of certain of their respective U.S. subsidiaries (subject, in each case, to certain exceptions, including certain THC revenue earning equipment). The Senior ABL Facility permits the incurrence of future indebtedness secured on a basis either equal to or subordinated to the liens securing the Senior ABL Facility or on an unsecured basis.

Covenants in the Senior ABL Facility restrict payment of cash dividends to any parent of THC, including Hertz Holdings, except in an aggregate amount, taken together with certain investments, acquisitions and optional prepayments, not to exceed $200 million. THC may also pay additional cash dividends under the Senior ABL Facility so long as, among other things, (a) no specified default then exists or would arise as a result of making such dividends, (b) there is at least $200 million of liquidity under the Senior ABL Facility after giving effect to the proposed dividend, and (c) either (i) if such liquidity is less than $400 million immediately after giving effect to the making of such dividends, THC is in compliance with a specified fixed charge coverage ratio, or (ii) the amount of the proposed dividend does not exceed the sum of (x) 1% of tangible assets plus (y) a specified available amount determined by reference to, among other things, 50% of net income from January 1, 2011 to the end of the most recent fiscal quarter for which financial statements of THC are available plus (z) a specified amount of certain equity contributions made to THC.
Convertible Senior Notes

The 5.25% Convertible Senior Notes due June 2014 were issued by Hertz Holdings and were convertible by holders into shares of its common stock, cash or a combination of cash and shares of its common stock, as elected by Hertz Holdings, initially at a conversion rate of 120.6637 shares per $1,000 principal amount of notes, subject to adjustment.

In January 2013, a conversion right was triggered because the Hertz Holdings' closing common stock price per share exceeded $10.77 for at least 20 trading days during the 30 consecutive trading day period ending on December 31, 2012.

In August 2013, Hertz Holdings entered into privately negotiated agreements with certain holders of approximately $390 million in aggregate principal amount of its Convertible Senior Notes providing for conversion at a rate of 120.6637 shares of Hertz Holdings' common stock for each $1,000 in principal amount of Convertible Senior Notes (with cash delivered in lieu of any fractional shares), which resulted in Hertz Holdings issuing an aggregate of approximately 47.1 million shares of its common stock, paying cash premiums of approximately $12 million and incurring a loss on extinguishment of debt of $27.5 million which was recorded in "Other (income) expense, net."

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

In January 2014, another conversion right on its Convertible Senior Notes was triggered and in May 2014, substantially all of the Convertible Senior Notes were exchanged for 10.1 million shares of its common stock. The Convertible Senior Notes that were not previously converted matured in June 2014 and there are no longer any Convertible Senior Notes outstanding.

The debt has a weighted-average interest rate of approximately 0.0% and 2.8% as of December 31, 2015 and 2014, respectively.
Maturities
The aggregate amounts of maturities of debt for each of the twelve-month periods ending December 31 are as follows (in millions):

2016	$10.2
2017	10.6
2018	15.3
2019	18.3
2020	9.1
After 2020	—

Waivers

Due to the Hertz Holdings and subsidiaries' accounting restatement, investigation and remediation activities, Hertz Holdings failed to file certain quarterly and annual reports and certain of its subsidiaries failed to file statutory financial statements within certain time periods set forth in the documentation of various of its (and/or its special purpose subsidiaries') financing facilities which resulted in the occurrence of various potential and/or actual defaults and potential amortization events under certain of such financing facilities.

In May 2014, the Company obtained a waiver effective through June 15, 2014 from the requisite lenders under the Senior ABL Facility to waive the aforementioned events, as well as similar events that could arise from any restatement of annual and quarterly financial statements previously delivered by the Company and/or certain of its subsidiaries under such facilities, and provided the required notices to the various lenders. In June 2014, the Company obtained an extension of such waiver, effective through November 14, 2014. In connection with certain refinancings consummated on October 31, 2014, the Company obtained a further extension of such waiver through June 30, 2015. In June 2015, the Company obtained an extension of such previously obtained waivers under the Senior ABL Facility.
On July 16, 2015, the Company filed its 2014 Form 10-K and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015. As a result, any potential and/or actual defaults under the Senior ABL Facility ceased to exist and were deemed to have been cured for all purposes of the related transaction documents.
Financial Covenant Compliance

Under the terms of its Senior ABL Facility, the Company is not subject to ongoing financial maintenance covenants; however, failure to maintain certain levels of liquidity will subject the Company to a contractually specified fixed charge coverage ratio of not less than 1:1 for the four quarters most recently ended. As of December 31, 2015, the Company was not subject to the fixed charge coverage ratio test.
Note 8 - Employee Retirement Benefits
THC sponsors certain U.S. defined benefit and defined contribution plans covering substantially all U.S. employees. Additionally, THC has non-U.S. defined benefit and defined contribution plans covering eligible non-U.S. employees. Postretirement benefits, other than pensions, provide healthcare benefits, and in some instances, life insurance benefits for certain eligible retired employees.

Qualified U.S. employees of the Company, after completion of specified periods of service, are eligible to participate in The Hertz Corporation Account Balance Defined Benefit Pension Plan, (“Hertz Retirement Plan”), a cash balance plan. Under this qualified Hertz Retirement Plan, the Company pays the entire cost and employees are not required to contribute. Some of the Company's international subsidiaries have defined benefit retirement plans or participate in various insured or multiemployer

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

plans. In certain countries, when the subsidiaries make the required funding payments, they have no further obligations under such plans.

Effective December 31, 2014, the Hertz Retirement Plan was amended to permanently discontinue future benefit accruals and participation under the plan for non-union employees. The Company anticipates that, while compensation credits will no longer be provided under the Hertz Retirement Plan after 2014 for affected participants, interest credits will continue to be credited on existing participant account balances under the plan until benefits are distributed and service will continue to be recognized for vesting and retirement eligibility requirements.

In connection with the freezing of the Hertz Retirement Plan, the Company plans to increase employer contributions into the qualified 401(k) savings plan (the “401(k) Plan”) that is sponsored by THC. Effective January 1, 2015, eligible participants under the 401(k) Plan will receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of the first 3% of employee contributions made by such participant and (ii) 50% of the next 2% of employee contributions, with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the United States Internal Revenue Code. Certain eligible participants under the 401(k) Plan also will receive additional employer contribution amounts to their 401(k) Plan account depending on their years of service and age. The Company reserves the right to change its benefit offerings, at any time, at its discretion.

On October 22, 2014, THC amended two non-qualified, unfunded pension plans. These two plans are The Hertz Corporation Benefit Equalization Plan, or “BEP,” and The Hertz Corporation Supplemental Executive Retirement Plan, or “SERP II.” Effective as of December 31, 2014, THC permanently discontinued future benefit accruals and participation under the BEP and the SERP II. Service will continue to be recognized for vesting and retirement eligibility requirements under the BEP and SERP II.

Effective January 1, 2014, the Hertz Retirement Plan was amended to provide a maximum annual compensation credit equal to 5% of eligible compensation paid to all plan members who are hired or rehired before January 1, 2014, unless as of December 31, 2013 the member has at least 120 months of continuous service, in which case the member continues with an annual credit of 6.5%. All Hertz employees who are hired on or after January 1, 2014 were eligible for a flat 3% annual compensation credit, regardless of the member's number of months of continuous service.

THC also sponsors postretirement health care and life insurance benefits for a limited number of employees with hire dates prior to January 1, 1990. The postretirement health care plan is contributory with participants' contributions adjusted annually. An unfunded liability is recorded. THC also has a key officer postretirement car benefit plan that provides the use of a vehicle for retired Executive Vice Presidents and above who have a minimum of 20 years of service and who retired at age 58 or above. The assigned car benefit is available for 15 years postretirement or until the participant reaches the age of 80, whichever occurs last.

Many of the plans covering the Company's employees also cover employees of other THC subsidiaries. For each of these plans, the Company has recorded its portion of the expense and the related obligations which have been actuarially determined and assets have been allocated proportionally. The contribution amounts for periods prior to the Spin-Off were determined in total for each of the plans and allocated to the Company based on the accumulated benefit obligation. In conjunction with the contemplated Spin-Off, these plans will be legally separated and the assets, if any, allocated based on the applicable requirements in the jurisdiction.

The following table details information regarding the Company’s portion of the funded status and the net periodic pension cost of the Hertz Retirement Plan, other postretirement benefit plans including health care and life insurance plans covering domestic (“U.S.”) employees and the retirement plans for international operations (“Non-U.S.”), together with amounts included in the Company's combined balance sheets and statements of operations (in millions):

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

	Pension Benefits				Postretirement
	U.S.		Non-U.S.		Benefits (U.S.)
	2015	2014	2015*	2014	2015	2014
Change in Benefit Obligation
Benefit obligation at January 1	$144.9	$132.5	$—	$1.8	$0.9	$1.0
Service cost	0.1	5.4	—	0.1	—	—
Interest cost	5.6	6.2	—	0.1	—	—
Employee contributions	—	—	—	—	0.1	0.1
Plan curtailments	(0.2)	(9.5)	—	—	—	—
Plan settlements	(1.4)	—	—	—	—	—
Benefits paid	(6.1)	(4.5)	—	(0.1)	(0.1)	(0.1)
Foreign exchange translation	—	—	—	(0.2)	—	—
Net transfer(1)	4.4	—	—	—	0.1	—
Actuarial loss (gain)	(4.3)	14.8	—	0.3	—	(0.1)
Benefit obligation at December 31	$143.0	$144.9	$—	$2.0	$1.0	$0.9
Change in Plan Assets
Fair value of plan assets at January 1	$130.1	$118.3	$—	$—	$—	$—
Actual return on plan assets	(4.0)	11.7	—	—	—	—
Company contributions	1.4	4.6	—	0.1	0.1	—
Employee contributions	—	—	—	—	—	0.1
Plan settlements	(1.4)	—	—	—	—	—
Benefits paid	(6.1)	(4.5)	—	(0.1)	(0.1)	(0.1)
Adjustment(2)	4.3	—	—	—	—	—
Fair value of plan assets at December 31	$124.3	$130.1	$—	$—	$—	$—
Funded Status of the Plan
Plan assets less than benefit obligation	$(18.7)	$(14.8)	$—	$(2.0)	$(1.0)	$(0.9)
*The Non-U.S. pension obligation was effectively assumed by the buyer of HERC France as part of the divestiture agreement that closed on October 30, 2015.
(1) The benefit obligation relating to HERC participants is determined each January 1, based upon updated participant information. The net transfer represents a liability adjustment relating to the updated participant information.
(2) Assets are allocated between THC and HERC in proportion to the associated liability. This represents an adjustment to assets based on the updated liability.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

	Pension Benefits				Postretirement Benefits (U.S.)
	US		Non-U.S.
	2015	2014	2015	2014	2015	2014
Amounts recognized in balance sheet:
Accrued benefit liability, current	$(0.5)	$(1.4)	$—	$—	$(0.1)	$(0.1)
Accrued benefit liability, noncurrent	(18.2)	(13.4)	—	(2.0)	(0.9)	(0.8)
Net obligation recognized in the balance sheet	$(18.7)	$(14.8)	$—	$(2.0)	$(1.0)	$(0.9)
Prior service credit (cost)	$0.2	$0.3	$—	$—	$—	$—
Net gain (loss)	(25.7)	(18.2)	—	(0.2)	0.1	0.2
Accumulated other comprehensive loss	(25.5)	(17.9)	—	(0.2)	0.1	0.2
Accumulated contributions in excess of net periodic benefit cost	6.8	3.1	—	—	—	—
Unfunded accrued pension or postretirement benefit	—	—	—	(1.8)	(1.1)	(1.1)
Net obligation recognized in the balance sheet	$(18.7)	$(14.8)	$—	$(2.0)	$(1.0)	$(0.9)
Total recognized in other comprehensive (income) loss	$7.6	$3.7	$—	$0.3	$—	$—
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$5.1	$4.6	$—	$0.5	$—	$—
Estimated amounts that will be amortized from accumulated other comprehensive (income) loss over the next fiscal year:
Net gain (loss)	$(1.5)	$(0.3)	$—	$—	$—	$(0.3)
Accumulated Benefit Obligation at December 31	$142.1	$143.6	$—	$1.5	$—	$—
Weighted‑average assumptions as of December 31
Discount rate	4.0%-4.3%	3.6%-3.9%	N/A	1.9%	4.2%	3.8%
Expected return on assets	7.2%	7.6%	N/A	—	—	—
Average rate of increase in compensation	4.3%	4.5%-5.6%	N/A	2.0%	—	—
Initial health care cost trend rate	N/A	N/A	N/A	N/A	6.9%	7.3%
Ultimate health care cost trend rate	N/A	N/A	N/A	N/A	4.5%	4.5%
Number of years to ultimate trend rate	N/A	N/A	N/A	N/A	23	15
The discount rate used to determine the December 31, 2015 benefit obligations for U.S. pension plans is based on the rate from the Mercer Pension Discount Curve-Above Mean Yield that is appropriate for the duration of the Company's plan liabilities. For the Company's plans outside the U.S., the discount rate reflects the market rates for an optimized subset of high-quality corporate bonds currently available. The discount rate in a country was determined based on a yield curve constructed from high quality corporate bonds in that country. The rate selected from the yield curve has a duration that matches the Company's plan.
The expected return on plan assets for each funded plan is based on expected future investment returns considering the target investment mix of plan assets.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

The following table provides the accumulated benefit obligation for all defined benefit pension plans and information for pension plans with an accumulated benefit obligation in excess of plan assets (in millions):

	Pension Benefits
	U.S.		Non-U.S.
	Years Ended December 31,
	2015	2014	2015	2014
Accumulated benefit obligation for all plans	$142.1	$143.6	$—	$1.5
Plans with accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$143.0	$144.9	$—	$2.0
Accumulated benefit obligation	$142.1	$143.6	$—	$1.5
Fair value of plan assets	$124.3	$130.1	$—	$—
The following table sets forth the net periodic pension expense (in millions):

	Pension Benefits
	U.S.			Non-U.S.
	Years Ended December 31,
	2015	2014	2013	2015	2014	2013
Components of Net Periodic
Benefit Cost:
Service cost	$0.1	$5.4	$5.8	$—	$0.1	$0.1
Interest cost	5.6	6.2	5.6	—	0.1	0.1
Expected return on plan assets	(8.7)	(8.4)	(7.5)	—	—	—
Net amortizations	0.3	0.1	1.2	—	—	—
Curtailment gain	—	(2.4)	—	—	—	—
Settlement loss	0.2	—	—	—	—	—
Net pension expense	$(2.5)	$0.9	$5.1	$—	$0.2	$0.2
Weighted‑average discount rate for expense (January 1)	3.6%-3.9%	4.4%-4.8%	3.5%-4.0%	N/A	3.6%	3.1%
Weighted‑average assumed long-term rate of return on assets (January 1)	7.4%	7.6%	7.6%	N/A	N/A	N/A
The balance in “Accumulated other comprehensive income (loss)” in the combined balance sheets at December 31, 2015, 2014, and 2013 relating to pension and postretirement benefits were losses of $15.5 million, $9.0 million and $8.7 million, respectively.
Changing the assumed health care cost trend rates by one percentage point is estimated to have an insignificant (less than $0.1 million) impact on total of service and interest cost components and the postretirement benefit obligation.
The provisions charged to income for the years ended December 31, 2015, 2014, and 2013 for all other pension plans were approximately $3.6 million, $3.2 million and $2.8 million, respectively.
The provisions charged to income for the years ended December 31, 2015, 2014, and 2013 for the defined contribution plans were approximately $7.4 million, $3.9 million and $4.0 million, respectively.
Plan Assets
THC has a long-term investment outlook for the assets held in its plans, which is consistent with the long-term nature of each plan's respective liabilities. We have one major plan which resides in the U.S.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

The THC U.S. Plan, (the “Plan”), currently has a target asset allocation of 65% equity and 35% fixed income. The equity portion of the Plan is invested in one passively managed S&P 500 index fund, one passively managed U.S. small/midcap fund, one actively managed international fund and one actively managed emerging markets fund. The fixed income portion of the Plan is actively managed by professional investment managers and is benchmarked to the Barclays Long Govt./Credit Index. The Plan assumes a 7.2% rate of return on assets, which represents the expected long-term annual weighted‑average return for the Plan in total.
The fair value measurements of the Plan assets are based upon significant observable inputs (Level 2) that reflect quoted prices for similar assets or liabilities in active markets. The following represents the Company's portion of total allocated pension plan assets from THC (in millions):

Asset Category	December 31, 2015	December 31, 2014
Short Term Investments	$1.5	$2.7
Equity Securities:
U.S. Large Cap	34.2	35.9
U.S. Mid Cap	7.8	10.5
U.S. Small Cap	9.7	8.0
International Large Cap	20.7	20.8
International Emerging Markets	6.3	6.1
Asset-Backed Securities	1.1	0.9
Fixed Income Securities:
U.S. Treasuries	13.2	13.2
Corporate Bonds	23.8	25.9
Government Bonds	1.9	2.1
Municipal Bonds	2.2	2.1
Real Estate (REITs)	1.9	1.9
Total fair value of pension plan assets	$124.3	$130.1
Contributions
THC’s policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations and union agreements. From time to time THC makes contributions and benefit payments beyond those legally required. In 2015, the Company did not make any cash contributions to its U.S. qualified pension plan. In 2014, the Company's portion of cash contributions to its U.S. qualified pension plan was $4.6 million.
In 2015, the Company made benefit payments to its U.S. non-qualified pension plans of $1.4 million. In 2014, the Company made benefit payments to its U.S. non-qualified pension plans of $0.1 million.
The Company does not anticipate contributing to the U.S. qualified pension plan during 2016. The level of future contributions will vary, and is dependent on a number of factors including investment returns, interest rate fluctuations, plan demographics, funding regulations and the results of the final actuarial valuation.
Estimated Future Benefit Payments
The following table presents estimated future benefit payments (in millions):

	Pension Benefits	Postretirement Benefits (U.S.)
2016	$8.2	$0.1
2017	8.9	0.1
2018	9.4	0.1
2019	9.9	0.1
2020	10.4	0.1
2021-2025	55.8	0.4
	$102.6	$0.9

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Multiemployer Pension Plans
The Company contributes to several multiemployer defined benefit pension plans under collective bargaining agreements that cover certain union‑represented employees. The risks of participating in such plans are different from the risks of single‑employer plans, in the following respects:
(a) Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;
(b) If a participating employer ceases to contribute to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers;
(c) If the Company ceases to have an obligation to contribute to the multiemployer plan in which the Company had been a contributing employer, the Company may be required to pay to the plan an amount based on the underfunded status of the plan and on the history of the Company's participation in the plan prior to the cessation of its obligation to contribute. The amount that an employer that has ceased to have an obligation to contribute to a multiemployer plan is required to pay to the plan is referred to as a withdrawal liability.
The Company's participation in multiemployer plans for the annual period ended December 31, 2015 is outlined in the table below. For each plan that is individually significant to the Company, the following information is provided:
The "EIN / Pension Plan Number" column provides the Employer Identification Number and the three-digit plan number assigned to a plan by the Internal Revenue Service. The most recent Pension Protection Act Zone Status available for 2015 and 2014 is for plan years that ended in 2015 and 2014, respectively. The zone status is based on information provided to the Company and other participating employers by each plan and is certified by the plan's actuary. A plan in the “red” zone has been determined to be in “critical status”, based on criteria established under the Internal Revenue Code, or the “Code,” and is generally less than 65% funded. A plan in the “yellow” zone has been determined to be in “endangered status”, based on criteria established under the Code, and is generally less than 80% funded. A plan in the “green” zone has been determined to be neither in “critical status” nor in “endangered status,” and is generally at least 80% funded.

The "FIP/RP Status Pending/Implemented" column indicates whether a Funding Improvement Plan, as required under the Code to be adopted by plans in the “yellow” zone, or a Rehabilitation Plan, as required under the Code to be adopted by plans in the “red” zone, is pending or has been implemented as of the end of the plan year that ended in 2015.

The "Surcharge Imposed" column indicates whether the Company's contribution rate for 2015 included an amount in addition the contribution rate specified in the applicable collective bargaining agreement, as imposed by a plan in “critical status,” in accordance with the requirements of the Code. The last column lists the expiration dates of the collective bargaining agreements pursuant to which the Company contributed to the plans.

(In millions)	EIN /Pension Plan	Pension Protection Act Zone Status				FIP / RP Status Pending /	Contributions by The Hertz Corporation		Surcharge	Expiration Dates of Collective Bargaining
Pension Fund	Number	2015		2014		Implemented	2015	2014	Imposed	Agreements
Midwest Operating Engineers	36-6140097	Green		Green		NA	$0.7	$0.5	NA	8/31/2018
Operating Engineers Local 324	38-1900637	Critical	*	Critical	*	NA	0.2	0.1	Yes	2/28/2017
International Union of Operating Engineers 4	04-6013863	Green		Green		NA	0.1	0.1	NA	8/31/2017
Central Pension Fund of IUOE	36-6052390	Green		Green		NA	0.1	0.1	NA	Various
Motion Picture Industry	95-1810805	Green		Green		NA	0.1	0.1	NA	4/1/2017
International Union of Operating Engineers 478	06-0733831	Green		Green		NA	0.1	0.1	NA	3/31/2017
Central Pension Fund of the IUOE	43-0827344	Green		Green		NA	0.1	0.1	NA	4/30/2017
				Total Contributions			$1.4	$1.1

* Operating Engineers Local 324 is currently operating under a rehabilitation plan adopted in 2011.

There are no plans where the amount contributed by the Company represents more than 5% of the total contributions to the plan for the years ended December 31, 2015 and 2014.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Note 9 - Stock-Based Compensation
As of December 31, 2015, all stock-based compensation awards held by employees of the Company were granted by Hertz Holdings, under various Hertz Holdings' sponsored plans. Stock-based compensation awards are measured on their grant date using a fair value method and are recognized in the statement of operations over the requisite service period. Hertz Holdings' stock-based compensation plans provide for grants of both equity and cash awards, including non-qualified stock options, incentive stock options, stock appreciation rights, performance awards (shares and units), restricted awards (shares and units) and deferred stock units to key executives, employees and non-management directors. All stock-based compensation award disclosures are measured in terms of ordinary shares of Hertz Holdings.

Under the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”), the total number of ordinary shares authorized by the shareholders is 32.7 million, of which 12.6 million remains available as of December 31, 2015 for future incentive awards.
The Company's stock-based compensation expense is included in “Selling, general and administrative expenses.” The following table summarizes the expenses and associated income tax benefits recognized (in millions):

	Years Ended December 31,
	2015	2014	2013
Compensation expense	$2.7	$1.4	$5.3
Income tax benefit	(1.1)	(0.5)	(2.1)
Total	$1.6	$0.9	$3.2

These expenses include allocated stock-based compensation expenses from THC of $1.8 million, $0.5 million and $3.0 million for the years ended December 31, 2015, 2014, and 2013, respectively. This expense is for the employees of THC and its non-HERC Holdings subsidiaries whose costs of services were allocated to the Company. For additional information related to costs allocated to the Company by THC, see Note 17 - Related Party Transactions.
As of December 31, 2015, there was approximately $3.4 million of total unrecognized compensation cost related to non-vested stock options, restricted awards and performance awards granted to the Company's employees by Hertz Holdings under various Hertz Holdings' sponsored plans. The total unrecognized compensation cost is expected to be recognized over the remaining one year, on a weighted average basis, of the requisite service period that began on the grant dates.
Stock Options and Stock Appreciation Rights
All stock options and stock appreciation rights granted under the Omnibus Plan will have a per-share exercise price of not less than the fair market value of one share of Hertz Holdings' common stock on the grant date. Stock options and stock appreciation rights will vest based on a minimum period of service or the occurrence of events (such as a change in control, as defined in the Omnibus Plan) specified by the compensation committee of Hertz Holdings' Board of Directors. No stock options or stock appreciation rights will be exercisable after ten years from the grant date.
The Company has accounted for its employee stock‑based compensation awards in accordance with ASC 718, "Compensation - Stock Compensation." The options are being accounted for as equity-classified awards. The Company recognizes compensation cost on a straight-line basis over the vesting period. The value of each option award is estimated on the grant date using a Black-Scholes option pricing model that incorporates the assumptions noted in the following table.
The Company calculates the expected volatility on the historical movement of its stock price.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

	Year Ended December 31,
Assumption	2015	2014	2013
Expected volatility	39.22%	N/A	N/A
Expected dividend yield	N/A	N/A	N/A
Expected term (years)	5.0	N/A	N/A
Risk-free interest rate	1.22%	N/A	N/A
Weighted‑average grant date fair value	$6.05	N/A	N/A
A summary of option activity under the plans is presented below.

Options	Shares	Weighted‑ Average Exercise Price	Weighted‑ Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (In millions of dollars)
Outstanding at January 1, 2015	157,935	$14.29	3.4	$2.3
Granted	493,784	21.89
Exercised	—	—
Forfeited or expired	(267,882)	23.49
Outstanding at December 31, 2015	383,837	$17.63	3.5	$0.5
Exercisable at December 31, 2015	161,435	$14.41	2.4	$0.5
A summary of non-vested options is presented below.

	Non-vested Shares	Weighted‑ Average Exercise Price	Weighted‑ Average Grant- Date Fair Value
Non-vested as of January 1, 2015	8,604	$14.60	$5.93
Granted	493,784	21.89	7.20
Vested	(12,104)	14.60	5.93
Forfeited	(267,882)	23.49	7.86
Non-vested as of December 31, 2015	222,402	$19.96	$6.41
Additional information pertaining to option activity under the plans is as follows (in millions):

	Years Ended December 31,
	2015	2014	2013

Aggregate intrinsic value of stock options exercised	$—	$0.5	$2.4
Cash received from the exercise of stock options(a)	—	0.8	2.3
Fair value of options that vested	0.1	0.3	0.3
Tax benefit realized on exercise of stock options	—	0.2	0.8

(a)	Cash received from exercise of stock options by non-HERC employees for 2015, 2014 and 2013 was $5.1 million, $17.2 million and $24.6 million, respectively.
Performance Stock, Performance Stock Units, Restricted Stock and Restricted Stock Units
Performance stock and performance stock units ("PSUs") granted under the Omnibus Plan will vest based on the achievement of pre-determined performance goals over performance periods determined by Hertz Holdings' compensation committee. Each

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

of the units granted under the Omnibus Plan represent the right to receive one share of Hertz Holdings' common stock on a specified future date. In the event of an employee's death or disability, a pro rata portion of the employee's performance stock and PSUs will vest to the extent performance goals are achieved at the end of the performance period. Restricted stock and restricted stock units ("RSUs") granted under the Omnibus Plan will vest based on a minimum period of service or the occurrence of events (such as a change in control, as defined in the Omnibus Plan) specified by the compensation committee.
A summary of the PSU activity under the Omnibus Plan is presented below.

	Shares	Weighted‑ Average Fair Value	Aggregate Intrinsic Value (In millions of dollars)
Outstanding at January 1, 2015	243,462	$21.14	$6.1
Granted	111,393	19.93
Vested	(31,659)	15.56
Forfeited or expired	(203,835)	20.01
Outstanding at December 31, 2015	119,361	$19.08	$1.7

A summary of the RSU activity under the Omnibus Plan is presented below.

	Shares	Weighted‑ Average Fair Value	Aggregate Intrinsic Value (In millions of dollars)
Outstanding at January 1, 2015	36,021	$16.97	$0.9
Granted	88,978	18.80
Vested	(36,694)	17.18
Forfeited or expired	(17,836)	21.93
Outstanding at December 31, 2015	70,469	$17.99	$1.0
Additional information pertaining to RSU activity is as follows:

	Years Ended December 31,
	2015	2014	2013

Total fair value of awards that vested (in millions)	$0.6	$1.6	$1.0
Weighted average grant date fair value of awards	$17.18	$15.13	$23.80
Compensation expense for PSUs and RSUs is based on the grant date fair value, and is recognized ratably over the vesting period. For grants in 2015, 2014 and 2013, the vesting period is three years. In addition to the service vesting condition, the PSUs had an additional vesting condition which called for the number of units that will be awarded being based on achievement of a certain level of Corporate EBITDA (pre Spin-Off) or other performance measures over the applicable measurement period.
Employee Stock Purchase Plan
Hertz Holdings operated an Employee Stock Purchase Plan ("ESPP") for certain eligible employees and recognized compensation cost for the amount of the discount on the stock purchased by its employees under the ESPP of approximately $0.2 million for the year ended December 31, 2013. The ESPP was suspended in 2014.
Note 10 - Taxes on Income
During the periods presented in the financial statements HERC was included in the consolidated income tax returns of Hertz. The income tax provision included in these financial statements has been calculated using a separate return basis, as if HERC filed separate consolidated group income tax returns, and was not part of the consolidated income tax returns of Hertz.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

The components of income (loss) before income taxes for the periods were as follows (in millions):

	Years Ended December 31,
	2015	2014	2013
Domestic	$102.4	$105.3	$87.7
Foreign	54.5	39.2	65.4
Total	$156.9	$144.5	$153.1
The total provision (benefit) for taxes on income consists of the following (in millions):

	Years Ended December 31,
	2015	2014	2013
Current:
Federal	$15.8	$2.4	$—
Foreign	3.3	16.0	19.8
State and local	4.2	3.0	1.7
Total current	23.3	21.4	21.5
Deferred:
Federal	20.4	31.7	32.8
Foreign	0.1	1.1	(0.8)
State and local	1.8	0.6	1.5
Total deferred	22.3	33.4	33.5
Total provision	$45.6	$54.8	$55.0

The principal items of the U.S. and foreign net deferred tax assets and liabilities are as follows (in millions):

	December 31, 2015	December 31, 2014
Deferred tax assets:
Employee benefit plans	$7.6	$6.2
Tax credit carry forwards	0.1	7.4
Accrued and prepaid expenses	32.4	34.2
Net operating loss carry forwards	6.4	67.4
Total deferred tax assets	46.5	115.2
Less: valuation allowance	(3.6)	(31.5)
Total net deferred tax assets	42.9	83.7
Deferred tax liabilities:
Depreciation on tangible assets	(673.9)	(691.2)
Intangible assets	(96.1)	(105.7)
Total deferred tax liabilities	(770.0)	(796.9)
Net deferred tax liability	$(727.1)	$(713.2)

As of December 31, 2015, deferred tax assets of $1.9 million were recorded for unutilized U.S. Federal Net Operating Losses, or “NOL,” carry forwards of $5.5 million. The total Federal NOL carry forwards are $8.6 million, of which $3.1 million relates to excess tax deductions associated with stock option plans which have yet to reduce taxes payable. Upon the utilization of these carry forwards, the associated tax benefits of approximately $1.1 million will be recorded to equity. The Federal NOLs begin to expire in 2030. State NOLs, exclusive of the effects of the excess tax deductions, have generated a deferred tax asset of $1.7 million. The state NOLs expire over various years beginning in 2016 depending upon particular jurisdiction.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

As of December 31, 2015, deferred tax assets of $0.1 million were recorded for Federal Alternative Minimum Tax Credits and various non-U.S. Tax Credits.
As of December 31, 2015, deferred tax assets of $2.8 million were recorded for foreign NOL carry forwards of $11.6 million. A valuation allowance of $3.6 million at December 31, 2015 was recorded against net deferred tax assets because these assets relate to jurisdictions that have historical losses and the likelihood exists that a portion of the NOL carry forwards may not be utilized in the future.
The foreign NOL carry forwards of $11.6 million include $2.2 million which have an indefinite carry forward period and associated deferred tax assets of $0.4 million. The remaining foreign NOLs of $9.4 million are subject to expiration beginning in 2017 and have associated deferred tax assets of $2.4 million.

The amount of deferred tax assets for net operating loss carryforwards that are attributable to HERC Holdings entities legally under the income tax law in tax-paying components where the Company’s operations are included in a Hertz consolidated tax return is more than such carryforwards in these combined financial statements under the Separate Return Basis.

In determining the valuation allowance, an assessment of positive and negative evidence was performed regarding realization of the net deferred tax assets in accordance with ASC 740-10, “Accounting for Income Taxes,” or “ASC 740-10.” This assessment included the evaluation of scheduled reversals of deferred tax liabilities, the availability of carry forwards and estimates of projected future taxable income. Based on the assessment, as of December 31, 2015, total valuation allowances of $3.6 million were recorded against deferred tax assets. Although realization is not assured, the Company has concluded that it is more likely than not the remaining deferred tax assets of $42.9 million will be realized and as such no valuation allowance has been provided on these assets.

The significant items in the reconciliation of the statutory and effective income tax rates consisted of the following:

	Years Ended December 31,
	2015	2014	2013
Statutory Federal Tax Rate	35.0%	35.0%	35.0%
Foreign tax differential	(0.2)	(6.1)	(7.1)
Foreign local taxes	0.5	0.8	0.8
Foreign rate changes	1.1	2.2	0.9
State and local income taxes, net of federal income tax benefit	3.2	(0.1)	0.3
Change in state statutory rates, net of federal income tax benefit	(0.3)	3.7	0.4
Federal and foreign permanent differences	(0.2)	0.6	(2.4)
Change in valuation allowance	2.4	(0.2)	3.3
Convertible debt premium	—	—	2.1
Benefit from sale of non-U.S. operations	(13.0)	—	—
All other items, net	0.5	2.0	2.6
Effective Tax Rate	29.0%	37.9%	35.9%
The effective tax rate for the year ended December 31, 2015 was 29.0% as compared to 37.9% and 35.9% in the years ended December 31, 2014 and 2013, respectively. The change in effective tax rate in 2015 as compared to 2014 and 2013 is primarily due to changes in geographic earnings mix and changes in valuation allowances for losses in certain non-U.S. jurisdictions for which tax benefits cannot be realized. The year ended December 31, 2015 also includes a benefit for a non-taxable book gain realized on the sale of operations in France and Spain.
As of December 31, 2015, the Company's foreign subsidiaries have $185.7 million of undistributed earnings which could be subject to taxation if repatriated. Due to the Company's legal structure, the foreign earnings subject to taxation upon distribution could be less. Deferred tax liabilities have not been recorded for such earnings because it is management’s current intention to permanently reinvest such undistributed earnings offshore. Due to the uncertainty caused by the various methods in which such

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

earnings could be repatriated, it is not practicable to estimate the actual amount of such deferred tax liabilities. If such earnings were repatriated and subject to taxation at the current U.S. federal tax rate, the tax liability, including the impact of foreign withholding taxes would be $70.7 million, excluding the impact of potential foreign tax credits.

The Company would consider and pursue appropriate alternatives to reduce the tax liability, if, in the future, undistributed earnings are repatriated to the United States, or it is determined such earnings will be repatriated in the foreseeable future and deferred tax liabilities will be recorded.

As a consequence of the Company’s inclusion in the Hertz Global Holdings, Inc. consolidated income tax returns, it is joint and severally liable, with other members of the consolidated group, for any additional taxes that may be assessed against Hertz Global Holdings, Inc. No amounts are reflected in these combined financial statements for potential tax liabilities from Hertz Global Holdings, Inc.'s operations. HERC has determined that it has no uncertain tax positions required to be recognized in its stand-alone financial statements.
The Company conducts business globally and, as a result, files one or more income tax returns in the U.S. and non-U.S. jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. The open tax years for these jurisdictions span from 2004 to 2014. The Internal Revenue service completed their audit of the Company's 2007 to 2011 consolidated income tax returns, which HERC is included in, and had no changes to the previously filed tax returns. There is no current active audit by the Internal Revenue Service. However, the Company was recently notified that the Internal Revenue Service will be auditing the 2014 income tax return. Several U.S. state and non-U.S. jurisdictions are under audit. We do not expect any material assessments resulting from these audits.
Note 11 - Leases
Operating Leases
The Company has various leases under which the following amounts were expensed (in millions):

	Years Ended December 31,
	2015	2014	2013
Real estate	$31.0	$31.4	$34.5
Office and computer equipment	1.7	2.1	1.8
Total rent expense	$32.7	$33.5	$36.3
For the years ended December 31, 2015, 2014 and 2013, sublease income on real estate leases reduced rent expense included in the above table by $0.5 million, $0.7 million and $0.7 million, respectively.
Minimum obligations under existing agreements referred to above are approximately as follows (in millions):

As of December 31, 2015
2016	$23.0
2017	18.9
2018	15.4
2019	11.0
2020	5.8
Years after 2020	18.3
The future minimum rent payments in the above table have been reduced by minimum future sublease rental inflows in aggregate of $3.2 million as of December 31, 2015.
Many of the Company's real estate leases require the Company to pay or reimburse operating expenses, such as common area charges and real estate taxes, to pay concession fees above guaranteed minimums or additional rent based on a percentage of revenues or sales (as defined in those agreements) arising at the relevant premises, or both. Such obligations are not reflected

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

in the table of minimum future obligations appearing immediately above. The Company operates from various leased premises under operating leases with terms of up to 15 years. A number of the Company's operating leases contain renewal options. These renewal options vary, but the majority includes clauses for renewal for various term lengths at various rates, both fixed and market.
Capital Leases
Capital lease obligations consist primarily of service vehicle leases with periods expiring at various dates through 2021. The gross amounts of plant and equipment and related amortization recorded under capital leases were as follows (in millions):

	December 31, 2015	December 31, 2014
Service vehicles	$88.9	$88.9
Less accumulated amortization	(28.7)	(18.7)
	$60.2	$70.2
Amortization of assets held under capital leases is included in depreciation expense.
Future minimum capital lease payments for existing agreements referred to above are as follows (in millions):

As of December 31, 2015
2016	$12.6
2017	12.6
2018	16.9
2019	19.1
2020	9.6
Total minimum lease payments	70.8
Less amount representing interest (at a rate of 3.9%)	(7.3)
Capital lease obligations	$63.5
Note 12—Accumulated Other Comprehensive Income (Loss)
Changes in the accumulated other comprehensive income (loss) balance by component (net of tax) are as follows (in millions):

	Pension and Other Post-Employment Benefits	Foreign Currency Items	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2015	$(10.8)	$(91.6)	$(102.4)
Other comprehensive loss before reclassification	(5.0)	(89.7)	(94.7)
Amounts reclassified from accumulated other comprehensive loss	0.3	(41.6)	(41.3)
Net current period other comprehensive loss	(4.7)	(131.3)	(136.0)
Balance at December 31, 2015	$(15.5)	$(222.9)	$(238.4)

	Pension and Other Post-Employment Benefits	Foreign Currency Items	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2014	$(8.7)	$(37.0)	$(45.7)
Other comprehensive loss before reclassification	(0.7)	(54.6)	(55.3)
Amounts reclassified from accumulated other comprehensive loss	(1.4)	—	(1.4)
Net current period other comprehensive loss	(2.1)	(54.6)	(56.7)
Balance at December 31, 2014	$(10.8)	$(91.6)	$(102.4)

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

	Pension and Other Post-Employment Benefits	Foreign Currency Items	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2013	$(19.0)	$15.6	$(3.4)
Other comprehensive income (loss) before reclassification	9.6	(52.6)	(43.0)
Amounts reclassified from accumulated other comprehensive loss	0.7	—	0.7
Net current period other comprehensive income (loss)	10.3	(52.6)	(42.3)
Balance at December 31, 2013	$(8.7)	$(37.0)	$(45.7)
Amounts reclassified from accumulated other comprehensive income (loss) to earnings were as follows (in millions):

	Years Ended December 31,			Statement of Operations Caption
	2015	2014	2013
Pension and other postretirement benefit plans
Amortization of actuarial (gain) losses(1)	$0.5	$(2.3)	$1.2	Selling, general and administrative
Reclassification of foreign currency items to other (income) expense (2)	(41.6)	—	—	Other (income) expense
Tax provision	(0.2)	0.9	(0.5)	Provisions for taxes on income
Total reclassifications for the period	$(41.3)	$(1.4)	$0.7

(1)	Included in the computation of net periodic pension / postretirement expenses (see Note 8 - Employee Retirement Benefits).

(2)	Relates primarily to the release of currency translation adjustments upon the disposal of operations in France and Spain (see Note 6 - Divestitures).

Note 13—Contingencies and Off-Balance Sheet Commitments
Legal Proceedings
From time to time the Company is a party to various legal proceedings. Summarized below are the most significant legal proceedings to which the Company has been a party during the year ended December 31, 2015 and the period prior to the date of these combined financial statements.
In re Hertz Global Holdings, Inc. Securities Litigation - In November 2013, a purported shareholder class action, Pedro Ramirez, Jr. v. Hertz Global Holdings, Inc., et al., was commenced in the U.S. District Court for the District of New Jersey naming Hertz Holdings and certain of its officers as defendants and alleging violations of the federal securities laws. The complaint alleged that Hertz Holdings made material misrepresentations and/or omissions of material fact in its public disclosures during the period from February 25, 2013 through November 4, 2013, in violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The complaint sought an unspecified amount of monetary damages on behalf of the purported class and an award of costs and expenses, including counsel fees and expert fees. In June 2014, Hertz Holdings responded to the amended complaint by filing a motion to dismiss. After a hearing in October 2014, the court granted Hertz Holdings' motion to dismiss the complaint. The dismissal was without prejudice and plaintiff was granted leave to file a second amended complaint within 30 days of the order. In November 2014, plaintiff filed a second amended complaint which shortened the putative class period such that it was not alleged to have commenced until May 18, 2013 and made allegations that were not substantively very different than the allegations in the prior complaint. In early 2015, this case was assigned to a new federal judge in the District of New Jersey, and Hertz Holdings responded to the second amended complaint by filing another motion to dismiss. On July 22, 2015, the court granted Hertz Holdings’ motion to dismiss without prejudice and ordered that plaintiff could file a third amended complaint on or before August 22, 2015. On August 21, 2015, plaintiff filed a third amended complaint. The third amended complaint included additional allegations and expanded the putative class period such that it was alleged to span from February 14, 2013 to July 16, 2015. On November 4, Hertz Holdings filed its motion to dismiss. Thereafter, a motion was made by plaintiff to add a new plaintiff, because of challenges to the standing of the first plaintiff. The court granted plaintiffs leave to file a fourth amended complaint to add the new plaintiff, and the new complaint was filed on March 1, 2016. Hertz Holdings moved to dismiss the fourth amended complaint in its entirety with prejudice on March 24, 2016. Hertz Holdings believes that it has valid

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

and meritorious defenses and it intends to vigorously defend against the complaint, but litigation is subject to many uncertainties and the outcome of this matter is not predictable with assurance. It is possible that this matter could be decided unfavorably to Hertz Holdings. However, Hertz Holdings is currently unable to estimate the range of these possible losses, but they could be material to the Company's consolidated financial condition, results of operations or cash flows in any particular reporting period.
Governmental Investigations - In June 2014, Hertz Holdings was advised by the staff of the New York Regional Office of the SEC that it is investigating the events disclosed in certain of the Hertz Holdings’ filings with the SEC. In addition, in December 2014 a state securities regulator requested information regarding the same events. The investigations generally involve the restatements included in Hertz Holdings' 2014 Form 10-K and related accounting for prior periods. Hertz Holdings has and intends to continue to cooperate with both the SEC and state requests. Due to the stage at which the proceedings are, Hertz Holdings is currently unable to predict the likely outcome of the proceedings or estimate the range of reasonably possible losses, which may be material. Among other matters, the restatements included in Hertz Holdings’ 2014 Form 10-K addressed a variety of accounting matters involving Hertz Holdings’ Brazil rental car operations. Hertz Holdings has identified certain activities in Brazil that may raise issues under the Foreign Corrupt Practices Act and local laws, which Hertz Holdings has self-reported to appropriate government entities. At this time, Hertz Holdings is unable to predict the outcome of this issue or estimate the range of reasonably possible losses, which could be material.
In addition, the Company is subject to a number of claims and proceedings that generally arise in the ordinary conduct of its business. These matters include, but are not limited to, claims arising from the operation of equipment rented from Hertz Equipment Rental Corporation and workers compensation claims. The Company does not believe that the liabilities arising from such ordinary course claims and proceedings will have a material adverse effect on the Company's combined financial position, results of operations or cash flows.
The Company has established reserves for matters where the Company believes the losses are probable and can be reasonably estimated. For matters, including the securities litigation and governmental investigations described above, where a reserve has not been established, the ultimate outcome or resolution cannot be predicted at this time, or the amount of ultimate loss, if any, cannot be reasonably estimated. Litigation is subject to many uncertainties and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to the Company or any of its subsidiaries involved. Accordingly, it is possible that an adverse outcome from such a proceeding could exceed the amount accrued in an amount that could be material to the Company's combined financial condition, results of operations or cash flows in any particular reporting period.
Off-Balance Sheet Commitments
Indemnification Obligations
In the ordinary course of business, the Company executes contracts involving indemnification obligations customary in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnification obligations might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnification obligations would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnification obligations and have accrued for expected losses that are probable and estimable. The types of indemnification obligations for which payments are possible include the following:
The Hertz Corporation
In connection with the Spin-Off, the Company will indemnify THC for all liabilities resulting from the operation of the Company's business other than income tax liabilities with respect to periods prior to the Spin-Off date and other liabilities as agreed to by the Company and THC.
Environmental
The Company has indemnified various parties for the costs associated with remediating numerous hazardous substance storage,

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable expenses that we expect to incur for such matters have been accrued, and those expenses are reflected in our combined financial statements. As of December 31, 2015 and 2014, the aggregate amounts accrued for environmental liabilities including liability for environmental indemnities, reflected in our combined balance sheets in "Accrued expenses and other liabilities" were $0.1 million and $0.3 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).
Note 14 - Restructuring
As part of the Company's ongoing effort to implement its strategy of reducing operating costs, the Company reduced headcount and closed certain branches over the past several years resulting in severance costs as well as branch closure charges which principally relate to continuing lease obligations at vacant facilities. As part of this strategy, the Company incurred the following restructuring costs (in millions):

	Years Ended December 31,
	2015	2014	2013

By Type:
Termination benefits	$2.8	$2.0	$3.0
Facility closure and lease obligation costs	1.5	3.0	5.2
Relocation costs	—	0.7	1.9
Total	$4.3	$5.7	$10.1

The following table sets forth the activity affecting the restructuring accrual during the years ended December 31, 2015 and 2014. We expect to pay the remaining restructuring obligations relating to termination benefits over the next twelve months. The remainder of the restructuring accrual relates to future lease obligations which will be paid over the remaining term of the applicable leases .

(in millions)	Termination Benefits	Other	Total
Balance as of January 1, 2014	$1.9	$7.4	$9.3
Charges incurred	2.0	3.7	5.7
Cash payments	(3.1)	(8.5)	(11.6)
Balance as of December 31, 2014	$0.8	$2.6	$3.4
Charges incurred	2.8	1.5	4.3
Cash payments	(2.4)	(2.8)	(5.2)
Balance as of December 31, 2015	$1.2	$1.3	$2.5

Note 15 - Financial Instruments
The Company employs established risk management policies and procedures, which seek to reduce the Company’s commercial risk exposure to fluctuations in foreign currency exchange rates. However, there can be no assurance that these policies and procedures will be successful. Although the instruments utilized involve varying degrees of credit, market and interest risk, the counterparties to the agreements are expected to perform fully under the terms of the agreements. The Company monitors counterparty credit risk, including lenders, on a regular basis, but cannot be certain that all risks will be discerned or that its risk management policies and procedures will always be effective. Additionally, in the event of default under the Company’s master derivative agreements, the non-defaulting party has the option to set-off any amounts owed with regard to open derivative

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

positions.

The Company has the following risk exposures that it has historically used financial instruments to manage. None of the instruments have been designated in a hedging relationship as of December 31, 2015 or 2014.

Foreign Currency Exchange Rate Risk

The Company’s objective in managing exposure to foreign currency fluctuations is to limit the exposure of certain cash flows and earnings from changes associated with foreign currency exchange rate changes through the use of various derivative contracts. The Company experiences foreign currency risks in its global operations as a result of various factors including intercompany local currency denominated loans, rental operations in various currencies and purchasing fleet in various currencies.

The following table summarizes the estimated fair value of the Company's financial instruments (in millions):

	Fair Value of Financial Instruments
	Asset Derivatives (a)		Liability Derivatives (a)
	Years Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Foreign currency forward contracts	$0.1	$2.4	$—	$—
(a) Asset derivatives are recorded in "Prepaid expenses and other assets" and all liability derivatives are recorded in "Other accrued liabilities" on the Company's combined balance sheets.
The following table summarizes the gains and losses on financial instruments for the period indicated (in millions):

	Location of Gain or (Loss) Recognized on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
		Years Ended December 31,
		2015	2014	2013
Foreign currency forward contracts	Selling, general and administrative	$(5.9)	$(0.5)	$1.1
While the Company's foreign currency forward contracts are subject to enforceable master netting agreements with their counterparties, the Company does not offset the derivative assets and liabilities in its combined balance sheets.

The impact of offsetting derivative instruments is depicted below as of December 31, 2015 (in millions):

Prepaid Expenses and Other Assets:	Gross assets	Gross assets offset in Balance Sheet	Net recognized assets in Balance Sheet	Gross Financial Instruments not offset in Balance Sheet	Net Amount
Foreign currency forward contracts	$0.1	$—	$0.1	$—	$0.1
Accrued Liabilities:	Gross liabilities	Gross liabilities offset in Balance Sheet	Net recognized liabilities in Balance Sheet	Gross Financial Instruments not offset in Balance Sheet	Net Amount
Foreign currency forward contracts	$—	$—	$—	$—	$—

The impact of offsetting derivative instruments is depicted below as of December 31, 2014 (in millions):

Prepaid Expenses and Other Assets:	Gross assets	Gross assets offset in Balance Sheet	Net recognized assets in Balance Sheet	Gross Financial Instruments not offset in Balance Sheet	Net Amount
Foreign currency forward contracts	$2.4	$—	$2.4	$—	$2.4
Accrued Liabilities:	Gross liabilities	Gross liabilities offset in Balance Sheet	Net recognized liabilities in Balance Sheet	Gross Financial Instruments not offset in Balance Sheet	Net Amount
Foreign currency forward contracts	$—	$—	$—	$—	$—

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Note 16 - Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market or, if none exists, the most advantageous market, for the specific asset or liability at the measurement date (referred to as the "exit price"). Fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability, including consideration of nonperformance risk.

The Company assesses the inputs used to measure fair value using the three-tier hierarchy promulgated under U.S. GAAP. This hierarchy indicates the extent to which inputs used in measuring fair value are observable in the market.

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date and include management's judgment about assumptions market participants would use in pricing the asset or liability.

Under U.S. GAAP, entities are allowed to measure certain financial instruments and other items at fair value. The Company has not elected the fair value measurement option for any of its assets or liabilities that meet the criteria for this option. Irrespective of the fair value option previously described, U.S. GAAP requires certain financial and non-financial assets and liabilities of the Company to be measured on either a recurring basis or on a nonrecurring basis as shown in the sections that follow.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair value of cash, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability will be settled in cash, approximate carrying values because of the short-term nature of these instruments. The Company's assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 2—Summary of Significant Accounting Policies - "Goodwill and Indefinite-Lived Intangible Assets," for more information on the application of the use of fair value methodology.

Cash Equivalents and Investments

The Company’s cash equivalents primarily consist of money market accounts which the Company measures at fair value on a recurring basis. The Company determines the fair value of cash equivalents using a market approach based on quoted prices in active markets.

Investments in equity and other securities that are measured at fair value on a recurring basis consist of various mutual funds. The valuation of these securities is based on pricing models whereby all significant inputs are observable or can be derived from or corroborated by observable market data.

The following table summarizes the ending balances of the Company's cash equivalents at December 31, 2015 (in millions).

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Money market funds	$13.5	$—	$—	$13.5

The Company had no material cash equivalents or investments at December 31, 2014.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Financial Instruments

The fair value of the Company's financial instruments as of December 31, 2015 and 2014 are shown in Note 15 - Financial Instruments. The Company's financial instruments are classified as Level 2 assets and liabilities and are priced using quoted market prices for similar assets or liabilities in active markets.

Debt Obligations

The fair value of the Company's debt is estimated based on quoted market rates as well as borrowing rates currently available for loans with similar terms and average maturities (Level 2 inputs) (in millions).

	As of December 31, 2015		As of December 31, 2014
	Nominal Unpaid Principal Balance	Aggregate Fair Value	Nominal Unpaid Principal Balance	Aggregate Fair Value
Debt	$63.5	$63.5	$417.1	$417.1

The fair value of the long-term debt does not purport to reflect the fair value that might have been determined if the Company had operated as a stand-alone public company for the periods presented or if the Company had used its own credit rating in the calculation.
Note 17 - Related Party Transactions
Loans with Affiliates

The Company entered into various loan agreements with affiliates as part of the centralized approach to cash management and financing of worldwide operations by THC. The amounts due to and from other affiliates have various interest rates and maturity dates but are generally short-term in nature with a weighted average interest rate of 2.7%. As of December 31, 2015 and 2014, the loan balances receivable from other affiliates were $0.0 million and $23.3 million, respectively, and the loan balances payable to other affiliates were $73.2 million and $472.3 million, respectively.
Capital Contributions from Affiliates
During the years ended December 31, 2015 and 2014, certain subsidiaries of THC made capital contributions to HERC of $198.8 million and $28.8 million, respectively.

Corporate Allocations

Historically, THC has provided services to and funded certain expenses for the Company that have been recorded at the THC level prior to the Spin-Off. As discussed in Note 2—Summary of Significant Accounting Policies, the financial information in these combined financial statements includes direct costs of the Company incurred by THC on the Company’s behalf and an allocation of general corporate expenses of THC which were not historically allocated to the Company for certain support functions that were provided on a centralized basis within THC and not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others, and that would have been incurred had the Company been a separate, stand-alone entity.

Costs incurred and allocated by THC were included in the combined statements of operations as follows (in millions):

	Years Ended December 31,
	2015	2014	2013

Direct operating	$(0.9)	$2.2	$5.4
Selling, general and administrative	36.0	44.5	36.2
Total allocated expenses	$35.1	$46.7	$41.6

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

THC Equity

Net transfers - THC represent net equity investment activity between the Company and THC. The components of the net transfers - THC for the years ended December 31, 2015, 2014, and 2013, are as follows (in millions):

	Years Ended December 31,
	2015	2014	2013

Intercompany payable/receivable settlement with THC	$944.6	$(333.6)	$653.5
Other(a)	89.5	7.9	8.1
Net transfers - THC	$1,034.1	$(325.7)	$661.6

(a)	Other primarily includes adjustments to historical expense allocations from THC and adjustments related to the disposition of HERC France and Spain operations in 2015 (net of tax).

Note 18 - Equity and Earnings Per Share

Share Repurchase Program

In March 2014, Hertz Holdings announced a $1.0 billion share repurchase program (the "2014 share repurchase program"). The program replaced the $300.0 million share repurchase program that the Hertz Holdings announced in 2013. During the fourth quarter of 2013, Hertz Holdings repurchased a total of 3.9 million shares at an average price of $22.54 per share. In March 2013, Hertz Holdings repurchased 23.2 million shares at an average price of $20.14. The 2014 share repurchase program permits Hertz Holdings to purchase shares through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws. It does not obligate Hertz Holdings to make any repurchases at any specific time or situation. The timing and extent to which Hertz Holdings repurchases its shares will depend upon, among other things, market conditions, share price, liquidity targets and other factors. Share repurchases may be commenced or suspended at any time or from time to time without prior notice. During 2015, Hertz Holdings repurchased 37.0 million shares at an aggregate purchase price of approximately $604.5 million under the 2014 share repurchase program. Repurchases are included in treasury stock in the accompanying combined balance sheets as of December 31, 2015. As of December 31, 2015, the approximate dollar value of shares that may yet be purchased under the 2014 share repurchase program is $395.9 million.

Earnings Per Share

Basic earnings per share has been computed based upon the weighted average number of common shares outstanding. Diluted earnings per share has been computed based upon the weighted average number of common shares outstanding plus the effect of all potentially dilutive common stock equivalents, except when the effect would be anti-dilutive.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

The following table sets forth the computation of basic and diluted earnings per share (in millions, except per share data):

	Years Ended December 31,
	2015	2014	2013
Basic and diluted earnings per share:
Numerator:
Net income, basic	$111.3	$89.7	$98.1
Interest on convertible senior notes, net of tax	—	1.1	7.7
Net income, diluted	$111.3	$90.8	$105.8
Denominator:
Basic weighted average common shares	452.3	454.0	422.3
Stock options, RSUs and PSUs	4.1	6.4	6.9
Issuance of common stock upon conversion of Convertible Senior Notes	—	4.0	34.7
Weighted average shares used to calculated diluted earnings per share	456.4	464.4	463.9
Antidilutive stock options, RSUs, PSUs and conversion shares	4.2	11.0	—
Earnings per share:
Basic	$0.25	$0.20	$0.23
Diluted	$0.24	$0.20	$0.23

Note 19 - Segment Information

The Company consists of a single reportable segment, worldwide equipment rental. In determining its reportable segments, the Company considered guidance in ASC 280, “Segment Reporting.” ASC 280 provides that reportable segments may be presented based on the “management” approach and the Company has used the management approach to identify its operating segments. The management approach follows the internal process used by management for making decisions and assessing performance to determine the Company's reportable segments. Using the management approach, the Company has determined that there is a single reportable segment based upon the information provided to our chief operating decision maker, who regularly reviews financial results and assesses operating performance and allocates resources at the worldwide level for the Company.

International revenues, which are primarily generated in Canada and France, totaled $332.4 million, $460.6 million and $508.8 million for the years ended December 31, 2015, 2014, and 2013, respectively.

Geographic information for long-lived assets, which consist primarily of revenue earning equipment and property and equipment, was as follows (in millions):

	As of December 31,
	2015	2014
Total assets at end of year
United States	$2,584.8	$2,702.8
International	822.0	908.5
Total	$3,406.8	$3,611.3
Revenue earning equipment, net, at end of year
United States	$2,081.9	$1,952.2
International	300.6	475.7
Total	$2,382.5	$2,427.9
Property and equipment, net, at end of year
United States	$214.9	$217.8
International	31.7	47.7
Total	$246.6	$265.5

Note 20 - Subsequent Events
The Company has evaluated transactions for consideration as recognized subsequent events for the combined financial statements for the year ended December 31, 2015. Additionally, the Company has evaluated transactions that occurred as of the issuance of these combined financial statements, April 18, 2016, for purposes of disclosure of unrecognized subsequent events. Except when disclosed in these combined financial statements, no significant subsequent events that would require adjustments or disclosures were noted.

Note 21 - Revision of Interim Financial Information (unaudited)

We have revised our combined statement of cash flows for the nine months ended September 30, 2015 and 2014 to correct immaterial errors in the presentation of operating, investing and financing cash flows for certain items. The corrections principally related to the purchases, disposals, prepaids and payables related to revenue earning equipment and property, plant and equipment as well as other immaterial items. The errors were primarily attributable to using roll forward schedules that did not reflect all activity within the period. Additionally, during the nine months ended September 30, 2015, we corrected the presentation of assets and liabilities held for sale, which was incorrect due to the infrequent nature of this type of transaction. The adjustments had no net impact on cash and cash equivalents.

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

The following tables present the effect of these corrections on our combined statements of cash flows (in millions):

	Nine Months Ended September 30, 2015
	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:	(unaudited)
Net income	$33.1	$—	$33.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of revenue earning equipment	257.6	—	257.6
Depreciation of property and equipment	30.3	—	30.3
Amortization of other intangible assets	27.8	—	27.8
Amortization and write-off of debt issuance costs	0.8	2.6	3.4
Stock-based compensation charges	2.3	—	2.3
(Gain) loss on revaluation of foreign denominated debt	2.0	—	2.0
Provision for receivables allowance	29.6	—	29.6
Deferred taxes on income	(0.5)	—	(0.5)
Gain on sale of revenue earning equipment, net	(14.2)	—	(14.2)
Gain on sale of property and equipment	(1.2)	—	(1.2)
Income from joint venture	(2.4)	(0.6)	(3.0)
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	7.8	(28.6)	(20.8)
Inventories, prepaid expenses and other assets	(1.4)	(13.1)	(14.5)
Accounts payable	(11.7)	17.6	5.9
Accrued expenses and other liabilities	17.8	(11.1)	6.7
Accrued taxes	30.7	3.3	34.0
Net cash provided by operating activities	408.4	(29.9)	378.5
Cash flows from investing activities:
Net change in restricted cash and cash equivalents	6.6	—	6.6
Revenue earning equipment expenditures	(538.4)	0.6	(537.8)
Proceeds from disposal of revenue earning equipment	219.2	(92.4)	126.8
Property and equipment expenditures	(62.9)	(4.2)	(67.1)
Proceeds from disposal of property and equipment	43.4	(35.5)	7.9
Other investing activities	(0.4)	—	(0.4)
Net cash used in investing activities	(332.5)	(131.5)	(464.0)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,455.6	—	1,455.6
Payments of long-term debt	(1,553.0)	—	(1,553.0)
Net settlement on vesting of restricted stock	(4.5)	—	(4.5)
Purchase of treasury stock	(261.7)	—	(261.7)
Capital contributions from affiliates	101.7	—	101.7
Net transfers (to) from THC	475.2	—	475.2
Net financing activities with affiliates	(288.4)	161.4	(127.0)
Net cash provided by (used in) financing activities	(75.1)	161.4	86.3
Effect of foreign exchange rate changes on cash and cash equivalents	(3.0)	—	(3.0)
Net change in cash and cash equivalents during the period	(2.2)	—	(2.2)
Cash and cash equivalents at beginning of period	18.9	—	18.9
Cash and cash equivalents at end of period	$16.7	$—	$16.7

HERC HOLDINGS INC.
(a/k/a HERTZ GLOBAL HOLDINGS, INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

	Nine Months Ended September 30, 2014
	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:	(unaudited)
Net income	$72.6	$—	$72.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of revenue earning equipment	252.9	—	252.9
Depreciation of property and equipment	27.2	—	27.2
Amortization of other intangible assets	28.4	—	28.4
Amortization and write-off of debt issuance costs	2.6	2.4	5.0
Stock-based compensation charges	1.4	—	1.4
(Gain) loss on revaluation of foreign denominated debt	(2.6)	—	(2.6)
Provision for receivables allowance	22.9	—	22.9
Deferred taxes on income	0.2	—	0.2
Gain on sale of revenue earning equipment, net	(17.6)	—	(17.6)
Gain on sale of property and equipment	(1.5)	—	(1.5)
Income from joint venture	(2.9)	—	(2.9)
Loss on extinguishment of debt	0.8	—	0.8
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	(49.5)	(5.2)	(54.7)
Inventories, prepaid expenses and other assets	17.0	(15.7)	1.3
Accounts payable	(17.1)	(9.4)	(26.5)
Accrued expenses and other liabilities	(2.0)	(1.8)	(3.8)
Accrued taxes	34.5	(0.7)	33.8
Net cash provided by operating activities	367.3	(30.4)	336.9
Cash flows from investing activities:
Net change in restricted cash and cash equivalents	44.5	—	44.5
Revenue earning equipment expenditures	(488.7)	18.3	(470.4)
Proceeds from disposal of revenue earning equipment	130.3	(0.5)	129.8
Property and equipment expenditures	(19.1)	(7.8)	(26.9)
Proceeds from disposal of property and equipment	8.4	(4.0)	4.4
Net cash used in investing activities	(324.6)	6.0	(318.6)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,200.0	—	2,200.0
Payments of long-term debt	(1,842.4)	—	(1,842.4)
Proceeds from exercise of stock options	17.9	—	17.9
Proceeds from employee stock purchase plan	3.0	—	3.0
Net settlement on vesting of restricted stock	(16.5)	—	(16.5)
Capital contributions from affiliates	17.4	—	17.4
Net transfers (to) from THC	(378.3)	—	(378.3)
Net financing activities with affiliates	(30.5)	24.4	(6.1)
Net cash provided by (used in) financing activities	(29.4)	24.4	(5.0)
Effect of foreign exchange rate changes on cash and cash equivalents	(2.2)	—	(2.2)
Net change in cash and cash equivalents during the period	11.1	—	11.1
Cash and cash equivalents at beginning of period	15.4	—	15.4
Cash and cash equivalents at end of period	$26.5	$—	$26.5

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

HERC HOLDINGS INC.

(a/k/a HERTZ GLOBAL HOLDINGS, INC.)

(In millions)

	Balance at	Additions
	Beginning of Period	Charged to Expense	Translation Adjustments	Deductions(a)	Balance at End of Period
Receivables allowances:
Year ended December 31, 2015	$28.4	$33.7	$—	$(38.3)	$23.8
Year ended December 31, 2014	20.0	31.3	—	(22.9)	28.4
Year ended December 31, 2013	16.6	26.5	—	(23.1)	20.0

Tax valuation allowances:
Year ended December 31, 2015	$31.5	$0.6	$0.9	$(29.4)	$3.6
Year ended December 31, 2014	34.7	3.7	(2.9)	(4.0)	31.5
Year ended December 31, 2013	28.5	6.3	1.2	(1.3)	34.7
(a) Amounts written off, net of recoveries.